    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON AUGUST 22, 1997


                                                      REGISTRATION NO. 333-33783

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                           --------------------------


                                AMENDMENT NO. 1
                                       TO
                                    FORM S-3
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933


                           --------------------------

                           CONTIFINANCIAL CORPORATION
             (Exact name of registrant as specified in its charter)

                         DELAWARE                                                    13-3852588
              (State or other jurisdiction of                                     (I.R.S. Employer
              incorporation or organization)                                     Identification No.)

                           --------------------------

                                277 PARK AVENUE
                            NEW YORK, NEW YORK 10172
                                 (212) 207-2800
         (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)
                         ------------------------------

                              ALAN L. LANGUS, ESQ.
                                 CHIEF COUNSEL
                           CONTIFINANCIAL CORPORATION
                                277 PARK AVENUE
                            NEW YORK, NEW YORK 10172
                                 (212) 207-2822
 (Name, address, including zip code, and telephone number, including area code, of agent for service)
                         ------------------------------

                                   COPIES TO:

   DOUGLAS L. GETTER, ESQ.                   MATTHEW NIMETZ, ESQ.                  NORMAN D. SLONAKER, ESQ.
       DEWEY BALLANTINE            PAUL, WEISS, RIFKIND, WHARTON & GARRISON            BROWN & WOOD LLP
 1301 AVENUE OF THE AMERICAS             1285 AVENUE OF THE AMERICAS                ONE WORLD TRADE CENTER
NEW YORK, NEW YORK 10019-6092           NEW YORK, NEW YORK 10019-6064           NEW YORK, NEW YORK 10048-0557
        (212) 259-8000                          (212) 373-3000                          (212) 839-5300

                           --------------------------

    APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after this Registration Statement becomes effective.

    If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box: / /

    If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box: / /

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: / / __________

    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: / / __________

    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box: /X/

                           --------------------------


    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933, AS AMENDED, OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID
SECTION 8(A), MAY DETERMINE.


    PURSUANT TO RULE 429 UNDER THE SECURITIES ACT OF 1933, THIS REGISTRATION STATEMENT ALSO RELATES TO THE REGISTRANT'S PRIOR REGISTRATION STATEMENT (REGISTRATION NO. 333-21839).

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                             SUBJECT TO COMPLETION

                  PRELIMINARY PROSPECTUS DATED AUGUST 22, 1997

INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

PROSPECTUS
                                2,800,000 SHARES
                           CONTIFINANCIAL CORPORATION
                                  COMMON STOCK
                                 --------------


    This Prospectus relates to 2,800,000 shares of common stock, $0.01 par value (the "Common Stock"), of ContiFinancial Corporation, a Delaware corporation (the "Company"), which may be delivered by Merrill Lynch & Co., Inc. ("ML & Co.") upon payment and discharge of the Structured Yield Product Exchangeable for
Stock-SM-,    % STRYPES-SM- Due    , 2000 of ML & Co. (each, a "STRYPES") at
maturity, subject to ML & Co.'s right to deliver an amount in cash with an equal value. ML & Co. has granted the Underwriter of the STRYPES (as defined herein) an option for 30 days to purchase additional STRYPES, solely to cover over-allotments, if any. Such additional STRYPES may be paid and discharged by ML & Co. at their maturity by delivery of up to an additional 420,000 shares of Common Stock to which this Prospectus also relates.



    All of the shares of Common Stock covered hereby are beneficially owned by Continental Grain Company, a New York corporation ("Continental Grain"), which may deliver such Common Stock to a wholly owned subsidiary of ML & Co. (the "ML & Co. Subsidiary") pursuant to a forward purchase contract (the "Forward Contract") among Continental Grain, ML & Co., the ML & Co. Subsidiary and the Chase Manhattan Bank, as agent for and on behalf of the ML & Co. Subsidiary. In lieu of delivering shares of Common Stock, Continental Grain has the right to satisfy its obligations under the Forward Contract by delivering cash with an equal value. Such right, if exercised by Continental Grain, must be exercised with respect to all shares of Common Stock deliverable pursuant to the Forward Contract. The Company will not receive any of the proceeds from the sale of the STRYPES or as a result of the distribution of the Common Stock in connection therewith.


    The STRYPES are offered by a separate prospectus of ML & Co. (the "STRYPES Prospectus"). This Prospectus relates only to the Common Stock covered hereby and does not relate to the STRYPES. THE COMPANY TAKES NO RESPONSIBILITY FOR ANY INFORMATION INCLUDED IN OR OMITTED FROM THE STRYPES PROSPECTUS. THE STRYPES PROSPECTUS DOES NOT CONSTITUTE A PART OF THIS PROSPECTUS, NOR IS IT INCORPORATED BY REFERENCE HEREIN. Because the STRYPES are a separate security issued by ML & Co. for which the Company has no responsibility, an investment in the STRYPES may have materially different characteristics from a direct investment in the Common Stock.

    SEE "RISK FACTORS," BEGINNING ON PAGE 9 OF THIS PROSPECTUS, FOR A DISCUSSION OF CERTAIN FACTORS RELEVANT TO AN INVESTMENT IN THE COMMON STOCK.


    The Common Stock is traded on the New York Stock Exchange ("NYSE") under the trading symbol "CFN." On August 21, 1997, the last reported sale price of the Common Stock on the NYSE was $35 1/16 per share. See "Price Range of Common Stock."

                              -------------------


THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES
 AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION, NOR HAS
   THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
    COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS
      PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.


                              -------------------

-SM- Service mark of Merrill Lynch & Co., Inc.

               The date of this Prospectus is            , 1997.

    The Underwriter of the STRYPES may engage in transactions that stabilize, maintain or otherwise affect the price of the Common Stock. Such transactions may include stabilizing and the purchase of STRYPES to cover short positions. For a description of these activities, see "Plan of Distribution."


                             AVAILABLE INFORMATION

    The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Reports, proxy statements and other information filed by the Company with the Commission can be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549 and at the Commission's regional offices located at Suite 1300, Seven World Trade Center, New York, New York 10048, and Suite 1400, CitiCorp Center, 500 West Madison Street, Chicago, Illinois 60661. Copies of such materials can be obtained from the Public Reference Section of the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates and electronically through the Commission's Electronic Data Gathering, Analysis and Retrieval System at the Commission's web site (http:\\www.sec.gov). Such materials can also be inspected at the New York Stock Exchange, 20 Broad Street, New York, New York 10005.

    The Company has filed with the Commission a Registration Statement on Form S-3 under the Securities Act of 1933, as amended (the "Securities Act"), with respect to the Common Stock offered hereby. This Prospectus does not contain all of the information set forth in the Registration Statement and the exhibits and schedules thereto. For further information with respect to the Company and the Common Stock, reference is hereby made to such Registration Statement and the exhibits and schedules thereto. Statements contained in this Prospectus as to the contents of any contract or other documents are not necessarily complete and, in each instance, reference is made to the copy of such contract or document filed as an exhibit to the Registration Statement, each such statement being qualified in all respects by such reference. The Registration Statement, including exhibits thereto, may be inspected and copied at the offices of the Commission, or obtained at prescribed rates from the Public Reference Section of the Commission, at the addresses set forth above.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

    The Company's Annual Report on Form 10-K for the fiscal year ended March 31, 1997 and the Company's Quarterly Report on Form 10-Q for the quarter ended June 30, 1997, filed with the Commission, are hereby incorporated by reference in this Prospectus, and attached hereto as Annex A and Annex B, respectively, except as superseded or modified herein.

    All documents filed with the Commission pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act, after the date of this Prospectus and prior to the termination of the offering shall be deemed to be incorporated by reference into this Prospectus and to be a part hereof from the date of filing of such documents. Any statement contained in any document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as modified or superseded, to constitute a part of this Prospectus.

    The Company will provide without charge to each person, including any beneficial owner, to whom this Prospectus is delivered, upon written or oral request of such person, a copy of any and all of the documents that have been or may be incorporated by reference herein (other than exhibits to such documents which are not specifically incorporated by reference into such documents). Such requests should be directed to ContiFinancial Corporation, 277 Park Avenue, New York, New York 10172, Attention: Chief Counsel or by telephone at (212) 207-2800.

                               PROSPECTUS SUMMARY

    THE FOLLOWING SUMMARY IS QUALIFIED IN ITS ENTIRETY BY, AND SHOULD BE READ IN CONJUNCTION WITH, THE MORE DETAILED INFORMATION AND FINANCIAL STATEMENTS APPEARING ELSEWHERE IN THIS PROSPECTUS OR INCORPORATED HEREIN BY REFERENCE. UNLESS THE CONTEXT INDICATES OTHERWISE, ALL REFERENCES IN THIS PROSPECTUS TO THE COMPANY INCLUDE CONTIFINANCIAL CORPORATION AND ITS SUBSIDIARIES AND ALL REFERENCES TO THE NUMBER OF SHARES OF COMMON STOCK AND PER SHARE AMOUNTS ASSUME THAT OUTSTANDING EMPLOYEE AND DIRECTOR STOCK OPTIONS ARE NOT EXERCISED. FOR THE DEFINITION OF CERTAIN CAPITALIZED TERMS USED IN THIS PROSPECTUS, SEE "GLOSSARY." CERTAIN STATEMENTS IN THIS PROSPECTUS (INCLUDING THIS PROSPECTUS SUMMARY) MAY CONSTITUTE "FORWARD-LOOKING STATEMENTS" WITHIN THE MEANING OF THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995 (THE "REFORM ACT"). SEE "SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS."

                                  THE COMPANY

    The Company engages in the consumer and commercial finance business by originating and servicing primarily home equity loans and providing financing and asset securitization structuring and placement services to originators of a broad range of loans, leases, receivables and other assets. Securitization provides significant benefits, including greater operating leverage and reduced costs of funds, in the financing of assets such as non-conforming home equity loans, equipment leases, home improvement loans, franchisee loans, commercial/multi-family loans, non-prime and sub-prime auto loans and leases and timeshare loans. For the three months ended June 30, 1997 and the year ended March 31, 1997, the Company originated or purchased approximately $1.4 billion and $3.9 billion, respectively, of home equity loans through its subsidiary, ContiMortgage Corporation ("ContiMortgage"), and the Home Equity Companies (defined below). During the three months ended June 30, 1997 and the year ended March 31, 1997, the Company securitized or sold approximately $1.3 billion and $3.6 billion, respectively, of home equity loans. For the same periods, the Company securitized or sold approximately $200 million and $700 million, respectively, of commercial real estate loans, and approximately $200 million and $600 million, respectively, of other loans and assets for its Strategic Alliance clients. In addition, during the three months ended June 30, 1997 and the year ended March 31, 1997, the Company securitized or sold $45.9 million and $43.5 million, respectively, of non-prime auto loans originated by its subsidiary, Triad Financial Corporation ("Triad").

    Through ContiMortgage and the Home Equity Companies, the Company is a leading originator, purchaser, seller and servicer of home equity loans made to borrowers whose borrowing needs may not be met by traditional financial institutions due to credit exceptions or other factors. Loans are made to borrowers primarily for debt consolidation, home improvements, education or refinancing and are primarily secured by first mortgages on one- to four-family residential properties. ContiMortgage is devoting substantial resources and capital to: (i) increasing its market penetration across the United States; (ii) expanding its broker loan network to complement its existing wholesale loan network; (iii) adding new loan products, such as adjustable rate mortgages; (iv) expanding and diversifying its origination sources; and (v) investing in information services and collection technologies.

    There are two distinct factors that drive the expansion of the Company's home equity loan business-- growth in volume of loans and access to the capital markets to facilitate the most efficient sale of these loans through securitization. The Company believes it has a competitive advantage because the management of ContiMortgage is able to focus exclusively on expanding the volume of loans originated or purchased, enhancing loan underwriting efficiencies and building its servicing portfolio, while relying upon the professional staff of its subsidiaries, ContiTrade Services L.L.C. ("ContiTrade") and ContiFinancial Services Corporation ("ContiFinancial Services") to focus exclusively on providing warehouse financing, hedging and securitization structuring and placement services. This specific industry expertise enables the Company to minimize its financing costs and interest rate exposure and to maximize the proceeds and profits from its securitizations and its growing servicing portfolio. From April 1991 through June 30, 1997, ContiMortgage completed 28 AAA/Aaa-rated "real estate mortgage investment conduit" ("REMIC") securitizations totalling approximately $8.8 billion. As of June 30, 1997, ContiMortgage had a servicing portfolio of approximately $7.3 billion.

    During the year ended March 31, 1997, the Company moved towards achieving its strategic objectives of expanding and diversifying its loan origination methodology by acquiring three retail home equity loan originators. In November 1996, the Company purchased 100% of the outstanding stock of California Lending Group, Inc. d/b/a United Lending Group ("ULG"), a West coast-based home equity lender specializing in retail originations using direct mail and telemarketing throughout the United States, and Royal Mortgage Partners, L.P., d/b/a Royal MortgageBanc ("Royal"), a California-based wholesale and retail originator of home equity loans. In December 1996, the Company purchased Resource One Consumer Discount Company, Inc. ("Resource One"), a Pennsylvania-based home equity lender specializing in retail origination through direct mail, television, telemarketing, referrals and other sources to generate loan inquiries directly from borrowers throughout the eastern and mid-western states. Collectively, ContiMortgage, ContiWest (defined below), ULG, Royal and Resource One are referred to as the "Home Equity Companies." In each case the companies acquired were either former Strategic Alliance clients (as discussed below) or former ContiMortgage loan origination sources.


    As part of the Company's strategic growth plan, the Company determined that the acquisition of originators and servicers of under-served asset classes other than home equity loans would provide diversity. The Company's growth strategy is to acquire only originators and servicers which operate in asset classes in which the Company has significant securitization experience and which have strong and experienced management. Consequently, in June 1997, the Company purchased 35% of the common stock of GateCapital, L.L.C. ("GateCapital"), a California-based commercial real estate lender, 33% of the common stock of First Security Commercial Mortgage, L.P. ("First Security Mortgage"), a Midwest-based commercial mortgage lender specializing in originations through retail, broker and correspondent channels throughout the United States, and 49% of the common stock of First Security Commercial Mortgage Servicing, L.L.C. ("First Security Servicing", and together with First Security Mortgage, "First Security"), a Midwest-based commercial mortgage servicer.


    The Company, through ContiTrade, provides financing and asset securitization structuring expertise, and, through ContiFinancial Services, provides placement services. In this area, ContiTrade's management and execution of ContiMortgage's financing, hedging and securitization needs has served as a model for the Company's strategic alliances with originators of a broad range of consumer and commercial loans and other assets ("Strategic Alliances"). The Company offers Strategic Alliance clients complete balance sheet liability management, including warehouse financing, interest rate hedging services and the structuring and placement of asset portfolios in the form of asset-backed securities. This allows the management of its Strategic Alliance clients to focus on expanding and improving asset origination and servicing.

    ContiFinancial Corporation is a Delaware corporation incorporated on September 29, 1995. The principal executive offices of the Company are located at 277 Park Avenue, New York, New York 10172 and its telephone number is (212) 207-2800.

                               BUSINESS STRATEGY

    The Company's strategy is to continue its strong growth in the consumer and commercial finance business through geographic expansion of its home equity loan business, diversification of origination capabilities, Strategic Alliance activities, selected acquisition opportunities ("Strategic Acquisitions") and investments in origination, servicing and collection information systems and technology. The Company seeks to become the most efficient low cost provider of non-conforming home equity loans underwritten in accordance with sound criteria which perform with excellent delinquency, default and loss experience relative to the industry. Further, where prudent and appropriate, the Company will diversify into business lines which are otherwise under-served by the market presently and which can benefit from the lower cost of funds and the discipline provided through securitization as well as from the Company's approach to growth in originations, servicing and collections as successfully applied to ContiMortgage.

    The Company is implementing its home equity loan growth strategy through the use of ContiMortgage as an origination, underwriting, servicing and sales platform. ContiMortgage's centralized underwriting, servicing and collections are utilized by ContiMortgage's regional offices as well as the Company's home equity lending subsidiaries to channel home equity loan products from the wholesale and small broker markets. Direct retail production, through branch systems, has been implemented by the acquisition of Royal and Resource One which combined have 36 branch offices located throughout the west, the mid-west and the northeast United States. ULG, another recent acquisition, originates home equity loans and home improvement loans nationally through direct mail and telemarketing. The full implementation of this growth strategy, through the completion of additional Strategic Alliances and Strategic Acquisitions, will allow the Company to build its market share by building a broad national penetration of all origination channels of the home equity market in the United States.


    The Company's strategy with respect to Strategic Alliance activities is to replicate its success with ContiMortgage by: (i) targeting classes of consumer and commercial loans, leases and receivables that have the potential to be financed more efficiently through securitization; (ii) identifying and establishing Strategic Alliances with originators of these assets that have experienced management teams, sophisticated systems and a proven track record of originating, underwriting, servicing and collecting consumer and commercial loans, leases and receivables; and (iii) securing from these originators a consistent flow of securitizable assets. The Company currently has 11 active Strategic Alliances. In addition, the Company may, from time to time, make an equity or subordinated debt investment in a Strategic Alliance client.

    In addition to substantial loan, lease, and receivable originations from Strategic Alliance clients, the Company originated approximately $1.2 billion in commercial mortgage loans since fiscal 1995. The Company plans to expand its market share in multi-family, healthcare, and self-storage facilities and broaden its array of loan products in the commercial mortgage market sector.

    As a key part of its growth strategy to diversify into asset classes that can benefit from securitization, the Company has formed five Strategic Alliances with originators of non-prime and sub-prime auto loans since fiscal 1995. Management believes that this market benefits significantly from securitization through reduced cost of funds, and the discipline which the regular securitization process brings to the origination, underwriting, servicing, and collection of auto loans and leases. Consequently, after closely monitoring the performance and development of its Strategic Alliances in this industry, the Company has acquired 56.0% of the outstanding common stock of Triad, a former Strategic Alliance client. The Company's strategy is to apply to Triad the same disciplined approach to underwriting, credit grading, servicing and collections as has been applied to ContiMortgage. The Company believes that its strategy with respect to Triad, combined with prudent growth, will create a significant market presence in the non-prime automobile finance industry.

    The Company's strategy with respect to Strategic Acquisitions is an extension of its Strategic Alliance strategy, which the Company believes provides it with a unique capability to analyze and select acquisition opportunities. Specifically, the Company has targeted the acquisition of companies with which it has significant experience as either a Strategic Alliance or as a broker/loan originator which has been selling home equity loans to ContiMortgage and which will enhance the Company's geographic diversification or method of origination. This focused approach on existing relationships, using considerable static pool data and analysis (loan characteristics, demographics, delinquencies, losses and prepayments), allows the Company to better judge: (i) the management team; (ii) the quality of the origination and underwriting; (iii) the ability to pass rating agency and/or financial guarantor scrutiny; and (iv) product consistency. The Company has sought to align itself with management teams which have consistently delivered product and which have demonstrated performance histories consistent with the Company's emphasis on quality originations rather than volume.

    The Strategic Acquisitions are deliberately structured to motivate the respective management teams to achieve goals consistent with those of the Company, with an emphasis on operating efficiencies and immediate accretion to earnings per share. The Company's Strategic Acquisitions to date have all included the following characteristics: (i) a purchase price providing for a modest upfront payment; (ii) subsequent installments based upon profit performance (i.e., net income, not volume); and (iii) management long-term incentives with attractive upside if successful in achieving agreed upon goals.

                                  THE OFFERING

    This Prospectus relates to 2,800,000 shares of Common Stock which may be delivered by ML & Co. upon payment and discharge of the STRYPES at maturity, subject to ML & Co.'s right to deliver an amount in cash with an equal value. ML & Co. has granted the Underwriter of the STRYPES an option for 30 days to purchase additional STRYPES, solely to cover over-allotments, if any. Such additional STRYPES may be paid and discharged by ML & Co. at their maturity by delivery of up to an additional 420,000 shares of Common Stock to which this Prospectus also relates.

    All of the shares of Common Stock covered hereby are beneficially owned by Continental Grain, which may deliver such Common Stock to the ML & Co. Subsidiary pursuant to the Forward Contract. The Company will not receive any of the proceeds from the sale of the STRYPES or as a result of the distribution of such Common Stock.

    The STRYPES are offered only by the STRYPES Prospectus. This Prospectus relates only to the Common Stock covered hereby and does not relate to the STRYPES. THE COMPANY TAKES NO RESPONSIBILITY FOR ANY INFORMATION INCLUDED IN OR OMITTED FROM THE STRYPES PROSPECTUS. THE STRYPES PROSPECTUS DOES NOT CONSTITUTE A PART OF THIS PROSPECTUS, NOR IS IT INCORPORATED BY REFERENCE HEREIN. Because the STRYPES are a separate security issued by ML & Co., for which the Company has no responsibility, an investment in the STRYPES may have materially different characteristics from an investment in the Common Stock.

                      RELATIONSHIP WITH CONTINENTAL GRAIN

    Prior to the Company's initial public offering of 7,130,000 shares of its Common Stock on February 14, 1996 (the "IPO"), the Company was a wholly owned subsidiary of Continental Grain. Continental Grain is a privately held, multinational agribusiness company.

    Continental Grain currently owns approximately 75% of the Company's outstanding Common Stock. Upon subsequent satisfaction of the Forward Contract, assuming Continental Grain delivers to the ML & Co. Subsidiary the maximum number of shares of Common Stock subject thereto, Continental Grain would own approximately 70% of the outstanding Common Stock (or approximately 69% of the outstanding Common Stock if the over-allotment option granted to the Underwriter of the STRYPES is exercised in full).

    As a result of its ownership interest, Continental Grain has voting control on all matters submitted to stockholders, including the election of directors and the approval of extraordinary corporate transactions. Except to the extent that Continental Grain may deliver shares of Common Stock to satisfy its obligations under the Forward Contract, Continental Grain has advised the Company that its current intention is to continue to hold all of the shares of Common Stock beneficially owned by it. However, there can be no assurance that Continental Grain will not sell all or a portion of its holdings at some future date.

                                  RISK FACTORS

    Prior to making an investment decision, prospective investors should carefully consider all the information set forth in this Prospectus and, in particular, should evaluate the factors set forth in "Risk Factors."

                         SUMMARY FINANCIAL INFORMATION
         (DOLLAR AMOUNTS EXPRESSED IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                              YEARS
                                                 THREE MONTHS ENDED           ENDED
                                                      JUNE 30,              MARCH 31,
                                              -------------------------     ----------
                                                 1997           1996           1997
                                              ----------     ----------     ----------
INCOME STATEMENT DATA:
  Gross income:
    Gain on sale of receivables...........    $   64,340     $   31,166     $  210,861
    Interest..............................        49,679         28,515        161,402
    Net servicing income..................        15,973          9,073         46,340
    Other income (loss)...................         4,031          1,009          9,227
                                              ----------     ----------     ----------
      Total gross income..................       134,023         69,763        427,830
                                              ----------     ----------     ----------
  Expenses:
    Compensation and benefits.............        30,234         12,408         82,170
    Interest..............................        35,863         19,662        120,636
    Provision for loan losses.............         1,311            219          3,043
    General and administrative............        21,070          4,779         44,940
                                              ----------     ----------     ----------
      Total expenses......................        88,478         37,068        250,789
                                              ----------     ----------     ----------
Income before income tax expense and
  minority interest.......................        45,545         32,695        177,041
Income tax expense........................        18,641         13,262         71,341
Minority interest of subsidiary...........            31             --           (304)
                                              ----------     ----------     ----------
Net income................................    $   26,873     $   19,433     $  106,004
                                              ----------     ----------     ----------
                                              ----------     ----------     ----------
Primary and fully dilutive earnings per
  common share (pro forma at March 31,
  1996 only)..............................    $     0.59     $     0.44     $     2.40


                                                 1996           1995           1994           1993
                                              ----------     ----------     ----------     ----------
INCOME STATEMENT DATA:
  Gross income:
    Gain on sale of receivables...........    $  146,529     $   67,512     $   49,671     $   18,587
    Interest..............................        91,737         42,929         20,707         11,385
    Net servicing income..................        29,298          9,304          3,989          1,842
    Other income (loss)...................         4,252          2,252            162           (147)
                                              ----------     ----------     ----------     ----------
      Total gross income..................       271,816        121,997         74,529         31,667
                                              ----------     ----------     ----------     ----------
  Expenses:
    Compensation and benefits.............        52,203         23,812         14,674          6,870
    Interest..............................        74,770         29,635         12,124          6,529
    Provision for loan losses.............           285          1,935          4,499          2,018
    General and administrative............        18,022          9,627          7,946          4,101
                                              ----------     ----------     ----------     ----------
      Total expenses......................       145,280         65,009         39,243         19,518
                                              ----------     ----------     ----------     ----------
Income before income tax expense and
  minority interest.......................       126,536         56,988         35,286         12,149
Income tax expense........................        49,096         22,168         13,726          4,640
Minority interest of subsidiary...........         3,310          8,728          5,076          1,600
                                              ----------     ----------     ----------     ----------
Net income................................    $   74,130     $   26,092     $   16,484     $    5,909
                                              ----------     ----------     ----------     ----------
                                              ----------     ----------     ----------     ----------
Primary and fully dilutive earnings per
  common share (pro forma at March 31,
  1996 only)..............................    $     2.00

                                                                              AS OF JUNE 30,
                                                                           --------------------  AS OF MARCH 31,
                                                                             1997       1996          1997
                                                                           ---------  ---------  ---------------
BALANCE SHEET DATA:
  Excess spread receivables (interest-only and residual certificates)....  $ 516,707  $ 223,802    $   445,005
  Receivables held for sale..............................................    695,045    364,159        625,545
  Total assets...........................................................  2,106,534    891,672      1,545,798
  Long-term debt.........................................................    498,823         --        498,817
  Total liabilities......................................................  1,566,480    575,864      1,136,726
  Minority interest of subsidiary........................................      1,319         --          1,288
  Stockholders' equity...................................................    538,735    315,808        407,784

                                                                              YEARS
                                                 THREE MONTHS ENDED           ENDED
                                                      JUNE 30,              MARCH 31,
                                              -------------------------     ----------
                                                 1997           1996           1997
                                              ----------     ----------     ----------
OPERATING DATA:
  Face value of home equity loans serviced
    (at period end).......................    $7,269,361     $4,256,948     $6,423,376
  Home equity loan originations...........     1,392,231        678,128      3,906,798
  Securitization and sales volume:
      ContiMortgage and ContiWest.........    $1,265,000     $  692,954     $3,642,554
      Commercial real estate..............       158,816        193,916        742,259
      Triad...............................        45,881         --             43,530
      Strategic alliances.................       174,200        106,559        568,401
                                              ----------     ----------     ----------
        Total securitization and sales
          volume..........................    $1,643,897     $  993,429     $4,996,744
                                              ----------     ----------     ----------
                                              ----------     ----------     ----------
LOAN LOSS DATA (A):
  Delinquency rate (at period end) (b)....          3.68%          4.05%          3.24%
  Default rate (at period end) (c)........          5.05%          3.98%          4.70%
  Net losses as a percentage of average
    amount outstanding....................          0.07%(d)       0.05%(d)       0.26%


                                                 1996           1995           1994           1993
                                              ----------     ----------     ----------     ----------
OPERATING DATA:
  Face value of home equity loans serviced
    (at period end).......................    $3,863,575     $2,192,190     $1,105,393     $  484,857
  Home equity loan originations...........     2,311,471      1,328,158        786,754        282,072
  Securitization and sales volume:
      ContiMortgage and ContiWest.........    $2,030,270     $1,292,691     $  772,324     $  272,544
      Commercial real estate..............       185,980         89,000         --             --
      Triad...............................        --             --             --             --
      Strategic alliances.................     1,776,700        906,000        418,000        426,000
                                              ----------     ----------     ----------     ----------
        Total securitization and sales
          volume..........................    $3,992,950     $2,287,691     $1,190,324     $  698,544
                                              ----------     ----------     ----------     ----------
                                              ----------     ----------     ----------     ----------
LOAN LOSS DATA (A):
  Delinquency rate (at period end) (b)....          2.51%          1.64%          0.97%          1.20%
  Default rate (at period end) (c)........          3.54%          1.16%          0.81%          1.70%
  Net losses as a percentage of average
    amount outstanding....................          0.13%          0.08%          0.15%          0.26%

                                                   (FOOTNOTES ON FOLLOWING PAGE)

------------------------------
(a) Loan loss data represents data for the home equity loan servicing portfolio of ContiMortgage only. See "Business--Home Equity Loan Origination and Servicing" in the Company's Annual Report on Form 10-K for the fiscal year ended March 31, 1997, incorporated herein by reference and attached hereto as Annex A.

(b) The delinquency percentage represents, as a percentage of the aggregate principal balance of loans in ContiMortgage's servicing portfolio as of the relevant date, the outstanding principal balance of home equity loans for which payments are contractually past due, exclusive of home equity loans in foreclosure, bankruptcy, real estate owned or forbearance.

(c) The default percentage represents, as a percentage of the aggregate principal balance of loans in the Company's portfolio as of the relevant date, the dollar value of delinquent payments on home equity loans in foreclosure, bankruptcy, real estate owned or forbearance.

(d) This percentage is based on data for the three months ended June 30, 1997 and 1996 and is not necessarily indicative of an annualized percentage.

                                  RISK FACTORS

    PRIOR TO MAKING AN INVESTMENT DECISION, PROSPECTIVE INVESTORS SHOULD CAREFULLY CONSIDER ALL INFORMATION SET FORTH IN THIS PROSPECTUS AND, IN PARTICULAR, SHOULD EVALUATE THE FACTORS DESCRIBED BELOW.

ECONOMIC CONDITIONS

GENERAL

    The risks associated with the Company's business become more acute in any economic slowdown or recession. Periods of economic slowdown or recession may be accompanied by decreased demand for consumer and commercial credit and declining real estate and other asset values. In the mortgage business, any material decline in real estate values reduces the ability of borrowers to use home equity to support borrowings and increases the loan-to-value ratios of loans previously made by the Company, thereby weakening collateral coverage and increasing the possibility of a loss in the event of a default. Delinquencies, foreclosures and losses generally increase during economic slowdowns or recessions. Because of the Company's focus on credit-impaired borrowers in the home equity loan market and certain other markets, the actual rates of delinquencies, foreclosures and losses on such loans could be higher under adverse economic conditions than those experienced in such markets in general. In addition, in an economic slowdown or recession, the Company's servicing costs will increase. Any sustained period of increased delinquencies, foreclosures, losses or increased costs could adversely affect the Company's ability to sell loans or other assets through securitization and could increase the cost of selling loans or other assets through securitization, which could adversely affect the Company's financial condition and results of operations.

INTEREST RATES

    Profitability may be directly affected by the level of and fluctuations in interest rates which affect the Company's ability to earn a spread between interest received on its loans and the costs of its liabilities. While the Company monitors the interest rate environment and employs a hedging strategy designed to mitigate the impact of changes in interest rates, there can be no assurance that the profitability of the Company would not be adversely affected during any period of changes in interest rates. During periods of increasing interest rates, the Company generally experiences market pressure to reduce servicing spreads. In addition, an increase in interest rates may decrease the demand for consumer or commercial credit. A substantial and sustained increase in interest rates could, among other things: (i) adversely affect the ability of the Company to purchase or originate loans or other assets; (ii) reduce the average size of loans underwritten by the Company; and (iii) reduce the gains recognized by the Company upon their securitization and sale. A decline in interest rates could decrease the size of the Company's loan servicing portfolio by increasing the level of loan prepayments, thereby shortening the life and impairing the value of the Excess Spread Receivable (defined below). Fluctuating interest rates also may affect the net interest income earned by the Company resulting from the difference between the yield to the Company on loans held pending sale and the cost of funds obtained by the Company to finance such loans. In addition, inverse or flattened interest yield curves could have an adverse impact on the profitability of the Company because the loans or assets pooled and sold by the Company are priced based on long-term interest rates while the senior interests in the related REMIC, owner trust or grantor trust are priced on the basis of intermediate term United States Treasury rates.

NEGATIVE CASHFLOWS AND CAPITAL NEEDS

    In a securitization, the Company recognizes a gain on sale for the loans or assets securitized upon the closing of the securitization, but does not receive the cash representing such gain until it receives the Excess Spread (defined below), which is payable over the actual life of the loan or other assets securitized. The Company incurs significant expenses in connection with a securitization and incurs both current and deferred tax liabilities as a result of the gain on sale. Net cash used in operating activities for the three months ended June 30, 1997 and fiscal 1997, 1996 and 1995 was $109.2 million, $153.2 million, $300.5 million and $35.3 million, respectively. Therefore, the Company requires continued access to short- and long-term external sources of cash to fund its operations.

    The Company has operated, and expects to continue to operate, on the negative cash flow basis described above, which is expected to increase as the volume of the Company's loan and asset purchases and originations increases and its securitization program grows. The Company's primary cash requirements are expected to include the funding of: (i) mortgage, loan and lease originations and purchases pending their pooling and sale; (ii) the points and other expenses paid in connection with the acquisition of wholesale loans; (iii) fees and expenses incurred in connection with its securitization program; (iv) overcollateralization or reserve account requirements in connection with loans and leases pooled and sold; (v) ongoing administrative and other operating expenses; (vi) payments related to its tax obligations; (vii) interest and principal payments under the Senior Notes (defined below) and the Credit Facility (defined below) and the costs of the Company's Purchase and Sale Facilities and the Repurchase Agreement; and (viii) Strategic Acquisitions and investments in Strategic Alliance clients. The Company's primary sources of liquidity in the future are expected to be existing cash, sales of the loans, leases and other assets through securitization, the sale of loans under the Purchase and Sale Facilities and the Repurchase Agreement, the sale of Excess Spread Receivables, cash servicing income, net interest income, draws under the Credit Facility and further issuances of debt (subject to the covenants of the Company's existing debt). See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources."


    In anticipation of growth in the Company's future operations, additional financing sources will be required. The Company currently has commitments for financing through the Credit Facility. However, there can be no assurance that the Company will be successful in consummating additional financing transactions in the future on terms that the Company would consider to be favorable. Furthermore, no assurance can be given that Continental Grain will provide any financing if the Company is unable to obtain third party financing or that the terms of the Continental Grain Debt Agreements (defined below) will permit the Company to obtain such financing.


DEPENDENCE ON SECURITIZATION PROGRAM

    Since 1991, the Company has pooled and sold substantially all loans or other assets which it originates or purchases through securitization. Accordingly, adverse changes in the securitization market could impair the Company's ability to originate, purchase and sell loans or other assets on a favorable or timely basis. Any such impairment could have a material adverse effect upon the Company's business and results of operations. In addition, the securitization market for many types of assets is relatively undeveloped and may be more susceptible to market fluctuations or other adverse changes than more developed capital markets. Finally, any delay in the sale of a loan or other asset pool would postpone the recognition of gain on such loans until their sale. Such delays could cause the Company's earnings to fluctuate from quarter to quarter.

    In addition, in order to gain access to the securitization market for home equity loans and certain other classes of assets, the Company has primarily relied on four monoline insurance companies to provide guarantees on outstanding senior interests in the related REMIC, owner trust or grantor trust to enable it to obtain an AAA/Aaa rating for such interests. An unwillingness of the monoline insurance companies to guarantee the senior interests in the Company's home equity loan or other asset pools could have a material adverse effect on the Company's financial position and results of operations.

DEPENDENCE ON PURCHASE AND SALE FACILITIES AND THE REPURCHASE AGREEMENT

    In order to fund new loan and asset originations and purchases, the Company is dependent upon its ability to sell loans and other assets through its subsidiaries under the Purchase and Sale Facilities and the Repurchase Agreement (defined below) with certain financial institutions. The "Purchase and Sale Facilities" allow the Company to sell, with limited recourse, interests in designated pools of loans and other assets, subject to various repurchase options. A portion of the purchase price for any assets (up to 10%) is generally deposited into an account held by the financial institution on behalf of the Company, against which the financial institution may set off any losses incurred in the resale of such assets. Unless waived, each Purchase and Sale Facility will terminate upon the occurrence of certain events, which include: (i) failure of the Company to perform under the terms and covenants of the Purchase and Sale Facility (including payment obligations), to make true representations and warranties regarding the assets sold and certain other matters, to make material scheduled payments under all indebtedness or to perform under any other agreement with the financial institution; (ii) any material adverse change in the financial condition of the Company; and (iii) certain bankruptcy events of the Company. The Company has guaranteed its subsidiaries' obligations under the Purchase and Sale Facilities.

    On March 31, 1997, the Company entered into a funding agreement under an agreement to repurchase (the "Repurchase Agreement"). The Repurchase Agreement allows the Company to sell receivables held for sale to a financial institution under an agreement that the Company will repurchase the asset, generally within 30 to 90 days. This agreement has a one year renewable term which expires January 1998.

    As of June 30, 1997, the Company had $2.6 billion of committed and an additional $1.1 billion of uncommitted capacity under the Purchase and Sale Facilities and the Repurchase Agreement and had utilized $1.0 billion of such capacity. The Company utilized the Purchase and Sale Facilities and the Repurchase Agreement to sell and repurchase assets totaling $2.6 billion, $7.4 billion, $5.7 billion and $2.5 billion in the three months ended June 30, 1997 and fiscal 1997, 1996, and 1995, respectively. The Company's need for capacity under the Purchase and Sale Facilities and the Repurchase Agreement or from other third party financing will increase as its volume of loan origination and purchasing grows.

    Although the Company expects to be able to obtain replacement financing or asset purchase commitments when the Company's current Purchase and Sale Facilities and the Repurchase Agreement expire or additional financing or asset purchase commitments when such agreements become fully utilized, there can be no assurance that such financing will be obtainable on as favorable terms, if at all. To the extent that the Company is unable to arrange any third party or other financing, the Company's loan origination and purchasing activities would be adversely affected, which could have a material adverse effect on the Company's operations, financial results and cash position.

EFFECT OF CERTAIN DEBT OBLIGATIONS ON THE COMPANY

EFFECT OF THE NOTES

    In August 1996, the Company issued $300 million aggregate principal amount of 8 3/8% Senior Notes, due 2003 (the "8 3/8% Senior Notes"), and, in March 1997, the Company issued $200 million aggregate principal amount of 7 1/2% Senior Notes, due 2002 (the "7 1/2% Senior Notes," and together with the 8 3/8 Senior Notes, the "Senior Notes"). The indentures pursuant to which the Senior Notes were issued (the "Indentures") place certain restrictions on the Company which may limit the Company's operating flexibility. Such restrictions include the following: (i) limitations on indebtedness; (ii) limitations on liens; (iii) limitations on restricted payments such as dividends, repurchases of the Company's stock and repurchase of subordinated obligations and minority investments; (iv) limitations on restrictions on distributions from subsidiaries; (v) limitations on sales of assets and subsidiary stock; and (vi) limitations on merger and consolidation. Upon receiving investment grade ratings from Moody's Investors Service, Inc. and Standard & Poor's Ratings Services with respect to the Senior Notes, all restrictions described above, other than the limitations on liens, will be suspended. No assurance can be given that the Senior Notes will receive investment grade ratings at any time in the future.

    In addition, upon a "change of control," the holders of the Senior Notes may cause the Company to repurchase the Senior Notes. A "change of control" as defined in the Indentures includes the occurrence of: (i) the acquisition of 35% of the outstanding Common Stock by a person other than Continental Grain or its shareholders at a time when Continental Grain or its shareholders own less than such amount owned by such greater than 35% shareholder; (ii) a change in the composition of a majority of the Board of Directors during any two consecutive years; and (iii) certain mergers and consolidations or sale of all or substantially all of the assets of the Company.

    The occurrence of an event of default under the Indentures or a "change of control" could have a material adverse effect upon the Company. See "Description of Certain Indebtedness and Financing Arrangements."

EFFECT OF CREDIT FACILITY

    The Company's $200 million unsecured revolving credit facility (the "Credit Facility") contains a number of restrictive covenants including: (i) limitations on indebtedness; (ii) limitations on liens; (iii) minimum net worth requirements; (iv) limitations on restrictions on distributions from subsidiaries; (v) limitations on sales of assets and subsidiary stock; and (vi) limitations on merger and consolidations. The Credit Facility also includes a monthly asset coverage test to determine availability under the Credit Facility. Currently the Company has full use of the Credit Facility based on this test. See "Description of Certain Indebtedness and Financing Arrangements."

EFFECT OF CONTINENTAL GRAIN'S DEBT AGREEMENTS


    Continental Grain's debt agreements with its lenders and certain guarantees provided by Continental Grain for the benefit of the Company (the "Continental Grain Debt Agreements") place certain restrictions on Continental Grain and the Company which will limit the Company's operating flexibility. Certain of the Continental Grain Debt Agreements require the consent of the lenders in connection with any equity financing by the Company. In order to comply with the other financial covenants applicable to Continental Grain and its subsidiaries under the Continental Grain Debt Agreements, Continental Grain will place limitations upon the Company's ability to incur debt, to sell its assets, to incur liens, to make acquisitions, investments and capital expenditures, to incur off-balance sheet contingent obligations, to reduce its working capital and to otherwise expand the Company's business in a manner that would be possible in the absence of such restrictions. The presence of such financial covenants in the Continental Grain Debt Agreements could present situations involving potential conflicts of interest for those members of the board of directors of the Company who also owe fiduciary duties to Continental Grain by virtue of their positions as officers or directors of Continental Grain. There can be no assurance that such conflicts of interest will be resolved in favor of the Company. Although it is Continental Grain's intention to seek to exclude the Company from the application of all or many of the covenants of Continental Grain's future debt agreements, there can be no assurance that the future debt agreements of Continental Grain will not continue to impose substantial limitations upon the Company.


EXCESS SPREAD RECEIVABLES

    As a fundamental part of its business and financing strategy, the Company sells substantially all of its loans or other assets through securitization. In a securitization, the Company sells loans or other assets that it has originated or purchased to a trust for a cash purchase price and an interest in the loans or other assets securitized in the form of the Excess Spread. The cash purchase price is raised through an offering of pass-through certificates by the trust. Following the securitization, the purchasers of the pass-through certificates receive the principal collected and the investor pass-through interest rate on the certificate balance, while the Company receives the Excess Spread. The Excess Spread generally represents, over the life of the loans or other assets, the excess of the weighted average coupon on each pool of loans or other assets sold over the sum of the pass-through interest rate plus a normal servicing fee, a trustee fee, an insurance fee and an estimate of annual future credit losses related to the loans or other assets securitized.

    The primary component of the Company's gross income is recognized as gain on sale of loans or other assets, which represents the present value of the Excess Spread, less origination and underwriting costs. The present value of the Excess Spread is the Excess Spread receivable (the "Excess Spread Receivable"). The Company recognizes the gain on sale of loans or other assets in the fiscal year in which such loans or other assets are sold, although cash (representing the Excess Spread and servicing fees) is received by the Company over the life of the loans or other assets. Concurrent with recognizing such gain on sale, the Company records the Excess Spread Receivable as an asset on its consolidated balance sheet.

    In 1994, the Company adopted Statement of Financial Accounting Standards ("SFAS") No. 115, "Accounting for Certain Investments in Debt and Equity Securities" ("SFAS 115"), which requires fair value accounting for these securities. In accordance with the provisions of SFAS 115, the Company classifies subordinated classes of REMICs, owner trusts and grantor trusts as "trading securities" and, as such, they are recorded at fair value with the resultant unrealized gain or loss recorded in the results of operations in the period of the change in fair value. The Company determines fair value on a quarterly basis based on a discounted cash flow analysis. The cash flows are estimated as the excess of the weighted average coupon on each pool of consumer and commercial loans, leases and receivables (collectively, the "Receivables") sold over the sum of the pass-through interest rates plus a normal servicing fee, a trustee fee, an insurance fee and an estimate of annual future credit losses related to the Receivables securitized, over the life of the Receivables. These cash flows are projected over the life of the Receivables using prepayment, default, and interest rate assumptions that the Company believes market participants would use for similar financial instruments subject to prepayment, credit and interest rate risk and are discounted using an interest rate that the Company believes a purchaser unrelated to the seller of such a financial instrument would demand. Higher than anticipated rates of loan prepayments or credit losses on the loans or other assets underlying the Excess Spread Receivables would require the Company to write down the value of the Excess Spread Receivables, which could have a material adverse impact on the Company's financial position and results of operations.

    At June 30, 1997, the Company's consolidated balance sheet reflected Excess Spread Receivables of $516.7 million. While the Company has consummated contingent recourse sales of Excess Spread Receivables from time to time, there is no liquid market for such Excess Spread Receivables. In fiscal 1995, the Company, through its subsidiaries, began to sell certain Excess Spread Receivables. In connection with such sales, the Company retains negotiated levels of recourse obligations in the event the purchaser does not realize expected cash flows from the Excess Spread Receivables that have been sold. Continental Grain has guaranteed, for a fee, the Company's performance obligations under such sales, but is under no obligation to provide such guarantees for future transactions. If Continental Grain does not provide such guarantees in the future, the Company's ability to raise cash by entering into future sales of its Excess Spread Receivables with retained recourse could be impaired. The Company's recourse obligations under the sales transactions could result in losses in the event cash flow from the Excess Spread Receivables that have been sold is significantly less than was anticipated at the time of the related sale. The Company, as well as Continental Grain, has guaranteed its subsidiaries' performance obligations under each such sale. There were no cash proceeds from such sales for the three months ended June 30, 1997, and the cash proceeds from such sales in fiscal 1997 and 1996 aggregated $96.5 million and $54.5 million, respectively. Of the Company's $516.7 million of Excess Spread Receivables at June 30, 1997, $104.5 million represented the fair value of subordinated retained interests in Excess Spread Receivables which the Company sold pursuant to contingent recourse sales. Since subordinated retained interests are designed to absorb changes in both the residual interest and the recourse sale amount, their value may be more adversely impacted than unsold Excess Spread Receivables under certain circumstances.

    In addition, for the three months ended June 30, 1997 and for fiscal years 1997, 1996 and 1995, the Company sold without recourse $13.3 million, $70.0 million, $53.5 million and $26.3 million, respectively, of interest-only certificates which the Company generated from its securitization activities. These sales represent an important source of liquidity for the Company. Any impairment of the Company's ability to sell these interest-only certificates would require the Company to obtain the liquidity from other sources and thus could have a materially adverse impact on the Company's financial position or results of operations.

    Although the Company intends to continue to pursue opportunities to sell Excess Spread Receivables, no assurance can be given that such opportunities will be available in the future or that all or any portion of Excess Spread Receivables could in fact be sold at their stated value on the balance sheet, if at all. The Indentures, the Credit Facility, and the Continental Grain Debt Agreements place certain limitations on the Company's ability to incur indebtedness secured by its Excess Spread Receivables. Although the Company may seek in the future to negotiate such financing within the terms of such limitations, there can be no assurance that the Company will be able to identify sources of such financing or whether the terms of any such financing, if available, would be on terms the Company would consider favorable.

FINANCING EXCESS SPREAD RECEIVABLES FOR STRATEGIC ALLIANCE CLIENTS

    The Company finances the Excess Spread Receivables of certain Strategic Alliance clients through loans secured by such Excess Spread Receivables or by a pledge of the stock of the special purpose corporation holding such Excess Spread Receivables. In a similar manner, the Company also finances the related Excess Spread, subsequent to the related securitization, of certain Strategic Alliance clients. As of June 30, 1997 and March 31, 1997, the total committed amount of such financings was $54.1 million and $64.1 million, respectively, and the amount outstanding in connection with such financings was $39.5 million and $35.6 million, respectively. The financed Excess Spread Receivables are generated through securitizations of home equity and home improvement loans. While all financed Excess Spread Receivables were issued in securitizations which yielded securities rated investment grade by nationally recognized statistical rating organizations, and all are financed at a discount to fair value determined after application of discounts for expected loss, prepayment and interest rate factors, the Strategic Alliance clients are often companies with limited operating histories and capital and have not been rated or have a non-investment grade credit rating. The value of the financed Excess Spread Receivables or Excess Spread is dependent on, among other things, the ability of the Strategic Alliance client to service its securitized assets in accordance with the specifications of the related pooling and servicing agreements. If a Strategic Alliance client was unable to meet its obligations under the pooling and servicing agreement pertaining to the financed Excess Spread Receivables, the value of such Excess Spread Receivables could decline to less than the amount of the loan it secures. In such cases, the Company would suffer losses.

COMPETITION

    The home equity loan market is highly competitive. The Company faces competition from other consumer finance lenders, mortgage lenders, mortgage brokers, commercial banks, mortgage banks, large securities firms, smaller boutique securities firms, credit unions, thrift institutions, credit card issuers and finance companies. Many of these competitors are substantially larger and have more capital and other resources than the Company. Competition can take many forms, including convenience in obtaining a loan, customer service, marketing and distribution channels, terms provided and interest rates charged to borrowers. Heightened competition could contribute to higher prepayments. In addition, the current level of gains realized by the Company and its competitors on the sale of their home equity loans could attract additional competitors into this market with the possible effect of lowering gains that may be realized on the Company's future loan sales.

    For the three months ended June 30, 1997, 84% of the total home equity loans purchased and originated by ContiMortgage and the Home Equity Companies were wholesale loans. Although the

Company has recently diversified its origination capabilities with the acquisition of home equity companies with retail capabilities, wholesale loans are expected to remain a significant part of the Company's home equity loan production program. As a purchaser of wholesale loans, the Company is exposed to fluctuations in the volume and cost of wholesale loans resulting from competition from other purchasers of such loans, market conditions and other factors.

CONTINGENT RISKS

    Although the Company sells substantially all loans or other assets which it originates or purchases, the Company retains some degree of risk on substantially all loans or other assets sold. During the period of time that loans or other assets are held pending sale, the Company is subject to the various business risks associated with the lending business including the risk of borrower default, the risk of foreclosure and the risk that an increase in interest rates would result in a decline in the value of loans or other assets. The Company continues to be subject to the risks of default and foreclosure following the sale of the loans or other assets through securitization to the extent that actual losses exceed the loss assumption made by the Company in valuing the Excess Spread received from its securitizations. The documents governing the Company's securitization program require (i) the Company to establish deposit accounts or (ii) the related trust to build overcollateralization levels by retaining Excess Spread distributions or applying Excess Spread distributions to reduce the principal balances of the senior interests issued by the trust. These actions serve as credit enhancement for the related trust and are therefore available to fund losses realized on loans or other assets held by such trust. At June 30, 1997, credit-enhancement amounts (in the form of deposit accounts and overcollateralization levels) aggregated approximately $177.8 million. In addition, documents governing the Company's securitization programs require the Company to commit to repurchase or replace loans or other assets which do not conform to the representations and warranties made by the Company at the time of sale. When borrowers are delinquent in making monthly payments on loans included in a REMIC, owner trust or grantor trust, the Company is required, if it is the servicer of such loans, to advance amounts equal to the delinquent interest on such loans to the extent that the Company deems such advances ultimately recoverable. These advances may require funding from the Company's capital resources but have priority of repayment out of the trust from the succeeding month's payments on loans in the trust. The Company also has contingent risk with respect to financing through its Purchase and Sale Facilities and the sale of Excess Spread Receivables. See "--Negative Cashflows and Capital Needs-- Dependence on Purchase and Sale Facilities" and "--Excess Spread Receivables."

CONCENTRATION OF OPERATIONS

    For the three months ended June 30, 1997, approximately 39% (by dollar volume) of the home equity loans originated by the Company were secured by properties located in six states (Michigan, Ohio, Illinois, New York, New Jersey and Pennsylvania). Although the Company has expanded its mortgage origination network outside these states, the Company's origination business is likely to remain concentrated in these states for the near future. In addition, a substantial majority of the loans in the existing securitization pools are secured by properties located in these states. Consequently, the Company's results of operations and financial condition are dependent upon general trends in the economy and the residential real estate market in these states.

RIGHT TO TERMINATE SERVICING

    At June 30, 1997 and March 31, 1997, approximately 86% and 84% (by dollar volume), respectively, of the Company's servicing portfolio consisted of loans securitized by the Company and sold to REMICs. The Company's form of pooling and servicing agreement for each of these trusts provides that the monoline insurance company insuring the senior interests in the related REMIC may terminate the Company's servicing rights if, among other things, the number of loans included in the REMIC which are delinquent for 90 days or more (including properties acquired upon foreclosure and not sold) exceeds 10% of the aggregate number of the loans included in such trust in four consecutive months. As of June 30, 1997, the delinquency rates with respect to five of the Company's 28 sponsored pools had exceeded this rate, and although there can be no assurance that the Company will not have its servicing rights terminated, the Company presently does not expect such a termination will occur. There can be no assurance that delinquency rates with respect to other Company-sponsored pools will not exceed this rate in the future or, if exceeded, that the servicing rights would not be terminated.

ENVIRONMENTAL LIABILITIES

    In the course of its business, the Company has acquired, and may in the future acquire, properties securing loans that are in default. There is a risk that hazardous substances or waste, contaminants, pollutants or source thereof could be discovered on such properties after acquisition by the Company. In such event, the Company might be required to remove such substances from the affected properties at its sole cost and expense. There can be no assurances that the cost of such removal would not substantially exceed the value of the affected properties or the loans secured by the properties or that the Company would have adequate remedies against the prior owner or other responsible parties, or that the Company would not find it difficult or impossible to sell the affected properties either prior to or following any such removal.

GOVERNMENT REGULATION

    The home equity loan and financing operations of the Company are subject to regulation by federal, state and local government authorities, as well as to various laws and judicial and administrative decisions, that impose requirements and restrictions affecting, among other things, the Company's loan originations, credit activities, maximum interest rates, finance and other charges, disclosures to customers, the terms of secured transactions, collection, repossession and claims-handling procedures, multiple qualification and licensing requirements for doing business in various jurisdictions and other trade practices. Although the Company believes that it is in compliance in all material respects with applicable local, state and federal laws, rules and regulations, there can be no assurance that more restrictive laws, rules and regulations will not be adopted in the future that could make compliance much more difficult or expensive, restrict the Company's ability to originate, purchase or sell loans, further limit or restrict the amount of interest and other charges earned on loans originated or purchased by the Company, further limit or restrict the terms of loan agreements, or otherwise adversely affect the business of the Company. In addition, changes in government sponsored loan programs, such as the Title I home improvement loan program, could adversely affect the business of the Company.

    As part of the Company's financing and asset securitization business, ContiFinancial Services is required to register as a broker-dealer with certain Federal and state securities regulatory agencies and is a member of the National Association of Securities Dealers, Inc. (the "NASD"). As a registered broker-dealer, ContiFinancial Services is subject to certain minimum net capital rules and certain other requirements. Any changes in such requirements or the loss of the broker-dealer license of ContiFinancial Services, for any reason, could have a material adverse effect on the Company.

INVESTMENT COMPANY ACT CONSIDERATIONS

    The Company believes that it is not an investment company as defined in the Investment Company Act of 1940, as amended (the "Investment Company Act"). Among other things, under the Investment Company Act, an investment company is prohibited from engaging in certain activities, is restricted from entering into certain transactions with affiliated persons and interested persons, is governed by certain laws that limit the issuance of debt securities, preferred stock, warrants and rights to subscribe or purchase a security and is subject to certain restrictions on the payment of dividends, the making of loans and the purchase and redemption of its securities.

    The Company intends to continue its business and to conduct its operations so as not to become regulated as an investment company under the Investment Company Act. The Company's business strategy includes acquiring equity or debt interests in Strategic Alliance clients and investing in loans, other assets and Excess Spread Receivables. In order to avoid becoming an investment company, the Company will have to limit certain types of its investments or its activities. If the Company were to become an investment company for any reason, the Company could be required either (i) to significantly change the manner in which it conducts its operations to avoid being required to register as an investment company or (ii) to register as an investment company, either of which could have a material adverse effect on the Company and the market prices for the Common Stock.


CONTROL OF THE COMPANY

    Continental Grain currently owns approximately 75% of the Company's outstanding Common Stock. Upon satisfaction of the Forward Contract, assuming Continental Grain delivers to the ML & Co. Subsidiary the maximum number of shares of Common Stock subject thereto, and assuming no other sales of the Company's Common Stock by Continental Grain, Continental Grain would own approximately 70% of the outstanding Common Stock (or approximately 69% of the outstanding Common Stock if the over-allotment option granted to the Underwriter of the STRYPES is exercised in full). As a result, upon satisfaction of the Forward Contract (even assuming the maximum number of shares of Common Stock are delivered thereunder), Continental Grain will continue to be able to elect all of the directors of the Company and to determine the outcome of any matter submitted to a vote of the Company's stockholders for approval. Except to the extent that it may deliver shares of Common Stock in satisfaction of its obligations under the Forward Contract, Continental Grain has advised the Company that its current intention is to continue to hold all shares of Common Stock beneficially owned by it. However, there can be no assurance that Continental Grain will not decide to sell all or a portion of its holdings at some future date.

SHARES AVAILABLE FOR FUTURE SALE

    Sales of a substantial number of shares of Common Stock in the public market could adversely affect the prevailing market price of the Common Stock and could impair the Company's future ability to raise capital through an offering of its equity securities. As of July 31, 1997, the Company had 47,623,984 shares of Common Stock outstanding, of which approximately 10,444,386 shares are freely tradable. All other shares are "restricted shares" for purposes of the Securities Act. The Company and Continental Grain are parties to an agreement which provides Continental Grain with certain registration rights.

    The Company has filed a registration statement covering the sale of up to 4,487,895 shares of Common Stock reserved for issuance under the 1995 Long-Term Stock Incentive Plan (the "1995 Stock Plan") and the Directors Retainer Fee Plan (the "Directors Plan"). Under the 1995 Stock Plan, the Company granted certain employees of the Company awards of 1,330,532 shares of "restricted" Common Stock and nonqualified stock options representing the right to acquire 2,445,412 shares of Common Stock, which will vest in full by March 31, 2000. Under the Directors Plan, a director who is not an employee of the Company or an affiliate may elect to receive payment of all or any portion of the annual cash retainer and meeting fees either currently, in cash or shares of Common Stock, or may elect to defer receipt of any such payment. The aggregate number of shares authorized for issuance under the Directors Plan is 50,000. Generally, upon vesting, the shares of Common Stock representing such restricted stock or stock options will be freely tradeable.

                          PRICE RANGE OF COMMON STOCK

    The Company's Common Stock is traded publicly on the NYSE under the symbol "CFN." The table below sets forth the quarterly intra-day high and low sales prices of the Common Stock as reported by the NYSE during the calendar quarters indicated.


                                                                                              PRICE RANGE
                                                                                           -----------------
                                                                                       HIGH                  LOW
                                                                                      ------                ------
1996
-----------------------------------------------------------------------------
  First Quarter (from February 9, 1996)......................................  $      31  1/2        $      25  1/8
  Second Quarter.............................................................         33                    28
  Third Quarter..............................................................         30  3/8               22  3/4
  Fourth Quarter.............................................................         39  1/4               28  5/8
1997
-----------------------------------------------------------------------------
  First Quarter..............................................................         39  3/8               31
  Second Quarter.............................................................         37                    26  3/8
  Third Quarter (through August 21, 1997)....................................         40  1/2               34  3/8



    As of August 11, 1997, there were approximately 80 holders of record of the Common Stock including Cede & Co., a nominee of The Depository Trust Company, which holds shares of Common Stock on behalf of an indeterminate number of beneficial holders. On August 21, 1997, the last price reported on the NYSE for the Common Stock was $35 1/16 per share.


                                DIVIDEND POLICY


    The Company has no current intention to pay cash dividends on its Common Stock. As a holding company, the ability of the Company to pay dividends is dependent upon the receipt of dividends or other payments from its subsidiaries. Any future determination as to the payment of dividends will be at the discretion of the Company's Board of Directors and will depend upon the Company's operating results, financial condition and capital requirements, contractual restrictions, general business conditions and such other factors as the Company's Board of Directors deems relevant. Furthermore, covenants in the Indentures and the Credit Facility restrict the payment of dividends by the Company. There can be no assurance that the Company will have earnings sufficient to pay a dividend on its Common Stock or that, even if there are sufficient earnings, dividends will be permitted under applicable law. See "Risk Factors -- Effect of Certain Debt Obligations on the Company."

                                 CAPITALIZATION

    The following table sets forth the consolidated capitalization of the Company as of June 30, 1997. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources," "Description of Certain Indebtedness and Financing Arrangements" and the Consolidated Financial Statements incorporated herein by reference.

                                                                                              AS OF JUNE 30, 1997
                                                                                              --------------------
                                                                                                  (DOLLARS IN
                                                                                                   THOUSANDS)
CURRENT PORTION OF LONG-TERM DEBT:
  Capitalized leases........................................................................      $        274
                                                                                                   -----------
                                                                                                   -----------
LONG-TERM DEBT:
  Capitalized leases........................................................................      $        286
  8 3/8% Senior Notes Due 2003 (a)..........................................................           299,218
  7 1/2% Senior Notes Due 2002 (a)..........................................................           199,319
                                                                                                   -----------
      Total long-term debt..................................................................           498,823
                                                                                                   -----------
STOCKHOLDERS' EQUITY:
  Preferred stock ($0.01 par value) 25,000,000 shares authorized; none issued and
    outstanding.............................................................................           --
  Common stock ($0.01 par value) 250,000,000 shares authorized; 47,623,984 shares issued and
    outstanding.............................................................................               476
  Paid-in capital...........................................................................           397,984
  Treasury stock............................................................................              (368)
  Retained earnings.........................................................................           155,525
  Deferred compensation.....................................................................           (14,882)
                                                                                                   -----------
    Total stockholders' equity..............................................................           538,735
                                                                                                   -----------
      Total capitalization..................................................................      $  1,037,558
                                                                                                   -----------
                                                                                                   -----------

------------------------

(a) See "Description of Certain Indebtedness and Financing Arrangements."

                            SELECTED FINANCIAL DATA

         (DOLLAR AMOUNTS EXPRESSED IN THOUSANDS, EXCEPT PER SHARE DATA)

    The historical financial data set forth below for fiscal year 1993 has not been separately audited but has been derived from Continental Grain audited financial statements which are not included herein. The historical financial data set forth below for fiscal years 1997, 1996, 1995 and 1994 have been derived from, and should be read in conjunction with, the audited Consolidated Financial Statements of the Company, of which fiscal years 1997, 1996 and 1995 are included in the Company's Annual Report on Form 10-K for the fiscal year ended March 31, 1997, incorporated by reference herein and attached hereto as Annex A. The historical financial data set forth below for the three months ended June 30, 1997 and 1996 have been derived from, and should be read in conjunction with, the unaudited Consolidated Financial Statements of the Company included in the Company's Quarterly Report on Form 10-Q for the quarter ended June 30, 1997, incorporated by reference herein and attached hereto as Annex B. In the opinion of the Company, such unaudited financial statements reflect all adjustments, consisting only of normal recurring accruals, necessary for a fair presentation of the results for such periods. Results for the three months ended June 30, 1997 are not necessarily indicative of results for the full year and are subject to year end adjustments.

                                            THREE MONTHS ENDED
                                                 JUNE 30,                        YEARS ENDED MARCH 31,
                                           --------------------  -----------------------------------------------------
                                             1997       1996       1997       1996       1995       1994       1993
                                           ---------  ---------  ---------  ---------  ---------  ---------  ---------
INCOME STATEMENT DATA:
  Gross income:
    Gain on sale of receivables..........  $  64,340  $  31,166  $ 210,861  $ 146,529  $  67,512  $  49,671  $  18,587
    Interest.............................     49,679     28,515    161,402     91,737     42,929     20,707     11,385
    Net servicing income.................     15,973      9,073     46,340     29,298      9,304      3,989      1,842
    Other income (loss)..................      4,031      1,009      9,227      4,252      2,252        162       (147)
                                           ---------  ---------  ---------  ---------  ---------  ---------  ---------
      Total gross income.................    134,023     69,763    427,830    271,816    121,997     74,529     31,667
                                           ---------  ---------  ---------  ---------  ---------  ---------  ---------
  Expenses:
    Compensation and benefits............     30,234     12,408     82,170     52,203     23,812     14,674      6,870
    Interest.............................     35,863     19,662    120,636     74,770     29,635     12,124      6,529
    Provision for loan losses............      1,311        219      3,043        285      1,935      4,499      2,018
    General and administrative...........     21,070      4,779     44,940     18,022      9,627      7,946      4,101
                                           ---------  ---------  ---------  ---------  ---------  ---------  ---------
      Total expenses.....................     88,478     37,068    250,789    145,280     65,009     39,243     19,518
                                           ---------  ---------  ---------  ---------  ---------  ---------  ---------
  Income before income tax expense and
    minority interest....................     45,545     32,695    177,041    126,536     56,988     35,286     12,149
  Income tax expense.....................     18,641     13,262     71,341     49,096     22,168     13,726      4,640
  Minority interest of subsidiary........         31     --           (304)     3,310      8,728      5,076      1,600
                                           ---------  ---------  ---------  ---------  ---------  ---------  ---------
  Net income.............................  $  26,873  $  19,433  $ 106,004  $  74,130  $  26,092  $  16,484  $   5,909
                                           ---------  ---------  ---------  ---------  ---------  ---------  ---------
                                           ---------  ---------  ---------  ---------  ---------  ---------  ---------
  Primary and fully dilutive earnings per
    common share (pro forma at March 31,
    1996 only)...........................  $    0.59  $    0.44  $    2.40  $    2.00

                                                                                AS OF JUNE 30,
                                                                             --------------------  AS OF MARCH 31,
                                                                               1997       1996          1997
                                                                             ---------  ---------  ---------------
BALANCE SHEET DATA:
  Excess spread receivables (interest-only and residual certificates)......  $ 516,707  $ 223,802    $   445,005
  Receivables held for sale................................................    695,045    364,159        625,545
  Total assets.............................................................  2,106,534    891,672      1,545,798
  Long term debt...........................................................    498,823     --            498,817
  Total liabilities........................................................  1,566,480    575,864      1,136,726
  Minority interest of subsidiary..........................................      1,319     --              1,288
  Stockholders' equity.....................................................    538,735    315,808        407,784

                                         THREE MONTHS ENDED
                                              JUNE 30,                        YEARS ENDED MARCH 31,
                                        --------------------  -----------------------------------------------------
                                          1997       1996       1997       1996       1995       1994       1993
                                        ---------  ---------  ---------  ---------  ---------  ---------  ---------
OPERATING DATA:
  Face value of home equity loans
    serviced (at period end)..........  $7,269,361 $4,256,948 $6,423,376 $3,863,575 $2,192,190 $1,105,393 $ 484,857
  Home equity loan originations.......  1,392,231    678,128  3,906,798  2,311,471  1,328,158    786,754    282,072
  Securitization and sales volume:
    ContiMortgage and ContiWest.......  $1,265,000 $ 692,954  $3,642,554 $2,030,270 $1,292,691 $ 772,324  $ 272,544
    Commercial real estate............    158,816    193,916    742,259    185,980     89,000     --         --
    Triad.............................     45,881     --         43,530     --         --         --         --
    Strategic alliances...............    174,200    106,559    568,401  1,776,700    906,000    418,000    426,000
                                        ---------  ---------  ---------  ---------  ---------  ---------  ---------
      Total securitization and sales
        volume........................  $1,643,897 $ 993,429  $4,996,744 $3,992,950 $2,287,691 $1,190,324 $ 698,544
                                        ---------  ---------  ---------  ---------  ---------  ---------  ---------
                                        ---------  ---------  ---------  ---------  ---------  ---------  ---------
LOAN LOSS DATA (A):
  Delinquency rate (at period end)
    (b)...............................       3.68%      4.05%      3.24%      2.51%      1.64%      0.97%      1.20%
  Default rate (at period end) (c)....       5.05%      3.98%      4.70%      3.54%      1.16%      0.81%      1.70%
  Net losses as a percentage of
    average amount outstanding........       0.07%(d)      0.05%(d)      0.26%      0.13%      0.08%      0.15%      0.26%

------------------------------

(a) Loan loss data represents data for the home equity loan servicing portfolio of ContiMortgage only. See "Business--Home Equity Loan Origination and Servicing" in the Company's Annual Report on Form 10-K for this fiscal year ended March 31, 1997, incorporated herein by reference and attached hereto as Annex A.

(b) The delinquency percentage represents, as a percentage of the aggregate principal balance of loans in ContiMortgage's servicing portfolio as of the relevant date, the outstanding principal balance of home equity loans for which payments are contractually past due, exclusive of home equity loans in foreclosure, bankruptcy, real estate owned or forbearance.

(c) The default percentage represents, as a percentage of the aggregate principal balance of loans in the Company's portfolio as of the relevant date, the dollar value of delinquent payments on home equity loans in foreclosure, bankruptcy, real estate owned or forbearance.

(d) This percentage is based on data for the three months ended June 30, 1997 and 1996 and is not necessarily indicative of an annualized percentage.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

    This discussion should be read in conjunction with "Selected Financial Data" and the Company's Consolidated Financial Statements and the notes thereto included in the Company's Annual Report on Form 10-K for the fiscal year ended March 31, 1997 and Quarterly Report on Form 10-Q for the quarter ended June 30, 1997, incorporated by reference herein and attached hereto as Annex A and Annex B, respectively.

GENERAL


    The Company is engaged in the consumer and commercial finance business by originating and servicing home equity loans and providing financing and asset securitization expertise to originators of a broad range of loans, leases and receivables. Through ContiMortgage and the Home Equity Loan Companies, the Company is a leading originator, purchaser, seller and servicer of home equity loans made to borrowers whose borrowing needs may not be met by traditional financial institutions due to credit exceptions or other factors. The Company has Strategic Alliances with various originators of a broad range of consumer and commercial loans and other assets. Through ContiTrade the Company provides financing and asset securitization structuring expertise, and through ContiFinancial Services, an NASD registered broker/dealer, the Company provides placement services. In September 1996, the Company established ContiWest Corporation, a Nevada corporation ("ContiWest"), to administer and underwrite a portion of the Company's origination portfolio.


    The Company's Strategic Alliance clients are originators of consumer and commercial loans, leases and receivables. The Company provides financing and asset securitization execution and expertise to the Strategic Alliance client while the client provides a consistent flow of securitizable assets to the Company. In certain Strategic Alliances, the Company receives interests ("Strategic Alliance Equity Interests") in the Strategic Alliance client. The realization of value on such Strategic Alliance Equity Interests is subject to many factors, including the future growth and profitability of the Strategic Alliance clients and the completion of initial public offerings or sale of such Strategic Alliance clients.


    In the third quarter of fiscal 1997, the Company acquired three home equity companies and one auto finance company to implement growth strategies of expanding into the western United States, diversifying into retail origination and owning other asset origination platforms with which the Company has significant securitization experience. The four new loan origination subsidiaries, ULG, Royal, Triad and Resource One, collectively called the "Acquisitions", are discussed below:


    - On November 8, 1996, the Company purchased 100% of the outstanding stock of ULG, a West coast-based home equity lender specializing in retail originations via direct mail and telemarketing throughout the United States.

    - On November 15, 1996, the Company, through its subsidiary ContiMortgage, purchased 100% of Royal. Royal is a California-headquartered wholesale and retail originator of fixed and adjustable rate home equity loans.

    - On November 21, 1996, the Company acquired a 53.5% equity interest in Triad and an additional 2.5% in January 1997, a California-based non-prime auto finance company. The Company has the right and obligation to acquire the remaining common stock of Triad from existing shareholders.

    - On December 16, 1996, the Company, through its subsidiary ContiMortgage, purchased 100% of the outstanding stock of Resource One. Resource One, headquartered in Langhorne, Pennsylvania, is a retail branch home equity loan originator that utilizes direct mail, television, telemarketing, referrals and other sources to generate loan inquiries directly from borrowers.

    In each case, the companies acquired were former Strategic Alliance clients or ContiMortgage loan origination sources.

    The Acquisitions have been accounted for as purchases, and the results of operations have been included with the Company's results of operations since the effective acquisition dates. The cumulative purchase price was approximately $38.0 million, which includes deferred payments of approximately $5.0 million, resulting in approximately $35.0 million of cost in excess of equity which will be amortized on a straight-line basis over a 25 year useful life. Certain of the Acquisitions' terms contain payments which are contingent upon future earnings or employment of key management. Such contingent payments will be recorded as purchase price or compensation as is appropriate for the nature of the payments. The Company has a right and obligation to purchase the remaining 44% of the common stock of Triad over the next four and one-half years. The purchase price will be based upon the future earnings of Triad and will be recorded when determinable. The excess of the purchase price over the fair value of the net assets acquired will be recorded as an increase in cost in excess of equity. The Acquisitions are not material to the financial position or results of operations of the Company.


    The following table presents loan portfolio data relating to the three month periods ended June 30, 1997 and 1996:


                                                                                               THREE MONTHS
                                                                                              ENDED JUNE 30,
                                                                                        --------------------------
LOAN PORTFOLIO DATA                                                                         1997          1996
--------------------------------------------------------------------------------------  ------------  ------------

                                                                                              (IN THOUSANDS)

ContiMortgage serviced loan portfolio.................................................  $  7,269,361  $  4,256,948
Home equity loan originations:
  Wholesale...........................................................................  $  1,166,218  $    678,128
  Retail..............................................................................       226,013       --
                                                                                        ------------  ------------
Total home equity loan originations...................................................  $  1,392,231  $    678,128
                                                                                        ------------  ------------
                                                                                        ------------  ------------
Commercial loan originations..........................................................  $    191,806  $     65,425
Non-prime auto loan originations......................................................  $     38,056  $    --
Securitizations and sales:
  ContiMortgage and ContiWest.........................................................  $  1,265,000  $    692,954
  Commercial real estate..............................................................       158,816       193,916
  Triad...............................................................................        45,881       --
  Strategic alliances.................................................................       174,200       106,559
                                                                                        ------------  ------------
Total securitizations and sales.......................................................  $  1,643,897  $    993,429
                                                                                        ------------  ------------
                                                                                        ------------  ------------


                                                                                     JUNE 30, 1997  MARCH 31, 1997
                                                                                     -------------  --------------
ContiMortgage delinquency and loan loss data (a):
  Delinquency rate.................................................................       3.68%           3.24%
  Default rate.....................................................................       5.05%           4.70%


                                                                                          THREE MONTHS ENDED
                                                                                     -----------------------------
                                                                                     JUNE 30, 1997  JUNE 30, 1996
                                                                                     -------------  --------------
 Net losses as a percentage of average amount outstanding..........................       0.074%          0.051%


------------------------


(a) Includes home equity loans originated by Royal MortgageBanc, Resource One and United Lending Group, and serviced by ContiMortgage.



    The delinquency rate on ContiMortgage's servicing portfolio at June 30, 1997 was 3.68%. ContiMortgage's delinquencies increased 44 basis points from the March 31, 1997 rate of 3.24%, of which 51 basis points were in the 30-59 day period. Delinquencies have fluctuated between 3.02% and 4.18% for the past twelve months. The default portfolio increased 35 basis points to 5.05% from the March 31, 1997 default percentage of 4.70%. Included in the default total were loans performing under bankruptcy plans and real estate owned, making up 0.75% and 0.48% of the servicing portfolio, respectively, compared with 0.62% and 0.52%, respectively, as of March 31, 1997. The increase in the default portfolio is due to the seasoning of ContiMortgage's portfolio.



    Net loss for the first quarter of fiscal 1998 was $5.0 million, or 0.074% of average serviced loans outstanding, as compared with 0.051% for the first quarter of fiscal 1997. Net losses as a percentage of average serviced home equity loans outstanding was 0.28% for the twelve months ended June 30, 1997, as compared with 0.26% for the twelve months ended March 31, 1997.


CERTAIN ACCOUNTING CONSIDERATIONS

    As a fundamental part of its business and financing strategy, the Company sells substantially all of its loans or other assets through securitization in the form of REMICs, owner trusts or grantor trusts. In a securitization, the Company sells loans or other assets that it has originated or purchased to a trust for a cash purchase price and an interest in the loans or other assets securitized in the form of the Excess Spread. The cash purchase price is raised through an offering of pass-through certificates by the trust. Following the securitization, the purchasers of the pass-through certificates receive the principal collected and the investor pass-through interest rate on the certificate balance, while the Company receives the excess spread. The Excess Spread represents, over the life of the loans or other assets, the excess of the weighted average coupon on each pool of loans or other assets sold over the sum of the pass-through interest rate plus a normal servicing fee, a trustee fee, an insurance fee and an estimate of annual future credit losses related to the loans or other assets securitized. These cash flows are projected over the life of the loans or other assets using prepayment, default, and interest rate assumptions that market participants would use for similar financial instruments subject to prepayment, credit and interest rate risk and are discounted using an interest rate that a purchaser unrelated to the seller of such a financial instrument would demand. The majority of the Company's gross income is recognized as gain on sale of the Excess Spread Receivable, less origination and underwriting costs. The Excess Spread Receivable is either a contractual right or a certificated security generally in the form of an interest-only or residual certificate. The majority of the Company's Excess Spread Receivable at March 31, 1997 and 1996 is interest-only and residual certificates. Consequently, the Company's consolidated balance sheets designate Excess Spread Receivable as "interest-only and residual certificates."

    The Company recognizes the gain on sale of loans or other assets in the fiscal year in which such loans or other assets are sold, although cash (representing the Excess Spread and servicing fees) is received by the Company over the life of the loans or other assets. Concurrent with recognizing such gain on sale, the Company records the Excess Spread Receivable as an asset on its consolidated balance sheets. The Excess Spread Receivable is reduced as cash distributions are received from the securitization.

    Due to the fact that the gain recognized in the year of sale is equal to the present value of the estimated future cash flows from the Excess Spread, the amount of cash actually received over the lives of the loans or other assets normally exceeds the gain previously recognized at the time the loans or other assets were sold, and therefore interest income is recognized over the life of the loans or other assets securitized. In periods subsequent to the sale, the Company may recognize an increase in fair value of Excess Spread Receivable as gain on sale of receivables to the extent that estimates of the loan pools' future remaining lives exceed those originally projected. This estimate of extended life is performed by reviewing past prepayment experience and estimating future prepayment experience by considering numerous factors which include current market assumptions, the interest rate environment and economic factors. If actual prepayments with respect to sold loans occur faster or credit experience is worse than projected at the time such loans were sold, the carrying value of the Excess Spread Receivable may have to be written down through a charge to earnings in the period of adjustment.

    Additionally, upon sale or securitization of servicing retained mortgages, the Company capitalizes the cost associated with the right to service mortgage loans based on its relative fair value. The Company determines fair value based on the present value of estimated net future cash flows related to servicing income. The cost allocated to the servicing rights is amortized in proportion to and over the period of estimated net future servicing fee income. The Company periodically reviews capitalized servicing fees receivable for valuation impairment. This review is performed on a disaggregated basis for the predominant risk characteristics of the underlying loans which are loan type, loan-to-value ratio and credit quality. The Company generally makes loans to credit impaired borrowers whose borrowing needs may not be met by traditional financial institutions due to credit exceptions. The Company has found that credit impaired borrowers are payment sensitive rather than interest rate sensitive. As such the Company does not consider interest rates a predominant risk characteristic for purposes of valuation impairment. Impairment is recognized in a valuation allowance for each disaggregated stratum in the period of impairment.

    On January 1, 1997, the Company adopted the Financial Accounting Standards Board's ("FASB") SFAS No. 125, "Accounting for Transfers and Servicing of Financial Assets and Extinguishment of Liabilities" ("SFAS 125") which addresses the accounting for transfers of financial assets in which the transferor has some continuing involvement either with the assets transferred or with the transferee. A transfer of financial assets in which the transferor surrenders control over those assets is accounted for as a sale to the extent that consideration other than beneficial interest in the transferred assets is received in exchange. SFAS 125 requires that liabilities and derivatives incurred or obtained by transferors as part of a transfer of financial assets be initially measured at fair value, if practicable. In addition, SFAS 125 requires that servicing assets and liabilities be subsequently measured by the amortization over their estimated life and assessment of asset impairment be based on such assets' fair value. SFAS 125 is effective for transfers and servicing of financial assets and extinguishments of liabilities occurring after December 31, 1996, and is to be applied prospectively. The adoption of this standard did not have a material impact on the Company's results of operations. However, certain of the assets that the Company had sold under the Purchase and Sale Facilities subsequent to January 1, 1997 did not qualify for sale treatment under SFAS 125, and as a result, $251.5 million of such assets were included as trade receivables sold under agreements to repurchase on the Company's consolidated balance sheets. SFAS 125 does not in any way effect the ability of the Company to finance these assets. The Company expects to replace the Purchase and Sale Facilities with repurchase agreements for those asset types which do not qualify for sale treatment.

FINANCIAL CONDITION

AT JUNE 30, 1997

    Securities purchased under agreements to resell increased $280.6 million from $224.0 million at March 31, 1997 to $504.6 million at June 30, 1997. Receivables held for sale and loans and other assets sold with recourse under the Company's Purchase and Sale Facilities and the Repurchase Agreement are hedged, in part, through the use of United States Treasury securities and futures contracts to reduce exposure to interest rate fluctuations. Securities purchased under agreements to resell are part of this hedging strategy. This increase was primarily due to the increase in the Company's securitization volume and the related receivables held for sale account.

    Interest-only and residual certificates increased $71.7 million from $445.0 million at March 31, 1997 to $516.7 million at June 30, 1997. This increase represents $81.2 million recorded during fiscal 1997 relating to new securitizations and recorded interest income of $11.2 million partially offset by $7.2 million of sales and $13.5 million of collections.

    Capitalized servicing fees receivable increased $5.7 million from $29.4 million at March 31, 1997 to $35.1 million at June 30, 1997. This balance reflects the capitalization of $7.8 million of servicing rights and $1.1 million of prepayment premiums paid partially offset by amortization of $3.2 million.

    Trade receivables, net increased $135.6 million from $709.2 million at March 31, 1997 to $844.8 million at June 30, 1997. This increase was due to an increase in receivables held for sale from $625.5 million as of March 31, 1997 to $695.0 million at June 30, 1997, and an increase in other receivables from $87.4 million at March 31, 1997 to $152.6 million at June 30, 1997. The increase in receivables held for sale of $69.5 million was due to the investment of the net cash proceeds available from the Company's 1997 Equity Offering (defined below) and the timing of securitizations.

    The increase in other receivables of $65.2 million from March 31, 1997 to June 30, 1997, was primarily due to an increase in short-term receivables associated with the timing of securitization transactions of $48.7 million. Additional changes to other receivables were an increase in servicing advances of $6.0 million and an increase in financed interest-only and residual certificates of $3.9 million.

    Premises and equipment, net increased $1.1 million from $7.8 million at March 31, 1997 to $8.9 million at June 30, 1997. The increase is primarily due to increased purchases related to the expansion of ContiMortgage's offices.

    Cost in excess of equity acquired decreased $0.3 million from $48.2 million at March 31, 1997 to $47.9 million at June 30, 1997. The decrease was due to the amortization of the cost in excess of equity acquired which was recorded upon the purchase of the Acquisitions made by the Company during the third quarter of fiscal 1997.

    Other assets increased $6.2 million from $30.7 million at March 31, 1997 to $36.9 million at June 30, 1997. Other assets represents prepaid expenses, margin and other deposits, deferred bond issuance costs, equity investments in unconsolidated subsidiaries and other investments. This increase is primarily due to an increase of approximately $5.6 million for equity investments in unconsolidated subsidiaries.

    Accounts payable and accrued expenses increased $6.2 million from $87.8 million at March 31, 1997 to $94.0 million at June 30, 1997. The balance increased primarily due to an increase in accrued taxes payable of $27.0 million, and accrued interest payable of $10.0 million offset by a decrease in accrued incentive amounts of $27.1 million and accrued securitization expenses of $4.0 million. See due to affiliates discussion below for a discussion of accrued taxes payable. The increase in accrued interest payable and the decreases in accrued incentive amounts and accrued securitization expenses were due to timing differences relating to the payments of these liabilities.

    Securities sold but not yet purchased increased $271.8 million from $225.1 million at March 31, 1997 to $496.9 million at June 30, 1997. Receivables held for sale and loans and other assets sold, with recourse, under the Company's Purchase and Sale Facilities and the Repurchase Agreement are hedged, in part, through the use of United States Treasury securities and futures contracts to reduce exposure to interest rate fluctuations. Securities sold but not yet purchased are part of this hedging strategy. This increase was primarily due to the increase in the Company's securitization volume and the related receivables held for sale account.

    Trade receivables sold under agreements to repurchase increased $54.5 million from $251.5 million at March 31, 1997 to $306.0 million at June 30, 1997. This increase is due to the increase in receivables held for sale during the three months ended June 30, 1997.


    Due to affiliates decreased $20.3 million from $36.4 million at March 31, 1997 to $16.1 million at June 30, 1997. The decrease is primarily due to the effect of the 1997 Equity Offering which reduced Continental Grain's ownership of the Company from approximately 81% to approximately 75%. When the Company was 81% owned by Continental Grain, the Company's Federal income taxes were prepared on a consolidated basis with Continental Grain and such liabilities were paid through the due to affiliates account. Since Continental Grain's ownership percentage has been reduced to approximately 75%, taxes are now accrued and paid directly by the Company.

    Short-term borrowed funds represents borrowings from the Credit Facility. At June 30, 1997 and March 31, 1997, $130.0 million and $25.0 million of drawings under this line were outstanding, respectively. These borrowings were used for general corporate purposes. For further discussion see "Liquidity and Capital Resources."

    There were no material changes in long-term debt from March 31, 1997 to June 30, 1997.

    Other liabilities increased $12.4 million from $12.1 million at March 31, 1997 to $24.5 million at June 30, 1997. The increase is primarily due to a net increase in deferred compensation payable of $10.6 million under the terms of incentive plans and an increase in deferred income of $1.8 million.

    Stockholders' equity increased $130.9 million from $407.8 million at March 31, 1997 to $538.7 million at June 30, 1997. The increase was due to the 1997 Equity Offering with net proceeds of $100.8 million, net income of $26.9 million, the amortization of deferred compensation and a deferred compensation tax adjustment of $3.0 million and the exercise of stock options of $0.2 million.

AT MARCH 31, 1997

    Securities purchased under agreements to resell increased $44.1 million from $179.9 million at March 31, 1996 to $224.0 million at March 31, 1997. The Company hedges, in part, its interest rate exposure on its receivables held for sale and loans and other assets sold, with recourse, under its Purchase and Sale Facilities, through the use of United States Treasury securities and futures contracts. Securities purchased under agreements to resell are part of this hedging strategy. The increase in securities purchased under agreements to resell was due primarily to the increase in the Company's securitization volume in fiscal 1997 as compared to fiscal 1996.

    Interest-only and residual certificates increased $151.8 million from $293.2 million at March 31, 1996 to $445.0 million at March 31, 1997. Excluding $15.2 million of interest-only and residual certificates relating to the Acquisitions, the March 31, 1997 balance increased by $136.6 million from March 31, 1996. This increase represents $251.1 million recorded during fiscal 1997 relating to new securitizations and recorded interest income of $33.7 million partially offset by $96.5 million of sales and $51.7 million of collections.

    Capitalized servicing fees receivable increased $17.7 million from $11.7 million at March 31, 1996 to $29.4 million at March 31, 1997. This balance reflects the capitalization of $24.0 million of servicing rights and $1.4 million of prepayment premiums paid partially offset by amortization of $7.7 million.

    Trade receivables, net increased $356.9 million from $352.3 million at March 31, 1996 to $709.2 million at March 31, 1997. Excluding $51.3 million of trade receivables, net relating to the Acquisitions, the March 31, 1997 balance increased by $305.6 million from March 31, 1996. This increase was primarily due to an increase in receivables held for sale from $303.7 million as of March 31, 1996 to $574.3 million at March 31, 1997, and partially due to the increase in other receivables from $50.5 million at March 31,1996 to $85.7 million at March 31, 1997. The increase in receivables held for sale was primarily due to the adoption of SFAS 125 on January 1, 1997. As of March 31, 1997, $251.5 million of receivables held for sale under the Purchase and Sale Facilities were categorized as financing under SFAS 125 and classified as "Trade receivables sold under agreements to repurchase". In addition to the SFAS 125 classification, there was an additional increase of $19.1 million of receivables held for sale due to an overall increase in securitization volume from fiscal 1996 to fiscal 1997.

    The increase in other receivables of $35.2 million from fiscal 1996 to fiscal 1997 was primarily due to an increase in servicing advances of $16.8 million and an increase in short-term receivables of $17.2 million. The increase in servicing advances was due to advances made by ContiMortgage on loans in the servicing system. ContiMortgage, as servicer, is contractually liable to pay the REMIC for certain delinquencies and then collects the past due amounts from the borrower. This increase is because of an overall dollar increase in delinquencies from fiscal 1996 to fiscal 1997. The increase in short-term receivables is due to timing differences in receiving loan payments from third party intermediaries.

    Premises and equipment, net increased $3.8 million from $3.9 million at March 31, 1996 to $7.7 million at March 31, 1997. Excluding $3.4 million of premises and equipment relating to the Acquisitions, the March 31, 1997 balance decreased by $0.4 million from March 31, 1996. This decrease was primarily as a result of office equipment acquisitions which were more than offset by the normal periodic depreciation of owned equipment.

    Cost in excess of equity increased $33.6 million from $14.6 million at March 31, 1996 to $48.2 million at March 31, 1997. The increase was primarily due to the costs in excess of equity recorded upon the Acquisitions made by the Company during the third quarter of fiscal 1997.

    Other assets increased $26.8 million from $3.9 million at March 31, 1996 to $30.7 million at March 31, 1997. Excluding the effects of the Acquisitions, other assets at March 31, 1997 increased by $24.4 million from March 31, 1996. Other assets represents prepaid expenses, margin and other deposits, deferred bond issuance costs and other investments. This increase is primarily due to an increase of approximately $12.0 million of deferred issuance costs on the 8 3/8% and 7 1/2% Senior Notes, $3.7 million of prepaid shelf registration and servicing fees and an increase of $4.3 million in escrow deposits.

    Accounts payable and accrued expenses increased $14.3 million from $73.5 million at March 31, 1996 to $87.8 million at March 31, 1997. Excluding $6.6 million of accounts payable and accrued expenses relating to the Acquisitions, the March 31, 1997 balance increased by $7.7 million from March 31, 1996. The balance increased primarily due to an increase in accrued taxes payable of $14.6 million, incentive accruals of approximately $5.5 million, accruals for securitization obligations of $4.1 million, accrued interest payable of $3.1 million, accrued pension and health care costs of approximately $1.5 million offset by a decrease in accrued amounts payable under the Company's Purchase and Sale Facilities of approximately $20.8 million. The increases in accrued taxes payable, and accruals for securitization obligations were due to increased securitization volume, producing higher net income in fiscal 1997. The increase in incentive accruals in fiscal 1997 as compared to fiscal 1996 was due to the deferral of payments. The increase in accrued pension and healthcare costs was due to an increase in the number of employees (excluding the Acquisitions) to 703 in fiscal 1997 as compared to 455 employees in fiscal 1996. The decrease in accrued amounts payable under the Company's Purchase and Sale Facilities was due to a timing difference in the amounts payable under these obligations.

    Securities sold but not yet purchased increased $44.4 million from $180.7 million at March 31, 1996 to $225.1 million at March 31, 1997. The Company hedges, in part, its interest rate exposure on its receivables held for sale and loans and other assets sold with recourse under its Purchase and Sale Facilities through the use of United States Treasury securities and futures contracts. Securities sold but not yet purchased are part of this hedging strategy. This increase was due primarily to the increase in the Company's securitization volume in fiscal 1997 from fiscal 1996.

    Payables to affiliates decreased $301.3 million from $337.7 million at March 31, 1996 to $36.4 million at March 31, 1997. In connection with the IPO, Continental Grain provided financing with three notes totaling $324.0 million. These notes were refinanced principally with the net proceeds of the Senior Notes. The remaining balance of payables to affiliates at March 31, 1997 represents amounts due under a services agreement and a tax sharing agreement with Continental Grain.

    Short-term borrowed funds represents borrowings from the Credit Facility. At March 31, 1997, $25.0 million of drawings under this line were outstanding.

    On August 14, 1996, the Company issued the 8 3/8% Senior Notes and on March 12, 1997, the Company issued the 7 1/2% Senior Notes, resulting in $498.5 million of the balance sheet increase in long-term debt from March 31, 1996. The Senior Notes were issued at a discount which is being amortized over the life of the Senior Notes. The remaining $0.3 million of long-term debt represents amounts payable under a long term capitalized lease.

    Other liabilities increased $6.3 million from $5.8 million at March 31, 1996 to $12.1 million at March 31, 1997. Excluding the effects of the Acquisitions, other liabilities at March 31, 1997 increased by $5.9 million from March 31, 1996. The increase is primarily due to the accrual of contingent payments relating to the Acquisitions.

    Stockholders' equity increased $113.0 million from $294.8 million at March 31, 1996 to $407.8 million at March 31, 1997 due to net income of $106.0 million, the amortization of deferred compensation of $6.7 million and the exercise of stock options of $0.3 million. Excluding the effect of the Acquisitions, stockholders' equity at March 31, 1997 increased by $109.4 million from March 31, 1996.

RESULTS OF OPERATIONS

THREE MONTHS ENDED JUNE 30, 1997 COMPARED TO THREE MONTHS ENDED JUNE 30, 1996

    The Company's total gross income increased from $69.8 million for the three months ended June 30, 1996 to $134.0 million for the three months ended June 30, 1997, representing a 92% increase. During the first quarter of fiscal 1998, gross income increased by $37.0 million, or 53%, exclusive of the Acquisitions. Net income increased from $19.4 million for the three months ended June 30, 1996 to $26.9 million for the three months ended June 30, 1997, representing a 38% increase. Net income for the three months ended June 30, 1997 increased by $4.2 million, or 22%, exclusive of the Acquisitions.

    On a percentage basis, the following table sets forth the composition of the Company's results as a percentage of total gross income for the periods indicated:

                                                                      THREE MONTHS ENDED
                                                                           JUNE 30,
                                                                    ----------------------
                                                                       1997        1996
                                                                    ----------  ----------
Gross income
  Gain on sale of receivables.....................................      48.00%      44.67%
  Interest........................................................       37.07       40.87
  Net servicing income............................................       11.92       13.01
  Other income....................................................        3.01        1.45
                                                                    ----------  ----------
    Total gross income............................................     100.00%     100.00%
                                                                    ----------  ----------
Expenses
  Compensation and benefits.......................................      22.56%      17.79%
  Interest........................................................       26.76       28.18
  Provision for loan losses.......................................        0.98        0.31
  General and administrative......................................       15.72        6.85
                                                                    ----------  ----------
    Total expenses................................................      66.02%      53.13%
                                                                    ----------  ----------
Income before income taxes and minority interest..................      33.98%      46.87%
Income taxes......................................................       13.91       19.01
                                                                    ----------  ----------
Income before minority interest...................................      20.07%      27.86%
Minority interest of subsidiary...................................        0.02        0.00
                                                                    ----------  ----------
    Net income....................................................      20.05%      27.86%
                                                                    ----------  ----------
                                                                    ----------  ----------

    The Company's move into retail origination has resulted in a change in the profile of the income statement. Retail origination expenses focus heavily on compensation and benefits and general and administrative expenses, whereas with wholesale originators, such ContiMortgage, costs of origination in the form of origination points are netted against gain on sale of receivables. As retail origination grows, the

Company anticipates a related increase in operating expenses, largely offset by higher income from origination points and other cash income included in gain on sale results.

    INCOME. The increase in total gross income was due to a greater volume of loans originated as a result of the expansion of the Company's wholesale and broker home equity loan origination sources and the move into retail originations.

    The following table sets forth information regarding the components of the Company's total gross income in each of the three month periods ended June 30:

                                                                         THREE MONTHS
                                                                        ENDED JUNE 30,
                                                                    ----------------------
                                                                       1997        1996
                                                                    ----------  ----------
                                                                        (IN THOUSANDS)
Gain on sale of receivables.......................................  $   64,340  $   31,166
Interest..........................................................      49,679      28,515
Net servicing income..............................................      15,973       9,073
Other income......................................................       4,031       1,009
                                                                    ----------  ----------
  Total gross income..............................................  $  134,023  $   69,763
                                                                    ----------  ----------
                                                                    ----------  ----------

    Gain on sale of receivables was the primary component of total gross income, comprising 48% and 45% of total gross income in the three months ended June 30, 1997 and 1996, respectively. Gain on sale of receivables increased $33.2 million, or 106%, in the three months ended June 30, 1997 as compared to the corresponding period in 1996. During the first quarter of fiscal 1998, gain on sale of receivables increased by $8.9 million or 29%, exclusive of the Acquisitions.

    Gain on sale of receivables represents income primarily from the structuring and sale of pools of home equity loans originated by ContiMortgage, the retail origination companies and Strategic Alliance clients of the Company in REMICs, owner trusts and grantor trusts. In addition, gains on sale of receivables are earned upon whole loan sales and upon securitization of commercial and multi-family loans, home improvement loans, franchisee loans, prime and non-prime auto loans and equipment leases which are sold into REMICs and whole loan and other trust structures.

    The increase in income earned from gain on sale of receivables was due to an increased volume of loans and leases structured partially offset by a decreased gain on sale percentage. The Company structured and sold $1.4 billion of mortgages, loans and leases, exclusive of the Acquisitions, in the three months ended June 30, 1997, an increase of $0.6 billion from the three months ended June 30, 1996, which contributed $16.3 million of the increase in gain on sale of receivables.

    The gain on sale percentage, computed as the ratio of gain on sale gross income divided by the dollar volume of loans securitized, decreased by 87 basis points from 3.69% for the three months ended June 30, 1996 to 2.82% for the three months ended June 30, 1997. The primary reasons for the decline were twofold: (1) origination costs or premiums paid for loans increased by 74 basis points, reducing the Excess Spread component of the gain on sale calculation; and (2) the average life on ContiMortgage securitizations declined by 0.3 years in the first quarter of fiscal 1998 compared to the corresponding period in fiscal 1997 due to an increase in prepayment speed assumptions used by the Company in valuing the Excess Spread Receivable. Securities sold were executed at more favorable investor yields and efficient securitization structures in the three months ended June 30, 1997, than in the comparable period in 1996, generating a 30 basis point increase in Excess Spread, partially offsetting the declines in Excess Spread and average life. These changes resulted in a $7.4 million decline in gain on sale of receivables.

    The combination of the $16.3 million increase due to increased volume and the $7.4 million decrease due to a decline in ContiMortgage Excess Spread resulted in a net increase in gain on sale of receivables from the three months ended June 30, 1996 to the corresponding period in 1997 of $8.9 million.

    Interest income increased $21.2 million, or 74%, for the three months ended June 30, 1997, from the corresponding period in 1996. Interest income increased by $19.1 million, or 67%, exclusive of the

Acquisitions. Interest income represents interest earned on loans originated or purchased by the Company during the period from their origination or purchase until the actual sale of the loans, as well as the recognition of the increased value of the discounted Excess Spread Receivables over time. The interest earned on loans originated and purchased contributed $15.1 million to the increase between the three months ended June 30, 1996 and 1997. The increase in interest earned on loans originated and purchased was primarily due to a $646.4 million increase in the average balance of loans originated and purchased but not yet securitized during the periods. The recognition of the increased value of the discounted Excess Spread Receivables over time accounted for $4.0 million of the increase in interest income which was due to the increase in the average investment in Excess Spread Receivables in the three months ended June 30, 1997 as compared to the corresponding period in 1996.

    Net servicing income increased $6.9 million, or 76%, for the three months ended June 30, 1997 compared to the corresponding period in 1996 due to the increase in the size of the servicing portfolio and the volume of loan sales and securitizations. Net servicing income increased by $6.4 million, or 70%, exclusive of the Acquisitions. The Company's loan servicing portfolio increased $3.0 billion from $4.3 billion to $7.3 billion at June 30, 1996 as compared to June 30, 1997, contributing to a $2.6 million increase in net servicing income between the three months ending June 30, 1996 and 1997. Additionally, net servicing income increased by $3.8 million in the first quarter of fiscal 1998 as compared to the first quarter of fiscal 1997 due to capitalized servicing income associated with the 83% increase in the ContiMortgage and ContiWest home equity loan sales and securitizations for the three months ended June 30, 1997 as compared to the corresponding period in 1996.

    Other income increased $3.0 million, or 300%, for the three month period ended June 30, 1997 compared to the corresponding period in 1996. Other income increased by $2.6 million, or 254%, exclusive of the Acquisitions. Other income consists primarily of "purchase premium refunds" on warehouse advances and for the three months ended June 30, 1997, miscellaneous income. "Purchase premium refunds" are received from certain origination sources related to loans that prepay within a contractually set time period. Upon origination of a loan, the Company will pay a wholesale originator a purchase premium for the loan or pools of loans. The Company negotiates agreements with wholesale originators that stipulate that a portion of such purchase premium will be repaid if individual loans are repaid within a contractually set time period. The income from "purchase premium refunds" increased by approximately $0.9 million due to the increase in ContiMortgage origination volume. The miscellaneous income received during the three months ended June 30, 1997 consisted of $1.1 million of income received in connection with the termination of a Strategic Alliance agreement.

    EXPENSES. Total expenses for the three months ended June 30, 1997 increased $51.4 million or 139% from the corresponding period in 1996. Total expenses increased by $28.0 million, or 75%, exclusive of the Acquisitions. This increase in total expenses was due to the increase in number of employees, and costs associated with increased loan volume.

    The following table sets forth the components of the Company's expenses for the three months ended June 30, 1997 and 1996:

                                                                       THREE MONTHS ENDED
                                                                            JUNE 30,
                                                                      --------------------
                                                                        1997       1996
                                                                      ---------  ---------
                                                                         (IN THOUSANDS)
Compensation and benefits...........................................  $  30,234  $  12,408
Interest............................................................     35,863     19,662
Provision for loan losses...........................................      1,311        219
General and administrative..........................................     21,070      4,779
                                                                      ---------  ---------
    Total expenses..................................................  $  88,478  $  37,068
                                                                      ---------  ---------
                                                                      ---------  ---------

    Compensation and benefits expense increased $17.8 million, or 144%, for the three months ended June 30, 1997 compared to the corresponding period in 1996. Of this increase in compensation and benefits, $12.3 million was due to the addition of 974 employees from the Acquisitions. Compensation and benefits expense increased by $5.5 million, or 44%, exclusive of the Acquisitions. This increase was primarily due to the addition of new personnel. On June 30, 1997, the Company had 770 employees, exclusive of the Acquisitions, as compared to 515 employees on June 30, 1996, a 50% increase, which primarily contributed to a $5.9 million increase in salary and benefits partially offset by a $0.4 million decrease in total incentive compensation. Incentive compensation is calculated under provisions of certain formula based plans. Total incentive compensation decreased due to changes in certain components of these formula based plans.

    Interest expense increased $16.2 million, or 82%, to $35.9 million for the three months ended June 30, 1997 as compared to $19.7 million for the corresponding period in 1996. Interest expense increased by $15.9 million, or 81%, to $35.6 million exclusive of the Acquisitions. This increase was primarily a result of an increase in long-term or short-term borrowings, trade receivables sold under agreements to repurchase and sales under the Company's Purchase and Sale Facilities. Average borrowings increased by $0.9 billion for the three months ended June 30, 1997, as compared to the corresponding period in 1996.

    Provision for loan losses increased to $1.3 million for the three months ended June 30, 1997 as compared to $0.2 million for the three months ended June 30, 1996. Provision for loan losses remained comparable exclusive of the Acquisitions. Provision for loan losses is recorded in sufficient amounts to maintain an allowance at a level considered adequate to cover anticipated losses resulting from liquidation of receivables held for sale and receivables sold with limited recourse under the Purchase and Sale Facilities, prior to securitization.

    General and administrative expenses increased $16.3 million, or 341%, for the three months ended June 30, 1997 compared to the corresponding period in 1996. Of this increase in general and administrative expenses, $9.7 million was attributable to the retail origination operations of the Acquisitions. General and administrative expenses increased by $6.6 million, or 139%, exclusive of the Acquisitions. Part of the increase was due to a $1.7 million increase in costs associated with underwriting, originating and servicing higher loan volumes. In the three months ended June 30, 1997, origination volume increased 72% as compared to the three months ended June 30, 1996 exclusive of the Acquisitions. The remaining increase in general and administrative expenses of approximately $2.8 million was primarily due to the increase in the number of employees to 770 on June 30, 1997, exclusive of employees from the Acquisitions, from 515 on June 30, 1996.

    INCOME TAXES. The Company's provision for income taxes was $18.6 million and $13.3 million for the three months ended June 30, 1997 and 1996, respectively. The increase in taxes of 40% for the three months ended June 30, 1997 compared to the corresponding period in 1996 was related to the increase in income before taxes and minority interest over the same period. The effective tax rate for each of the three month periods remained consistent at 41%.

YEAR ENDED MARCH 31, 1997 COMPARED TO YEAR ENDED MARCH 31, 1996 AND YEAR ENDED
  MARCH 31, 1995

    The Company's total gross income increased $156.0 million or 57% to $427.8 million in fiscal 1997 as compared to $271.8 million of total gross income in fiscal 1996, which in turn increased $149.8 million or 123% from total gross income of $122.0 million for fiscal 1995. Excluding the effects of the Acquisitions, fiscal 1997 gross income increased by $123.9 million from fiscal 1996. The Company's total expenses as a percentage of total gross income increased to 59% in fiscal 1997 from 53% in fiscal 1996 and fiscal 1995. As a result, net income for fiscal 1997 increased $79.9 million or 306% to $106.0 million compared to net income of $26.1 million in fiscal 1995. Excluding the Acquisitions during the third quarter of fiscal 1997, net income increased by $76.3 million from fiscal 1995.

    On a percentage basis, the following table sets forth the composition of the Company's results as a percentage of total gross income for the periods indicated:

                                                                                     YEARS ENDED MARCH 31,
                                                                               ----------------------------------
                                                                                  1997        1996        1995
                                                                               ----------  ----------  ----------
Gross income
  Gain on sale of receivables................................................       49.28%      53.91%      55.34%
  Interest...................................................................       37.73       33.75       35.19
  Net servicing income.......................................................       10.83       10.78        7.63
  Other income...............................................................        2.16        1.56        1.84
                                                                               ----------  ----------  ----------
      Total gross income.....................................................      100.00%     100.00%     100.00%
                                                                               ----------  ----------  ----------
Expenses
  Compensation and benefits..................................................       19.21%      19.21%      19.52%
  Interest...................................................................       28.20       27.51       24.29
  Provision for loan losses..................................................        0.71        0.10        1.59
  General and administrative.................................................       10.50        6.63        7.89
                                                                               ----------  ----------  ----------
      Total expenses.........................................................       58.62%      53.45%      53.29%
                                                                               ----------  ----------  ----------
Income before income taxes and minority interest.............................       41.38%      46.55%      46.71%
Income taxes.................................................................       16.67       18.06       18.17
Minority Interest............................................................       (0.07)       1.22        7.15
                                                                               ----------  ----------  ----------
      Net income.............................................................       24.78%      27.27%      21.39%
                                                                               ----------  ----------  ----------
                                                                               ----------  ----------  ----------

    INCOME. The increase in total gross income was due to a greater volume of loans originated as a result of the expansion of the Company's wholesale and broker origination sources. The following table sets forth information regarding the components of the Company's total gross income in each of the last three fiscal years ending on March 31:

                                                                                     YEARS ENDED MARCH 31,
                                                                               ----------------------------------
                                                                                  1997        1996        1995
                                                                               ----------  ----------  ----------

                                                                                         (IN THOUSANDS)
Gain on sale of receivables..................................................  $  210,861  $  146,529  $   67,512
Interest.....................................................................     161,402      91,737      42,929
Net servicing income.........................................................      46,340      29,298       9,304
Other income.................................................................       9,227       4,252       2,252
                                                                               ----------  ----------  ----------
Total gross income...........................................................  $  427,830  $  271,816  $  121,997
                                                                               ----------  ----------  ----------
                                                                               ----------  ----------  ----------

    Gain on sale of receivables was the primary component of total gross income, comprising 49%, 54% and 55% of total gross income in fiscal 1997, 1996 and 1995, respectively. Gain on sale of receivables increased $64.3 million or 44% in fiscal 1997 as compared to fiscal 1996, which in turn increased by $79.0 million or 117% from fiscal 1995. Excluding $26.5 million of gain on sale of receivables relating to the Acquisitions, the fiscal 1997 balance increased by $37.8 million or 26% from fiscal 1996. Gain on sale of receivables as a percentage of total gross income was lower in fiscal 1997 due to an increased outstanding balance of interest earning assets resulting in increased interest income.

    Gain on sale of receivables represents income primarily from the structuring and sale of pools of home equity loans originated by ContiMortgage and Strategic Alliance clients of the Company in REMICs, owner trusts and grantor trusts. In addition, gains on sale of receivables are earned upon whole loan sales and upon securitization of commercial and multi-family loans, self-storage facilities, Title I home improvement loans, franchisee loans, auto loans and equipment leases which are sold into REMICs and whole loan and other trust structures.

    The increase in income earned from gain on sale of receivables was due to an increased volume of loans, leases and other assets structured and an increased gain on sale percentage. Excluding contributions from the Acquisitions, the Company structured and sold $4.9 billion of mortgages, loans and leases in fiscal 1997, an increase of $0.9 billion from fiscal 1996, which contributed $32.7 million of the increase in gain on sale of receivables. The Company also structured and sold $4.0 billion of mortgages, loans and leases in fiscal 1996, an increase of $1.7 million from fiscal 1995, which contributed $62.6 million of the increase in gain on sale of receivables.


    The gain on sale percentage represents the differential between the interest rate earned on underlying securitized loans, leases or other assets and the pass-through rate paid to the securitization investors during the estimated life of the loans, leases or other assets. The increase in the gain on sale percentage was primarily due to the type of assets securitized and changes in the yield curve. The larger gain on sale percentage in fiscal 1997 as compared to fiscal 1996 was partially due to an increased proportion of ContiMortgage securitizations which yield higher gain on sale percentages than securitizations and placements for Strategic Alliance clients. In fiscal 1997, ContiMortgage securitizations represented 75% of total volume as compared to 51% for fiscal 1996 and 57% for fiscal 1995. This contributed to a gain of 13 basis points in Excess Spread or a $5.1 million increase in gain on sale of receivables in fiscal 1997 as compared to fiscal 1996. The combination of the $32.7 million increase due to increased volume and the $5.1 million increase due to an increase in the percentage of ContiMortgage assets securitized resulted in a total increase in gain on sale of receivables from fiscal 1996 to fiscal 1997 of $37.8 million.

    In fiscal 1996 as compared to fiscal 1995, the relationship between interest rates and maturity caused an increase in the gain on sale percentage. As the Company originates and sells loans and leases based on the interpolated United States Treasury interest rate plus a negotiated additional interest spread, the gain on sale of receivables is affected by unequal movements in interest rates at various maturities. The interpolated United States Treasury interest rate is based on the Company's estimate of the average life of the pool of loans or leases. In fiscal 1996 as compared to fiscal 1995, the yield curve steepened which contributed an additional 72 basis points to Excess Spread or $16.4 million of the increase in gain on sale of receivables. The combination of the $16.4 million increase due to the yield curve and the $62.6 million increase due to increased volume resulted in a total increase in gain on sale of receivables from fiscal 1995 to fiscal 1996 of $79.0 million. The gain on sale as a percentage of loans securitized and sold for fiscal 1997, 1996 and 1995 was 4.2%, 3.7% and 3.0%, respectively.

    Interest income increased $69.7 million or 76% in fiscal 1997 from fiscal 1996 and $48.8 million or 114% in fiscal 1996 from fiscal 1995. Excluding the effects of the Acquisitions, fiscal 1997 interest income increased by $65.9 million, or 72% from fiscal 1996. Interest income represents interest earned on loans originated or purchased by the Company during the period from origination or purchase until the actual sale of the loans, as well as the recognition of the increased value of the discounted Excess Spread Receivables over time. The interest earned on loans originated and purchased contributed $50.1 million to the increase between fiscal 1996 and fiscal 1997 and $35.5 million to the increase between fiscal 1995 and fiscal 1996. The increase in interest earned on loans originated and purchased was due primarily to the increase in the average balance of loans originated and purchased but not yet securitized during the periods, an increase of $715.6 million in fiscal 1997 as compared to fiscal 1996 and an increase of $591.5 million in fiscal 1996 as compared to fiscal 1995. The recognition of the increased value of the discounted Excess Spread Receivables over time, due to an increase in interest-only and residual certificates, as previously discussed, accounted for $12.8 million of the increase in interest income between fiscal 1996 and fiscal 1997 and $13.3 million of the increase between fiscal 1995 and fiscal 1996.

    Net servicing income increased $17.0 million or 58% in fiscal 1997 compared to fiscal 1996 and $20.0 million or 215% in fiscal 1996 compared to fiscal 1995 due to the increase in the size of the servicing portfolio, the volume of loan sales and securitizations and, in fiscal 1996, a change in accounting principles. Excluding the effects of the Acquisitions, fiscal 1997 net servicing income increased by $16.5 million, or 56% from fiscal 1996. The Company's home equity loan servicing portfolio increased $2.5 billion or 66% to $6.4 billion at March 31, 1997 from March 31, 1996 and $1.7 billion or 76% to $3.9 billion at March 31,

1996 from March 31, 1995. The growth of the servicing portfolio contributed $11.9 million of the increase between fiscal 1996 and fiscal 1997, and $8.3 million of the increase between fiscal 1995 and fiscal 1996. Additionally, net servicing income increased by $4.6 million in fiscal 1997 as compared to fiscal 1996 due to capitalized servicing income associated with the 79% increase in the ContiMortgage home equity loan sales and securitizations during the same period. In fiscal 1996 as compared to fiscal 1995 the capitalization of servicing fees increased servicing income by $11.7 million as servicing fees were not capitalized in fiscal 1995.

    Other income increased $4.9 million or 114% to $9.2 million in fiscal 1997 as compared to fiscal 1996 and increased $2.0 million or 87% to $4.3 million in fiscal 1996 as compared to fiscal 1995. Excluding the effects of the Acquisitions, fiscal 1997 other income increased by $3.7 million or 86% from fiscal 1996. Other income consists primarily of "purchase premium refunds" and for fiscal 1997, warrant income. "Purchase premium refunds" are received from certain origination sources related to loans that prepay within a contractually set time period. Upon origination of a loan, the Company will pay a wholesale originator a purchase premium for the loan or pools of loans. The Company negotiates agreements with wholesale originators that provide that a portion of such purchase premium will be repaid if individual loans are repaid within a contractually set time period. The income from "purchase premium refunds" increased due to the increase in ContiMortgage origination volume. The fiscal 1997 warrant income received consists of $2.7 million of income from the sale of stock warrants in a Strategic Alliance company.

    EXPENSES. Total expenses for fiscal 1997 increased $105.5 million or 73% from fiscal 1996 which in turn increased $80.3 million or 123% from fiscal 1995. Excluding the effects of the Acquisitions, fiscal 1997 total expenses increased by $77.0 million or 53% from fiscal 1996. These increases in total expenses were due to the increase in number of employees and costs associated with increased mortgage volume and increased interest costs from financing larger balances of securitizable loans.

    The following table sets forth the components of the Company's expenses for each of the last three fiscal years.

                                                                   YEARS ENDED MARCH 31,
                                                             ---------------------------------
                                                                1997        1996       1995
                                                             ----------  ----------  ---------

                                                                      (IN THOUSANDS)
Compensation and benefits..................................  $   82,170  $   52,203  $  23,812
Interest...................................................     120,636      74,770     29,635
Provision for loan losses..................................       3,043         285      1,935
General and administrative.................................      44,940      18,022      9,627
                                                             ----------  ----------  ---------
Total expenses.............................................  $  250,789  $  145,280  $  65,009
                                                             ----------  ----------  ---------
                                                             ----------  ----------  ---------

    Compensation and benefits increased $30.0 million or 57% in fiscal 1997 compared to fiscal 1996 and increased $28.4 million or 119% in fiscal 1996 as compared to fiscal 1995. Excluding $16.1 million of compensation and benefits relating to the Acquisitions, fiscal 1997 compensation and benefits expense increased by $13.9 million or 27% from fiscal 1996. The increase was primarily due to the addition of new personnel, changes in and accruals under incentive compensation plans, vesting of restricted common stock and commissions paid to certain employees based upon volume of loan originations. On March 31, 1997, the Company had 1,562 employees, 859 from the Acquisitions, as compared to 455 employees on March 31, 1996 and 234 employees on March 31, 1995. This increase primarily contributed to a $14.0 million increase in compensation costs in fiscal 1997 compared to fiscal 1996, excluding the Acquisitions, and a $6.4 million increase in compensation costs in fiscal 1996 as compared to fiscal 1995. The fiscal 1997 accrual for incentive compensation was $23.2 million as compared to $28.0 million in fiscal 1996 and $12.4 million in fiscal 1995, which contributed to a $4.8 million decrease in compensation costs in fiscal 1997 compared to fiscal 1996 and a $15.6 million increase in fiscal 1996 compared to fiscal 1995. In connection with the IPO, shares of "restricted" common stock were granted to certain key employees. The "restricted" common stock granted, subject to the employee's continued employment with the Company, generally vests between February 14, 1996 and March 31, 2000. The expense related to the vesting of "restricted" common stock increased by $1.7 million to $6.7 million during fiscal 1997 from fiscal 1996 restricted stock expense of $5.0 million. The commissions paid to certain ContiMortgage employees increased $3.0 million and $1.4 million from fiscal 1996 to fiscal 1997 and fiscal 1995 to fiscal 1996, respectively, associated with increased ContiMortgage origination volume. Compensation and related expenses represents 19% of total gross income for fiscal 1997 and 1996 and 20% of total gross income for fiscal 1995.

    Interest expense increased $45.9 million or 61% in fiscal 1997 as compared to fiscal 1996 and increased $45.1 million or 152% in fiscal 1996 as compared to fiscal 1995. Excluding the effects of the Acquisitions, fiscal 1997 interest expense increased by $45.3 million or 61% from fiscal 1996. This increase was primarily a result of interest expense associated with the issuance of the Senior Notes, the costs of the sale, with limited recourse, of certain Excess Spread Receivables, increased expenses from the Purchase and Sale Facilities and an overall increase in the cost of borrowing offset by decreased borrowing from Continental Grain. The average borrowings from Continental Grain, Purchase and Sale Facilities, the Senior Notes and Excess Spread Receivables sold with limited recourse, increased by $621.3 million in fiscal 1997 as compared to fiscal 1996, resulting in a $43.5 million increase in interest expense, while such average increased $627.4 million in fiscal 1996, as compared to fiscal 1995 resulting in a $43.0 million increase in interest expense. The increase in interest rates contributed $1.8 million to the increase in interest expense between fiscal 1997 as compared to fiscal 1996 and the increase in interest rates contributed $2.1 million in fiscal 1996 as compared to fiscal 1995.

    Provision for loan losses increased to $3.0 million in fiscal 1997 as compared to $0.3 million in fiscal 1996 and $1.9 million in fiscal 1995. Excluding $2.4 million of provision for loan losses relating to the Acquisitions, the fiscal 1997 balance increased by $0.3 million from fiscal 1996. Provision for loan losses is recorded in sufficient amounts to maintain an allowance at a level considered adequate to cover anticipated losses resulting from liquidation of receivables held for sale and receivables sold with limited recourse under Purchase and Sale Facilities, prior to sale or securitization. The increase in fiscal 1997 as compared to fiscal 1996 and the decrease in fiscal 1996 as compared to fiscal 1995 resulted from a determination of adequate reserves in light of actual loss experience during the period.

    General and administrative expenses increased $26.9 million or 149% in fiscal 1997 compared to fiscal 1996 and $8.4 million or 87% in fiscal 1996 compared to fiscal 1995. Excluding $9.4 million of general and administrative expenses relating to the Acquisitions, the fiscal 1997 balance increased by $17.5 million, or 97% from fiscal 1996. The increases were partially a result of a $7.1 million and a $3.7 million increase in costs associated with underwriting, originating and servicing higher loan volumes in fiscal 1997 as compared to fiscal 1996 and fiscal 1996 as compared to fiscal 1995, respectively. In fiscal 1997, the origination volume increased 69% as compared to fiscal 1996 and 74% in fiscal 1996 as compared to fiscal 1995. Expenses related to the implementation of collection technology accounted for approximately $1.3 million of the increase in fiscal 1997 as compared to fiscal 1996. The remaining increases were primarily due to an increase in general and administrative expenses related to the increase in the number of employees by 248, excluding employees of the Acquisitions, from fiscal 1996 to fiscal 1997 and the increase of 221 employees from fiscal 1995 to fiscal 1996.

    INCOME TAXES. The Company's provision for income taxes was $71.3 million, $49.1 million and $22.2 million for fiscal 1997, fiscal 1996 and fiscal 1995, respectively. The Company is included in the consolidated Federal income tax return of Continental Grain. The increase in taxes over the three fiscal years is directly related to the increase in income before taxes and minority interest over the same period. The effective tax rate for each year remained relatively consistent at 39% to 40%. Increases in the effective tax rate were due to changes in the provision for state income taxes.

    MINORITY INTEREST. In fiscal 1996 and fiscal 1995, minority interest represents the portion of income before taxes and minority interest due to the 20% minority shareholders of ContiMortgage. Minority interest decreased $5.4 million or 62% in fiscal 1996 compared to fiscal 1995. This decrease in minority interest was directly related to the change in the Company's ownership percentage of ContiMortgage. On June 19, 1995, ContiTrade Services Corporation ("ContiTrade Services") effectively acquired control of the remaining 20% minority interest in ContiMortgage, which became a wholly-owned subsidiary of the Company. Accordingly, the fiscal 1996 results of operations include approximately three months of minority interest of $3.3 million, while the comparable period of fiscal 1995 reflected 12 months of minority interest of $8.7 million.

    In fiscal 1997, minority interest represents the portion of loss before taxes and minority interest due to the 44% minority shareholders of Triad. In the third and fourth quarters of fiscal 1997, the Company acquired 56% of the common stock of Triad. Minority interest was ($0.3) million for the period ended March 31, 1997.

LIQUIDITY AND CAPITAL RESOURCES

    In a securitization, the Company recognizes a gain on the sale of loans or assets securitized upon the closing of the securitization, but does not receive the majority of the cash representing such gain until it receives the Excess Spread, which is payable over the actual life of the loan or other assets securitized. This negative cash flow has been partially offset by the Company's move into retail origination which resulted in an increase in the cash received through origination points and other cash income included in the gain on sale results. The Company incurs significant expenses in connection with a securitization and incurs both current and deferred tax liabilities as a result of the gain on sale. Therefore, the Company requires continued access to short and long term external sources of cash to fund its operations. The Company's primary cash requirements are expected to include the funding of: (i) mortgage, loan and lease originations and purchases pending their pooling and sale; (ii) the points and expenses paid in connection with the acquisition of wholesale loans; (iii) fees and expenses incurred in connection with its securitization program; (iv) over collateralization or reserve account requirements in connection with loans and leases pooled and sold; (v) ongoing administrative and other operating expenses; (vi) payments related to its tax obligations; (vii) interest and principal payments under the Senior Notes; (viii) the costs of the Purchase and Sale Facilities and the Repurchase Agreement; (ix) interest payments under the unsecured revolving credit facility; and (x) the cost of any new acquisitions that the Company may pursue.

    As a result of its growing securitization program, the Company has operated, and expects to continue to operate, on a negative cash flow basis, which is expected to increase as the volume of its loan and asset purchases and originations increases and its securitization program grows. During the three months ended June 30, 1997 and 1996 and the fiscal years ended March 31, 1997, 1996 and 1995, the Company securitized and sold in the secondary market $1.6 billion, $1.0 billion, $5.0 billion, $4.0 billion and $2.3 billion of loans, respectively. The Company used $109.2 million, $1.9 million, $153.2 million, $300.5 million and $35.3 million of cash in operations during the three months ended June 30, 1997 and 1996 and the fiscal years ended March 31, 1997, 1996 and 1995, respectively.

    During the life of the REMICs, owner trusts or grantor trusts, the Company subordinates to the rights of holders of senior interests a portion of the Excess Spread otherwise due to the Company as a credit enhancement to support the sale of senior interests. The terms of the REMICs, owner trusts and grantor trusts generally require that the Excess Spread otherwise payable to the Company during the early months of the trusts be used to increase the cash reserve account, or to repay the senior interests in order to increase over collateralization to specified maximums. The value of such "deposit" accounts is included in the value of Excess Spread Receivables and the related gain on sale of receivables, net of necessary reserves for credit losses, if applicable.

    In addition, increased use of securitization transactions as a funding source by the Company has resulted in a significant increase in the amount of gain on sale of receivables recognized by the Company. During the three months ended June 30, 1997 and 1996 and the fiscal years ended March 31, 1997, 1996 and 1995, the Company recognized gain on sale of receivables in the amounts of $64.3 million, $31.2 million, $210.9 million, $146.5 million, and $67.5 million, respectively. The recognition of gain on sale of receivables will have a negative impact on the cash flows of the Company to the extent the Company is required to pay state and Federal income taxes on these amounts in the period recognized, notwithstanding that the Company does not receive the cash representing the gain until later periods as the related loans are repaid or otherwise collected.

    The Company's primary sources of liquidity are sales of loans, leases and other assets through securitization, the sale of loans, leases and other assets under the Purchase and Sale Facilities and the Repurchase Agreement, the issuance of shares of Common Stock, the issuance of long-term debt and the Credit Facility. While the Company sells Excess Spread Receivables from time to time, there is no liquid market for such Excess Spread Receivables.

    The Company had $2.6 billion and $2.3 billion of committed sale capacity under its Purchase and Sale Facilities and the Repurchase Agreement with various financial institutions as of June 30, 1997 and March 31, 1997, respectively. The Purchase and Sale Facilities allow the Company to sell, with limited recourse, interests in designated pools of loans and other assets. The Repurchase Agreement allows the Company to sell receivables held for sale to a financial institution under an agreement that the Company will repurchase the assets. These facilities generally have one year renewable terms (one Purchase and Sale Facility has a two-year term), all of which will expire between October 1997 and June 1998. On June 30, 1997 and March 31, 1997, the Company utilized $995.5 million and $590.7 million, respectively, of the capacity under these facilities. The Company currently anticipates that it will be able to renew these facilities when they expire and to obtain additional facilities.

    The Company sells Excess Spread Receivables, with limited recourse, to provide cash to fund the Company's securitization program. These sales aggregated $50.0 million in fiscal 1995, $54.5 million in fiscal 1996 and $96.5 million in fiscal 1997. At June 30, 1997 and March 31, 1997, $132.2 million and $144.9 million, respectively, of these sales were outstanding. Under the recourse provisions of the agreements, the Company is responsible for losses incurred by the purchaser within an agreed-upon range. The Company's performance obligations in these transactions are guaranteed by Continental Grain for an agreed-upon fee. Although the Company intends to continue to pursue opportunities to sell Excess Spread Receivables, no assurance can be given that such opportunities will be available in the future.

    In order to fund the Company's growth prior to the IPO, Continental Grain provided the Company with intercompany financing ("Intercompany Debt"). To refinance the Intercompany Debt, simultaneously with the completion of the IPO, Continental Grain purchased from the Company a $125 million five-year note issued under an indenture (the "Indenture Note"), a $74 million four-year note (the "Four Year Note") and a $125 million term note (the "Term Note") for $324 million in aggregate (collectively, the "Notes").

    On August 14, 1996, the Company issued the 8 3/8% Senior Notes. Interest on these notes is payable semiannually on February 15 and August 15 commencing February 15, 1997. The 8 3/8% Senior Notes are redeemable as a whole or in part, at the option of the Company, at any time or from time to time, at a redemption price equal to the greater of (i) 100% of their principal amount and (ii) the sum of the present values of the remaining scheduled payments of principal and interest thereon discounted to the date of redemption on a semiannual basis at the treasury yield plus 50 basis points, plus in each case, accrued interest to the date of redemption. Proceeds to the Company, net of underwriting fees, market discount and other costs were $287.7 million. Of this amount, $125.0 million was used by the Company to repay in full the Term Note payable to Continental Grain and the remaining funds were used for general corporate purposes, including funding loan originations and purchases, supporting securitization transactions and other working capital needs.

    On January 8, 1997, the Company entered into the Credit Facility. The three-year facility has several interest rate pricing alternatives, including those based on LIBOR and federal funds rates. The Credit Facility will be used for general corporate and liquidity purposes. At June 30, 1997, $130.0 million of drawings under the Credit Facility were outstanding.

    On March 12, 1997, the Company issued the 7 1/2% Senior Notes. Proceeds to the Company, net of underwriting fees, market discount and other costs were $197.7 million. Interest on these notes is payable semi-annually on March 15 and September 15 commencing September 15 ,1997. This amount, together with other funds of the Company, were used to repay in full the Indenture Note and the Four Year Note payable to Continental Grain which constituted all of the remaining financing indebtedness due to Continental Grain.

    On June 4, 1997, the Company completed a primary offering of 2,800,000 shares of common stock and an additional 420,000 shares were purchased by the underwriters to cover over-allotments (the "1997 Equity Offering"). The net proceeds of the 1997 Equity Offering to the Company were $100.8 million.

    The net proceeds from the issuance of the Senior Notes and the 1997 Equity Offering, were used by the Company to repay the Notes and for general corporate purposes, including funding loan originations and purchases, supporting securitization transactions (including the retention of Excess Spread Receivables), other working capital needs and to make certain strategic acquisitions. Sales of the loans, leases and other assets through securitizations, the sale of loans under the Purchase and Sale Facilities and the Repurchase Agreement, the sale of Excess Spread Receivables and the 1997 Equity Offering, together with cash on hand, are expected to be sufficient to fund the Company's liquidity requirements for at least the next 12 months if the Company's future operations are consistent with management's current growth expectations. The Company currently has commitments for financing through the Credit Facility, however, there can be no assurance that the Company will be successful in consummating any such financing transactions in the future on terms that the Company would consider to be favorable. Furthermore, no assurance can be given that Continental Grain will provide such financing if the Company is unable to obtain third party financing or that the terms of the Continental Grain Debt Agreements will permit the Company to obtain such financing. See "Risk Factors--Negative Cashflows, and Capital Needs."


    During fiscal 1995 and during fiscal 1996, prior to the close of the IPO, the Company paid cash dividends to Continental Grain of $30 million and $0.3 million, respectively. The Company has no current intention to pay cash dividends on its Common Stock. As a holding company, the ability of the Company to pay dividends is dependent upon the receipt of dividends or other payments from its subsidiaries. Any future determination as to the payment of dividends will be at the discretion of the Company's Board of Directors and will depend upon the Company's operating results, financial condition and capital requirements, contractual restrictions, general business conditions and such other factors as the Company's Board of Directors deems relevant. Furthermore, covenants in the Indentures and the Credit Facility restrict the payment of dividends by the Company. There can be no assurance that the Company will have earnings sufficient to pay a dividend on its Common Stock or that, even if there are sufficient earnings, dividends will be permitted under applicable law.


EFFECTS OF ACCOUNTING PRONOUNCEMENTS

    See the Company's Annual Report on Form 10-K for the fiscal year ended March 31, 1997 and Quarterly Report on Form 10-Q for the quarter ended June 30, 1997, incorporated by reference herein and attached hereto as Annex A and Annex B, respectively.

                                    BUSINESS

    See the Company's Annual Report on Form 10-K for the fiscal year ended March 31, 1997, incorporated herein by reference and attached hereto as Annex A.

                                   REGULATION

    See the Company's Annual Report on Form 10-K for the fiscal year ended March 31, 1997, incorporated herein by reference and attached hereto as Annex A.

                                   MANAGEMENT

EXECUTIVE OFFICERS AND DIRECTORS

    The directors and executive officers of the Company and their respective ages and positions are as follows:

                     NAME                            AGE                         POSITION
-----------------------------------------------      ---      -----------------------------------------------
James E. Moore.................................          50   President, Chief Executive Officer and Director
Robert A. Major................................          50   Executive Vice President of the Company and
                                                              President and Chief Executive Officer of
                                                              ContiMortgage
Glenn S. Goldman...............................          35   Executive Vice President of the Company and
                                                              Co-President of ContiFinancial Services
Scott M. Mannes................................          38   Executive Vice President of the Company and
                                                              Co-President of ContiFinancial Services
Peter Abeles...................................          42   Senior Vice President of the Company and
                                                              Managing Director of ContiFinancial Services
Robert J. Babjak...............................          54   Senior Vice President of the Company and
                                                              Executive Vice President and Chief Operating
                                                              Officer of ContiMortgage
A. John Banu...................................          42   Senior Vice President of the Company and Senior
                                                              Managing Director of ContiFinancial Services
Daniel J. Egan.................................          42   Senior Vice President of the Company and Senior
                                                              Vice President and Chief Financial Officer of
                                                              ContiMortgage
Michael J. Festo...............................          45   Senior Vice President, Human Resources
Alan L. Langus.................................          50   Senior Vice President, Chief Counsel and
                                                              Secretary
Jerome M. Perelson.............................          58   Senior Vice President of the Company and
                                                              Managing Director and Chief Credit Officer of
                                                              ContiFinancial Services
Daniel J. Willett..............................          47   Senior Vice President and Chief Financial
                                                              Officer of the Company and Managing Director of
                                                              ContiFinancial Services
Debra J. Huddleston............................          41   Vice President--Internal Audit
Susan E. O'Donovan.............................          36   Vice President and Controller
James J. Bigham................................          59   Director and Chairman of the Board
Paul J. Fribourg...............................          43   Director
John W. Spiegel................................          56   Director
Donald L. Staheli..............................          65   Director

                     NAME                            AGE                         POSITION
-----------------------------------------------      ---      -----------------------------------------------
John P. Tierney................................          65   Director
Lawrence G. Weppler............................          52   Director
Michael J. Zimmerman...........................          46   Director

    JAMES E. MOORE. Mr. Moore has been President, Chief Executive Officer and a Director of the Company since October 1995. He has been President and Managing Director of ContiFinancial Services since 1988 and Chairman of ContiMortgage since 1990. Mr. Moore joined ContiFinancial Services in 1983 as an investment banker. He is also a Director of Student Loan Marketing Association (a non-bank finance company).

    ROBERT A. MAJOR. Mr. Major has been Executive Vice President of the Company since October 1995, President and a Director of ContiMortgage since July 1995 and Chief Executive Officer of ContiMortgage since June 1996. Prior to becoming Chief Executive Officer, Mr. Major was the Chief Operating Officer, a position he had held since July 1995. From February 1993 to July 1995, Mr. Major was Chief Operating Officer for NationsCredit Corporation (a diversified financial services company). From April 1990 to February 1993, Mr. Major was Chief Executive Officer of Chrysler First (a consumer finance company acquired by NationsBank Corporation in February 1993).

    GLENN S. GOLDMAN. Mr. Goldman has been Executive Vice President of the Company since July 1997, prior to which he had been Senior Vice President since October 1995. He joined ContiFinancial Services in April 1990 and was appointed Managing Director of ContiFinancial Services in August 1992 after holding the position of Vice President, Corporate Finance. From 1986 to 1990, Mr. Goldman was an Assistant Vice President of Merrill Lynch & Company. He was appointed Co-President of ContiFinancial Services in July 1997.

    SCOTT M. MANNES. Mr. Mannes has been Executive Vice President of the Company since July 1997, prior to which he had been Senior Vice President since October 1995. He joined ContiFinancial Services in September 1990 and was appointed Managing Director of ContiFinancial Services in August 1992 after holding the position of Vice President, Corporate Finance. Prior to joining ContiFinancial Services, Mr. Mannes was associated with the Financial Guarantee Insurance Company. He was appointed Co-President of ContiFinancial Services in July 1997.

    PETER ABELES. Mr. Abeles has been Senior Vice President of the Company since October 1995. He joined ContiFinancial Services in 1989 and was appointed Managing Director of ContiFinancial Services in August 1992 after serving as Vice President, Corporate Finance from October 1989 to August 1992.

    ROBERT J. BABJAK. Mr. Babjak has been Senior Vice President of the Company since October 1995. He was appointed Executive Vice President and Chief Operating Officer of ContiMortgage in June 1996 prior to which he was Senior Vice President, Chief Credit Officer, a position he had held since October 1995 when he was also appointed as a Director of ContiMortgage. Prior to October 1995 he was Vice President, Chief Credit Officer of ContiMortgage, a position he had held since April 1992. Mr. Babjak joined ContiMortgage in June 1991 as Chief Credit Officer. From 1989 to June 1991, Mr. Babjak was a Senior Loan Officer of Mutual Mortgages Services, Inc.

    A. JOHN BANU. Mr. Banu has been Senior Vice President of the Company since October 1995. He joined ContiFinancial Services in 1984 as Vice President, Debt Placement and was appointed Managing Director of ContiFinancial Services in August 1992 and Senior Managing Director in July 1997.

    DANIEL J. EGAN. Mr. Egan has been Senior Vice President of the Company since October 1995. He was appointed Senior Vice President and Chief Financial Officer of ContiMortgage in 1995, prior to which he was Vice President, Chief Financial Officer of ContiMortgage, a position he had held since April 1991. From October 1990 to April 1991, Mr. Egan was Controller of ContiMortgage.

    MICHAEL J. FESTO. Mr. Festo has been Senior Vice President, Human Resources of the Company since September 1996, prior to which he held the position of Vice President, Human Resources of the Company from October 1995. He was appointed Vice President, Human Resources of ContiTrade Services Corporation in July 1990. Mr. Festo held a number of staff and executive human resources positions within Continental Grain since joining Continental Grain in 1974.

    ALAN L. LANGUS. Mr. Langus has been Senior Vice President, Chief Counsel and Secretary of the Company since September 1996, prior to which he held the position of Vice President, Chief Counsel and Secretary of the Company from October 1995. He was Vice President and Chief Counsel of ContiTrade Services Corporation between December 1989 and October 1995.

    JEROME M. PERELSON. Mr. Perelson has been Senior Vice President of the Company since February 1997 prior to which he held the position of Senior Vice President and Chief Financial Officer of the Company from October 1995. He has been Managing Director and Chief Credit Officer of ContiFinancial Services since September 1995. Mr. Perelson joined Continental Grain in 1971. He was appointed Managing Director and Chief Credit Officer of ContiTrade Services Corporation in August 1989 and President in November 1993, after serving as Corporate Deputy Treasurer of Continental Grain.

    DANIEL J. WILLETT. Mr. Willett has been Senior Vice President and Chief Financial Officer of the Company since February 1997. He was also a Director of the Company from October 1995 until January 1997. He has been a Managing Director of ContiFinancial Services since February 1997. Mr. Willett also was a Vice President and Treasurer of Continental Grain from March 1990 to January 1997.

    DEBRA J. HUDDLESTON. Ms. Huddleston has been Vice President--Internal Audit of the Company since May 1997. She was appointed Vice President--Internal Audit of ContiMortgage in July 1992. Prior to that, Ms. Huddleston also held the position of Controller--Government Securities and Foreign Exchange Division of Continental Grain since 1991.

    SUSAN E. O'DONOVAN. Ms. O'Donovan has been Vice President and Controller of the Company since October 1995. She joined ContiFinancial Services as Controller in April 1991. From August 1983 until March 1991, Ms. O'Donovan was an auditor at Price Waterhouse LLP.

    JAMES J. BIGHAM. Mr. Bigham has been a Director of the Company since October 1995. He also has been a Director, Executive Vice President and Chief Financial Officer of Continental Grain since August 1989 and a Director of ContiMortgage since 1990.

    PAUL J. FRIBOURG. Mr. Fribourg has been a Director of the Company since October 1995. He has been President and Chief Operating Officer of Continental Grain since June 1994. From April 1990 to June 1994, Mr. Fribourg served as Executive Vice President of the Bulk Commodities Group of Continental Grain. Mr. Fribourg is the son of Michel Fribourg.

    JOHN W. SPIEGEL. Mr. Spiegel has been a Director of the Company and Chairman of the Audit Committee since February 1996. Mr. Spiegel has been Executive Vice President and Chief Financial Officer of SunTrust Banks, Inc. since 1985 and Treasurer of Trust Company of Georgia since 1978. Mr. Spiegel also is currently a member of the Boards of Directors of Rock-Tenn Company (a manufacturer of paperboard products) and Student Loan Marketing Association (a non-bank finance company).


    DONALD L. STAHELI. Mr. Staheli has been a Director of the Company since October 1995 and Chairman of the Compensation Committee since February 1996. He has been Chairman of the Board of Directors of Continental Grain since June 1994 and Chief Executive Officer of Continental Grain since 1988. From 1988 until June 1994, Mr. Staheli served as President and a Director of Continental Grain. Mr. Staheli serves as a Director of Prudential Life Insurance Company of America and Bankers Trust Company. Since October 21, 1996, Mr. Staheli has served as a member of the Supervisory Board of Directors of Fresenius Medical Care A.G.

    JOHN P. TIERNEY. Mr. Tierney has been a Director of the Company and Chairman of the Independent Directors' Committee since February 1996. From 1987 until his retirement in December 1994, Mr. Tierney was the Chairman of the Board and Chief Executive Officer of Chrysler Financial Corporation (a non-bank finance company). Mr. Tierney serves as a Director of RCSB Financial, Inc. (the holding company for Rochester Community Savings Bank, a consumer banking and lending company).

    LAWRENCE G. WEPPLER. Mr. Weppler has been a Director of the Company since October 1995. He also has been Vice President and General Counsel-Corporate of Continental Grain since April 1993. From 1980 to April 1993, Mr. Weppler served as Deputy General Counsel of Continental Grain.

    MICHAEL J. ZIMMERMAN. Mr. Zimmerman has been a Director of the Company since February 1997. He also was a Senior Vice President-Investments and Strategy of Continental Grain since May 1996. From January 1985 to April 1996, Mr. Zimmerman was a managing director at Salomon Brothers. Mr. Zimmerman is also currently a member of the Board of Directors of U.S. Can Corporation (a manufacturing company).


    The Company has compensated its officers and directors in part through the issuance of restricted Common Stock and the granting of stock options. The directors and executive officers as a group (21 persons total) own 2,423,703 shares of Common Stock, or 5% of the total outstanding Common Stock.


         DESCRIPTION OF CERTAIN INDEBTEDNESS AND FINANCING ARRANGEMENTS

CERTAIN INDEBTEDNESS

NOTES

    In August 1996, the Company issued the 8 3/8% Senior Notes, and, in March 1997, the Company issued the 7 1/2% Senior Notes. The Indentures contain a number of significant restrictive covenants including: (i) limitations on indebtedness; (ii) limitations on liens; (iii) limitations on restricted payments such as dividends, repurchases of the Company's stock and repurchase of subordinated obligations; (iv) limitations on restrictions on distributions from subsidiaries; (v) limitations on sales of assets and subsidiary stock; and (vi) limitations on merger and consolidation. Upon receiving investment grade ratings from Moody's Investors Service, Inc. and Standard & Poor's Ratings Services with respect to the Senior Notes, except for the limitations on liens, all other restrictions described above will be suspended. No assurance can be given that the Company will receive an investment grade rating at any time in the future. The Indentures also contain customary events of default relating to the Company and its subsidiaries. The Senior Notes are redeemable at the option of the holders of the Senior Notes upon the occurrence of a "change of control." A "change of control" as defined in the Indentures includes the occurrence of: (i) the acquisition of 35% of the outstanding Common Stock by a person other than Continental Grain or its shareholders at a time when Continental Grain or its shareholders own less than such amount owned by such greater than 35% shareholder; (ii) a change in the composition of a majority of the Board of Directors during any two consecutive years; and (iii) certain mergers and consolidations or sale of all or substantially all of the assets of the Company.

CREDIT FACILITY

    In January 1997, the Company entered into the Credit Facility, a $200 million unsecured revolving credit facility lead-managed by Credit Suisse and Dresdner Bank, with participation by a group of twelve other major U.S. and foreign banks. The Company has the option of several interest rate pricing alternatives under this three-year facility, including those based on LIBOR and the federal funds rates. The Credit Facility also contains a number of restrictive covenants including: (i) limitations on indebtedness; (ii) limitations on liens; (iii) minimum net worth requirements; (iv) limitations on restrictions on distributions from subsidiaries; (v) limitations on sales of assets and subsidiary stock; and (vi) limitations on merger and consolidations. The Credit Facility also includes a monthly asset coverage test to determine availability under the Credit Facility. Currently the Company has full use of the facility based on this test.

FINANCING ARRANGEMENTS

    The Company had $2.6 billion of committed sale capacity under its Purchase and Sale Facilities and Repurchase Agreements with various financial institutions as of June 30, 1997. The Purchase and Sale Facilities allow the Company to sell, with limited recourse, interests in designated pools of loans and other assets. On March 31, 1997, the Company entered into the Repurchase Agreement. The Repurchase Agreement allows the Company to sell receivables held for sale to a financial institution under an agreement that the Company will repurchase the assets. These facilities generally have one year renewable terms (one of the Company's seven Purchase and Sale Facilities has a two-year term), all of which will expire between October 1997 and July 1998. On June 30, 1997, the Company utilized $995.5 million of the capacity under the Purchase and Sale Facilities and Repurchase Agreements. The Company currently anticipates that it will be able to renew these facilities when they expire and to obtain additional facilities.

    See "Risk Factors--Negative Cashflows and Capital Needs--Dependence on Purchase and Sale Facilities" and "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources."

                        SHARES ELIGIBLE FOR FUTURE SALE

    As of July 31, 1997, the Company had 47,623,984 shares of Common Stock outstanding, of which the approximately 10,444,886 shares are freely tradeable. All other shares will be "restricted shares" for purposes of the Securities Act, subject to the volume and other limitations set forth in Rule 144 promulgated under the Securities Act. The Company and Continental Grain are parties to an agreement which provides Continental Grain with certain registration rights. The Company has filed a registration statement covering the sale of up to 4,487,895 shares of Common Stock reserved for issuance under the 1995 Stock Plan and the Directors Plan. Under the 1995 Stock Plan, the Company granted certain employees of the Company awards of 1,330,532 shares of "restricted" Common Stock and nonqualified stock options representing the right to acquire 2,445,412 shares of Common Stock, which will vest in full by March 31, 2000. Upon vesting, the shares of Common Stock representing such restricted stock or stock options will be freely tradeable, except for any such shares beneficially owned by an "affiliate" of the Company, as such term is defined in the Securities Act (the sale of which will be subject to timing, volume, manner of sale and other restrictions under Rule 144).

    In general, under Rule 144, if one year has elapsed since the later of the date of acquisition of restricted shares from the Company or any affiliate of the Company, a non-affiliate acquiror or subsequent holder thereof is entitled to sell within any three-month period a number of shares that does not exceed the greater of 1% of the then outstanding shares of the Company's Common Stock (476,240 shares as of July 31, 1997) or the average weekly trading volume of the Company's Common Stock on all exchanges and/or reported through the automated quotation system of a registered securities association during the four calendar weeks preceding the date on which notice of the sale is filed with the Commission. Sales under Rule 144 are also subject to certain manner of sales provisions, notice requirements and the availability of current public information about the Company. If two years have elapsed since the later of the date of acquisition of restricted shares from the Company or from any affiliate of the Company, and the acquiror or subsequent holder thereof is deemed not to have been an affiliate of the Company at any time during the 90 days preceding a sale, such person would be entitled to sell such shares in the public market under Rule 144(k) without regard to the volume limitations, manner of sale provisions, public information requirements or notice requirements.

                          DESCRIPTION OF CAPITAL STOCK

GENERAL

    The authorized capital stock of the Company consists of 250,000,000 shares of Common Stock, par value $0.01 per share and 25,000,000 shares of preferred stock, par value $0.01 per share (the "Preferred Stock"). As of July 31, 1997, the Company had 47,623,984 shares of Common Stock outstanding and 2,686,783 shares of Common Stock issuable upon exercise of employee stock options. The following summary description of the capital stock of the Company is qualified in its entirety by reference to the Restated Certificate of Incorporation and the By-laws of the Company, copies of which are incorporated by reference herein.

COMMON STOCK

    Subject to the rights of the holders of any Preferred Stock which may be outstanding, each holder of Common Stock on the applicable record date is entitled to receive such dividends as may be declared by the Board of Directors out of funds legally available therefor, and, in the event of liquidation, to share pro rata in any distribution of the Company's assets after payment or providing for the payment of liabilities and the liquidation preference of any outstanding Preferred Stock. Each holder of Common Stock is entitled to one vote for each share held of record on the applicable record date on all matters presented to a vote of stockholders, including the election of directors. Holders of Common Stock have no cumulative voting rights or preemptive rights to purchase or subscribe for any stock or other securities and there are no conversion rights or redemption or sinking fund provisions with respect to such stock. All outstanding shares of Common Stock are, and the shares of Common Stock offered hereby will be when issued, fully paid and nonassessable.

    The Common Stock is listed on the NYSE under the symbol "CFN."

    The transfer agent and registrar for the Common Stock is First Chicago Trust Company of New York.

PREFERRED STOCK

    The Company's Board of Directors is authorized to issue up to 25,000,000 shares of Preferred Stock from time to time in one or more classes or series and with such voting powers, full or limited, or without voting powers, and with such designations, preferences and relative, participating, optional or other special rights, and the qualifications, limitations or restrictions thereof, as the Board of Directors may be permitted to fix under the laws of the State of Delaware as in effect at the time such class or series is created.

    The authorized but unissued shares of Common Stock and Preferred Stock are available for future issuance without stockholder approval. These additional shares may be utilized for a variety of corporate purposes, including future public offerings to raise additional capital, corporate acquisitions and employee benefit plans. The existence of authorized but unissued and unreserved Common Stock and Preferred Stock may enable the Board of Directors to issue shares to persons friendly to current management which could render more difficult or discourage an attempt to obtain control of the Company by means of a proxy contest, tender offer, merger, or otherwise, and thereby protect the continuity of the Company's management.

DIRECTOR'S LIABILITY

    The Company has included in its Restated Certificate of Incorporation provisions to eliminate the personal liability of its directors for monetary damages resulting from breaches of their fiduciary duty. This provision does not eliminate liability for breaches of the duty of loyalty, acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, violations under Section 174 of the Delaware General Corporation Law (the "Delaware Law") concerning the unlawful payment of dividends or stock redemptions or repurchases or for any transaction from which the director derived an improper personal benefit. These provisions will not limit the liability of the Company's directors under the Federal securities laws. The Company believes that these provisions are necessary to attract and retain qualified persons as directors and officers.

SECTION 203 OF THE DELAWARE LAW

    The Company is subject to Section 203 of the Delaware Law. Section 203 prohibits publicly held Delaware corporations from engaging in a "business combination" with an "interested stockholder" for a period of three years following the date of the transaction in which the person or entity became an interested stockholder, unless (i) prior to such date, either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder is approved by the Board of Directors of the corporation, (ii) upon the consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the outstanding voting stock of the corporation (excluding for this purpose certain shares owned by persons who are directors and also officers of the corporation and by certain employee benefit plans) or (iii) on or after such date the business combination is approved by the Board of Directors of the corporation and by the affirmative vote (and not by written consent) of at least 66% of the outstanding voting stock which is not owned by the interested stockholder. For the purposes of
Section 203, a "business combination" is broadly defined to include mergers, asset sales and other transactions resulting in the financial benefit to the "interested stockholder." An interested stockholder is a person who together with affiliates and associates, owns (or within the immediately preceding three years did own) 15% or more of the corporation's voting stock.

CERTIFICATE AND BY-LAW PROVISIONS

    Certain provisions of the Restated Certificate of Incorporation and By-laws of the Company summarized in the following paragraphs may be deemed to have an anti-takeover effect and may delay, defer or prevent a tender offer or takeover attempt that a stockholder might consider in its best interest, including those attempts that might result in a premium over the market price for the shares held by stockholders.

    CLASSIFIED BOARD OF DIRECTORS. The Restated Certificate of Incorporation provides for the Board of Directors to be divided into three classes of directors serving staggered three-year terms. As a result, approximately one-third of the Board of Directors will be elected each year. Moreover, under Delaware Law, in the case of a corporation having a classified board, stockholders may remove a director only for cause. This provision, when coupled with the provision of the Restated Certificate of Incorporation authorizing only the Board of Directors to fill vacant directorships, will preclude a stockholder from removing incumbent directors without cause and simultaneously gaining control of the Board of Directors by filling the vacancies created by such removal with its own nominees.

    SPECIAL MEETING OF STOCKHOLDERS. The Restated Certificate of Incorporation and By-laws provide that special meetings of stockholders of the Company may be called only by the Board of Directors, the Chairman of the Board of Directors or the Chief Executive Officer. This provision will make it more difficult for stockholders to take actions opposed by the Board of Directors.

    STOCKHOLDER ACTION BY WRITTEN CONSENT. The Restated Certificate of Incorporation and By-laws provide that no action required or permitted to be taken at any annual or special meeting of the stockholders of the Company may be taken without a meeting, and the power of stockholders of the Company to consent in writing, without a meeting, to the taking of any action is specifically denied.

    ADVANCE NOTICE REQUIREMENTS FOR STOCKHOLDER PROPOSALS AND DIRECTOR NOMINATIONS. The By-laws provide that stockholders seeking to bring business before an annual meeting of stockholders, or to nominate candidates for election as directors at an annual or special meeting of stockholders, must provide timely notice thereof in writing. To be timely, a stockholder's notice must be delivered to or mailed and received at the principal executive offices of the Company not less than 30 days nor more than 60 days prior to the meeting; provided, however, that in the event that less than 40 days' notice or prior public disclosure of the date of the meeting is given or made to stockholders, notice by the stockholder to be timely must be received no later than the close of business on the 10th day following the day on which such notice of the date of the meeting was mailed or such public disclosure was made. The By-laws also specify certain requirements for a stockholder's notice to be in proper written form. In addition, no business may be transacted at any special meeting of the Board of Directors other than (i) such business stated in a notice of meeting or waiver of notice (approved by the Company) or (ii) such business as is related to the purpose of such meeting and which is properly brought before the meeting by or at the direction of the Board of Directors. These provisions may preclude some stockholders from bringing matters before the stockholders at an annual or special meeting or from making nominations for directors at an annual or special meeting.

                              PLAN OF DISTRIBUTION


    The Company is advised that under the terms of the STRYPES, ML & Co. is obligated to pay and discharge the STRYPES at maturity by delivering to the holders thereof a specified number of shares of Common Stock (and/or, pursuant to certain antidilution provisions of the STRYPES, cash, securities and other property), subject to ML & Co.'s right to deliver an amount in cash with an equal value. The Company is advised that pursuant to the terms of the Forward Contract, Continental Grain is obligated to deliver to the ML & Co. Subsidiary on the business day immediately preceding the maturity date of the STRYPES that number of shares of Common Stock (and/or cash, securities and other property) equal to the number (or amount) required by ML & Co. to pay and discharge all of the STRYPES at maturity, subject to Continental Grain's right to satisfy its obligation under the Forward Contract by delivery of an amount in cash with an equal value. The Company is advised that, under the Forward Contract, ML & Co. has agreed to pay and discharge the STRYPES at maturity by delivering to the holders thereof the form of consideration that the ML & Co. Subsidiary receives from Continental Grain. The Company is not a party to the Forward Contract, has no obligations thereunder or with respect to the STRYPES, which are securities of ML & Co. and are not securities of the Company, and takes no responsibility for the foregoing information, which is set forth in greater detail in the STRYPES Prospectus.


    The Company and certain members of management of the Company have agreed not to offer, sell, contract to sell or otherwise dispose of, directly or indirectly, or file or cause to be filed a registration statement under the Securities Act with respect to, any shares of Common Stock, securities convertible into, exchangeable for or repayable with such shares or rights or warrants to acquire such shares, for a period of 90 days after the date of this Prospectus without the prior written consent of Merrill Lynch, Pierce, Fenner & Smith Incorporated (the "Underwriter of the STRYPES"), except that the Company may, without such consent, grant options, issue shares of Common Stock upon the exercise of outstanding options, or otherwise issue shares of Common Stock pursuant to its employee benefit plans. The Company is advised that Continental Grain has agreed not to offer, sell, contract to sell or otherwise dispose of, directly or indirectly, or cause to be filed a registration statement under the Securities Act with respect to, any shares of Common Stock, securities convertible into, exchangeable for or repayable with such shares or rights or warrants to acquire such shares, for a period of 90 days after the date of this Prospectus without the prior written consent of the Underwriter of the STRYPES.


    Each of the Company and Continental Grain has agreed to indemnify ML & Co. and the Underwriter of the STRYPES against certain liabilities, including liabilities under the Securities Act, with respect to the information in this Prospectus (including the documents incorporated by reference herein) other than information furnished to the Company in writing by ML & Co. or the Underwriter of the STRYPES expressly for use herein.


    Until the distribution of the STRYPES is completed, rules of the Commission may limit the ability of the Underwriter of the STRYPES to bid for and purchase the STRYPES or shares of the Common Stock. As an exception to these rules, the Underwriter of the STRYPES is permitted to engage in certain transactions that stabilize the price of the STRYPES or the Common Stock. Such transactions consist of bids or purchases for the purpose of pegging, fixing or maintaining the price of the STRYPES or the Common Stock.

    If the Underwriter of the STRYPES creates a short position in the STRYPES in connection with the Offering, I.E., if it sells more STRYPES than are set forth on the cover page of the STRYPES Prospectus, the Underwriter of the STRYPES may reduce that short position by purchasing STRYPES in the open market. The Underwriter of the STRYPES may also elect to reduce any short position by exercising all or part of the over-allotment option described on the cover of this Prospectus.

    In general, purchases of a security for the purpose of stabilization or to reduce a short position could cause the price of the security to be higher than it might be in the absence of such purchases.

    Neither ML & Co. nor the Underwriter of the STRYPES makes any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the STRYPES or the Common Stock. In addition, neither ML & Co. nor the Underwriter of the STRYPES makes any representation that the Underwriter of the STRYPES will engage in such transactions or that such transactions, once commenced, will not be discontinued without notice.

                                 LEGAL MATTERS

    The validity of the Common Stock offered hereby and certain other legal matters in connection with the Offering will be passed upon for the Company by Dewey Ballantine, New York, New York. From time to time, Dewey Ballantine has provided legal services for the Underwriter of the STRYPES.

                                    EXPERTS

    The Consolidated Financial Statements included in the Company's Annual Report on Form 10-K for the fiscal year ended March 31, 1997, incorporated by reference herein and attached hereto as Annex A, have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report with respect thereto, and are incorporated herein in reliance upon the authority of said firm as experts in giving said report.

               SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS


    Certain statements under the headings "Prospectus Summary" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" and elsewhere in this Prospectus, and under the heading "Management's Discussion and Analysis of Financial Condition and Results of Operations" in the Company's Annual Report on Form 10-K for the fiscal year ended March 31, 1997 and Quarterly Report on Form 10-Q for the quarter ended June 30, 1997, attached hereto as Annex A and Annex B, respectively, constitute "forward-looking statements" within the meaning of the Reform Act. Such forward-looking statements involve known and unknown risks, uncertainties and other factors, which may cause the actual results, performances or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. There are many important factors that could cause the Company's actual results to differ materially from those indicated in the forward-looking statements. Such factors include, but are not limited to, general economic conditions, including interest rate risk, prepayment, delinquency and default rates, changes (legislative and otherwise) in the asset securitization industry, demand for the Company's services, the impact of certain covenants in loan agreements of the Company and Continental Grain, the degree to which the Company is leveraged, the Company's needs for financing and other risks identified in this Prospectus and in the Company's other filings with the Commission.

                                    GLOSSARY

Adjustable Rate Mortgages or
  ARMs.......................  Mortgages with a variable interest rate which typically adjust off LIBOR or United States Treasury rates.

"A", "B", "C" and "D" Credit
  Grades.....................  A grading system used in the finance industry to reflect a borrower's overall credit quality. The grade assigned by a lender to each borrower is a function of the borrower's
                               historical payment performance on his or her outstanding
                               consumer debt. Such debt may include credit cards and
                               automobile loans. The Company establishes the prices it will pay for loans based on the borrower's credit profile,
                               prevailing market conditions and other factors.

Commercial/Multi-family
  Loans......................  Loans secured by commercial properties including multi-family dwellings, self-storage facilities, assisted
                               living and other health-related facilities, and retail and industrial buildings.

Conduits.....................  Stand-alone securitization vehicles where the originator(s), underwriter(s), servicer(s) and seller(s) may all be
                               different parties coming together to generate loans or other assets to be serviced and securitized. Conduits allow
                               smaller originators to sell their assets into a single
                               securitizable pool, thus benefitting from economies of scale and the ability to share the fixed transaction costs
                               associated with securitization.

Debt-to-Income Ratio.........  The ratio of a borrower's monthly debt service requirements to his or her monthly income.

Equipment Leases.............  Leases of assets primarily to commercial users. Leased assets may include office equipment and medical equipment.

Excess Spread................  In a securitization, generally, the excess of the weighted average coupon on each pool of loans or other assets sold
                               over the sum of the investor pass-through rate plus a normal servicing fee, a trustee fee, an insurance fee, if any, and an estimate of annual future credit losses related to the
                               loans or other assets sold over the life of the loans or
                               other assets. The Excess Spread is either a contractual
                               right or a certificated security.

Excess Spread Receivable.....  The present value of the Excess Spread. When the Company completes a securitization, it recognizes a gain on sale of the loans or other assets sold equal to the amount of the
                               Excess Spread Receivable less the origination and
                               underwriting costs in the related securitization and records the Excess Spread Receivable as an asset on its balance
                               sheet. On the Company's consolidated balance sheet, the
                               Excess Spread Receivable is reduced as cash distributions
                               are received over the actual life of the loans or other
                               assets securitized. The Excess Spread Receivable represent interest-only and residual certificates.

Franchisee Loans.............  Loans to franchisees of national restaurant chains or other service chains. The loans are secured by fixtures, equipment and cash flows.

Gain on Sale of
  Receivables................  The gross income from the structuring and sale of loans and other assets into REMICs, owner trusts and grantor trusts.
                               Gain on sale of receivables represents the Excess Spread
                               Receivables less cost of originating and structuring the
                               loans and other assets.

Ginnie Mae ("GNMA"),
  Fannie Mae ("FNMA"),
  Freddie Mac ("FHLMC")......  Government National Mortgage Association, Federal National
                               Mortgage Association and Federal Home Loan Mortgage
                               Corporation.

Home Equity Loans............  Loans made to borrowers typically for debt consolidation, home improvements, education or refinancing and secured by a first or second mortgage on one- to four-family residential properties.

Interest-only Certificate....  Represents Excess Spread Receivables which represent the right to receive interest payments on a securitization
                               trust's underlying assets and is subject to changes in value due to changes in prepayment rates. Generally, the
                               Interest-Only Certificate is senior to the Residual
                               Certificate(s).

LIBOR........................  London interbank offered rate.

Non-conforming Home Equity
  Loans......................  Home equity loans made to borrowers whose financing needs cannot be met by traditional financial institutions due to credit exceptions or other factors and cannot be marketed to agencies such as Ginnie Mae, Fannie Mae and Freddie Mac.

Non-prime Auto Loans and
  Leases.....................  Automobile loans or leases secured by new or used automobiles made generally to "B" or "C" Credit Grade
                               borrowers.

Overcollateralization........  The amount by which the outstanding principal balance of assets which have been securitized exceeds the outstanding principal balance of the certificates issued by the related trust. The surplus principal of the assets is available to absorb losses. The amount of overcollateralization required for a securitization is specified for each issuance.
                               Overcollateralization is developed by applying Excess Spread as an accelerated payment of principal on the certificates.
                               Once the required level of overcollateralization is reached, and for so long as such level is maintained, the Excess
                               Spread flows through to the Company.

Purchase and Sale
  Facilities.................  Agreements pursuant to which the Company sells certain of its qualifying securitizable assets with limited recourse to certain financial institutions subject to various repurchase options.

Purchase Premium Refunds.....  That portion of the premium paid by the Company to a wholesale originator upon purchase of a loan which is
                               required to be repaid by the originator if the loan prepays before a contractually set time.

REMIC........................  Real estate mortgage investment conduit.

REMICs, Owner Trusts and
  Grantor Trusts.............  Trusts formed to purchase securitizable assets, issue pass-through certificates and make distributions to
                               investors. Such trusts are organized in accordance with the
                               Internal Revenue Code so as to not be subject to corporate tax at the entity level.

Reserve Account..............  A reserve account serves the same purpose as
                               Overcollateralization. However, instead of applying Excess
                               Spread as a payment of principal on the certificates, it is accumulated in an account until a required amount is
                               reached. Funds from this account are available to cover
                               losses realized on loans or other assets held by a trust.

Residual Certificates........  Represent Excess Spread Receivables which are subject to change in value due to prepayment rates and credit losses.
                               The Residual Certificates are subordinate certificates and are in a first loss position.

Securitization...............  The sale by the Company of loans or other assets it has originated or purchased to a trust (or other special purpose entity). Concurrently, the trust issues securities (usually pass-through certificates) to investors in a private
                               placement or a public offering. The Company is paid a
                               purchase price consisting of cash from the proceeds of the sale of the securities and an interest in the loans or other assets securitized generally in the form of Interest-only
                               Certificates and/or Residual Certificates (i.e., the Excess
                               Spread Receivable).

Strategic Alliance...........  A relationship between the Company and an originator of consumer and commercial loans, leases and receivables. In
                               the relationship, the Company provides financing and asset securitization expertise (including warehouse financing,
                               interest rate hedging services and the structuring and
                               placement of the asset portfolio in the form of asset-backed securities) to the asset originator and the asset originator provides a consistent flow of securitizable assets to the
                               Company. In certain of its Strategic Alliances, the Company may receive warrants or warrant-like equity participations in Strategic Alliance clients or may otherwise seek to make equity investments in its Strategic Alliance clients.

Strategic Alliance Equity
  Interests..................  Warrants, warrant-like equity participations or other equity investments in Strategic Alliance clients.

Sub-prime Auto Loans and
  Leases.....................  Automobile loans or leases made generally to "C-" or "D"
                               Credit Grade borrowers.

Timeshare Loans..............  Loans made to purchase a real property interest in specific units at vacation resort properties. Typically, the
                               borrowers' rights to use and occupy the real property are
                               subject to limitations.

Title I Home Improvement
  Loans......................  Loans to homeowners, a portion of which is guaranteed by the
                               U.S. government, for the purpose of certain pre-qualified
                               home improvements.

Warehouse Financing..........  Secured loan facilities or purchase commitments provided to asset originators to facilitate the accumulation of
                               securitizable assets prior to securitization. Commitments
                               are typically for one year or less and are designed to fund only securitizable assets.

Wholesale Loans..............  Loans purchased by the Company in bulk sales from mortgage bankers and commercial banks.

                                    ANNEX A

                          CONTIFINANCIAL CORPORATION'S
                                ANNUAL REPORT ON
                      FORM 10-K FOR THE FISCAL YEAR ENDED
                                 MARCH 31, 1997

                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549
                             ---------------------

                                   FORM 10-K

       (MARK ONE)

       [X] ANNUAL REPORT PURSUANT TO SECTION 13 OR 15(D) OF THE SECURITIES
           EXCHANGE ACT OF 1934
           FOR THE FISCAL YEAR ENDED MARCH 31, 1997

                               OR

       [ ] TRANSITION REPORT PURSUANT TO SECTION 13 OR 15(D) OF THE SECURITIES
           EXCHANGE ACT OF 1934

           FOR THE TRANSITION PERIOD FROM          TO

                                    1-14074

                            (Commission File Number)

                           CONTIFINANCIAL CORPORATION
             (Exact name of registrant as specified in its charter)

                           DELAWARE                                                       13-3852588
(State of other jurisdiction of incorporation or organization)               (I.R.S. Employer Identification No.)

                       277 PARK AVENUE                                                      10172
                      NEW YORK, NEW YORK                                                  (Zip Code)
           (Address of principal executive offices)

Registrant's telephone number, including area code:                                     (212) 207-2800

Securities registered pursuant to Section 12(b) of the Act:
                         COMMON STOCK                                              NEW YORK STOCK EXCHANGE
                    (Title of each Class)                                (Name of each exchange on which registered)

          SECURITIES REGISTERED PURSUANT TO SECTION 12(G) OF THE ACT:

                                      NONE

                                (Title of Class)

    Indicate by check mark whether registrant (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days.
Yes X No _

    Indicate by check mark if disclosure of delinquent filers pursuant to Item 405 of Regulation S-K is not contained herein, and will not be contained, to the best of registrant's knowledge, in definitive proxy or information statements incorporated by reference in Part III of this Form 10-K or any amendment to this Form 10-K. ______

    As of June 9, 1997 the aggregate market value of the voting stock held by non-affiliates of the registrant was $356,431,735.

    The Company had 47,623,984 shares of common stock outstanding as of June 9, 1997.

    Document incorporated by reference:

    The information required by Part III, Items 10,11,12 and 13, is incorporated by reference to ContiFinancial Corporation's proxy statement which will be filed with the Securities and Exchange Commission not more than 120 days after March 31, 1997.

                           CONTIFINANCIAL CORPORATION

                               TABLE OF CONTENTS

                                             PART I.
           ----------------------------------------------------------------------------
                                                                                           PAGE
                                                                                         ---------

Item 1.    Business....................................................................        A-3

Item 2.    Properties..................................................................       A-22

Item 3.    Legal Proceedings...........................................................       A-22

Item 4.    Submission of Matters to a Vote of Security Holders.........................       A-22


                                             PART II.
           ----------------------------------------------------------------------------

Item 5.    Market for Registrant's Common Equity and Related Stockholder Matters.......       A-23

Item 6.    Selected Financial Data.....................................................       A-24

Item 7.    Management's Discussion and Analysis of Financial Condition and Results of         A-26
           Operations..................................................................

Item 8.    Financial Statements and Supplementary Data.................................       A-38

Item 9.    Changes in and Disagreements with Accountants on Accounting and Financial          A-63
           Disclosure..................................................................

                                            PART III.
           ----------------------------------------------------------------------------

Item 10.   Directors and Executive Officers of the Registrant..........................       A-64

Item 11.   Executive Compensation......................................................       A-64

Item 12.   Security Ownership of Certain Beneficial Owners and Management..............       A-64

Item 13.   Certain Relationships and Related Transactions..............................       A-64

                                             PART IV.
           ----------------------------------------------------------------------------

Item 14.   Exhibits, Financial Statement Schedules and Reports on Form 8-K.............       A-64

           Signatures..................................................................       A-66

                                    PART I.


ITEM 1. BUSINESS.

GENERAL

    ContiFinancial Corporation together with its subsidiaries, (collectively, the "Company" or "ContiFinancial"), engages in the consumer and commercial finance business by originating and servicing primarily home equity loans and providing financing and asset securitization structuring and placement services to originators of a broad range of loans, leases, receivables and other assets. Securitization provides significant benefits, including greater operating leverage and reduced costs of funds, in the financing of assets, such as non-conforming home equity loans, equipment leases, home improvement loans, franchisee loans, commercial/multi-family loans, non-prime and sub-prime auto loans and leases, and timeshare loans. For the years ended March 31, 1997 and 1996, the Company originated or purchased $3.9 billion and $2.3 billion, respectively, of home equity loans through its subsidiary, ContiMortgage Corporation ("ContiMortgage") of which $3.6 billion and $2.0 billion, respectively, of these loans were securitized or sold. For the same periods, the Company securitized or sold $0.7 billion and $0.2 billion of commercial real estate loans, respectively, and $0.6 billion and $1.8 billion, respectively, of loans and other assets for its clients. In addition, during the year ended March 31, 1997, the Company securitized and sold $43.5 million of auto loans originated by its subsidiary Triad Financial Corporation ("Triad").

    Through ContiMortgage, acquired in 1990, the Company is a leading originator, purchaser, seller and servicer of home equity loans made to borrowers whose borrowing needs may not be met by traditional financial institutions due to credit exceptions or other factors. Loans are made to borrowers primarily for debt consolidation, home improvements, education or refinancing and are primarily secured by first mortgages on one- to four-family residential properties. ContiMortgage has devoted substantial resources and capital to (i) increasing its market penetration across the United States, (ii) expanding its broker loan network to complement its existing wholesale loan network, (iii) adding new loan products, and (iv) investing in information services and collection technologies.

    There are two distinct factors that drive the expansion of the Company's home equity loan business -- growth in volume of loans and access to the capital markets to facilitate the most efficient sale of these loans through securitization. The Company believes it has a competitive advantage because the management of ContiMortgage is able to focus exclusively on expanding the volume of loans originated or purchased, enhancing loan underwriting efficiencies and building its servicing portfolio, while relying upon the professional staff of ContiTrade Services L.L.C. ("ContiTrade") and ContiFinancial Services Corporation ("ContiFinancial Services") to focus exclusively on providing warehouse financing, hedging and securitization structuring and placement services. This specific industry expertise enables the Company to minimize its financing costs and interest rate exposure and maximize the proceeds and profits from its securitizations and its growing servicing portfolio. From March 1991 through March 31, 1997, ContiMortgage has completed 27 AAA/Aaa-rated Real Estate Mortgage Investment Conduit ("REMIC") securitizations totaling $7.6 billion. As of March 31, 1997, ContiMortgage had a servicing portfolio of $6.4 billion.

    During 1997, the Company moved towards achieving its strategic objectives of expanding and diversifying its loan origination methodology and product mix by acquiring three retail home equity loan originators. In November 1996, the Company purchased 100% of the outstanding stock of California Lending Group, Inc. d/b/a United Lending Group, Inc. ("ULG"), a west coast-based home equity lender specializing in retail originations through direct mail and telemarketing throughout the United States, and Royal Mortgage Partners, L.P., d/b/a Royal MortgageBanc ("Royal"), a California-based wholesale and retail originator of home equity loans. In December 1996, the Company purchased Resource One Consumer Discount Company, Inc. ("Resource One"), a Pennsylvania-based home equity lender specializing in retail origination through direct mail, television, telemarketing, referrals and other sources to generate loan inquires directly from borrowers throughout the eastern and mid-western states. Collectively, ContiMortgage, ContiWest (defined below), ULG, Royal and Resource One are referred to as the

"Home Equity Companies". In each case the companies acquired were former Strategic Alliances (as discussed below) or ContiMortgage loan origination sources.

    During the year ended March 31, 1997, the Company organized ContiWest Corporation ("ContiWest"), a Nevada corporation, to better administer and underwrite the Company's origination portfolio.

    As part of the Company's strategic growth plan, the Company determined that the acquisition of originators and servicers of under-served securitizable asset classes other than home equity loans would provide diversity. The Company's growth strategy dictated that such acquisitions would only be made in asset classes in which the Company had significant securitization experience and the acquisition candidate had strong and experienced management. Consequently, in November 1996, the Company purchased 53.5% of the common stock of Triad, a corporation which the Company had previously had a Strategic Alliance (as discussed below) relationship. The Company purchased an additional 2.5% in January 1997 and has the right and obligation to purchase the remaining 44.0% over the next 4.5 years. Triad is a California-based auto finance company specializing in the origination of non-prime auto finance contracts for new and used vehicles. Non-prime auto loans and leases are originated to primarily "B" and "C" credit grade borrowers as opposed to sub-prime auto loans which are usually issued on a discount basis to "C-" and "D" credit grade borrowers.

    The Company, through its subsidiary ContiTrade, provides financing and asset securitization structuring expertise and through its subsidiary ContiFinancial Services, provides placement services. In this area, ContiTrade's management and execution of ContiMortgage's financing, hedging and securitization needs has served as a model for the Company's strategic alliances with originators of a broad range of consumer and commercial loans and other assets ("Strategic Alliances"). The Company's strategy is to replicate its success with ContiMortgage by (i) targeting classes of consumer and commercial loans, leases, receivables and other assets, which have the potential to be financed more efficiently through securitization, (ii) identifying and establishing Strategic Alliances with originators of these assets that have experienced management teams, sophisticated systems and a proven track record of originating, underwriting, servicing and collecting consumer and commercial loans, leases, receivables and other assets, and (iii) securing from these originators a consistent flow of securitizable assets. The Company offers Strategic Alliance clients complete balance sheet liability management, including warehouse financing, interest rate hedging services and the structuring and placement of asset portfolios in the form of asset-backed securities. This allows the management of its Strategic Alliance clients to focus on expanding and improving asset origination and servicing.

    The Company earns fees for the financing and asset securitization services provided to its Strategic Alliance clients. In addition, in order to support its Strategic Alliance clients and to further enhance its returns, the Company may take what it believes are manageable risk positions in its Strategic Alliances by purchasing whole loans (and issuing asset-backed securities and thus recognizing gain on sale) and providing financing of the subordinated classes of securitizations owned by its clients. In certain of its Strategic Alliances, the Company may receive warrants or warrant-like equity participations in Strategic Alliance clients or may otherwise seek to make equity investments in its Strategic Alliance clients (collectively, "Strategic Alliance Equity Interests"). The Company believes that its Strategic Alliance strategy results in the Company being less transaction oriented and more focused on increasing the long-term value of its Strategic Alliance clients.

    The Company's successful execution of its Strategic Alliance strategy to date has resulted in the addition of the following new business lines and securitization volume from 1991 through March 31, 1997: 28 home equity loan securitizations representing $2.3 billion (for clients other than ContiMortgage), 19 equipment lease securitizations for $1.5 billion, five adjustable rate mortgage securitizations for $642 million, seven Title I home improvement loan securitizations for $245 million, six franchisee loan securitizations for $312 million, seven commercial/multi-family whole loan portfolio sales for $1.0 billion, five non-prime and sub-prime auto securitizations for $292 million and one small business loan securitization for $20 million. The Company currently has nine active Strategic Alliances, three specialize in commercial loans and leases, two specialize in home equity loans, two focus on auto loans and the remainder focus on other asset classes.

HOME EQUITY LOAN ORIGINATION AND SERVICING

    Through ContiMortgage, the Company is a leading originator, purchaser, seller and servicer of non-conventional home equity loans. ContiMortgage's home equity loan production has increased from $161.5 million for the year ended March 31, 1992 (its first full year of operations under the Company) to $3.9 billion for the year ended March 31, 1997, representing a 90% annual compound growth rate.

    In September 1996, the Company organized ContiWest to better administer and underwrite the Company's origination portfolio.

    The Company's home equity strategy is to continue its strong growth through geographic expansion, diversification of origination sources and investments in origination, servicing and collection information technology. One means of implementing this strategy was through the acquisitions of ULG, Royal and Resource One, as well as the organization of ContiWest. Royal and Resource One provide a retail branch network throughout the west, the mid-west and the northeast United States which complements ContiMortgage's and ContiWest's wholesale and small broker origination sources. ULG originates home equity loans and home improvement loans nationally through direct mail and telemarketing.

    The source and geographic expansion that ULG, Royal and Resource One provide allows the Company to channel its home equity loan products to ContiMortgage which has been designated as the servicing and sales platform for the Company. The full implementation of this home equity growth strategy, through the completion of additional Strategic Alliances and strategic acquisitions, will allow the Company to build its market share by building a broad national penetration of all origination channels of the home equity market in the United States.

LOAN PRODUCTION

    ORIGINATION. ContiMortgage's and ContiWest's principal loan product is a non-conforming home equity loan with a fixed principal amount and term to maturity which is typically secured by a first mortgage on the borrower's residence. Currently, over 90% of originations are secured by a first lien mortgage. Non-conforming home equity loans are home equity loans made to borrowers whose borrowing needs may not be met by traditional financial institutions due to credit exceptions or other factors and that cannot be marketed to agencies, such as Ginnie Mae, Fannie Mae and Freddie Mac. The Company originates or purchases loans through ContiMortgage's headquarters in Horsham, Pennsylvania, ContiWest's headquarters in Las Vegas, Nevada and five regional offices nationwide. ContiMortgage obtains its loans through two primary sources in 48 states: wholesale, which represents loans purchased from mortgage bankers and commercial banks; and broker, which represents loans referred by brokers.

    For fiscal year 1997, wholesale purchases accounted for approximately 78% of ContiMortgage's and ContiWest's loan production. The Company believes that wholesale loan sourcing provides a cost effective means of growing and sustaining origination volumes. Because wholesale sources underwrite loans to ContiMortgage's underwriting guidelines and fund those loans in their own name, wholesale sources deliver pre-approved loan packages to ContiMortgage and ContiWest typically in excess of $1.0 million in size. As a result, the general and administrative expenses of the Company associated with wholesale loan purchases are significantly less than when loans are purchased or originated on a loan-by-loan basis. For fiscal 1997, ContiMortgage and ContiWest purchased loans from approximately 160 wholesale sources with no one source accounting for more than 10% and the top five wholesale sources accounting for 19% of total wholesale loan production.

    Towards achieving its strategic objective of expanding and diversifying its sources of home equity loan production, the Company recently acquired three home equity lenders involved in retail home equity loan production. In November 1996, the Company purchased ULG, a west coast-based home equity lender specializing in retail origination via direct mail and telemarketing throughout the United Sates and Royal, a California-based wholesale and retail originator of home equity loans. In December 1996, the Company purchased Resource One, a Pennsylvania-based home equity lender specializing in retail origination via direct mail, television, telemarketing, referrals and other sources throughout the eastern and mid-western states. The Company will securitize most of the home equity loans originated by these new subsidiaries through ContiMortgage. The Company believes these operations will contribute significantly to the Company's home equity loan production growth in the future.

    UNDERWRITING. All home equity loans are underwritten to the Company's mortgage underwriting guidelines. The underwriting process is intended to assess both the prospective borrower's ability to repay the loan and the adequacy of the real property security as collateral for the loan. In the underwriting process, a credit package is submitted to the Company which includes a current appraisal from an independent appraiser, a property inspection, a credit report and a verification of employment. On a case-by-case basis, after review and approval by the Company's underwriters, home equity loans may be made which vary from the underwriting guidelines. However, any variations from guidelines must be approved by a senior underwriter or by an executive officer of ContiMortgage or ContiWest.

    The Company generally purchases or originates loans which either fully amortize over a period not to exceed 360 months or provide for amortization over a 360-month schedule with a "balloon" payment required at the maturity date, which will not be less than five years after origination. The loan amounts generally range from a minimum of $10,000 to a maximum of $350,000, unless a higher amount is specifically approved. Management estimates that the current average home equity loan purchased or originated by ContiMortgage is approximately $64,000. ContiMortgage and ContiWest primarily purchase or originate non-purchase money first or second mortgage loans although ContiMortgage and ContiWest have programs for origination of certain purchase money first mortgages.

    The homes used for collateral to secure the loans may be either residential (mostly primary residences, but also second and vacation homes) or investor-owned one- to four- family homes, condominiums or townhouses. Generally, each home must have a minimum appraised value of $35,000. Mobile housing or agricultural land are not accepted as collateral. In addition, mixed-use loans secured by owner-occupied properties, including one- to four-family and small multifamily residences, are made where the proceeds may be used for business purposes.

    Each property proposed as security for a loan must be appraised not more than six months prior to the date of such loan. The combined loan-to-value ratio ("CLTV") of the first and second mortgages generally may not exceed 85%. If a prior mortgage exists, the Company first reviews the first mortgage history. If it contains open end, advance or negative amortization provisions, the maximum potential first mortgage balance is used in calculating the CLTV ratio which determines the maximum loan amount. The Company does not purchase or originate loans where the first mortgage contains a shared appreciation clause.

    The Company also requires a credit report by an independent credit reporting agency which describes the applicant's credit history. The credit report should reflect all delinquencies of 30 days or more, repossessions, judgments, foreclosures, garnishments, bankruptcies, divorce actions and similar adverse credit events that can be discovered by a search of public records. Written verification is obtained on any first mortgage balance, its status and whether local taxes, interest, insurance and assessments are included in the applicant's monthly payment on the first mortgage. All taxes and assessments not included in the monthly payment must be verified as current.

    Each loan applicant is required to secure property insurance in an amount sufficient to cover the new loan and any prior mortgage. If the sum of the outstanding first mortgage, if any, and the home equity loan exceeds replacement value, insurance at least equal to replacement value may be accepted.

    QUALITY CONTROL.  The purpose of the Company's quality control program is:
(i) to monitor and improve the overall quality of loan production generated by ContiMortgage's regional offices, ContiWest and wholesale sources; and (ii) to identify and communicate to management, existing and/or potential underwriting and loan file packaging problems or areas of concern. Each month, the following sample of funded loans are examined: (i) a 10% random sample of all funded loans, (ii) a 1-3% random sample of loans underwritten at the maximum LTV ratio for such risk class of loans, (iii) a 1-3% random sample of loans with a debt-to-income ratio greater than 50%, (iv) a minimum of the first five loans from any new origination source, and (v) loans selected in accordance with such other criteria as may be determined by management. The quality control file review examines compliance with underwriting guidelines and federal and state regulations. This is accomplished through a focus on (i) accuracy of all credit and legal information, (ii) collateral analysis including re-appraisals of property (field or desk) and review of original appraisal, (iii) employment and income verification and (iv) legal document review to ensure that the appropriate documents are in place.

LOAN SECURITIZATION

    GENERAL. The primary funding strategy of the Company is to securitize loans purchased or originated. The Company's origination sources: ContiMortgage, ContiWest, ULG, Royal and Resource One (collectively, the "Home Equity Companies") benefit from the reduced cost of funds and greater leverage provided through securitization. Through March 31, 1997, ContiMortgage has completed 27 AAA/Aaa-rated REMIC securitizations totaling $7.6 billion. Management has structured the operations and processes of the Home Equity Companies specifically for the purpose of efficiently originating, underwriting, and servicing (ContiMortgage only) loans for securitization in order to meet the requirements of rating agencies, credit enhancers and AAA/Aaa-rated REMIC pass-through investors. The Company generally seeks to enter the public home equity securitization market on a quarterly basis.

    In a securitization, the Company sells the loans that it has originated or purchased to a REMIC, owner trust or grantor trust, for a cash purchase price and an interest in the loans or other assets securitized (in the form of the excess spread). The cash purchase price is raised through an offering of pass-through certificates by the trust. Following the securitization, the purchasers of the pass-through certificates receive the principal collected or allocated and the investor pass-through interest rate on the certificate balance, while the Company receives the Excess Spread. The Excess Spread represents, over the life of the loans or other assets, the excess of the weighted average coupon on each pool of loans or other assets sold over the sum of the pass-through interest rate plus a normal servicing fee, a trustee fee, an insurance fee and an estimate of annual future credit losses related to the loans or other assets securitized (the "Excess Spread"). The majority of the Company's gross income is recognized as gain on sale of loans or other assets, which represents the present value of the Excess Spread, less origination and underwriting costs. The present value of the Excess Spread is the Excess Spread receivable (the "Excess Spread Receivable"). The Excess Spread Receivable is either a contractual right or a certificated security generally in the form of an interest-only or residual certificate. The majority of the Company's Excess Spread Receivable at March 31, 1997 and 1996 is interest-only or residual certificates. Consequently, the Company's Consolidated Balance Sheets designate Excess Spread Receivable as "interest-only and residual certificates."

    The purchasers of the pass-through certificates receive a credit-enhanced security. Credit enhancement is generally achieved by the Company's subordination of their Excess Spread in the form of over collateralization or spread account structured in two forms: (i) subordination of subsidiary classes of bonds to senior classes; or (ii) an insurance policy provided by an AA/Aaa-rated monoline insurance company. As a result, each offering of the senior REMIC pass-through certificates has received ratings of AAA from Standard & Poor's Ratings Group and Fitch Investor Services, L.P. and Aaa from Moody's Investors Service.

    The pooling and servicing agreements that govern the distribution of cash flows from the loans included in the REMIC trusts require either: (i) the establishment of a reserve account that may be funded by cash or a letter of credit deposited by the Company, or (ii) the over collateralization of the REMIC trust, which is intended to result in receipts and collections on the loans exceeding the amounts required to be distributed to the holders of the senior REMIC pass-through certificates. If payment defaults exceed the amount in the reserve account or the amount of over collateralization, as applicable, the monoline insurance company policy will pay any further losses experienced by holders of the senior interests in the related REMIC trust or a subordinate class will bear the loss. To date, there have been no calls on any monoline insurance company policy obtained in any of the Company's securitizations.

    HEDGING. A fixed rate loan inventory held for sale will have a smaller Excess Spread if interest rates rise before the loans are sold. Conversely, falling rates expand the Excess Spread. As such, the Company actively hedges interest rate exposure through the use of United States Treasury securities and futures contracts.

    WHOLE LOAN SALES. From time to time, the Company will sell loans on a whole loan or loan participation basis when and where pricing is more attractive than that available through securitization. For the year ended March 31, 1997, ContiMortgage and ContiWest sold $452.6 million of home equity loans in whole loan sales or loan participations. Because cash is received when the loans are sold, the full gain on sale is recorded at the time of sale.

LOAN SERVICING

    OVERVIEW. The Company generally retains the right to service the home equity loans it originates or purchases. Servicing includes collecting payments from borrowers, remitting payments to investors who have purchased the loans, investor reporting, accounting for principal and interest, contacting delinquent borrowers, conducting foreclosure proceedings and disposing of foreclosed properties. As of March 31, 1997, ContiMortgage serviced 104,568 loans in 48 states with an outstanding balance of $6.4 billion, up 66% from March 31, 1996.

    ContiMortgage has developed a sophisticated computer-based mortgage servicing operation that it believes enables it to provide effective and efficient processing of home equity loans. The key elements of any servicing operation are the quality and experience of the staff and the effectiveness of the computer software.

    The servicing system is an on-line real time system. It provides payment-processing and cashiering functions, automated payoff statements, on-line collections, hazard insurance and tax monitoring and a full range of investor-reporting requirements. The monthly investor-reporting package includes a trial balance, accrued interest report, remittance report, and delinquency reports.

    ContiMortgage is a Fannie Mae and Freddie Mac approved seller/servicer. As such, ContiMortgage is subject to a thorough due diligence of its policies, procedures, and business, and is qualified to underwrite, sell and service loans on behalf of both Fannie Mae and Freddie Mac. This designation is typically a prerequisite for loan securitization.

    As of March 31, 1997, ContiMortgage's $6.4 billion servicing portfolio was earning a servicing fee of approximately 50 basis points per annum.

    The pooling and servicing agreements which govern the distribution of cash flows within the REMIC trusts generally require that ContiMortgage, as servicer, advance interest (but not principal) on any delinquent loans to the holders of the senior interests in the related REMIC trust until satisfaction of the note, liquidation of the mortgaged property or charge-off of the loan to the extent ContiMortgage deems such advances of interest to be ultimately recoverable. To the extent there are any realized losses on loans, such losses are paid out of the related reserve account, out of principal and interest payments on over collateralized amounts or, if necessary, from the related monoline insurance company policy.

    COLLECTIONS. The ContiMortgage collection department is organized into three divisions (two collection divisions and one default division), each led by a collection supervisor. The collection divisions are comprised of six teams, consisting of one team leader and seven loan counselors whose responsibilities include contacting first payment defaults that are one to ten days delinquent and post 30-day delinquent accounts with balances over $100,000. In March 1996, each collection division was restructured to include an auto-dial team of collectors to handle pre 30-day delinquent accounts. In addition, there is a loss mitigation team which generally contacts mortgagors who are three payments in arrears to determine if a special forbearance repayment agreement can be arranged or if foreclosure action needs to be initiated. In certain cases, delinquent loans are forwarded to the default division for legal action by a foreclosure or bankruptcy team. If a property is acquired through foreclosure, the Company will market the property for liquidation of the asset and recovery.

    Generally, collection activity will commence once a loan has not been paid within five days of the due date. Once a loan becomes 30 days past due, a collection supervisor generally analyzes the account to determine the appropriate course of action. On or about the 45th day of delinquency, each property is typically inspected. The inspection indicates if the property is occupied or vacant, the general condition of the property, whether the condition is deteriorating, and a recommendation for securing, repair or maintenance. Borrowers usually will be contacted by telephone at least five times and also by written correspondence before the loan becomes more than 60 days delinquent. Collection activity on accounts 60 days or more delinquent typically emphasize curing the delinquency, including the use of formal forbearance, refinance and voluntary liquidation and other means directed at completely curing the delinquency. In most cases, accounts that cannot be cured by reasonable means will be moved to foreclosure as soon as all legal documentation permits.

    Depending upon the circumstances surrounding the delinquent account, a temporary suspension of payments or a repayment plan to return the account to an up-to-date status may be authorized by the collection supervisor. In any event, it is the Company's policy to work with the delinquent customer to resolve the past due balance before legal action is initiated.

    Mortgaged properties securing loans that are more than 60 days delinquent, including loans in foreclosure, are typically inspected on a monthly basis. In most cases, the cost of these inspections will be advanced by ContiMortgage and charged to the individual escrow accounts of the borrowers. The Company expects that the cost of inspections generally will be recovered through reinstatement, liquidation or payoff. The collection supervisor generally reviews each inspection report and takes whatever corrective action is necessary. The cost to secure, winterize or maintain a property are typically charged to the borrower's escrow account. If and when a property moves to foreclosure status, a foreclosure coordinator will review all previous inspection reports, evaluate the lien and equity position and obtain any additional information as necessary. The ultimate decision to foreclose, after all necessary information is obtained, is made by an officer of ContiMortgage.

    Foreclosure regulations and practices and the rights of the owner in default vary from state to state, but generally procedures may be initiated if: (i) the loan is 90 days or more delinquent; (ii) a notice of default on a senior lien is received; or (iii) ContiMortgage discovers circumstances indicating potential loss exposure.

CREDIT QUALITY OF HOME EQUITY LOAN SERVICING PORTFOLIO.

    The following table illustrates ContiMortgage's delinquency and charge-off experience with respect to its home equity loan portfolio:

                     Delinquency and Default Experience of
                      ContiMortgage's Servicing Portfolio
                              of Home Equity Loans

                                                        AT MARCH 31,
                        ----------------------------------------------------------------------------
                             1997            1996            1995            1994           1993
                        --------------  --------------  --------------  --------------  ------------


                          PRINCIPAL       PRINCIPAL       PRINCIPAL       PRINCIPAL      PRINCIPAL
                           BALANCE         BALANCE         BALANCE         BALANCE        BALANCE
                        --------------  --------------  --------------  --------------  ------------
                                                   (DOLLARS IN THOUSANDS)
Portfolio.............  $    6,423,376  $    3,863,575  $    2,192,190  $    1,105,393  $    484,857

Delinquency percentage
  (1)
  30-59 days..........           2.18%           1.81%           0.83%           0.51%         0.49%
  60-89 days..........           0.68%           0.47%           0.36%           0.19%         0.27%
  90 days and over....           0.38%           0.23%           0.45%           0.27%         0.44%
  Total delinquency...           3.24%           2.51%           1.64%           0.97%         1.20%
  Total delinquency
    amount............  $      208,084  $       97,082  $       35,980  $       10,036  $      5,794
Default percentage (2)
  Foreclosure.........           2.90%           2.42%           0.46%           0.53%         0.83%
  Bankruptcy..........           1.15%           0.74%           0.41%           0.23%         0.69%
  Real estate owned...           0.52%           0.13%           0.09%           0.05%         0.18%
  Forbearance.........           0.13%           0.25%           0.20%             N/A           N/A
  Total default.......           4.70%           3.54%           1.16%           0.81%         1.70%
  Total default
    amount............  $      302,164  $      136,796  $       25,486  $        9,615  $      8,263

------------------------

(1) The delinquency percentages represent the percent of the portfolio balance of home equity loans for which payments are contractually past due, exclusive of home equity loans in foreclosure, bankruptcy, real estate owned or forbearance.


(2) The default percentages represent the percent of the portfolio balance of home equity loans in foreclosure, bankruptcy, real estate owned or forbearance.

The following table illustrates ContiMortgage's loan loss experience with respect to its home equity loan portfolio:


                            Loan Loss Experience on
                      ContiMortgage's Servicing Portfolio
                              of Home Equity Loans

                                                                      YEARS ENDED MARCH 31,
                                                 ----------------------------------------------------------------
                                                     1997          1996          1995         1994        1993
                                                 ------------  ------------  ------------  ----------  ----------
Average amount outstanding (1).................  $  4,845,304  $  2,858,790  $  1,663,865  $  745,351  $  396,910
  Net losses (2)...............................  $     12,767  $      3,781  $      1,313  $    1,108  $    1,076
  Net losses after recoveries (3)..............  $     12,719  $      3,686  $      1,308  $    1,108  $    1,036
  Net losses as a percentage of average
    amount outstanding.........................          0.26%         0.13%         0.08%       0.15%       0.26%

------------------------

(1) The average of the aggregate principal balances of the home equity loans outstanding on the last business day of each month during the year.

(2) Actual losses incurred on liquidated properties for each respective period. Losses include all principal, foreclosure costs and all accrued interest.

(3) Net losses after recoveries from deficiency judgments (net of expenses).

    In fiscal 1994, the Company made a strategic decision to increase its mix of higher yielding, lower loan-to-value B, C, and D grade loans. The ratings are those employed by the Company in its grading system, which the Company believes is similar to grading systems used in the non-conforming home equity loan industry. As a result of this strategic decision, delinquency levels have increased as anticipated and are expected to continue to increase as the loan mix shifts toward more B, C and D loans and such types of loans in the portfolio become more seasoned. The Company believes that this increase in delinquency levels is more than offset by the higher yields associated with B, C and D loans and the lower loan-to-value ratios which provide a larger equity cushion against loss in the event of foreclosure.

    The following chart generally outlines certain parameters of the credit grades of ContiMortgage's and ContiWest's current underwriting guidelines:

                          DESCRIPTION OF CREDIT GRADES


                         "A" CREDIT GRADE       "B" CREDIT GRADE       "C" CREDIT GRADE       "D" CREDIT GRADE
                       ---------------------  ---------------------  ---------------------  ---------------------

GENERAL REPAYMENT      Has good credit but    Pays the majority of   Marginal credit        Designed to provide a
                       might have some minor  accounts on time but   history which is       borrower with poor
                       delinquency.           has some 30-and/or     offset by other        credit history an
                                              60-day delinquency.    positive attributes.   opportunity to
                                                                                            correct past credit
                                                                                            problems through
                                                                                            lower monthly
                                                                                            payments.

EXISTING MORTGAGE      Current at             Current at             Cannot exceed four     Must be paid in full
  LOANS                application time and   application time and   30-day delinquencies   from loan proceeds
                       a maximum of two       a maximum of three     or one 60-day          and no more than 119
                       30-day delinquencies   30-day delinquencies   delinquency in the     days' delinquency.
                       in the past 12         in the past 12         past 12 months.
                       months.                months.

NON-MORTGAGE CREDIT    Major credit and       Major credit and       Major credit and       Major and minor
                       installment debt       installment debt can   installment debt can   credit delinquency is
                       should be current but  exhibit some minor     exhibit some minor     acceptable, but must
                       may exhibit some       30-and/or 60-day       30-and/or 90-day       demonstrate some
                       minor 30-day           delinquency. Minor     delinquency. Minor     payment regularity.
                       delinquency. Minor     credit may exhibit up  credit may exhibit
                       credit may exhibit     to 90-day              more serious
                       some minor             delinquency.           delinquency.
                       delinquency.

BANKRUPTCY FILINGS     Charge-offs,           Discharged more than   Discharged more than   Discharged prior to
                       judgments, liens, and  two years with         two years with         closing.
                       former bankruptcies    reestablished credit.  reestablished credit.
                       are unacceptable.

DEBT                   Generally not to       Generally not to       Generally not to       Generally not to
  SERVICE-TO-INCOME    exceed 45%.            exceed 45%.            exceed 45%.            exceed 50%.
  RATIO

MAXIMUM LOAN-TO-VALUE
  RATIO:

  Owner Occupied       Generally 80% (or      Generally 80% (or      Generally 75% (or      Generally 65% (or
                       90%) for a 1 to 4      85%) for a 1 to 4      85%) for a 1 to 4      70%) for a 1 to 4
                       family dwelling        family dwelling        family dwelling        family dwelling
                       residence; 70% for a   residence; 65% for a   residence; 65% for a   residence.
                       condominium.           condominium.           condominium.

  Non-Owner Occupied   Generally 70% for a 1  Generally 65% for a 1  Generally 65% for a 1  N/A
                       to 2 family dwelling,  to 2 family dwelling,  to 2 family dwelling,
                       65% for a 3 to 4       60% for a 3 to 4       65% for a 3 to 4
                       family.                family.                family.


FINANCING AND ASSET SECURITIZATION SERVICES

GENERAL

    The Company provides financing and asset securitization execution and expertise to originators of a broad range of consumer and commercial loans, leases, receivables and other assets. Through the activities of its other two principal operating entities--ContiTrade and ContiFinancial Services--the Company focuses on providing financing and asset securitization services to its subsidiaries and Strategic Alliance clients. ContiTrade provides financing and structuring of asset-backed securities. ContiFinancial Services, a

National Association of Securities Dealers, Inc. ("NASD") member and broker/dealer, privately places or underwrites offerings of asset-backed securities on behalf of the Company and its finance company clients.

STRATEGY

    Understanding the cash flow and credit characteristics associated with each of the asset classes with which it works, ensuring that each pool of assets is securitizable prior to funding and controlling its own warehouse take-out risk through its placement capabilities, allows the Company to assume controlled risks, support new business, and introduce more securitizable assets to the institutional marketplace. The Company's strategy is to replicate its success with ContiMortgage by (i) targeting classes of consumer and commercial loans, leases, receivables or other assets, which have the potential to be financed more efficiently through securitization, (ii) identifying and establishing Strategic Alliances with originators of these assets that have experienced management teams, sophisticated systems and a proven track record of originating, underwriting, servicing and collecting consumer and commercial loans, leases, receivables and other assets and (iii) securing from these originators a consistent flow of securitizable assets. The Company offers Strategic Alliance clients complete balance sheet liability management, including warehouse financing, interest rate hedging services and the structuring and placement of asset portfolios in the form of asset-backed securities. This allows the management of its Strategic Alliance clients to focus on expanding and improving asset origination and servicing.

    The Company earns fees for the financing and asset securitization services provided to its Strategic Alliance clients. In addition, in order to support its Strategic Alliance clients and to further enhance its returns, the Company may take what it believes are manageable risk positions in its Strategic Alliances by purchasing whole loans (and issuing asset-backed securities and thus recognizing gain on sale) and providing financing of the Excess Spread Receivables owned by its clients. In certain of its Strategic Alliances, the Company may receive Strategic Alliance Equity Interests. The Company believes that its Strategic Alliance strategy results in the Company being less transaction oriented and more focused on increasing the long-term value of its Strategic Alliance clients. Because of the extensive time and resources that the Company commits to a Strategic Alliance, the Company only seeks to develop and maintain a limited number of Strategic Alliance clients in each of its business lines.

TARGETING OPPORTUNITIES

    As described above, the Company seeks to identify consumer and commercial loans, leases, receivables or other assets which have the potential to be more efficiently financed through securitization and to form Strategic Alliances with the originators of such assets. Identifying such assets involves a thorough analysis and due diligence of: (i) the asset (loan, lease, or receivable), (ii) the management team of the potential Strategic Alliance client, and (iii) the servicing systems of the potential Strategic Alliance client. The credit review process of the Company seeks to determine whether or not a new asset is securitizable to investment grade and whether there exists a ready and interested investor base for the new product.

    The due diligence process and the results thereof are outlined in a risk memorandum. The preparation of the risk memorandum is an intensive process, managed by the Company's Chief Credit Officer, and focuses on four areas: (i) background on company, management, asset and industry, (ii) risks and mitigating factors, (iii) projected profitability, and (iv) balance sheet and cash impact. Once the risk memorandum is completed, the decision to securitize a new class of assets with a new client is subject to approval by a credit committee made up of senior executive officers of the Company. After the credit process is completed for a new client, each subsequent securitization transaction by that client will be subject to an abridged credit review process.

CLIENT SERVICES

    The Company provides warehouse financing, whole loan purchasing, hedging, credit enhancement and Excess Spread Receivables financing services to the Company's subsidiaries and the Company's Strategic Alliance clients.

    WAREHOUSE FINANCING. The Company makes financing available to its securitization clients through secured loans or purchase commitments to facilitate the accumulation of securitizable assets prior to securitization ("warehouse financing"). As of March 31, 1997, through ContiTrade, the Company had committed $1.6 billion of financing to its third party clients, of which $566 million was drawn down. Warehouse financing commitments are typically for a term of one year or less and are generally designed to fund only securitizable assets. Assets from a particular client typically remain in the warehouse for a period of 30 to 120 days at which point they are securitized and sold to institutional investors, in most cases, through ContiFinancial Services, the Company's NASD registered broker/dealer. The Company utilizes its asset purchase and sale facilities with certain financial institutions ("Purchase and Sale Facilities") and a funding agreement under an agreement to repurchase ("Repurchase Agreement") to finance this warehouse financing.

    WHOLE LOAN PURCHASING. The Company seeks opportunities to purchase assets for sale into securitized trusts and to recognize gain on sale. The Company's Strategic Alliance clients often seek to raise additional cash to cover the expenses and the negative cash flow associated with securitization. Therefore, whole loan pools of assets may be purchased by the Company from a Strategic Alliance client and then securitized under the Company's name or the name of its Strategic Alliance client. The Company will typically invest its capital in the transaction through the purchase of loans at a premium and the assumption of certain costs of securitization.

    CONDUITS. The Company also executes its loan purchase strategy through loan conduits. Conduits are stand-alone securitization vehicles where the originator(s), underwriter(s), servicer(s), and seller(s) may all be different parties coming together to generate loans to be serviced and securitized. Conduits allow smaller originators to sell their product into a single securitizable pool, thus benefiting from the economies of scale and the ability to share the fixed transaction costs associated with securitization. The Company has established a conduit for commercial/multi-family mortgages ("ContiMAP-Registered Trademark-"). The Company's role is to provide capital through warehouse financing and/or the purchase of loans at a premium and to ensure that the loans are underwritten to the conduit's underwriting guidelines and are thus securitizable. In addition, the Company also manages the ultimate sale or securitization of the loans originated through ContiMAP-Registered Trademark-. The Company had previously also operated an adjustable rate mortgage conduit which was closed in fiscal 1997 due to the strategic acquisition of Royal, previously the major participant of the conduit.

    HEDGING. As certain assets are accumulated for securitization, they are exposed to fluctuations in interest rates. This is because the securitization of each asset class is priced to the investor utilizing the United States Treasury security with a maturity most closely matching the assets' average lives. Therefore, at the client's discretion, the Company will hedge the specific United States Treasury security in the cash market.

    CREDIT ENHANCEMENT. To the extent that the securitization of a particular asset class requires credit enhancement in addition to the Excess Spread, the Company will consider providing that additional support in the form of (i) an initial deposit to be reimbursed from the cash flow of the assets securitized or
(ii) the purchase of a mezzanine security.

    EXCESS SPREAD RECEIVABLES FINANCING. In certain cases, the Company finances a client's Excess Spread Receivables in order to provide the client with cash to cover the expenses and negative cash flow associated with securitization. The financing is typically in the form of a secured loan. The Company commits to provide such financing only to its Strategic Alliance clients. In each case, in return for the financing, the

Company will receive ownership participations either in the Strategic Alliance clients or in the portfolio of loans securitized. As of March 31, 1997, the total committed amount of such financing was $64.1 million and the amount outstanding of such financing was $35.6 million.

CONTIFINANCIAL SERVICES

    PLACEMENT OF ASSET-BACKED SECURITIES. Securitization, or structured finance, expertise is the foundation upon which the Company has built its business and executes its strategy. Since 1991 through March 31, 1997, the Company has structured or placed over $13.9 billion of securitized assets representing over 105 transactions both for ContiMortgage and other clients.

    ContiFinancial Services' placement capabilities accomplish two objectives:
(i) generating fee income, and (ii) providing a controlled exit strategy for assets financed by allowing the Company and its Strategic Alliance clients to manage more effectively when and how transactions are brought to market. While ContiFinancial Services' placement capabilities have been primarily focused on private placements, to the extent opportunities exist in the public market, ContiFinancial Services will bid out the public underwriting business to other investment banks and manage the process on behalf of itself and its clients. The Company has filed a shelf registration statement with the Securities and Exchange Commission (the "Commission") for up to $5.0 billion in certain asset-backed securities.

    If the Company is successful in a Strategic Alliance (earning fees for warehousing, gain on sale for whole loan purchases and sales, and fees for the placement of asset-backed securities) while its client experiences significant growth and profitability, the Strategic Alliance client will ultimately need the services of a larger full service investment bank. The Company's strategy, however, contemplates this evolution through: (i) continuing to purchase whole loans from the Strategic Alliance client, (ii) creating new loan conduits, (iii) recognizing the value of any Strategic Alliance Equity Interests, and, most importantly, (iv) continuing to develop new securitizable assets and Strategic Alliances.

PURCHASE AND SALE FACILITIES AND REPURCHASE AGREEMENT

    As of March 31, 1997, the Company had $2.3 billion of committed and an additional $1.1 billion of uncommitted sale capacity under its Purchase and Sale Facilities. The Purchase and Sale Facilities allow the Company to sell, with limited recourse, interest in designated pools of loans and other assets. The Company utilized the facilities to sell assets totaling $7.4 billion, $5.7 billion and $2.5 billion, in the fiscal years 1997, 1996 and 1995, respectively. As of March 31, 1997 the Company had utilized $842.5 million of the sale capacity under the Purchase and Sale Facilities.

    Due to the implementation of the Financial Accounting Standards Board's Statement of Financial Accounting Standards No. 125, "Accounting for Transfers and Servicing of Financial Assets and Extinguishment of Liabilities" on January 1, 1997 (see Management Discussion and Analysis of Financial Conditions and Results of Operations--Certain Accounting Considerations), certain of the assets that the Company has sold under the Purchase and Sale Facilities subsequent to January 1, 1997 did not qualify for sale treatment under the new accounting principles and as a result $251.5 million of such assets were included as Trade Receivables sold under agreements to repurchase (under the Repurchase Agreement) on the Company's consolidated balance sheets. The new accounting principle does not in any way effect the ability of the Company to finance these assets. The Company expects to replace the Purchase and Sale Facilities with Repurchase Agreements for those asset types which do not qualify for sale treatment.

ASSET CLASSES

    Since 1991, the Company has expanded the scope of its products to include equipment leases, franchisee loans, commercial/multi-family loans, non-prime and sub-prime auto loans and leases, and timeshare loans.

    The following table illustrates the Company's securitization volume (excluding ContiMortgage whole loan sales) and the addition of its new asset classes:

                      The Company's Securitization Volume
                                by Asset Classes

                                                                          YEARS ENDED MARCH 31,                  TOTAL BY
                                                          -----------------------------------------------------    ASSET
                                                            1997       1996       1995       1994       1993       CLASS
                                                          ---------  ---------  ---------  ---------  ---------  ---------

Home equity loans

  ContiMortgage.........................................  $   3,454  $   2,030  $   1,293  $     772  $     273  $   7,822

  Other.................................................        250        755        340         60        148      1,553
                                                          ---------  ---------  ---------  ---------  ---------  ---------

    Total...............................................  $   3,704  $   2,785  $   1,633  $     832  $     421  $   9,375

ARMs....................................................     --            505        101         36     --            642

Equipment leasing.......................................        250        190        179        178        278      1,075

Title I home improvement loans..........................     --         --            149         96     --            245

Franchisee loans........................................         21        145         98         48     --            312

Commercial/multi-family loans (1).......................        742        186         89     --         --          1,017

Non-prime and sub-prime auto loans and leases...........         91        162         39     --         --            292

Small business loans....................................     --             20     --         --         --             20
                                                          ---------  ---------  ---------  ---------  ---------  ---------

Total securitization volume.............................  $   4,808  $   3,993  $   2,288  $   1,190  $     699  $  12,978
                                                          ---------  ---------  ---------  ---------  ---------  ---------
                                                          ---------  ---------  ---------  ---------  ---------  ---------

------------------------

(1) Includes two whole-loan sales.

    HOME EQUITY LOANS. The home equity loan product is the flagship business for the Company. Having set the standard for the securitization of home equity loans at the inception of the market in 1988, the Company leveraged its financing capabilities and structured finance expertise by acquiring ContiMortgage in 1990 and establishing Strategic Alliances with other clients in the home equity loan industry. In addition to providing its financing, hedging and securitization services to ContiMortgage, resulting in 27 securitizations for $7.6 billion from March 1991 through March 31, 1997, the Company also provided its services to other clients, resulting in 28 securitizations for $2.3 billion from 1991 through March 31, 1997.

    In the home equity loan market, the Company's Strategic Alliance relationships vary in terms of products and services offered. Certain of these Strategic Alliances include the provision of warehouse financing and hedging in return for a committed flow of securitizable product for which it earns placement fees and gains on sale. Other Strategic Alliances include the provision of warehouse financing and hedging in return for a guaranteed flow of securitizable product as well as minority ownership in the form of Strategic Alliance Equity Interests.

    As part of its strategy of working closely with its Strategic Alliances and utilizing that relationship as a basis for monitoring growth and asset performance, the Company acquired ULG , a former Strategic Alliance.

    COMMERCIAL/MULTI-FAMILY LOANS. In 1993, the Company established a commercial real estate conduit, ContiMAP-Registered Trademark-, to satisfy a need in the marketplace for the financing of $0.5 to $25 million loans secured by commercial properties, such as multi-family dwellings, self storage facilities, assisted living and other health related facilities, retail and industrial buildings.

    ContiMAP-Registered Trademark- purchases commercial real estate loans suitable for securitization and sale into the capital markets. The Company manages the aggregation and underwriting of the loans through correspondent relationships with established lending companies. The Company's strategy is to grow ContiMAP-Registered Trademark- by continuing to add additional qualified commercial lenders and by continuing to enhance its product offerings.

    TITLE I CONVENTIONAL HOME IMPROVEMENT LOANS. Home improvement loans represent loans to homeowners, a portion of which may be guaranteed by the U.S. Government in the case of Title I home improvement loans for the purpose of certain pre-qualified home improvements. The Company decided to pursue this business line, which was a natural extension of its home equity loan business, because of its highly fragmented nature and higher cost of funds through which these assets are typically being financed.

    The Company executed securitizations, in the form of conduits where it financed and placed Title I and conventional home improvement loans on behalf of conduit participants and through a Strategic Alliance with one of the conduit participants. The Company's strategy is to facilitate the growth of its Strategic Alliance client through securitizations, expanding its presence nationwide, building economies of scale and helping to create a low cost, high volume producer in an otherwise fragmented industry.

    The Company, through its newly acquired subsidiary, ULG, also originates Title I and conventional home improvement loans through retail origination channels. ULG currently obtains home improvement loan inquiries through a direct mail and telemarketing approach, reaching borrowers not contacted by the Company's Strategic Alliance clients.

    ADJUSTABLE RATE MORTGAGES. The Company established its Adjustable Rate Mortgage Conduit ("ARM Conduit") in 1994 in order to: (i) leverage its expertise in the closely related fixed-rate home equity loan market and the relationships it developed in building that business; (ii) establish a more significant presence in the western United States which is primarily an ARM market; and
(iii) offer its Strategic Alliance clients an outlet for a new product to offer their borrowers. The Company's ARM Conduit allowed smaller originators to sell their loan product into a single securitizable pool and to benefit from the economies of scale not otherwise available to them on a stand-alone basis. In fiscal 1997, the Company acquired Royal, the largest contributor to the ARM conduit and discontinued the conduit.

    EQUIPMENT LEASING. The equipment leasing industry is a highly fragmented industry which leases a wide array of equipment to predominately commercial users. The typical leasing company provides a specialized service to a relatively specific asset class (e.g. office equipment or medical equipment). The Company has financed various assets for several equipment lease company clients ranging from $300 fax machines to $3 million MRI machines. While these relationships historically have been transaction oriented, the Company is actively pursuing Strategic Alliance opportunities to leverage its capabilities, product and market knowledge and establish a long-term, equity participation.

    FRANCHISEE LOANS. Franchisee loans represent loans to franchisees of top tier national restaurant chains and other franchise chains. In the Company's securitization of franchisee loans, the underwriting process focuses on the franchisee borrower's ability to generate cash flow from the particular restaurant as opposed to more traditional financing, which is based upon hard collateral values or the credit rating of the franchisor.

    In 1993, the Company identified this niche opportunity and developed this business line in conjunction with a Strategic Alliance client. The Company believes that its warehouse financing, hedging, structured finance and placement capabilities combined with its unique approach to underwriting and credit analysis, will provide it with a competitive advantage.

    NON-PRIME AND SUB-PRIME AUTO LOANS AND LEASES. Non-prime and sub-prime automobile lending represents loans to credit-impaired borrowers. Like the home equity loan market, the Company believes that prudent loan underwriting and pricing, coupled with strong servicing and collections, mitigates the risk of the non-prime and sub-prime credit borrower. Non-prime auto loans and leases are originated to primarily "B" and "C" credit grade borrowers as opposed to sub-prime auto loans which are usually issued on a discount basis to "C-" and "D" credit grade borrowers.

    Since fiscal 1995, the Company has formed five Strategic Alliances with originators of non-prime and sub-prime auto loans. Management believes that this market benefits significantly from securitization through reduced cost of funds, and the discipline which the regular securitization process brings to the origination, underwriting, servicing, collection and monitoring of non-prime and sub-prime auto loans. Consequently, given the Company's experience in this industry, and having closely monitored the development of its Strategic Alliances, in November 1996, the Company purchased 53.5% of the common stock of Triad, a California-based auto finance company specializing in origination of non-prime auto finance contracts for used and new vehicles. As of March 31, 1997, Triad has relationships with approximately 1,600 dealerships in 15 states, with California representing approximately 50% of loan originations. As with ContiMortgage, Triad utilizes centralized origination, underwriting and servicing techniques. In January 1997, the Company purchased an additional 2.5% of the common stock of Triad. ContiFinancial has a right and obligation to purchase the remaining 44% of the common stock of Triad over the next 4.5 years.

    The Company believes that significant opportunities still exist in the non-prime and sub-prime auto loan and lease market due to: (i) the higher cost of funds through which these assets are typically being financed; (ii) the discipline which the regular securitization process brings to the origination, underwriting, servicing, collection and monitoring of auto loans and leases;
(iii) consolidation in the industry; and (iv) the Company's ability to identify strong management teams and provide its unique mix of products and services.

    TIMESHARE LOANS. Timeshare loans are made to borrowers for the purchase of a real property interest in specific units at vacation resort properties. A number of major corporations have become involved in the industry in recent years, and through their advertising and marketing efforts, are increasing the public's awareness of the benefits of timesharing. Because timeshare financing is still a relatively new and fragmented industry, the Company believes that it provides significant growth potential to the extent that: (i) the credit analysis and cash flow characteristics are similar to traditional home equity loans; and that (ii) the lower cost of funds and greater operating leverage from securitization can be applied successfully.

WARRANTS AND STOCK OWNERSHIP

    In certain of its Strategic Alliances, the Company may receive Strategic Alliance Equity Interests. All Strategic Alliance Equity Interests existing prior to the consummation of the Company's initial public offering, (the "IPO") were retained by the Company's parent company, Continental Grain Company ("Continental Grain"), and therefore, these assets are not reflected in the Company's Consolidated Financial Statements included herein. The Company currently holds Strategic Alliance Equity Interests acquired after the IPO. Based on its prior experience, the Company does not anticipate that any Strategic Alliance Equity Interest that it holds or may acquire in the future will have any effect on the Company's financial position or results of operations until the business of the Strategic Alliance client matures, which typically takes several years. However, in fiscal 1997, the Company received $2.7 million of warrant income from the sale of stock warrants in a Strategic Alliance company. In addition, the Company may, from time to time, make a direct cash equity or subordinated debt investment in a Strategic Alliance client.

REGULATION

    GENERAL. The Company's businesses are subject to extensive regulation in the United States at both the Federal and state level. In the Company's home equity loan and financing businesses, regulated matters include loan origination, credit activities, maximum interest rates and finance and other charges, disclosure to customers, the terms of secured transactions, the collection, repossession and claims-handling procedures utilized by the Company, multiple qualification and licensing requirements for doing business in various jurisdictions and other trade practices. As part of the Company's financing and asset securitization business, ContiFinancial Services is required to register as a broker/dealer with certain Federal and state securities regulatory agencies and is a member of the NASD.

    TRUTH IN LENDING. The Truth in Lending Act ("TILA") and Regulation Z promulgated thereunder contain disclosure requirements designed to provide consumers with uniform, understandable information with respect to the terms and conditions of loans and credit transactions in order to give them the ability to compare credit terms. TILA also guarantees consumers a three day right to cancel certain credit transactions including loans of the type originated by the Company. Management of the Company believes that it is in compliance with TILA in all material respects. If the Company were found not to be in compliance with TILA, aggrieved borrowers could have the right to rescind their mortgage loan transactions and to demand the return of finance charges paid to the Company.

    In September 1994, the Riegle Community Development and Regulatory Improvement Act of 1994 (the "Riegle Act") was enacted. Among other things, the Riegle Act makes certain amendments to TILA. The Riegle Act generally applies to mortgage loans (other than mortgage loans to finance the acquisition or initial construction of a dwelling) with (i) total points and fees upon origination exceeding eight percent of the loan amount (as adjusted for changes in the Consumer Price Index) or (ii) an annual percentage rate of more than ten percentage points higher than comparably maturing United States Treasury securities ("Covered Loans"). The Company estimates that approximately 10% of the loans originated or purchased by the Company are Covered Loans.

    The Riegle Act imposes additional disclosure requirements on lenders originating Covered Loans and prohibits lenders from originating Covered Loans that are underwritten solely on the basis of the borrower's home equity without regard to the borrower's ability to repay the loan. The Company is currently applying underwriting criteria to all Covered Loans that take into consideration the borrower's ability to repay.

    The Riegle Act also prohibits lenders from including prepayment fee clauses in Covered Loans to borrowers with a debt-to-income ratio in excess of 50% or Covered Loans used to refinance existing loans originated by the same lender. The Company will continue to collect prepayment fees on loans originated prior to the October 1995 effectiveness of the Riegle Act and on non-Covered Loans as well as on Covered Loans in permitted circumstances. The Riegle Act imposes other restrictions on Covered Loans, including restrictions on balloon payments and negative amortization features, which the Company does not believe will have a material impact on its operations.

    OTHER LENDING LAWS. The Company is also required to comply with the Equal Credit Opportunity Act of 1974, as amended ("ECOA"), which prohibits creditors from discriminating against applicants on the basis of race, color, sex, age or marital status. Regulation B promulgated under ECOA restricts creditors from obtaining certain types of information from loan applicants. It also requires certain disclosures by the lender regarding consumer rights and requires lenders to advise applicants of the reasons for any credit denial. In instances where the applicant is denied credit or the rate or charge for loans increases as a result of information obtained from a consumer credit agency, another statute, the Fair Credit Reporting Act of 1970, as amended, requires lenders to supply the applicant with the name and address of the reporting agency. The Company is also subject to the Real Estate Settlement Procedures Act of 1974, as amended, and is required to file an annual report with the Department of Housing and Urban Development pursuant to the Home Mortgage Disclosure Act.

    In addition, the Company is subject to various other federal and state laws, rules and regulations governing, among other things, the licensing of, and procedures which must be followed by, mortgage lenders and servicers, and disclosures which must be made to consumer borrowers. Failure to comply with such laws may result in civil and criminal liability and may, in some cases, give consumer borrowers the right to rescind their mortgage loan transactions and to demand the return of finance charges paid to the Company.

    In addition, certain of the loans purchased by the Company, such as Title I home improvement loans, are insured by an agency of the federal government. Such loans are subject to extensive government regulation.

    ENVIRONMENTAL LIABILITY. In the course of its business, the Company may acquire properties securing loans that are in default. There is a risk that hazardous or toxic waste could be found on such properties. In such event, the Company could be held responsible for the cost of cleaning up or removing such waste, and such cost could exceed the value of the underlying properties.

    BROKER/DEALER. In the Company's capital management services business, ContiFinancial Services acts as a placement agent and underwriter for public and private offerings of asset-backed securities. As a result, ContiFinancial Services is registered as a broker/dealer with the Securities and Exchange Commission, the State of California and the State of New York and is a member of the NASD. ContiFinancial Services is subject to regulation by the Commission, the NASD and state securities administrators in matters relating to the conduct of its securities business, including record keeping and reporting requirements, supervision and licensing of employees and obligations to customers. Additional legislation and regulations, including those relating to the activities of affiliates of broker/dealers, changes in rules promulgated by the Commission or other regulatory authorities, and the NASD, changes in the interpretation or enforcement of existing laws and rules and changes in the special exemption of ContiFinancial Services may adversely affect the manner of operation and profitability of the Company.

    As a registered broker/dealer, ContiFinancial Services is subject to the Commission's net capital rules. These rules, which specify minimum net capital requirements for registered broker/dealers, are designed to assure that broker/dealers maintain adequate regulatory capital in relation to their liabilities and the size of their customer business and have the effect of requiring that at least a substantial portion of their assets be kept in cash or highly liquid investments. Because it acts primarily as a private placement agent in asset-backed securities offerings, ContiFinancial Services operates under a less restrictive net capital standard. To the extent that the Company elects to expand its public underwriting capacity, it would be required to substantially increase the net capital of ContiFinancial Services. Under such circumstances, there can be no assurance that the Company will have the capital necessary to increase such net capital.

    FUTURE LAWS. Because each of the Company's businesses is highly regulated, the laws, rules and regulations applicable to the Company are subject to regular modification and change. There are currently proposed various laws, rules and regulations which, if adopted, could impact the Company. There can be no assurance that these proposed laws, rules and regulations, or other such laws, rules or regulations will not be adopted in the future which could make compliance much more difficult or expensive, restrict the Company's ability to originate, broker, purchase or sell loans, further limit or restrict the amount of commissions, interest and other charges earned on loans originated, brokered, purchased or sold by the Company, or otherwise adversely affect the business or prospects of the Company.

COMPETITION

    The home equity loan market is highly competitive. The Company faces competition from other consumer finance lenders, mortgage lenders, mortgage brokers, commercial banks, mortgage banks, large securities firms, smaller boutique securities firms, credit unions, thrift institutions, credit card issuers and finance companies. Many of these competitors are substantially larger and have more capital and other resources than the Company. Competition can take many forms, including convenience in obtaining a loan, customer service, marketing and distribution channels, terms provided and interest rates charged to borrowers. Heightened competition could contribute to higher prepayments. In addition, the current level of gains realized by the Company and its competitors on the sale of their home equity loans could attract additional competitors into this market with the possible effect of lowering gains that may be realized on the Company's future loan sales. The principal competitive factors influencing the Company's business are its professional staff, its reputation in the marketplace, its existing client relationships, the ability to commit capital to client transactions and its mix of market capabilities.

    Currently, some traditional financial institutions are aggressively promoting and pricing home equity loans. The Company does not believe that this trend has had a material impact on its competitive position because the Company's success is tied to its emphasis on timely customer service, on attracting borrowers whose needs are not met by traditional financial institutions and on the equity value of the property securing various types of loans. Nevertheless, there can be no assurance that the Company will not face increased competition from traditional financial institutions attempting to enter into the Company's market.

    In fiscal 1997, 78% of the total home equity loans purchased and originated by ContiMortgage and ContiWest were wholesale loans. Wholesale loans are expected to remain a significant part of the Company's home equity loan production program. As a purchaser of wholesale loans, the Company is exposed to fluctuations in the volume and cost of wholesale loans resulting from competition from other purchasers of such loans, market conditions and other factors.

    In its financing and asset securitization business, the Company faces significant competition from large securities firms, smaller boutique securities firms, commercial banks, mortgage banks, credit unions, thrift institutions, credit card issuers and finance companies. Many of the Company's competitors are substantially larger and have more capital and other resources than the Company.

EMPLOYEES

    At March 31, 1997, the Company had 1,562 employees. None of the Company's employees are represented by a labor union. The Company believes that its relations with its employees are good.

ITEM 2. PROPERTIES.

    The Company's principal executive offices are located at 277 Park Avenue, New York, New York, 10172 and are occupied under a sublease with Continental Grain. The lease on this premises extends through February 28, 2000.

    ContiMortgage's current headquarters in Horsham, Pennsylvania, and regional offices located in Phoenix, Arizona; Orange and Pleasanton, California; Atlanta, Georgia; Oak Brook, Illinois and Horsham, Pennsylvania are operated under leases with third parties that expire through April 2001.

    ContiMortgage is currently redeveloping a manufacturing facility in Hatboro, Pennsylvania as its new headquarters. The facility will operate under a lease with a third party that extends twelve years from the facility's anticipated completion at the end of calendar 1997.

    ContiFinancial Services and ContiTrade occupy office space in Santa Monica, California under a lease with a third party that expires in September 1999. ContiWest occupies office space in Las Vegas, Nevada under a lease with a third party that expires in January 2000. ULG, Resource One, Royal and Triad have various offices throughout the United States and operate under various leases with third parties that expire through July 2003.

    The Company believes that its present facilities are adequate for its current needs.

ITEM 3. LEGAL PROCEEDINGS.

    In May 1997, a class action suit was filed in the Court of Common Pleas of the State of South Carolina naming ContiMortgage as a defendant. On June 6, 1997, the case was removed to the United States District Court in the District of South Carolina Florence Division. The complaint alleges violations of a state notification law by the originator of certain home equity loans purchased by ContiMortgage. Such law requires the originator to notify, ascertain and comply with the preferences of borrowers as to the legal counsel employed to represent such borrowers and as to the insurance agent to furnish the required insurance in connection with the mortgage. The Company is currently investigating the allegations. The suit has not yet been certified as a class action. The Company does not believe the lawsuit will have a material adverse effect on the consolidated financial position or results of operations of the Company.

    In addition, the Company has been named as a defendant in various legal actions arising from the conduct of its normal business activities. Although the amount of any liability that could arise with respect to these actions cannot be accurately predicted, in the opinion of the Company, any such liability will not have a material adverse effect on the consolidated financial position or results of operations of the Company.

ITEM 4. SUBMISSION OF MATTERS TO A VOTE OF SECURITY HOLDERS.

    None.

                                    PART II.

ITEM 5. MARKET FOR REGISTRANT'S COMMON EQUITY AND RELATED STOCKHOLDER MATTERS.

    On February 9, 1996, the Company's common stock began trading under the symbol "CFN" on the New York Stock Exchange. The following table sets forth, for the period indicated, the high and low closing sale price per share of the Company's common stock:

                                                                              SALES PRICE
                                                                          --------------------
                                                                            HIGH        LOW
                                                                          ---------  ---------
Fiscal Year Ended March 31, 1996:
  Fourth Quarter........................................................  $  31.25   $  25.50
Fiscal Year Ended March 31, 1997:
  First Quarter.........................................................  $  33.00   $  28.50
  Second Quarter........................................................  $  30.25   $  23.25
  Third Quarter.........................................................  $  39.25   $  28.875
  Fourth Quarter........................................................  $  39.375  $  31.00

    As of June 9, 1997, the Company had 83 stockholders of record, and approximately 4,550 beneficial owners of its common stock.

    During fiscal 1995 and during fiscal 1996, prior to the close of its IPO on February 14, 1996, the Company paid cash dividends to Continental Grain of $30 million and $0.3 million, respectively. The Company has no current intention to pay cash dividends on its Common Stock. As a holding company, the ability of the Company to pay dividends is dependent upon the receipt of dividends or other payments from its subsidiaries. Any future determination as to the payment of dividends will be at the discretion of the Company's Board of Directors and will depend upon the Company's operating results, financial condition and capital requirements, contractual restrictions, general business conditions and such other factors as the Company's Board of Directors deems relevant. Furthermore, covenants in the Company's and Continental Grain Company's loan agreements restrict the payment of dividends by the Company. There can be no assurance that the Company will have earnings sufficient to pay a dividend on its Common Stock or that, even if there are sufficient earnings, dividends will be permitted under applicable law.

ITEM 6. SELECTED FINANCIAL DATA.

                            SELECTED FINANCIAL DATA
                   (DOLLARS IN THOUSANDS, EXCEPT SHARE DATA)

                                                                             YEARS ENDED MARCH 31,
                                                         -------------------------------------------------------------
                                                             1997           1996         1995       1994       1993
                                                         -------------  -------------  ---------  ---------  ---------
INCOME STATEMENT DATA:
Gain on sale of receivables............................  $     210,861  $     146,529  $  67,512  $  49,671  $  18,587
Interest...............................................        161,402         91,737     42,929     20,707     11,385
Net servicing income...................................         46,340         29,298      9,304      3,989      1,842
Other income...........................................          9,227          4,252      2,252        162       (147)
                                                         -------------  -------------  ---------  ---------  ---------
    Total gross income.................................        427,830        271,816    121,997     74,529     31,667
                                                         -------------  -------------  ---------  ---------  ---------
Expenses
Compensation and benefits..............................         82,170         52,203     23,812     14,674      6,870
Interest...............................................        120,636         74,770     29,635     12,124      6,529
Provision for loan losses..............................          3,043            285      1,935      4,499      2,018
General and administrative.............................         44,940         18,022      9,627      7,946      4,101
                                                         -------------  -------------  ---------  ---------  ---------
    Total expenses.....................................        250,789        145,280     65,009     39,243     19,518
                                                         -------------  -------------  ---------  ---------  ---------
Income before income taxes and minority interest.......        177,041        126,536     56,988     35,286     12,149
Income taxes...........................................         71,341         49,096     22,168     13,726      4,640
Minority interest of subsidiary........................           (304)         3,310      8,728      5,076      1,600
                                                         -------------  -------------  ---------  ---------  ---------
Net income.............................................  $     106,004  $      74,130  $  26,092  $  16,484  $   5,909
                                                         -------------  -------------  ---------  ---------  ---------
                                                         -------------  -------------  ---------  ---------  ---------
Primary and fully diluted earnings per common share
  (pro forma at March 31, 1996) (1)....................  $        2.40  $        2.00
                                                         -------------  -------------
                                                         -------------  -------------
Fully diluted weighted average number of shares
  outstanding (pro forma at March 31, 1996) (1)........     44,152,343     37,050,165
                                                         -------------  -------------
                                                         -------------  -------------
Primary weighted average number of shares outstanding
  (pro forma at March 31, 1996) (1)....................     44,090,095     36,995,631
                                                         -------------  -------------
                                                         -------------  -------------

    During fiscal 1995 and 1996, the Company paid cash dividends to Continental Grain of $30,000 and $305, respectively.

                                                                          AS OF MARCH 31,
                                                  ---------------------------------------------------------------
                                                      1997           1996          1995        1994       1993
                                                  -------------  -------------  ----------  ----------  ---------
BALANCE SHEET DATA:
Interest-only and residual certificates.........  $     445,005  $     293,218  $  143,031  $   94,491  $  51,270
Total assets....................................      1,545,798        892,540     327,742     217,856     76,526
Payables to affiliates..........................         36,367        337,734     114,907      49,846     12,463
Long term debt..................................        498,817       --            --          --         --
Total liabilities...............................      1,136,726        597,721     243,579     138,513     18,743
Minority interest of subsidiary.................          1,288       --            16,248       7,520      2,444
Stockholders' equity............................        407,784        294,819      67,915      71,823     55,339

------------------------

(1) Because of the Company's reorganization that occurred in December 1995 and changes in capital structure, per share data for the years ended March 31, 1995, 1994 and 1993 are not meaningful.

                                                                   YEARS ENDED MARCH 31,
                                           ----------------------------------------------------------------------
                                               1997           1996           1995          1994          1993
                                           -------------  -------------  ------------  ------------  ------------
OTHER DATA:
ContiMortgage loan originations..........  $   3,906,798  $   2,311,471  $  1,328,158  $    786,754  $    282,072
Number of loans serviced (at year end)...        104,568         65,121        38,740        20,146        11,093
Face value of loans serviced (at year
  end)...................................  $   6,423,376  $   3,863,575  $  2,192,190  $  1,105,393  $    484,857
Securitization and sales volume:
ContiMortgage--Securitization............  $   3,454,259  $   2,030,000  $  1,258,919  $    733,182  $    194,668
             --Whole loan................        188,295            270        33,772        39,142        77,876
Commercial real estate
             --Securitization............        742,259        149,980       --            --            --
             --Whole loan................       --               36,000        89,000       --            --
Triad....................................         43,530       --             --            --            --
Strategic alliances......................        568,401      1,776,700       906,000       418,000       426,000
                                           -------------  -------------  ------------  ------------  ------------
Total securitization and sales volume....  $   4,996,744  $   3,992,950  $  2,287,691  $  1,190,324  $    698,544
                                           -------------  -------------  ------------  ------------  ------------
                                           -------------  -------------  ------------  ------------  ------------

                                                                                    YEARS ENDED MARCH 31,
                                                                    -----------------------------------------------------
                                                                      1997       1996       1995       1994       1993
                                                                    ---------  ---------  ---------  ---------  ---------
ContiMortgage
DELINQUENCY AND LOAN LOSS DATA (1):
Delinquency rate (at end of year).................................       3.24%      2.51%      1.64%      0.97%      1.20%
Default rate (at end of year).....................................       4.70%      3.54%      1.16%      0.81%      1.70%
Net losses as a percentage of average amount outstanding..........       0.26%      0.13%      0.08%      0.15%      0.26%

                                                                                                   YEAR ENDED
                                                                                                 MARCH 31, 1997
                                                                                                 --------------
Triad
DELINQUENCY AND LOAN LOSS DATA :
Portfolio......................................................................................     $71,648
Delinquency rate (at end of year)..............................................................      1.17%
Net losses as a percentage of average amount outstanding (November 1, 1996 through March 31,
  1997)........................................................................................      0.60%

------------------------

(1) Includes home equity loans originated by Royal MortgageBanc, Resource One and United Lending Group, and serviced by ContiMortgage.

ITEM 7. MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS.

    This discussion should be read in conjunction with "Selected Financial Data" and the Company's Consolidated Financial Statements and the Notes thereto. Certain statements under this caption constitute "forward-looking statements" under federal securities laws. See "Forward-looking Statements."

GENERAL

    The Company is engaged in the consumer and commercial finance business by originating and servicing home equity loans and providing financing and asset securitization expertise to originators of a broad range of loans, leases and receivables. Through ContiMortgage Corporation ("ContiMortgage"), the Company is a leading originator, purchaser, seller and servicer of home equity loans made to borrowers whose borrowing needs may not be met by traditional financial institutions due to credit exceptions or other factors. The Company has strategic alliances with various originators of a broad range of consumer and commercial loans and other assets ("Strategic Alliances"). Through ContiTrade Services L.L.C. ("ContiTrade") the Company provides financing and asset securitization structuring expertise, and through ContiFinancial Services Corporation ("ContiFinancial Services"), an NASD registered broker/ dealer, the Company provides placement services. In September 1996, the Company established ContiWest Corporation, a Nevada corporation, to administer and underwrite a portion of the Company's origination portfolio.

    The Company's Strategic Alliance clients are originators of consumer and commercial loans, leases and receivables. The Company provides financing and asset securitization execution and expertise to the Strategic Alliance client while the client provides a consistent flow of securitizable assets to the Company. In certain Strategic Alliances, the Company receives interests ("Strategic Alliance Equity Interests") in the Strategic Alliance client. The realization of value on such Strategic Alliance Equity Interests is subject to many factors, including the future growth and profitability of the Strategic Alliance clients and the completion of initial public offerings or sale of such Strategic Alliance clients.

    In the third quarter of fiscal 1997, the Company acquired three home equity companies and one auto finance company to implement growth strategies of expanding into the western United States, diversifying into retail origination and owning other asset origination platforms with which the Company has significant securitization experience. The four new loan origination subsidiaries, California Lending Group, Inc. d/b/a United Lending Group, Inc. ("ULG"), Royal Mortgage Partners, L.P., d/b/a Royal MortgageBanc ("Royal"), Triad Financial Corporation ("Triad"), and Resource One Consumer Discount Company, Inc. ("Resource One"), collectively called the "Acquisitions", are discussed below:

    - On November 8, 1996, the Company purchased 100% of the outstanding stock of ULG, a west coast-based home equity lender specializing in retail originations via direct mail and telemarketing throughout the United States.

    - On November 15, 1996, the Company, through its subsidiary ContiMortgage, purchased 100% of Royal. Royal is a California-headquartered wholesale and retail originator of fixed and adjustable rate home equity loans.

    - On November 21, 1996, the Company acquired a 53.5% equity interest in Triad and an additional 2.5% in January 1997, a California-based non-prime auto finance company. The Company has the right and obligation to acquire the remaining common stock of Triad from existing shareholders.

    - On December 16, 1996, the Company, through its subsidiary ContiMortgage, purchased 100% of the outstanding stock of Resource One. Resource One, headquartered in Langhorne, Pennsylvania, is a retail branch home equity loan originator that utilizes direct mail, television, telemarketing, referrals and other sources to generate loan inquiries directly from borrowers.

    In each case, the companies acquired were former Strategic Alliances or ContiMortgate loan origination sources.

    The Acquisitions have been accounted for as purchases, and the results of operations have been included with the Company's results of operations since the effective acquisition dates. The cumulative purchase price was approximately $38.0 million, which includes deferred payments of approximately $5.0 million, resulting in approximately $35.0 million of cost in excess of equity which will be amortized on a straight-line basis over a 25 year useful life. Certain acquisition's terms contain payments which are contingent upon future earnings or employment of key management. Such contingent payments will be recorded as purchase price or compensation as is appropriate for the nature of the payments. The Company has a right and obligation to purchase the remaining 44% of the common stock of Triad over the next 4.5 years. The purchase price will be based upon the future earnings of Triad and will be recorded when determinable. The excess of the purchase price over the fair value of the net assets acquired will be recorded as an increase in cost in excess of equity. The Acquisitions are not material to the financial position or results of operations of the Company.

CERTAIN ACCOUNTING CONSIDERATIONS

    As a fundamental part of its business and financing strategy, the Company sells substantially all of its loans or other assets through securitization in the form of REMICs, owner trusts or grantor trusts. In a securitization, the Company sells loans or other assets that it has originated or purchased to a trust for a cash purchase price and an interest in the loans or other assets securitized (in the form of the "excess spread"). The cash purchase price is raised through an offering of pass-through certificates by the trust. Following the securitization, the purchasers of the pass-through certificates receive the principal collected and the investor pass-through interest rate on the certificate balance, while the Company receives the excess spread. The excess spread represents, over the life of the loans or other assets, the excess of the weighted average coupon on each pool of loans or other assets sold over the sum of the pass-through interest rate plus a normal servicing fee, a trustee fee, an insurance fee and an estimate of annual future credit losses related to the loans or other assets securitized (the "Excess Spread"). These cash flows are projected over the life of the loans or other assets using prepayment, default, and interest rate assumptions that market participants would use for similar financial instruments subject to prepayment, credit and interest rate risk and are discounted using an interest rate that a purchaser unrelated to the seller of such a financial instrument would demand. The majority of the Company's gross income is recognized as gain on sale of loans or other assets, which represents the value of the Excess Spread less origination and underwriting costs. The present value of the Excess Spread is the Excess Spread receivable (the "Excess Spread Receivable"). The Excess Spread Receivable is either a contractual right or a certificated security generally in the form of an interest-only or residual certificate. The majority of the Company's Excess Spread Receivable at March 31, 1997 and 1996 is interest-only and residual certificates. Consequently, the Company's consolidated balance sheets designate Excess Spread Receivable as "interest-only and residual certificates."

    The Company recognizes the gain on sale of loans or other assets in the fiscal year in which such loans or other assets are sold, although cash (representing the Excess Spread and servicing fees) is received by the Company over the life of the loans or other assets. Concurrent with recognizing such gain on sale, the Company records the Excess Spread Receivable as an asset on its consolidated balance sheets. The Excess Spread Receivable is reduced as cash distributions are received from the securitization.

    Due to the fact that the gain recognized in the year of sale is equal to the present value of the estimated future cash flows from the Excess Spread, the amount of cash actually received over the lives of the loans or other assets normally exceeds the gain previously recognized at the time the loans or other assets were sold and therefore interest income is recognized over the life of the loans or other assets securitized. In periods subsequent to the sale, the Company may recognize an increase in fair value of Excess Spread Receivable as gain on sale of receivables to the extent that estimates of the loan pools' future remaining lives exceed those originally projected. This estimate of extended life is performed by reviewing past prepayment experience and estimating future prepayment experience by considering numerous factors which include current market assumptions, the interest rate environment and economic factors. If actual prepayments with respect to sold loans occur faster or credit experience is worse than projected at the time such loans were sold, the carrying value of the Excess Spread Receivable may have to be written down through a charge to earnings in the period of adjustment.

    Additionally, upon sale or securitization of servicing retained mortgages, the Company capitalizes the cost associated with the right to service mortgage loans based on its relative fair value. The Company determines fair value based on the present value of estimated net future cash flows related to servicing income. The cost allocated to the servicing rights is amortized in proportion to and over the period of estimated net future servicing fee income. The Company periodically reviews capitalized servicing fees receivable for valuation impairment. This review is performed on a disaggregated basis for the predominant risk characteristics of the underlying loans which are loan type, loan-to-value ratio and credit quality. The Company generally makes loans to credit impaired borrowers whose borrowing needs may not be met by traditional financial institutions due to credit exceptions. The Company has found that credit impaired borrowers are payment sensitive rather than interest rate sensitive. As such the Company does not consider interest rates a predominant risk characteristic for purposes of valuation impairment. Impairment is recognized in a valuation allowance for each disaggregated stratum in the period of impairment.

    On January 1, 1997, the Company adopted the Financial Accounting Standards Board's ("FASB") Statement of Financial Accounting Standards ("SFAS") No. 125, "Accounting for Transfers and Servicing of Financial Assets and Extinguishment of Liabilities" ("SFAS 125") which addresses the accounting for transfers of financial assets in which the transferor has some continuing involvement either with the assets transferred or with the transferee. A transfer of financial assets in which the transferor surrenders control over those assets is accounted for as a sale to the extent that consideration other than beneficial interest in the transferred assets is received in exchange. SFAS 125 requires that liabilities and derivatives incurred or obtained by transferors as part of a transfer of financial assets be initially measured at fair value, if practicable. In addition, SFAS 125 requires that servicing assets and liabilities be subsequently measured by the amortization over their estimated life and assessment of asset impairment be based on such assets' fair value. SFAS 125 is effective for transfers and servicing of financial assets and extinguishments of liabilities occurring after December 31, 1996, and is to be applied prospectively. The adoption of this standard did not have a material impact on the Company's results of operations. However, certain of the assets that the Company had sold under the Purchase and Sale Facilities subsequent to January 1, 1997 did not qualify for sale treatment under SFAS 125 and as a result $251.5 million of such assets were included as trade receivables sold under agreements to repurchase on the Company's consolidated balance sheets. SFAS 125 does not in any way effect the ability of the Company to finance these assets. The Company expects to replace the Purchase and Sale Facilities with repurchase agreements for those asset types which do not qualify for sale treatment.

FINANCIAL CONDITION

MARCH 31, 1997

    Securities purchased under agreements to resell increased $44.1 million from $179.9 million at March 31, 1996 to $224.0 million at March 31, 1997. The Company hedges, in part, its interest rate exposure on its receivables held for sale and loans and other assets sold, with recourse, under its Purchase and Sale Facilities, through the use of United States Treasury securities and futures contracts. Securities purchased under agreements to resell are part of this hedging strategy. This increase was due primarily to the increase in the Company's securitization volume in fiscal 1997 as compared to fiscal 1996.

    Interest-only and residual certificates increased $151.8 million from $293.2 million at March 31, 1996 to $445.0 million at March 31, 1997. Excluding $15.2 million of interest-only and residual certificates relating to the Acquisitions, the March 31, 1997 balance increased by $136.6 million from March 31, 1996. This increase represents $251.1 million recorded during fiscal 1997 relating to new securitizations and recorded interest income of $33.7 million partially offset by $96.5 million of sales and $51.7 million of collections.

    Capitalized servicing fees receivable increased $17.7 million from $11.7 million at March 31, 1996 to $29.4 million at March 31, 1997. This balance reflects the capitalization of $24.0 million of servicing rights and $1.4 million of prepayment premiums paid partially offset by amortization of $7.7 million.

    Trade receivables, net increased $356.9 million from $352.3 million at March 31, 1996 to $709.2 million at March 31, 1997. Excluding $51.3 million of trade receivables, net relating to the Acquisitions, the March 31, 1997 balance increased by $305.6 million from March 31, 1996. This increase was primarily due to an increase in receivables held for sale from $303.7 million as of March 31, 1996 to $574.3 million at March 31, 1997, and partially due to the increase in other receivables from $50.5 million at March 31,1996 to $85.7 million at March 31, 1997. The increase in receivables held for sale was primarily due to the adoption of SFAS 125 on January 1, 1997. As of March 31, 1997, $251.5 million of receivables held for sale under the Purchase and Sale Facilities were categorized as financing under SFAS 125 and classified as "Trade receivables sold under agreements to repurchase". In addition to the SFAS 125 classification, there was an additional increase of $19.1 million of receivables held for sale due to an overall increase in securitization volume from fiscal 1996 to fiscal 1997.

    The increase in other receivables of $35.2 million from fiscal 1996 to fiscal 1997 was primarily due to an increase in servicing advances of $16.8 million and an increase in short-term receivables of $17.2 million. The increase in servicing advances was due to advances made by ContiMortgage on loans in the servicing system. ContiMortgage, as servicer, is contractually liable to pay the REMIC for certain delinquencies and then collects the past due amounts from the borrower. This increase is because of an overall dollar increase in delinquencies from fiscal 1996 to fiscal 1997. The increase in short-term receivables is due to timing differences in receiving loan payments from third party intermediaries.

    Premises and equipment, net increased $3.8 million from $3.9 million at March 31, 1996 to $7.7 million at March 31, 1997. Excluding $3.4 million of premises and equipment relating to the Acquisitions, the March 31, 1997 balance decreased by $0.4 million from March 31, 1996. This decrease was primarily as a result of office equipment acquisitions which were more than offset by the normal periodic depreciation of owned equipment.

    Cost in excess of equity increased $33.6 million from $14.6 million at March 31, 1996 to $48.2 million at March 31, 1997. The increase was primarily due to the costs in excess of equity recorded upon the purchase of the Acquisitions made by the Company during the third quarter of fiscal 1997.

    Other assets increased $26.8 million from $3.9 million at March 31, 1996 to $30.7 million at March 31, 1997. Excluding the effects of the Acquisitions, March 31, 1997 other assets increased by $24.4 million from March 31, 1996. Other assets represents prepaid expenses, margin and other deposits, deferred bond issuance costs and other investments. This increase is primarily due to an increase of approximately $12.0 million of deferred issuance costs on the 8 3/8% and 7 1/2% Senior Notes (defined below), $3.7 million of prepaid shelf registration and servicing fees and an increase of $4.3 million in escrow deposits.

    Accounts payable and accrued expenses increased $14.3 million from $73.5 million at March 31, 1996 to $87.8 million at March 31, 1997. Excluding $6.6 million of accounts payable and accrued expenses relating to the Acquisitions, the March 31, 1997 balance increased by $7.7 million from March 31, 1996. The balance increased primarily due to an increase in accrued taxes payable of $14.6 million, incentive accruals of approximately $5.5 million, accruals for securitization obligations of $4.1 million, accrued interest payable of $3.1 million, accrued pension and health care costs of approximately $1.5 million offset by a decrease in accrued amounts payable under the Company's Purchase and Sale Facilities of approximately $20.8 million. The increases in accrued taxes payable, and accruals for securitization obligations were due to increased securitization volume, producing higher net income in fiscal 1997. The increase in incentive accruals in fiscal 1997 as compared to fiscal 1996 was due to the deferral of payments. The increase in accrued pension and healthcare costs was due to an increase in the number of employees (excluding the Acquisitions) to 703 in fiscal 1997 as compared to 455 employees in fiscal 1996. The decrease in accrued amounts payable under the Company's Purchase and Sale Facilities was due to a timing difference in the amounts payable under these obligations.

    Securities sold but not yet purchased increased $44.4 million from $180.7 million at March 31, 1996 to $225.1 million at March 31, 1997. The Company hedges, in part, its interest rate exposure on its receivables held for sale and loans and other assets sold with recourse under its Purchase and Sale Facilities through the use of United States Treasury securities and futures contracts. Securities sold but not yet purchased are part of this hedging strategy. This increase was due primarily to the increase in the Company's securitization volume in fiscal 1997 from fiscal 1996.

    Payables to affiliates decreased $301.3 million from $337.7 million at March 31, 1996 to $36.4 million at March 31, 1997. In connection with the Company's IPO on February 14, 1996, Continental Grain Company ("Continental Grain") provided financing with three notes totaling $324.0 million. These notes were refinanced principally with the net proceeds of the Senior Notes, as defined below. The remaining balance of Payables to affiliates at March 31, 1997 represents amounts due under a services agreement and a tax sharing agreement with Continental Grain .

    Short-term borrowed funds represents borrowings from a $200.0 million unsecured revolving credit facility the Company entered into on January 8, 1997. At March 31, 1997, $25.0 million of drawings under this line were outstanding.

    On August 14, 1996, the Company issued the $300.0 million 8 3/8% unsecured senior notes due 2003 (the "8 3/8% Senior Notes") and on March 12, 1997, the Company issued the $200.0 million unsecured 7 1/2% senior notes due 2002 (the
"7 1/2% Senior Notes") (collectively the "Senior Notes"), resulting in $498.5 million of the balance sheet increase in Long-term debt from March 31, 1996. The Senior Notes were issued at a discount which is being amortized over the life of the Senior Notes. The remaining $0.3 million of long-term debt represents amounts payable under a long term capitalized lease.

    Other liabilities increased $6.3 million from $5.8 million at March 31, 1996 to $12.1 million at March 31, 1997. Excluding the effects of the Acquisitions, March 31, 1997 other liabilities increased by $5.9 million from March 31, 1996. The increase is primarily due to the accrual of contingent payments relating to the Acquisitions.

    Stockholders' equity increased $113.0 million from $294.8 million at March 31, 1996 to $407.8 million at March 31, 1997 due to net income of $106.0 million, the amortization of deferred compensation of $6.7 million and the exercise of stock options of $0.3 million. Excluding the effect of the Acquisitions, March 31, 1997, stockholders' equity increased by $109.4 million from March 31, 1996.

RESULTS OF OPERATIONS

YEAR ENDED MARCH 31, 1997 COMPARED TO YEAR ENDED MARCH 31, 1996 AND YEAR ENDED
  MARCH 31, 1995

    The Company's total gross income increased $156.0 million or 57% to $427.8 million in fiscal 1997 as compared to $271.8 million of total gross income in fiscal 1996 which in turn increased $149.8 million or 123% from total gross income of $122.0 million for fiscal 1995. Excluding the effects of the Acquisitions, fiscal 1997 gross income increased by $123.9 million from fiscal 1996. The Company's total expenses as a percentage of total gross income increased to 59% in fiscal 1997 from 53% in fiscal 1996 and fiscal 1995. As a result, net income for fiscal 1997 increased $79.9 million or 306% to $106.0 million compared to net income of $26.1 million in fiscal 1995. Excluding the Acquisitions during the third quarter of fiscal 1997, net income increased by $76.3 million from fiscal 1995.

    On a percentage basis, the following table sets forth the composition of the Company's results as a percentage of total gross income for the periods indicated:

                                                                                            YEARS ENDED MARCH 31,
                                                                                       -------------------------------
                                                                                         1997       1996       1995
                                                                                       ---------  ---------  ---------
GROSS INCOME
  Gain on sale of receivables........................................................      49.28%     53.91%     55.34%
  Interest...........................................................................      37.73%     33.75%     35.19%
  Net servicing income...............................................................      10.83%     10.78%      7.63%
  Other income.......................................................................       2.16%      1.56%      1.84%
                                                                                       ---------  ---------  ---------
    Total gross income...............................................................     100.00%    100.00%    100.00%
                                                                                       ---------  ---------  ---------
EXPENSES
  Compensation and benefits..........................................................      19.21%     19.21%     19.52%
  Interest...........................................................................      28.20%     27.51%     24.29%
  Provision for loan losses..........................................................       0.71%      0.10%      1.59%
  General and administrative.........................................................      10.50%      6.63%      7.89%
                                                                                       ---------  ---------  ---------
    Total expenses...................................................................      58.62%     53.45%     53.29%
                                                                                       ---------  ---------  ---------
Income before income taxes and minority interest.....................................      41.38%     46.55%     46.71%
Income taxes.........................................................................      16.67%     18.06%     18.17%
Minority interest....................................................................      -0.07%      1.22%      7.15%
                                                                                       ---------  ---------  ---------
  Net income.........................................................................      24.78%     27.27%     21.39%
                                                                                       ---------  ---------  ---------
                                                                                       ---------  ---------  ---------

    INCOME. The increase in total gross income was due to a greater volume of loans originated as a result of the expansion of the Company's wholesale and broker origination sources. The following table sets forth information regarding the components of the Company's total gross income in each of the last three fiscal years ending on March 31:

                                                                 YEARS ENDED MARCH 31,
                                                           ----------------------------------
                                                              1997        1996        1995
                                                           ----------  ----------  ----------

                                                                     (IN THOUSANDS)
Gain on sale of receivables..............................  $  210,861  $  146,529  $   67,512
Interest.................................................     161,402      91,737      42,929
Net servicing income.....................................      46,340      29,298       9,304
Other income.............................................       9,227       4,252       2,252
                                                           ----------  ----------  ----------
Total gross income.......................................  $  427,830  $  271,816  $  121,997
                                                           ----------  ----------  ----------
                                                           ----------  ----------  ----------

    Gain on sale of receivables was the primary component of total gross income, comprising 49%, 54% and 55% of total gross income in fiscal 1997, 1996 and 1995, respectively. Gain on sale of receivables increased $64.3 million or 44% in fiscal 1997 as compared to fiscal 1996 which in turn increased by $79.0 million or 117% from fiscal 1995. Excluding $26.5 million of gain on sale of receivables relating to the Acquisitions, the fiscal 1997 balance increased by $37.8 million or 26% from fiscal 1996. Gain on sale of receivables as a percentage of total gross income was lower in fiscal 1997 due to an increased outstanding balance of interest earning assets resulting in increased interest income.

    Gain on sale of receivables represents income primarily from the structuring and sale of pools of home equity loans originated by ContiMortgage and Strategic Alliance clients of the Company in REMICs, owner trusts and grantor trusts. In addition, gains on sale of receivables are earned upon whole loan sales and upon securitization of commercial and multi-family loans, self-storage facilities, Title I home improvement loans, franchisee loans, auto loans and equipment leases which are sold into REMICs and whole loan and other trust structures.

    The increase in income earned from gain on sale of receivables was due to an increased volume of loans, leases and other assets structured and an increased gain on sale percentage. Excluding contributions from the Acquisitions, the Company structured and sold $4.9 billion of mortgages, loans and leases in fiscal 1997, an increase of $0.9 billion from fiscal 1996, which contributed $32.7 million of the increase in gain on sale of receivables, and structured and sold $4.0 billion of mortgages, loans and leases in fiscal 1996, an increase of $1.7 million from fiscal 1995, which contributed $62.6 million of the increase in gain on sale of receivables.

    The gain on sale percentage represents the differential between the interest rate earned on underlying securitized loans, leases or other assets and the pass-through rate paid to the securitization investors during the estimated life of the loans, leases or other assets. The increase in the gain on sale percentage was primarily due to the type of assets securitized and changes in the yield curve. The larger gain on sale percentage in fiscal 1997 as compared to fiscal 1996 was partially due to an increased proportion of ContiMortgage securitizations which yield higher gain on sale percentages than securitizations and placements for Strategic Alliance clients. In fiscal 1997, ContiMortgage securitizations represented 75% of total volume as compared to 51% for fiscal 1996 and 57% for fiscal 1995. This contributed to a gain of 13 basis points in Excess Spread or a $5.1 million increase in gain on sale of receivables in fiscal 1997 as compared to fiscal 1996. The combination of the $32.7 million increase due to increased volume and the $5.1 million increase due to an increase in the percentage of ContiMortgage assets securitized resulted in a total increase in gain on sale of receivables from fiscal 1996 to fiscal 1997 of $37.8 million.

    In fiscal 1996 as compared to fiscal 1995, the relationship between interest rates and maturity caused an increase in the gain on sale percentage. As the Company originates and sells loans and leases based on the interpolated United States Treasury interest rate plus a negotiated additional interest spread, the gain on sale of receivables is affected by unequal movements in interest rates at various maturities. The interpolated Treasury interest rate is based on the Company's estimate of the average life of the pool of loans or leases. In fiscal 1996 as compared to fiscal 1995, the yield curve steepened which contributed an additional 72 basis points to Excess Spread or $16.4 million of the increase in gain on sale of receivables. The combination of the $16.4 million increase due to the yield curve and the $62.6 million increase due to increased volume resulted in a total increase in gain on sale of receivables from fiscal 1995 to fiscal 1996 of $79.0 million. The gain on sale as a percentage of loans securitized and sold for fiscal 1997, 1996 and 1995 was 4.2%, 3.7% and 3.0%, respectively.

    Interest income increased $69.7 million or 76% in fiscal 1997 from fiscal 1996 and $48.8 million or 114% in fiscal 1996 from fiscal 1995. Excluding the effects of the Acquisitions, fiscal 1997 interest income increased by $65.9 million, or 72% from fiscal 1996. Interest income represents interest earned on loans originated or purchased by the Company during the period from origination or purchase until the actual sale of the loans, as well as the recognition of the increased value of the discounted Excess Spread Receivables over time. The interest earned on loans originated and purchased contributed $50.1 million to the increase between fiscal 1996 and fiscal 1997 and $35.5 million to the increase between fiscal 1995 and fiscal 1996. The increase in interest earned on loans originated and purchased was due primarily to the increase in the average balance of loans originated and purchased but not yet securitized during the periods, an increase of $715.6 million in fiscal 1997 as compared to fiscal 1996 and an increase of $591.5 million in fiscal 1996 as compared to fiscal 1995. The recognition of the increased value of the discounted Excess Spread Receivables over time, due to an increase in interest-only and residual certificates, as previously discussed, accounted for $12.8 million of the increase in interest income between fiscal 1996 and fiscal 1997 and $13.3 million of the increase between fiscal 1995 and fiscal 1996.

    Net servicing income increased $17.0 million or 58% in fiscal 1997 compared to fiscal 1996 and $20.0 million or 215% in fiscal 1996 compared to fiscal 1995 due to the increase in the size of the servicing portfolio, the volume of loan sales and securitizations and, in fiscal 1996, a change in accounting principles. Excluding the effects of the Acquisitions, fiscal 1997 net servicing income increased by $16.5 million, or 56% from fiscal 1996. The Company's home equity loan servicing portfolio increased $2.5 billion or 66% to

$6.4 billion at March 31, 1997 from March 31, 1996 and $1.7 billion or 76% to $3.9 billion at March 31, 1996 from March 31, 1995 . The growth of the servicing portfolio contributed $11.9 million of the increase between fiscal 1996 and fiscal 1997, and $8.3 million of the increase between fiscal 1995 and fiscal 1996. Additionally, net servicing income increased by $4.6 million in fiscal 1997 as compared to fiscal 1996 due to capitalized servicing income associated with the 79% increase in the ContiMortgage home equity loan sales and securitizations during the same period. In fiscal 1996 as compared to fiscal 1995 the capitalization of servicing fees increased servicing income by $11.7 million as servicing fees were not capitalized in fiscal 1995.

    Other income increased $4.9 million or 114% to $9.2 million in fiscal 1997 as compared to fiscal 1996 and increased $2.0 million or 87% to $4.3 million in fiscal 1996 as compared to fiscal 1995. Excluding the effects of the Acquisitions, fiscal 1997 other income increased by $3.7 million or 86% from fiscal 1996. Other income consists primarily of "purchase premium refunds" and for fiscal 1997, warrant income. "Purchase premium refunds" are received from certain origination sources related to loans that prepay within a contractually set time period. Upon origination of a loan, the Company will pay a wholesale originator a purchase premium for the loan or pools of loans. The Company negotiates agreements with wholesale originators that provide that a portion of such purchase premium will be repaid if individual loans are repaid within a contractually set time period. The income from "purchase premium refunds" increased due to the increase in ContiMortgage origination volume. The fiscal 1997 warrant income received consists of $2.7 million of income from the sale of stock warrants in a Strategic Alliance company.

    EXPENSES. Total expenses for fiscal 1997 increased $105.5 million or 73% from fiscal 1996 which in turn increased $80.3 million or 123% from fiscal 1995. Excluding the effects of the Acquisitions, fiscal 1997 total expenses increased by $77.0 million or 53% from fiscal 1996. These increases in total expenses were due to the increase in number of employees and costs associated with increased mortgage volume and increased interest costs from financing larger balances of securitizable loans.

    The following table sets forth the components of the Company's expenses for each of the last three fiscal years.

                                                                   YEARS ENDED MARCH 31,
                                                             ---------------------------------
                                                                1997        1996       1995
                                                             ----------  ----------  ---------

                                                                      (IN THOUSANDS)
Compensation and benefits..................................  $   82,170  $   52,203  $  23,812
Interest...................................................     120,636      74,770     29,635
Provision for loan losses..................................       3,043         285      1,935
General and administrative.................................      44,940      18,022      9,627
                                                             ----------  ----------  ---------
Total expenses.............................................  $  250,789  $  145,280  $  65,009
                                                             ----------  ----------  ---------
                                                             ----------  ----------  ---------

    Compensation and benefits increased $30.0 million or 57% in fiscal 1997 compared to fiscal 1996 and increased $28.4 million or 119% in fiscal 1996 as compared to fiscal 1995. Excluding $16.1 million of compensation and benefits relating to the Acquisitions, fiscal 1997 compensation and benefits expense increased by $13.9 million or 27% from fiscal 1996. The increase was primarily due to the addition of new personnel, changes in and accruals under incentive compensation plans, vesting of restricted common stock and commissions paid to certain employees based upon volume of loan originations. On March 31, 1997, the Company had 1,562 employees, 859 from the Acquisitions, as compared to 455 employees on March 31, 1996 and 234 employees on March 31, 1995. This increase primarily contributed to a $14.0 million increase in compensation costs in fiscal 1997 compared to fiscal 1996, excluding the Acquisitions, and a $6.4 million increase in compensation costs in fiscal 1996 as compared to fiscal 1995. The fiscal 1997 accrual for incentive compensation was $23.2 million as compared to $28.0 million in fiscal 1996 and $12.4 million in fiscal 1995, which contributed to a $4.8 million decrease in compensation costs in fiscal 1997 compared to fiscal 1996 and a $15.6 million increase in fiscal 1996 compared to fiscal 1995. In connection with the IPO, shares of "restricted" common stock were granted to certain key employees. The "restricted" common stock granted, subject to the employee's continued employment with the Company, generally vests between February 14, 1996 and March 31, 2000. The expense related to the vesting of "restricted" common stock increased by $1.7 million to $6.7 million during fiscal 1997 from fiscal 1996 restricted stock expense of $5.0 million. The commissions paid to certain ContiMortgage employees increased $3.0 million and $1.4 million from fiscal 1996 to fiscal 1997 and fiscal 1995 to fiscal 1996, respectively, associated with increased ContiMortgage origination volume. Compensation and related expenses represents 19% of total gross income for fiscal 1997 and 1996 and 20% of total gross income for fiscal 1995.

    Interest expense increased $45.9 million or 61% in fiscal 1997 as compared to fiscal 1996 and increased $45.1 million or 152% in fiscal 1996 as compared to fiscal 1995. Excluding the effects of the Acquisitions, fiscal 1997 interest expense increased by $45.3 million or 61% from fiscal 1996. This increase was primarily a result of interest expense associated with the issuance of the Senior Notes, the costs of the sale, with limited recourse, of certain Excess Spread Receivables, increased expenses from the Purchase and Sale Facilities and an overall increase in the cost of borrowing offset by decreased borrowing from Continental Grain. The average borrowings from Continental Grain, Purchase and Sale Facilities, the Senior Notes and Excess Spread Receivables sold with limited recourse, increased by $621.3 million in fiscal 1997 as compared to fiscal 1996, resulting in a $43.5 million increase in interest expense, while such average increased $627.4 million in fiscal 1996, as compared to fiscal 1995 resulting in a $43.0 million increase in interest expense. The increase in interest rates contributed $1.8 million to the increase in interest expense between fiscal 1997 as compared to fiscal 1996 and the increase in interest rates contributed $2.1 million in fiscal 1996 as compared to fiscal 1995.

    Provision for loan losses increased to $3.0 million in fiscal 1997 as compared to $0.3 million in fiscal 1996 and $1.9 million in fiscal 1995. Excluding $2.4 million of provision for loan losses relating to the Acquisitions, the fiscal 1997 balance increased by $0.3 million from fiscal 1996. Provision for loan losses is recorded in sufficient amounts to maintain an allowance at a level considered adequate to cover anticipated losses resulting from liquidation of receivables held for sale and receivables sold with limited recourse under Purchase and Sale Facilities, prior to sale or securitization. The increase in fiscal 1997 as compared to fiscal 1996 and the decrease in fiscal 1996 as compared to fiscal 1995 resulted from a determination of adequate reserves in light of actual loss experience during the period.

    General and administrative expenses increased $26.9 million or 149% in fiscal 1997 compared to fiscal 1996 and $8.4 million or 87% in fiscal 1996 compared to fiscal 1995. Excluding $9.4 million of general and administrative expenses relating to the Acquisitions, the fiscal 1997 balance increased by $17.5 million, or 97% from fiscal 1996. The increases were partially a result of a $7.1 million and a $3.7 million increase in costs associated with underwriting, originating and servicing higher loan volumes in fiscal 1997 as compared to fiscal 1996 and fiscal 1996 as compared to fiscal 1995, respectively. In fiscal 1997, the origination volume increased 69% as compared to fiscal 1996 and 74% in fiscal 1996 as compared to fiscal 1995. Expenses related to the implementation of collection technology accounted for approximately $1.3 million of the increase in fiscal 1997 as compared to fiscal 1996. The remaining increases were primarily due to an increase in general and administrative expenses related to the increase in the number of employees by 248, excluding employees of the Acquisitions, from fiscal 1996 to fiscal 1997 and the increase of 221 employees from fiscal 1995 to fiscal 1996.

    INCOME TAXES. The Company's provision for income taxes was $71.3 million, $49.1 million and $22.2 million for fiscal 1997, fiscal 1996 and fiscal 1995, respectively. The Company is included in the consolidated Federal income tax return of Continental Grain. The increase in taxes over the three fiscal years is directly related to the increase in income before taxes and minority interest over the same period. The effective tax rate for each year remained relatively consistent at 39% to 40%. Increases in the effective tax rate were due to changes in the provision for state income taxes.

    MINORITY INTEREST. In fiscal 1996 and fiscal 1995, minority interest represents the portion of income before taxes and minority interest due to the 20% minority shareholders of ContiMortgage. Minority interest decreased $5.4 million or 62% in fiscal 1996 compared to fiscal 1995. This decrease in minority interest was directly related to the change in the Company's ownership percentage of ContiMortgage. On June 19, 1995, ContiTrade Services Corporation ("ContiTrade Services") effectively acquired control of the remaining 20% minority interest in ContiMortgage, which became a wholly-owned subsidiary of ContiFinancial Corporation. Accordingly, the fiscal 1996 results of operations include approximately three months of minority interest of $3.3 million, while the comparable period of fiscal 1995 reflected 12 months of minority interest of $8.7 million.

    In fiscal 1997, minority interest represents the portion of loss before taxes and minority interest due to the 44% minority shareholders of Triad. In the third and fourth quarters of fiscal 1997, the Company acquired 56% of the common stock of Triad. Minority interest was ($0.3) million for the period ended March 31, 1997.

LIQUIDITY AND CAPITAL RESOURCES


    In a securitization, the Company recognizes a gain on the sale of loans or assets securitized upon the closing of the securitization, but does not receive the cash representing such gain until it receives the Excess Spread, which is payable over the actual life of the loan or other assets securitized. The Company incurs significant expenses in connection with a securitization and incurs both current and deferred tax liabilities as a result of the gain on sale. Therefore, the Company requires continued access to short and long term external sources of cash to fund its operations. The Company's primary cash requirements are expected to include the funding of: (i) mortgage, loan and lease originations and purchases pending their pooling and sale; (ii) the points and expenses paid in connection with the acquisition of wholesale loans; (iii) fees and expenses incurred in connection with its securitization program; (iv) over collateralization or reserve account requirements in connection with loans and leases pooled and sold; (v) ongoing administrative and other operating expenses; (vi) payments related to its tax obligations under a tax sharing agreement with Continental Grain or to tax authorities; (vii) interest and principal payments under the Senior Notes; (viii) the costs of the Purchase and Sale Facilities; (ix) interest payments under the unsecured revolving credit facility; and (x) the cost of any new acquisitions that the Company may pursue.


    As a result of its growing securitization program, the Company has operated, and expects to continue to operate, on a negative cash flow basis, which is expected to increase as the volume of its loan and asset purchases and originations increases and its securitization program grows. During fiscal 1995, 1996 and 1997, the Company securitized and sold in the secondary market $2.3 billion, $4.0 billion and $5.0 billion of loans, respectively. The Company used $153.2 million, $300.5 million and $35.3 million of cash in operations during fiscal 1997, 1996 and 1995, respectively.

    During the life of the REMICs, owner trusts or grantor trusts, the Company subordinates to the rights of holders of senior interests a portion of the Excess Spread otherwise due to the Company as a credit enhancement to support the sale of senior interests. The terms of the REMICs, owner trusts and grantor trusts generally require that the Excess Spread otherwise payable to the Company during the early months of the trusts be used to increase the cash reserve account, or to repay the senior interests in order to increase over collateralization to specified maximums. The value of such "deposit" accounts is included in the value of Excess Spread Receivables and the related gain on sale of receivables, net of necessary reserves for credit losses, if applicable.

    In addition, increased use of securitization transactions as a funding source by the Company has resulted in a significant increase in the amount of gain on sale of receivables recognized by the Company. During fiscal 1995, 1996 and 1997, the Company recognized gain on sale of receivables in the amounts of $67.5 million, $146.5 million, and $210.9 million, respectively. The recognition of gain on sale of receivables will have a negative impact on the cash flows of the Company to the extent the Company is required to pay state and Federal income taxes on these amounts in the period recognized, notwithstanding that the Company does not receive the cash representing the gain until later periods as the related loans are repaid or otherwise collected.

    The Company's primary sources of liquidity are sales of loans, leases and other assets through securitization, the sale of loans, leases and other assets under the Purchase and Sale Facilities and trade receivables sold under agreements to repurchase, the sale of Excess Spread Receivables, the sale of the Senior Notes and the unsecured revolving credit facility. While the Company sells Excess Spread Receivables from time to time, there is no liquid market for such Excess Spread Receivables.

    The Company had $2.3 billion of committed sale capacity under its Purchase and Sale Facilities with various financial institutions as of March 31, 1997. The Purchase and Sale Facilities allow the Company to sell, with limited recourse, interests in designated pools of loans and other assets. These agreements generally have one year renewable terms (one Purchase and Sale Facility has a two-year term), all of which will expire between May 1997 and June 1998. On March 31, 1997, the Company utilized $590.7 million of the capacity under these facilities. The Company currently anticipates that it will be able to renew these facilities when they expire and to obtain additional facilities.

    On March 31, 1997, the Company entered into a funding agreement under an agreement to repurchase ("Repurchase Agreement"). The Repurchase Agreement allows the Company to sell receivables held for sale to a financial institution under an agreement that the Company will repurchase the asset. This agreement has a one year renewable term which expires January 1998. The Company currently anticipates that it will be able to renew this facility when it expires and to obtain additional facilities.

    The Company sells Excess Spread Receivables, with limited recourse, to provide cash to fund the Company's securitization program. These sales aggregated $50.0 million in fiscal 1995, $54.5 million in fiscal 1996 and $96.5 million in fiscal 1997. At March 31, 1997, $144.9 million of these sales were outstanding. Under the recourse provisions of the agreements, the Company is responsible for losses incurred by the purchaser within an agreed-upon range. The Company's performance obligations in these transactions are guaranteed by Continental Grain for an agreed-upon fee. Although the Company intends to continue to pursue opportunities to sell Excess Spread Receivables, no assurance can be given that such opportunities will be available in the future.

    In order to fund the Company's growth prior to the IPO, Continental Grain provided the Company with intercompany financing ("Intercompany Debt"). To refinance the Intercompany Debt, simultaneously with the completion of the IPO, Continental Grain purchased from the Company a $125 million five-year note issued under an indenture (the "Indenture Note"), a $74 million four-year note (the "Four Year Note") and a $125 million term note (the "Term Note") for $324 million in aggregate (collectively, the "Notes").

    On August 14, 1996, the Company issued the 8 3/8% Senior Notes maturing August 15, 2003. Interest on these notes is payable semiannually on February 15 and August 15 commencing February 15, 1997. The 8 3/8% Senior Notes are redeemable as a whole or in part, at the option of the Company, at any time or from time to time, at a redemption price equal to the greater of (i) 100% of their principal amount and (ii) the sum of the present values of the remaining scheduled payments of principal and interest thereon discounted to the date of redemption on a semiannual basis at the treasury yield plus 50 basis points, plus in each case, accrued interest to the date of redemption. Proceeds to the Company, net of underwriting fees, market discount and other costs were $287.7 million. Of this amount, $125.0 million was used by the Company to repay in full the Term Note payable to Continental Grain and the remaining funds have been used for general corporate purposes, including funding loan originations and purchases, supporting securitization transactions and other working capital needs.

    On January 8, 1997, the Company closed a $200 million unsecured revolving credit facility. The three-year facility has several interest rate pricing alternatives, including those based on LIBOR and federal funds rates. The facility will be used for general corporate and liquidity purposes.

    On March 12, 1997, the Company issued the 7 1/2% Senior Notes maturing March 15, 2002. Proceeds to the Company, net of underwriting fees, market discount and other costs were $197.7 million. Interest on these notes is payable semi-annually on March 15 and September 15 commencing September 15 ,1997. This amount, together with other funds of the Company, were used to repay in full the Indenture Note and the Four Year Note payable to Continental Grain which constituted all of the remaining financing indebtedness due to Continental Grain.

    On June 4, 1997, the Company completed a primary offering of 2,800,000 shares of common stock and an additional 420,000 shares were purchased by the underwriters for over allotments. The net proceeds of the offering to the Company were $100.8 million.

    The net proceeds from the IPO, the issuance of the 8 3/8% and the 7 1/2% Senior Notes and the June 4, 1997 primary offering, were used by the Company for general corporate purposes, including funding loan originations and purchases, supporting securitization transactions (including the retention of Excess Spread Receivables), other working capital needs and to make certain strategic acquisitions. Sales of the loans, leases and other assets through securitizations, the sale of loans under the Purchase and Sale Facilities, the sale of Excess Spread Receivables and the June 4, 1997 primary offering of 2,800,000 shares of common stock, together with cash on hand, are expected to be sufficient to fund the Company's liquidity requirements for at least the next 12 months if the Company's future operations are consistent with management's current growth expectations. The Company has no commitments for additional financing and there can be no assurance that the Company will be successful in consummating any such financing transactions in the future on terms that the Company would consider to be favorable. Furthermore, no assurance can be given that Continental Grain will provide such financing if the Company is unable to obtain third party financing or that the terms of the Continental Grain debt agreements will permit the Company to obtain such financing.

    During fiscal 1995 and during fiscal 1996, prior to the close of its IPO on February 14, 1996, the Company paid cash dividends to Continental Grain of $30 million and $0.3 million, respectively. The Company has no current intention to pay cash dividends on its Common Stock. As a holding company, the ability of the Company to pay dividends is dependent upon the receipt of dividends or other payments from its subsidiaries. Any future determination as to the payment of dividends will be at the discretion of the Company's Board of Directors and will depend upon the Company's operating results, financial condition and capital requirements, contractual restrictions, general business conditions and such other factors as the Company's Board of Directors deems relevant. Furthermore, covenants in the Company's and Continental Grain's loan agreements restrict the payment of dividends by the Company. There can be no assurance that the Company will have earnings sufficient to pay a dividend on its Common Stock or that, even if there are sufficient earnings, dividends will be permitted under applicable law.

EFFECTS OF ACCOUNTING PRONOUNCEMENTS

    On January 1, 1997, the Company adopted the SFAS No. 125, "Accounting for Transfers and Servicing of Financial Assets and Extinguishment of Liabilities". See "Certain Accounting Considerations" for discussion of the statement and its impact on the Company's financial condition and results of operations.

    In February 1997, the FASB issued SFAS No. 128 "Earnings Per Share ("EPS")" ("SFAS 128") which is effective in fiscal 1998, early application is not permitted. SFAS 128 simplifies the standards for computing earnings per share. It replaces the presentation of primary EPS with a presentation of basic EPS. Basic EPS excludes dilution and is computed by dividing income available to common stockholders by the weighted-average number of common shares outstanding for the period. If SFAS 128 had been applied to fiscal 1997 results of operations, the Company's basic EPS would have been $2.44 (pro forma) of earnings per common share based on net income of $106,004 and weighted-average number of common shares of 43,361,253 (pro forma). Fully dilutive EPS remains the same under SFAS 128 but will be referred to as diluted EPS.

FORWARD-LOOKING STATEMENTS

    Certain statements contained in this Annual Report Form 10-K which are not historical fact, may be deemed to be forward-looking statements under the federal securities laws. There are many important factors that could cause the Company's actual results to differ materially from those indicated in the forward-looking statements. Such factors include, but are not limited to, general economic conditions, interest rate risk, prepayment speeds, delinquency and default rates, changes (legislative and otherwise) in the asset securitization industry, demand for the Company's services, the impact of certain covenants in loan agreements of the Company and Continental Grain, the degree to which the Company is leveraged, its needs for financing, and other risks identified in the Company's Securities and Exchange Commission filings. In addition, it should be noted that past financial and operational performance of the Company is not necessarily indicative of future financial and operational performance.

ITEM 8. FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA.

                           CONTIFINANCIAL CORPORATION
                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS


                                                                                                                PAGE
                                                                                                                -----
Report of Independent Public Accountants...................................................................        A-39

Consolidated Balance Sheets as of March 31, 1997 and 1996..................................................        A-40

Consolidated Statements of Income for the years ended March 31, 1997, 1996 and 1995........................        A-41

Consolidated Statements of Changes in Stockholders' Equity for the years ended March 31, 1997, 1996 and
  1995.....................................................................................................        A-42

Consolidated Statements of Cash Flows for the years ended March 31, 1997, 1996 and 1995....................        A-43

Notes to Consolidated Financial Statements.................................................................        A-44

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Shareholders of ContiFinancial Corporation:

We have audited the accompanying consolidated balance sheets of ContiFinancial Corporation (a Delaware corporation) and subsidiaries as of March 31, 1997 and 1996, and the related consolidated statements of income, changes in stockholders' equity and cash flows for each of the three years in the period ended March 31, 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of ContiFinancial Corporation as of March 31, 1997 and 1996, and the results of its operations and its cash flows for each of the three years in the period ended March 31, 1997, in conformity with generally accepted accounting principles.

                                          /s/ ARTHUR ANDERSEN LLP

New York, New York

May 8, 1997 (except with respect

to the matter discussed in Note 14,

as to which the date is June 4, 1997)

                           CONTIFINANCIAL CORPORATION

                          CONSOLIDATED BALANCE SHEETS

                         AS OF MARCH 31, 1997 AND 1996

                   (DOLLARS IN THOUSANDS, EXCEPT SHARE DATA)

                                                                                                 MARCH 31,
                                                                                          ------------------------
                                                                                              1997         1996
                                                                                          ------------  ----------
                                                      ASSETS
Cash and cash equivalents...............................................................  $     51,200  $   32,479
Restricted cash.........................................................................           464         620
Securities purchased under agreements to resell.........................................       223,962     179,875
Interest-only and residual certificates.................................................       445,005     293,218
Capitalized servicing fees receivable...................................................        29,353      11,689
Trade receivables:
  Receivables held for sale.............................................................       625,545     303,679
  Other receivables.....................................................................        87,353      50,470
  Allowance for loan losses.............................................................        (3,747)     (1,824)
                                                                                          ------------  ----------
Total trade receivables, net............................................................       709,151     352,325
                                                                                          ------------  ----------
Premises and equipment, net of accumulated depreciation of $4,298 and $2,497 as of March
  31, 1997 and 1996, respectively.......................................................         7,789       3,906
Cost in excess of equity................................................................        48,200      14,573
Other assets............................................................................        30,674       3,855
                                                                                          ------------  ----------
      Total assets......................................................................  $  1,545,798  $  892,540
                                                                                          ------------  ----------
                                                                                          ------------  ----------
                                       LIABILITIES AND STOCKHOLDERS' EQUITY
LIABILITIES:
Accounts payable and accrued expenses...................................................  $     87,770  $   73,459
Securities sold but not yet purchased...................................................       225,131     180,729
Trade receivables sold under agreements to repurchase...................................       251,539      --
Payables to affiliates:
  Due to affiliates.....................................................................        36,367      13,734
  Notes payable.........................................................................       --          324,000
                                                                                          ------------  ----------
Total payables to affiliates............................................................        36,367     337,734
                                                                                          ------------  ----------
Short-term borrowed funds...............................................................        25,000      --
Long-term debt..........................................................................       498,817      --
Other liabilities.......................................................................        12,102       5,799
                                                                                          ------------  ----------
      Total liabilities.................................................................     1,136,726     597,721
                                                                                          ------------  ----------
Commitments and contingencies
Minority interest of subsidiary.........................................................         1,288      --

STOCKHOLDERS' EQUITY:
  Preferred stock (par value $0.01 per share; 25,000,000 shares authorized; none issued
    at March 31, 1997 and 1996).........................................................       --           --
  Common stock (par value $0.01 per share; 250,000,000 shares authorized; 44,390,335 and
    44,378,953 shares issued at March 31, 1997 and 1996, respectively)..................           444         444
  Paid-in capital.......................................................................       295,029     294,701
  Retained earnings.....................................................................       128,652      22,648
  Treasury Stock (27,931 and 0 shares of common stock, at cost as of
    March 31, 1997 and 1996, respectively)..............................................          (586)     --
  Deferred compensation.................................................................       (15,755)    (22,974)
                                                                                          ------------  ----------
      Total stockholders' equity........................................................       407,784     294,819
                                                                                          ------------  ----------
      Total liabilities and stockholders' equity........................................  $  1,545,798  $  892,540
                                                                                          ------------  ----------
                                                                                          ------------  ----------

The accompanying notes to consolidated financial statements are an integral part of these statements.

                           CONTIFINANCIAL CORPORATION

                       CONSOLIDATED STATEMENTS OF INCOME

               FOR THE YEARS ENDED MARCH 31, 1997, 1996 AND 1995

                   (DOLLARS IN THOUSANDS, EXCEPT SHARE DATA)

                                                                                    YEARS ENDED MARCH 31,
                                                                            --------------------------------------
                                                                                1997          1996         1995
                                                                            ------------  ------------  ----------
Gross income
  Gain on sale of receivables.............................................  $    210,861  $    146,529  $   67,512
  Interest................................................................       161,402        91,737      42,929
  Net servicing income....................................................        46,340        29,298       9,304
  Other income............................................................         9,227         4,252       2,252
                                                                            ------------  ------------  ----------
    Total gross income....................................................       427,830       271,816     121,997
                                                                            ------------  ------------  ----------
Expenses
  Compensation and benefits...............................................        82,170        52,203      23,812
  Interest (includes $18,598, $22,635, and $10,234 for the years ended
    March 31, 1997, 1996 and 1995, respectively, to affiliates)...........       120,636        74,770      29,635
  Provision for loan losses...............................................         3,043           285       1,935
  General and administrative..............................................        44,940        18,022       9,627
                                                                            ------------  ------------  ----------
    Total expenses........................................................       250,789       145,280      65,009
                                                                            ------------  ------------  ----------
Income before income taxes and minority interest..........................       177,041       126,536      56,988
Income taxes..............................................................        71,341        49,096      22,168
                                                                            ------------  ------------  ----------
Income before minority interest...........................................       105,700        77,440      34,820
Minority interest of subsidiary...........................................          (304)        3,310       8,728
                                                                            ------------  ------------  ----------
    Net income............................................................  $    106,004  $     74,130  $   26,092
                                                                            ------------  ------------  ----------
                                                                            ------------  ------------  ----------
Primary and fully diluted earnings per common share (pro forma at March
  31, 1996)...............................................................  $       2.40  $       2.00
                                                                            ------------  ------------
                                                                            ------------  ------------
Fully diluted weighted average number of shares outstanding (pro forma at
  March 31, 1996).........................................................    44,152,343    37,050,165
                                                                            ------------  ------------
                                                                            ------------  ------------
Primary weighted average number of shares outstanding (pro forma at March
  31, 1996)...............................................................    44,090,095    36,995,631
                                                                            ------------  ------------
                                                                            ------------  ------------

The accompanying notes to consolidated financial statements are an integral part of these statements.

                           CONTIFINANCIAL CORPORATION

           CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY

               FOR THE YEARS ENDED MARCH 31, 1997, 1996 AND 1995

                   (DOLLARS IN THOUSANDS, EXCEPT SHARE DATA)

                                          COMMON STOCK
                                    -------------------------                                                          TOTAL
                                       NUMBER                   PAID-IN     RETAINED     TREASURY      DEFERRED     STOCKHOLDERS'
                                     OF SHARES      AMOUNT      CAPITAL     EARNINGS       STOCK     COMPENSATION      EQUITY
                                    ------------  -----------  ----------  -----------  -----------  -------------  ------------
Balance at March 31, 1995.........         3,100   $       1   $   34,000  $    33,914   $  --        $   --         $   67,915
Capital contribution..............       --           --           10,000      --           --            --             10,000
Net income for the period from
  April 1, 1995 to February 8,
  1996............................       --           --           --           51,482      --            --             51,482
Cash dividend paid................       --           --           --             (305)     --            --               (305)
                                    ------------       -----   ----------  -----------  -----------  -------------  ------------
Balance at February 8, 1996.......         3,100           1       44,000       85,091      --            --            129,092
Reorganization:
  Transfer of stock...............        (3,100)         (1)      --          --           --            --                 (1)
  Common stock issued.............    35,918,421         359       84,732      (85,091)     --            --             --
Common stock issued in public
  offering........................     7,130,000          72      138,041      --           --            --            138,113
Issuance of restricted stock......     1,330,532          13       27,928      --           --            (27,941)       --
Net income for the period from
  February 9, 1996 to March 31,
  1996............................       --           --           --           22,648      --            --             22,648
Amortization of deferred
  compensation....................       --           --           --          --           --              4,967         4,967
                                    ------------       -----   ----------  -----------  -----------  -------------  ------------
Balance at March 31, 1996.........    44,378,953         444      294,701       22,648      --            (22,974)      294,819
Net income........................       --           --           --          106,004      --            --            106,004
Exercise of options...............        11,382      --              240                   --            --                240
Forfeiture of restricted stock....       --           --           --          --             (712)           712        --
Restricted stock awards...........       --           --               88      --              126           (214)       --
Amortization of deferred
  compensation....................       --           --           --          --           --              6,721         6,721
                                    ------------       -----   ----------  -----------  -----------  -------------  ------------
Balance at March 31, 1997.........    44,390,335   $     444   $  295,029  $   128,652   $    (586)   $   (15,755)   $  407,784
                                    ------------       -----   ----------  -----------  -----------  -------------  ------------
                                    ------------       -----   ----------  -----------  -----------  -------------  ------------

The accompanying notes to consolidated financial statements are an integral part of these statements.

                           CONTIFINANCIAL CORPORATION

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

               FOR THE YEARS ENDED MARCH 31, 1997, 1996 AND 1995


                   (DOLLARS IN THOUSANDS, EXCEPT SHARE DATA)


                                                                                YEARS ENDED MARCH 31,
                                                                    ---------------------------------------------
                                                                         1997            1996           1995
                                                                    --------------  --------------  -------------
Cash flows from operating activities:
  Net income......................................................  $      106,004  $       74,130  $      26,092
  Adjustments to reconcile net income to net cash used in
    operating activities:
    Amortization of deferred compensation.........................           6,721           4,967       --
    Depreciation and amortization.................................           4,536           1,690            555
    Provision (benefit) for deferred taxes........................           5,680           3,830         (3,080)
    Provision for loan losses.....................................           3,043             285          1,935
  Net changes in operating assets and liabilities:
    Decrease in restricted cash...................................             156             140            164
    Increase in interest-only and residual certificates...........        (150,701)       (150,187)       (48,540)
    Increase in capitalized servicing fees receivable.............         (17,664)        (11,689)      --
    Increase in receivables held for sale:
      Originations and purchases..................................     (16,094,071)    (12,532,051)    (4,986,561)
      Sales and principal repayments..............................      15,774,222      12,304,078      4,951,227
    Increase in other receivables.................................         (34,858)        (33,924)        (8,499)
    Increase in accounts payable and accrued expenses.............           7,908          31,356         24,207
    Increase in trade receivables sold under agreements to
    repurchase....................................................         251,539        --             --
    Increase (decrease) in securities purchased under agreements
    to resell and securities sold but not yet purchased...........             315           3,887         (4,789)
    (Increase) decrease in minority interest of subsidiary........            (325)          3,310          8,728
    Other, net....................................................         (15,689)           (279)         3,225
                                                                    --------------  --------------  -------------
      Net cash used in operating activities.......................        (153,184)       (300,457)       (35,336)
                                                                    --------------  --------------  -------------
Cash flows from investing activities:
  Acquisitions of subsidiaries (net of cash acquired).............         (28,277)        (34,600)      --
  Purchase of property and equipment..............................          (3,535)         (2,643)        (1,816)
                                                                    --------------  --------------  -------------
    Net cash used in investing activities.........................         (31,812)        (37,243)        (1,816)
                                                                    --------------  --------------  -------------
Cash flows from financing activities:
  Net increase (decrease) in due to affiliates....................          17,972         (94,451)        67,666
  Net increase (decrease) in notes payable to affiliates..........        (324,000)        324,000       --
  Increase in short-term borrowed funds...........................          25,000        --             --
  Increase in long-term debt......................................         498,423        --             --
  Debt issuance costs.............................................         (12,982)       --             --
  Other, net......................................................            (696)       --             --
  Net proceeds from initial public common stock offering..........        --               138,113       --
  Dividends paid..................................................        --                  (305)       (30,000)
                                                                    --------------  --------------  -------------
    Net cash provided by financing activities.....................         203,717         367,357         37,666
                                                                    --------------  --------------  -------------
  Net increase in cash and cash equivalents.......................          18,721          29,657            514
  Cash and cash equivalents at beginning of year..................          32,479           2,822          2,308
                                                                    --------------  --------------  -------------
  Cash and cash equivalents at end of year........................  $       51,200  $       32,479  $       2,822
                                                                    --------------  --------------  -------------
                                                                    --------------  --------------  -------------

SUPPLEMENTAL SCHEDULE OF NONCASH FINANCING ACTIVITIES:

    For the year ended March 31, 1996, Continental Grain Company forgave intercompany debt of $10,000 and such amount was capitalized as a capital contribution.

The accompanying notes to consolidated financial statements are an integral part of these statements.

                           CONTIFINANCIAL CORPORATION

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                         MARCH 31, 1997, 1996 AND 1995


                   (DOLLARS IN THOUSANDS, EXCEPT SHARE DATA)


1. BACKGROUND AND BASIS OF PRESENTATION

    ContiFinancial Corporation ("ContiFinancial" or the "Company") was incorporated as a Delaware corporation on September 29, 1995. The accompanying consolidated financial statements include the accounts of the Company and its direct wholly or majority owned subsidiaries. All significant intercompany accounts and transactions have been eliminated in consolidation.

REORGANIZATION

    Prior to February 14, 1996, the consolidated financial statements present the financial condition and results of operations of the Company which includes its directly wholly-owned subsidiaries: ContiSecurities Asset Funding Corp. ("CSAF"), ContiSecurities Asset Funding II, L.L.C. ("CSAF II"), ContiFunding Corporation ("CFC"), ContiTrade Services L.L.C. ("CTS"), ContiMortgage Corporation ("CMC") (all Delaware corporations or limited liability companies) and ContiFinancial Services Corporation ("CSC"), a New York corporation.

    On February 14, 1996, ContiFinancial closed an initial public offering in the United States and internationally (the "IPO") of approximately 16% of its common stock. In the reorganization that occurred in December 1995 (the "Reorganization"), (i) ContiTrade Services Corporation ("CTSC") transferred certain of its businesses (excluding its trade finance business) to CTS and the common stock of its subsidiaries, CMC and CSC, and its interest-only and residual certificates to Continental Grain Company ("Continental Grain") and
(ii) Continental Grain transferred all of the common stock of CMC, CSC, CSAF and CFC, all of the members' interest held by it in CTS and CSAF II and the transferred interest-only and residual certificates (See Note 7) to ContiFinancial. As a result, ContiFinancial owns all of the common stock or members' interests in CTS, CMC, CSC, CFC, CSAF and CSAF II (collectively, the "Previous Companies"). Prior to the IPO, both ContiFinancial and the Previous Companies (exclusive of CMC) were direct or indirect wholly-owned subsidiaries of Continental Grain. As described in Note 6, on June 19, 1995, CTSC effectively acquired control of the remaining 20% minority interest in CMC, which became a wholly-owned subsidiary of CTSC.

    As a result of the Reorganization, the Company issued 35,918,421 shares of common stock to Continental Grain. Additionally, the Company converted $84,732 of the Previous Companies retained earnings to paid-in capital.

    The consolidated financial statements for the periods prior to the IPO have been combined to reflect the Reorganization accounted for similar to a pooling of interests method. All material intercompany transactions have been eliminated in the combination. The Consolidated Financial Statements include additional charges and liabilities related to expenses incurred by Continental Grain for the Previous Companies, which historically had not been allocated to the Previous Companies. These charges include corporate service charges from Continental Grain and income taxes (See Note 7.).

ACQUISITIONS

    In fiscal 1997, the Company acquired 100% of three home equity companies, California Lending Group, Inc., d/b/a United Lending Group, Inc. ("ULG"), Resource One Consumer Discount Company, Inc. ("Resource One"), and Royal Mortgage Partners, L.P., d/b/a Royal MortgageBanc ("Royal") and 56% of an auto finance company, Triad Financial Corporation ("Triad"), collectively, the "Acquisitions". In

                           CONTIFINANCIAL CORPORATION

                         MARCH 31, 1997, 1996 AND 1995


                   (DOLLARS IN THOUSANDS, EXCEPT SHARE DATA)


1. BACKGROUND AND BASIS OF PRESENTATION (CONTINUED) each case, the companies acquired were former Strategic Alliances or CMC loan origination sources. The Acquisitions have been accounted for as purchases, and the results of operations have been included with the Company's results of operations since the effective acquisition date. ( See Note 6.).

OTHER

    The Company organized ContiWest Corporation ("CWC"), a Nevada corporation, in fiscal 1997 to administer and underwrite a portion of the Company's origination portfolio. Other direct or indirect wholly-owned subsidiaries were also organized in fiscal 1997.

2. NATURE OF BUSINESS

    The Company engages in the consumer and commercial finance business by originating and servicing home equity loans and providing financing and asset securitization expertise to originators of a broad range of loans, leases and receivables. Securitization provides significant benefits, including greater operating leverage and reduced costs of funds, in the financing of assets, such as non-conforming home equity loans, equipment leases, home improvement loans, franchisee loans, commercial/multi-family loans, non-prime and sub-prime auto loans and leases and timeshare loans. The Company considers this business to be one operating segment.

    Through CMC and CWC, the Company is an originator, purchaser and servicer of home equity loans made to borrowers who may not otherwise qualify for conventional loans. The loans are then sold to whole-loan investors or securitized in the form of Real Estate Mortgage Investment Conduits ("REMICs"), owner trusts or grantor trusts. All of the mortgages are sold on a servicing retained basis. The outstanding principal balance in CMC's mortgage servicing portfolio at March 31, 1997 and March 31, 1996 was $6,423,376 and $3,863,575,
respectively. Through CTS and CSC, the Company provides complete balance sheet liability management, including warehouse financing, interest rate hedging services and the structuring and placement of asset portfolios in the form of asset-backed securities to CMC, the Acquisitions and other originators ("Strategic Alliances") of consumer and commercial loans, leases, receivables and other assets (collectively, the "Receivables"). The Strategic Alliances provide ContiFinancial with a consistent flow of securitizable Receivables. In certain of the Strategic Alliances, CTSC receives warrants or warrant-like equity participations ("Strategic Alliance Equity Interests") in the Strategic Alliance client. The Strategic Alliance Equity Interests in existence prior to the IPO are held by Continental Grain and as such are not reflected in ContiFinancial's consolidated financial statements. Strategic Alliance Equity Interests received from Strategic Alliance clients subsequent to the IPO have been granted to ContiFinancial. If such Strategic Alliance Equity Interests develop a readily determinable fair value, the Strategic Alliance Equity Interests will be recorded at fair value. If such value is not determinable, the Strategic Alliance Equity Interests will be recorded at cost adjusted for write downs for impairments as appropriate.

    The Company's business may be affected by many factors including real estate and other asset values, the level of and fluctuations in interest rates, changes in the securitization market and competition. In addition, the Company's operations require continued access to short and long term sources of cash.

                           CONTIFINANCIAL CORPORATION

                         MARCH 31, 1997, 1996 AND 1995


                   (DOLLARS IN THOUSANDS, EXCEPT SHARE DATA)


3. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

    The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of reserves and expenses during the reporting period. Actual results could differ from these estimates.

INCOME RECOGNITION

    Gain on sale of receivables is recognized upon delivery and acceptance of loans, leases or receivables by whole-loan investors or upon the securitization of the Receivables in the form of REMICs, owner trusts or grantor trusts, as applicable. Gains from sales of whole-loans are calculated based upon the difference between the net sales proceeds and the net carrying amount of the loans sold. Gains on sales of Receivables from securitizations represent the present value of the differential between the interest rate earned on the Receivables sold and the pass-through rate paid to the securitization investors, after considering the effects of estimated prepayments, defaults and other costs, including normal servicing fees, less the costs of originating such Receivables, and the gain or loss on certain transactions structured as an economic hedge that are designed to minimize the risk of interest rate fluctuations.

    Interest income is recorded as earned. Interest income represents the interest earned on the loans and leases during the warehousing period (the period prior to their securitization) and the recognition of interest income on the interest-only and residual certificates, which is the recognition of the increased time value of the discounted interest-only and residual certificates over time. Receivables are placed on non-accrual status when the loans become sixty days past due. When a loan is classified as non-accrual, the accrual of interest income ceases, and all interest income previously accrued and unpaid on such loans is reversed.

INCOME TAXES

    The Company is included in the consolidated Federal income tax return of Continental Grain. The Company has a tax sharing arrangement with Continental Grain whereby Federal income taxes are computed on a separate company basis. Federal income taxes are settled through the due to affiliates accounts.

    The Company accounts for income taxes under the provisions of Statement of Financial Accounting Standards ("SFAS") No. 109, "Accounting for Income Taxes" ("SFAS 109"). SFAS 109 utilizes the balance sheet method and deferred taxes are determined based on the estimated future tax effects of differences between the financial statement and tax basis of assets and liabilities given the provision of the enacted tax laws.

CASH AND CASH EQUIVALENTS

    The Company considers all highly liquid debt instruments purchased with an original maturity of no more than three months to be cash equivalents.

                           CONTIFINANCIAL CORPORATION

                         MARCH 31, 1997, 1996 AND 1995


                   (DOLLARS IN THOUSANDS, EXCEPT SHARE DATA)


3. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
RESTRICTED CASH

    As of March 31, 1997 and 1996, the Company had restricted cash of $464 and $620, respectively, related to the sale of mortgage loans with limited recourse to a counterparty. The amount of cash required to be restricted is based on a percentage of the outstanding balance of the loans sold.

SECURITIES PURCHASED UNDER AGREEMENTS TO RESELL AND SECURITIES SOLD BUT NOT YET
  PURCHASED

    In order to hedge the interest rate risk on loan purchases and commitments, the Company sells short United States Treasury securities which match the duration of the Receivables and purchases the securities under agreements to resell.

    Securities sold but not yet purchased are recorded on a trade date basis and are carried at their sale amount. The unrealized gain or loss on these instruments is deferred and recognized upon securitization as an adjustment to the carrying value of the hedged asset.

    Securities purchased under agreements to resell are recorded on a trade date basis and are carried at the amounts at which the securities will be subsequently resold, plus accrued interest. The agreements mature through May 1997 and have interest rates ranging from 4.9% to 5.4%.

INTEREST-ONLY AND RESIDUAL CERTIFICATES

    The Company purchases Receivables for the purpose of securitization and sale. The Company securitizes the Receivables primarily into the form of a REMIC. A REMIC is a multi-class security structure with certain tax advantages which derives its monthly principal paydowns from a pool of underlying mortgages. The senior classes of the REMICs are sold, with the subordinated classes retained by the Company. The subordinated classes are in the form of interest-only and residual certificates. These subordinated classes of REMICs represent an interest in the REMIC, or in other minor cases an owner trust or a grantor trust, as compared to the right to receive funds under the form of retained or capitalized excess servicing assets.

    In accordance with the provisions of SFAS No. 115, "Accounting for Certain Investments in Debt and Equity Securities", the Company classifies subordinated classes of REMICs, owner trusts and grantor trusts as "trading securities" and, as such, they are recorded at fair value with the resultant unrealized gain or loss recorded in the results of operations in the period of the change in fair value. The Company determines fair value based on a discounted cash flow analysis. The cash flows are estimated as the excess of the weighted average coupon on each pool of Receivables sold over the sum of the pass-through interest rate plus a normal servicing fee, a trustee fee, an insurance fee and an estimate of annual future credit losses related to the Receivables securitized, over the life of the Receivables. These cash flows are projected over the life of the Receivables using prepayment, default, and interest rate assumptions that market participants would use for similar financial instruments subject to prepayment, credit and interest rate risk and are discounted using an interest rate that a purchaser unrelated to the seller of such a financial instrument would demand. The fair valuation includes consideration of the following characteristics: loan type, size, interest rate, date of origination, term and geographic location. The Company also uses other available information such as externally prepared reports on prepayment rates, interest rates,

                           CONTIFINANCIAL CORPORATION

                         MARCH 31, 1997, 1996 AND 1995


                   (DOLLARS IN THOUSANDS, EXCEPT SHARE DATA)


3. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) collateral value, economic forecasts and historical default and prepayment rates of the portfolio under review.

RECEIVABLES HELD FOR SALE/TRADE RECEIVABLES SOLD UNDER AGREEMENTS TO REPURCHASE

    Receivables held for sale are mortgages, loans, leases and other assets the Company plans to sell or securitize and other related assets including deposits made with financial institutions. Receivables held for sale are stated at the lower of cost, the origination costs plus accrued interest, or market. Market value is determined by outstanding commitments from investors or current investor yield requirements plus any deferred hedging gain less any deferred hedging loss calculated on the aggregate loan basis. The carrying amount of receivables held for sale is a reasonable estimate of fair value based on current pricing of whole-loan transactions.

    On January 1, 1997, the Company adopted SFAS No. 125 "Accounting for Transfers and Servicing of Financial Assets and Extinguishment of Liabilities" ("SFAS 125") which addresses the accounting for transfers of financial assets in which the transferor has some continuing involvement either with the assets transferred or with the transferee. A transfer of financial assets in which the transferor surrenders control over those assets is accounted for as a sale to the extent that consideration other than beneficial interest in the transferred assets is received in exchange. SFAS 125 requires that liabilities and derivatives incurred or obtained by transferors as part of a transfer of financial assets be initially measured at fair value, if practicable. In addition, SFAS 125 requires that servicing assets and liabilities be subsequently measured by the amortization over their estimated life and assessment of asset impairment be based on such assets' fair value. SFAS 125 is effective for transfers and servicing of financial assets and extinguishments of liabilities occurring after December 31, 1996, and is to be applied prospectively. The adoption of this standard did not have a material impact on the Company's results of operations. However, certain of the assets that the Company has sold under the Purchase and Sale Facilities subsequent to January 1, 1997 did not qualify for sale treatment under SFAS 125 and as a result are accounted for on the balance sheet of the Company on a trade date basis and are carried at their sale amount of $251,539 as of March 31, 1997. In the opinion of management, SFAS 125 does not in any way effect the ability of the Company to finance these assets.

CAPITALIZED SERVICING FEES RECEIVABLE

    Effective April 1, 1995, the Company adopted SFAS No. 122 "Accounting for Mortgage Servicing Rights" ("SFAS 122") which requires that upon sale or securitization of servicing retained mortgages, companies capitalize the cost associated with the right to service mortgage loans based on their relative fair values. Effective January 1, 1997, SFAS 122 was superseded by SFAS 125, as discussed above, with minor amendments. The Company determines fair value based on the present value of estimated net future cash flows related to servicing income. The cost allocated to the servicing rights is amortized in proportion to and over the period of estimated net future servicing fee income.

    Prior to the adoption of SFAS 122, income related to servicing rights acquired through loan origination activities was recorded in the period the loans were serviced. Under SFAS 122 and SFAS 125, the Company capitalized, at fair value, $24,004 and $13,828 of such costs during the years ended March 31, 1997 and 1996, respectively. During the same periods, amortization of capitalized servicing rights were $7,676 and $2,139, respectively. Also increasing the capitalized servicing fees receivable were prepayment

                           CONTIFINANCIAL CORPORATION

                         MARCH 31, 1997, 1996 AND 1995


                   (DOLLARS IN THOUSANDS, EXCEPT SHARE DATA)


3. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) premiums paid during the year ended March 31, 1997 of $1,336. At March 31, 1997 and 1996 the capitalized servicing rights approximated fair value. The Company periodically reviews capitalized servicing fees receivable for valuation impairment. This review is performed on a disaggregated basis for the predominant risk characteristics of the underlying loans which are loan type, loan-to-value ratio and credit quality. The Company generally makes loans to credit impaired borrowers whose borrowing needs may not be met by traditional financial institutions due to credit exceptions. The Company has found that credit impaired borrowers are payment sensitive rather than interest rate sensitive. As such the Company does not consider interest rates a predominant risk characteristic for purposes of valuation impairment. Impairment is recognized in a valuation allowance for each disaggregated stratum in the period of impairment.

OTHER RECEIVABLES

    Other receivables consist primarily of amounts relating to the origination and execution of securitization transactions which include advances made to Strategic Alliances to finance their purchase of interest-only and residual certificates, servicing advances, short-term receivables, mortgage loan advances, and accrued interest on loans and other receivables.

ALLOWANCE FOR LOAN LOSSES

    The allowance for loan losses represents an amount considered by management to be adequate to cover estimated losses and valuation adjustments related to the balance of mortgage and non-prime auto receivables held for sale and mortgage receivables sold with limited recourse. The allowance for loan losses is based upon periodic analysis of the portfolio, economic conditions and trends, historical credit loss experience, borrowers' ability to repay and collateral values. The Company's charge-off policy is based on a review of each individual receivable.

PREMISES AND EQUIPMENT, NET OF ACCUMULATED DEPRECIATION

    Property and equipment are carried at cost and depreciated on a straight-line basis over the estimated useful lives of the assets. Leasehold improvements are amortized over the lesser of the useful lives of the improvements or term of the leases. The estimated useful lives of property and equipment and leasehold improvements are between two to twelve years.

OTHER ASSETS

    Other assets is comprised of prepaid expenses, margin and other deposits, deferred bond issuance costs and other investments. Certain of these assets are periodically reviewed for impairment.

STOCK BASED COMPENSATION

    In October 1995, the Financial Accounting Standards Board (the "FASB") issued SFAS No. 123, "Accounting for Stock-Based Compensation" ("SFAS 123") which is effective beginning in fiscal 1997. SFAS 123 allows companies either to continue to account for stock-based employee compensation plans under existing accounting standards or adopt a fair value based method of accounting for stock options as

                           CONTIFINANCIAL CORPORATION

                         MARCH 31, 1997, 1996 AND 1995


                   (DOLLARS IN THOUSANDS, EXCEPT SHARE DATA)


3. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

compensation expense over the service period (generally the vesting period) as defined in the new standard. SFAS 123 requires that if a company continues to account for stock options under Accounting Principles Board ("APB") Opinion No. 25, it must provide pro forma net income and earnings per share information "as if" the new fair value approach had been adopted. The Company will continue to account for stock based compensation under APB Opinion No. 25 and made the required disclosures in fiscal 1997 (See Note 9.).


RECENT ACCOUNTING PRONOUNCEMENTS

    In February 1997, the FASB issued SFAS No. 128 "Earnings Per Share ("EPS")" ("SFAS 128") which is effective in fiscal 1998, early application is not permitted. SFAS 128 simplifies the standards for computing earnings per share. It replaces the presentation of primary EPS with a presentation of basic EPS. Basic EPS excludes dilution and is computed by dividing income available to common stockholders by the weighted-average number of common shares outstanding for the period. If SFAS 128 had been applied to fiscal 1997 results of operations, the Company's basic EPS would have been $2.44 (pro forma) of earnings per common share based on net income of $106,004 and weighted-average number of common shares of 43,361,253 (pro forma). Fully dilutive EPS remains the same under SFAS 128 but will be referred to as diluted EPS.

CONSOLIDATED STATEMENTS OF CASH FLOWS--SUPPLEMENTAL DISCLOSURES

    Total interest paid was $119,223, $71,539, and $29,635 for the years ended March 31, 1997, 1996, and 1995, respectively. Total income taxes paid were $45,624, $896, and $441 for the years ended March 31, 1997, 1996 and 1995, respectively. For the year ended March 31, 1997, federal income taxes were paid, on a current basis, to Continental Grain in accordance with the provisions of the tax sharing agreement (See Note 7.). As such, these amounts were included in total income taxes paid for the year ended March 31, 1997. Prior to the IPO, federal income taxes were included in due to affiliates, which was not repaid to Continental Grain on a current basis, and as such were not included in total income taxes paid for the years ended March 31, 1996 and 1995.

PRO FORMA EARNINGS PER COMMON SHARE AND EARNINGS PER COMMON SHARE

    Due to the Reorganization and the issuance of common stock in the IPO, net earnings per common share for the year ended March 31, 1996 have been computed on a pro forma basis, assuming the Reorganization occurred at the beginning of fiscal 1996, and includes the number of common shares issued by the Company in the IPO from the date of issuance plus the effect of common stock equivalent shares under the restricted stock awards and stock options plans (See Note 9.) from that same date. Because of the Company's Reorganization and changes in capital structure, per share data for the year ended March 31, 1995 is not meaningful.

    Net earnings per common share for the year ended March 31, 1997 have been computed using the weighted average number of common shares outstanding during the year, after giving effect of common stock equivalents issued under the "1995 Long-Term Stock Incentive Plan" (See Note 9.).

                           CONTIFINANCIAL CORPORATION

                         MARCH 31, 1997, 1996 AND 1995


                   (DOLLARS IN THOUSANDS, EXCEPT SHARE DATA)


3. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
RECLASSIFICATIONS

    Certain reclassifications of prior years' amounts have been made to conform to the current year presentation.

4. STOCKHOLDERS' EQUITY

    The stockholders' equity as of March 31, 1995 reflects the combined common stock, paid-in capital and retained earnings of the Previous Companies.

    CMC is subject to minimum capital requirements imposed by the states in which it operates, with the highest being $250. In addition, CMC is required by the U.S. Department of Housing and Urban Development to maintain minimum capital of $250 plus an amount based on the volume of Federal Housing Authority business. Furthermore, CMC is required by the Federal National Mortgage Association ("FNMA") to maintain minimum capital of $250 plus .20% of the principal balance of the portfolio being serviced for FNMA.

    CSC is registered as a broker/dealer with the Securities and Exchange Commission and is subject to the SEC's Uniform Net Capital Rule 15c3-1, under which the ratio of aggregate indebtedness to net capital, as those are defined, may not exceed 15 to 1.

5. ALLOWANCE FOR LOAN LOSSES

    The allowance for loan losses and related additions and deductions to the allowance for the years ended March 31, 1997, 1996, and 1995, were as follows:

                                       BALANCE AT                   ADDITIONS CHARGED  DEDUCTIONS
                                      BEGINNING OF   ACQUIRED FROM    TO COSTS AND         AND      BALANCE AT END
YEAR ENDED MARCH 31,                      YEAR       ACQUISITIONS       EXPENSES        REVERSALS       OF YEAR
------------------------------------  -------------  -------------  -----------------  -----------  ---------------
1997................................    $   1,824      $   1,547        $   3,043       $  (2,667)     $   3,747
1996................................        1,808         --                  285            (269)         1,824
1995................................        2,401         --                1,935          (2,528)         1,808

    The deductions in the allowance for loan losses for the years ended March 31, 1997, 1996, and 1995 relate to the reversal of reserves and net loan charge-offs.

6. ACQUISITIONS

    On June 19, 1995, CTSC effectively acquired control of the remaining 20% minority interest of CMC for $34,600. The acquisition has been accounted for by the purchase method of accounting. Associated cost in excess of equity is being amortized over 25 years on a straight-line basis. The Company assesses the future useful life of this asset whenever events or changes in circumstances indicate that the current useful life has diminished. The Company considers the future undiscounted cash flows of the acquired business in assessing the recoverability of this asset. If the fair value of the estimated future undiscounted cash flows from this business is lower than the carrying value of this asset, and the decline is deemed to be other than temporary, the Company will write down the asset to fair value.

                           CONTIFINANCIAL CORPORATION

                         MARCH 31, 1997, 1996 AND 1995


                   (DOLLARS IN THOUSANDS, EXCEPT SHARE DATA)


6. ACQUISITIONS (CONTINUED)
    The March 31, 1996 consolidated statement of income of the Company reflects the entire results of the operations of CMC for the period from June 19, 1995 to March 31, 1996.

    The pro forma results of operations of the Company for the year ended March 31, 1996 would be as follows to reflect the acquisition of the minority interest as if the acquisition occurred as of April 1, 1995: Gross income of $271,816, Net income of $77,319 and pro forma primary and fully diluted earnings per common share of $2.09.

    On November 8, 1996, the Company purchased 100% of the outstanding stock of ULG, a west coast-based home equity lender specializing in retail originations via direct mail and telemarketing throughout the United States. On November 15, 1996, the Company, through its subsidiary CMC, purchased 100% of Royal, a California-based wholesale and retail originator of fixed and adjustable rate home equity loans. On November 21, 1996, the Company purchased 53.5% of the common stock of Triad and an additional 2.5% of the common stock in January 1997. Triad is a California-based auto finance company specializing in origination of non-prime auto finance contracts for used and new vehicles. On December 16, 1996, the Company, through its subsidiary CMC, purchased 100% of the outstanding stock of Resource One, a Pennsylvania-based home equity lender specializing in retail origination via direct mail, television, and telemarketing throughout the eastern and mid-western states. In each case the companies acquired were former Strategic Alliances or CMC loan origination sources. These transactions have been accounted for as purchases, and the results of operations have been included with the Company's results of operations since the effective acquisition dates. The cumulative purchase price was approximately $38,000, which includes deferred payments of approximately $5,000. As a result of the acquisitions, approximately $35,000 of cost in excess of equity was recorded which will be amortized on a straight-line basis over a 25 year useful life. Certain acquisition's terms contain payments which are contingent upon future earnings or employment of key management. Such contingent payments will be recorded as purchase price or compensation as is appropriate for the nature of the payments. The Company has a right and obligation to purchase the remaining 44% of the common stock of Triad over the next 4.5 years. The purchase price will be based upon the future earnings of Triad and will be recorded, when determinable. The excess of the purchase price over the fair value of the net assets acquired will be recorded as an increase in cost in excess of equity. The Acquisitions are not material to the financial position or results of operations of the Company.

7. RELATED PARTY TRANSACTIONS

NOTES PAYABLE

    In connection with the IPO (See Note 1.), the Company entered into a note purchase agreement with Continental Grain, pursuant to which Continental Grain purchased from the Company a $125,000 five-year note issued under an indenture (the "Indenture Note"), a $74,000 four-year note (the "Four Year Note") and a $125,000 term note (the "Term Note") for $324,000 in the aggregate (collectively, the "Notes"). As of March 12, 1997 the intercompany debt was paid in full and the Company is no longer subject to the covenants of the intercompany debt.

    The Company is indirectly subject to the financial covenants of Continental Grain's debt agreements which restrict dividends by less than wholly-owned subsidiaries. If these covenants are still in place at the

                           CONTIFINANCIAL CORPORATION

                         MARCH 31, 1997, 1996 AND 1995


                   (DOLLARS IN THOUSANDS, EXCEPT SHARE DATA)


7. RELATED PARTY TRANSACTIONS (CONTINUED) time the Company decides to declare a dividend, a waiver from the related lenders would have to be obtained.

DUE TO AFFILIATES

    Prior to the IPO, Continental Grain provided interest bearing and non-interest bearing funds to support operations of the Company. On February 14, 1996, this support of operations was replaced by the Notes. The interest bearing funds ("Interest Bearing Funds") provided by Continental Grain were subject to interest charges which represent Continental Grain's all inclusive weighted average cost of short term funds (the "FMA Rate"). Interest expense incurred at the FMA Rate was $19,584 and $10,234 for the years ended March 31, 1996 and 1995, respectively.

    The average Interest Bearing Funds for the years ended March 31, 1996 and 1995, were $325,355 and $160,659, respectively. The weighted average interest rates charged on the Interest Bearing Funds for the years ended March 31, 1996 and 1995 were 6.88% and 6.37%, respectively.

    The March 31, 1997 and 1996 due to affiliates balance represents payments due on the Services Agreement, the Tax Sharing Agreement, the Employee Benefits Allocation Agreement and the Sublease Agreement, as defined below. The March 31, 1996 due to affiliates balance also included accrued interest due to Continental Grain under the terms of the Notes.

AFFILIATE CHARGES

    Continental Grain incurs certain general and administrative expenses that support the Company's operations. Expenses directly attributable to the Company, such as occupancy and communication charges, are directly charged to the Company. Other general and administrative expenses indirectly charged relate to support services such as treasury functions, tax services, human resource management, information technology, internal audit functions, insurance management, legal services, and others. The amount of such expenses was $1,749, $1,907 and $2,848 for the years ended March 31, 1997, 1996 and 1995, respectively.

    The determination of expenses incurred by Continental Grain applicable to the Company is based first, on identifying specific expenses that are directly attributable to its operations and second, on estimating that portion of general and administrative expenses of Continental Grain used to support the operations of the Company based on the service hours attributable to the Company and the asset base of the Company. Management believes that the method of allocation of general and administrative expenses is reasonable.

    On February 14, 1996, the Company entered into an agreement with Continental Grain (the "Services Agreement") under which Continental Grain agrees to continue to provide the Company certain corporate services, including treasury administration, risk management, internal audit, Federal and state tax (including payroll) administration, management information and communication support services, public affairs, and facilities management through March 31, 1999 and from year-to-year thereafter.

                           CONTIFINANCIAL CORPORATION

                         MARCH 31, 1997, 1996 AND 1995


                   (DOLLARS IN THOUSANDS, EXCEPT SHARE DATA)


7. RELATED PARTY TRANSACTIONS (CONTINUED)
INTEREST-ONLY AND RESIDUAL CERTIFICATES TRANSFER

    On February 14, 1996, the Company entered into an agreement with Continental Grain to transfer $60,701 of its interest-only and residual certificates at book value to Continental Grain in order to reduce the amount of due to affiliates to $324,000 on such date. Based upon management's valuation of these interest-only and residual certificates and other sales transactions with unrelated third parties, the Company believes that the book value of such interest-only and residual certificates represented the fair value of such interest-only and residual certificates .

TAX SHARING AGREEMENT

    On February 14, 1996, Continental Grain and the Company entered into a tax sharing agreement (the "Tax Sharing Agreement") which (i) defines their respective rights and obligations with respect to Federal, state, local and all other taxes for all taxable periods both prior to and after the IPO and (ii) governs the conduct of all audits and other tax controversies relating to the Company. Pursuant to the Tax Sharing Agreement, the Company will be charged or credited, as the case may be, for its Federal income tax liability or refund that would have been payable or received by the Company for such year, or portion thereof, determined as if the Company had filed a separate Federal income tax return computed in accordance with prevailing Federal income tax laws and regulations as applied to the Company as if it were a separate taxpayer.

EMPLOYEE BENEFITS ALLOCATION AGREEMENT

    On February 14, 1996, Continental Grain and the Company entered into an employee benefits allocation agreement (the "Employee Benefits Allocation Agreement") which permits the Company's employees to continue to participate in the Continental Grain employee benefit plans. The cost of the Company's employees' participation in these programs will be allocated to the Company based on the actual cost of benefit accruals and an allocated cost of administration of the plans and overhead (See Note 9.).

SUBLEASE AGREEMENT

    On February 14, 1996, Continental Grain and the Company entered into a sublease agreement with subsequent amendments (the "Sublease Agreement") for the utilization of the facilities leased from Continental Grain. The Sublease Agreement will require an annual payment of approximately $787 through the year 2000.

                           CONTIFINANCIAL CORPORATION

                         MARCH 31, 1997, 1996 AND 1995


                   (DOLLARS IN THOUSANDS, EXCEPT SHARE DATA)


8. DEBT

    In fiscal 1996, debt financing was provided by Continental Grain (See Note 7.). During fiscal 1997, this debt was retired and replaced with publicly issued debt. Long-term debt at March 31, 1997 consists of the following:

                                                                                                        MARCH 31,
                                                                                                           1997
                                                                                                        ----------
8 3/8% Senior Notes, $300 million face amount, due 2003...............................................  $  299,194
7 1/2% Senior Notes, $200 million face amount, due 2002...............................................     199,288
Capitalized lease.....................................................................................         335
                                                                                                        ----------
Total long-term debt..................................................................................  $  498,817
                                                                                                        ----------
                                                                                                        ----------

    On August 14, 1996, the Company issued $300 million of unsecured senior notes (the "8 3/8% Senior Notes") due August 15, 2003. Proceeds to the Company, net of underwriting fees, market discount and other costs were $287,742. Interest on these notes is payable semi-annually on February 15 and August 15 commencing February 15, 1997. The 8 3/8% Senior Notes are redeemable as a whole or in part, at the option of the Company, at any time or from time to time, at a redemption price equal to the greater of (i) 100% of their principal amount or
(ii) the sum of the present values of the remaining scheduled payments of principal and interest thereon discounted to the date of redemption on a semiannual basis at the treasury yield plus 50 basis points, plus, in each case, accrued interest to the date of redemption. Interest expense on the unsecured 8 3/8% Senior Notes was $15,484 for fiscal 1997.

    On March 12, 1997, the Company issued $200 million of unsecured senior notes (the "7 1/2% Senior Notes") due March 15, 2002 (together with the 8 3/8% Senior Notes, the "Senior Notes"). Proceeds to the Company, net of underwriting fees, market discount and other costs were $197,700. Interest on these notes is payable semi-annually on March 15 and September 15 commencing September 15, 1997. Interest expense on the 7 1/2% Senior Notes was $756 for fiscal 1997.

    The Company is required to comply with various operating and financial covenants as set forth in the agreements governing the issuance of the Senior Notes. Among other restrictions, the Company must comply with limitations on indebtedness and restricted payments.

    The Senior Notes are equal in right of payment with all existing and future senior indebtedness of the Company and will be senior in right of payment to all future subordinated indebtedness of the Company.

    On January 8, 1997, the Company closed a $200 million unsecured revolving credit facility (the "Short-Term Borrowing"). The three-year Short-Term Borrowing has several interest rate pricing alternatives, including those based on the London Interbank Offering Rate ("LIBOR") and federal funds rate. The amount available under the Short-Term Borrowing is based on a formula based on certain of the Company's consolidated assets. Interest expense on the Short-Term Borrowing was $164 for fiscal 1997.

9. EMPLOYEE BENEFITS

    The Company's employees are included in Continental Grain's employee benefits programs, and the Company reimburses Continental Grain for the actual cost of benefit accruals and an allocable cost of administration and overhead.

                           CONTIFINANCIAL CORPORATION

                         MARCH 31, 1997, 1996 AND 1995


                   (DOLLARS IN THOUSANDS, EXCEPT SHARE DATA)


9. EMPLOYEE BENEFITS (CONTINUED)
    Continental Grain has a number of noncontributory pension plans covering substantially all United States employees. The pension plan covering salaried employees provides benefits that are generally based on a percentage of the employee's salary during the five years before retirement. Continental Grain's funding policy for these plans is generally to make the minimum annual contribution required by applicable regulations. Pension costs charged to the Company by Continental Grain were $374, $118, and $91 for the years ended March 31, 1997, 1996 and 1995, respectively.

    Post-retirement health care coverage under Continental Grain's Salaried Health Care Plan is available on a cost sharing basis to retired employees. Life insurance coverage is provided on a noncontributory basis to substantially all retirees. Post-retirement health care costs charged to the Company by Continental Grain were $419, $680 and $394 for the years ended March 31, 1997, 1996, and 1995, respectively. Effective April 1, 1996, Continental Grain transferred the Company's portion of the accrual, as of such date, for post-retirement health care costs. This accrual was determined on a stand alone basis for the Company.

    The Company has in effect an incentive compensation program which is a formula plan based on pre-tax income targets. Incentive compensation for the years ended March 31, 1997, 1996 and 1995 was $24,580, $27,986 and $12,400,
respectively.

    Upon acquisition of ULG, the Company established a long term incentive plan for certain key employees of ULG. The program is a formula plan based on after-tax income. The Company recognized $200 in expense for this plan for the year ended March 31, 1997.

1995 LONG-TERM STOCK INCENTIVE PLAN

    On February 9, 1996, the Company adopted the 1995 Long-Term Stock Incentive Plan (the "Stock Plan") pursuant to which the Company was authorized to grant certain key employees 4,437,895 of options and restricted stock, in the common stock of the Company. The aggregate equity interests in the Company available under the Stock Plan is not to exceed 9% of all equity interests in the Company as of the date the plan was adopted. In fiscal 1997 and fiscal 1996, the Company granted stock options and restricted stock under the Stock Plan.

    The Company applies APB Opinion No. 25 and the related interpretations in accounting for the Stock Plan. In October 1995, the FASB issued SFAS 123. If fully adopted, SFAS 123 changes the method for measurement and recognition of stock-based compensation on plans similar to those of the Company. The Company has adopted the disclosure requirements established by SFAS 123. Pro forma disclosures as if the Company had adopted the cost recognition requirements under SFAS 123 are presented below.

    Stock options granted under the Stock Plan are nonqualified stock options that: (1) are granted at prices which are equal to the market value of the stock on the date of grant; (2) subject to a grantee's continued employment with the Company, vest at various periods over a four year period; and (3) expire ten years subsequent to the award.

                           CONTIFINANCIAL CORPORATION

                         MARCH 31, 1997, 1996 AND 1995


                   (DOLLARS IN THOUSANDS, EXCEPT SHARE DATA)


9. EMPLOYEE BENEFITS (CONTINUED)
    A summary of the status of the Company's stock options as of March 31, 1997 and 1996 and the changes during the year is presented below:

                                                                  MARCH 31,1997             MARCH 31, 1996
                                                            -------------------------  -------------------------
                                                                          WEIGHTED                   WEIGHTED
                                                                           AVERAGE                    AVERAGE
                                                                          EXERCISE                   EXERCISE
                                                              SHARES        PRICE        SHARES        PRICE
                                                            ----------  -------------  ----------  -------------
Outstanding at beginning of year..........................   2,623,500    $   21.11        --        $  --
Granted...................................................      50,000        35.63     2,623,500        21.11
Exercised.................................................     (11,382)       21.11        --           --
Forfeited.................................................    (177,388)       21.11        --           --
Outstanding at end of year................................   2,484,730    $   21.41     2,623,500    $   21.11
Options exercisable at end of year........................     491,946    $   21.26       196,763    $   21.11

    The fair value of each option granted during fiscal 1997 and fiscal 1996 is estimated on the date of grant using the Black-Scholes option-pricing model with the following assumptions: (1) dividend yield of zero; (2) expected volatility 49.75%; (3) risk-free interest rate of 5.05% for 1996 and 6.32% for 1997 and;
(4) expected life of 3.5 years. The weighted average fair value of options granted during 1997 and 1996 was $15.33 and $8.78, respectively.

    Had compensation cost for the Company's fiscal 1997 and fiscal 1996 grants for stock options been determined consistent with SFAS 123, the Company's pro forma net income and pro forma net income per common share for fiscal 1997 and fiscal 1996 would approximate the pro forma amounts below:

                                                                     MARCH 31, 1997            MARCH 31, 1996
                                                                ------------------------  ------------------------
                                                                AS REPORTED   PRO FORMA   AS REPORTED   PRO FORMA
                                                                -----------  -----------  -----------  -----------
Net income....................................................   $ 106,004    $  99,730    $  74,130    $  72,217
Net income per common share:
    Primary...................................................   $    2.40    $    2.25    $    2.00    $    1.95
    Fully diluted.............................................   $    2.40    $    2.25    $    2.00    $    1.95

    The restricted stock granted under the Stock Plan is recorded as deferred compensation in stockholders' equity. The deferred compensation is amortized over the vesting period of the restricted stock. The restricted stock vests over a 3 to 4 year period and is subject to the employee's continued employment with the Company.

    In connection with the restricted stock issuance, the Company recorded compensation expense of $6,721 and $4,967 in fiscal 1997 and fiscal 1996, respectively.

                           CONTIFINANCIAL CORPORATION

                         MARCH 31, 1997, 1996 AND 1995


                   (DOLLARS IN THOUSANDS, EXCEPT SHARE DATA)


9. EMPLOYEE BENEFITS (CONTINUED)
    A summary of the status of the Company's restricted stock as of March 31, 1997 and 1996 and the changes during the year is presented below:

                                                                     MARCH 31,1997           MARCH 31, 1996
                                                                -----------------------  -----------------------
                                                                             WEIGHTED                 WEIGHTED
                                                                              AVERAGE                  AVERAGE
                                                                  SHARES    GRANT PRICE    SHARES    GRANT PRICE
                                                                ----------  -----------  ----------  -----------
Outstanding at beginning of year..............................   1,330,532   $   21.00       --       $  --
Granted.......................................................       6,000       35.63    1,330,532       21.00
Forfeited.....................................................     (33,929)      21.00       --          --
Vested and transferable.......................................     (57,052)      21.00       --          --
Outstanding at end of year....................................   1,245,551   $   21.07    1,330,532   $   21.00

10. INCOME TAXES

    Income taxes included in the consolidated statements of income represent the following:

                                                                                    CURRENT   DEFERRED     TOTAL
                                                                                   ---------  ---------  ---------
Year ended March 31, 1997
  Federal........................................................................  $  54,137  $   4,661  $  58,798
  State and local................................................................     11,524      1,019     12,543
                                                                                   ---------  ---------  ---------
                                                                                   $  65,661  $   5,680  $  71,341
                                                                                   ---------  ---------  ---------
                                                                                   ---------  ---------  ---------
Year ended March 31, 1996
  Federal........................................................................  $  38,762  $   3,278  $  42,040
  State and local................................................................      6,504        552      7,056
                                                                                   ---------  ---------  ---------
                                                                                   $  45,266  $   3,830  $  49,096
                                                                                   ---------  ---------  ---------
                                                                                   ---------  ---------  ---------
Year ended March 31, 1995
  Federal........................................................................  $  21,354  $  (2,605) $  18,749
  State and local................................................................      3,894       (475)     3,419
                                                                                   ---------  ---------  ---------
                                                                                   $  25,248  $  (3,080) $  22,168
                                                                                   ---------  ---------  ---------
                                                                                   ---------  ---------  ---------

                           CONTIFINANCIAL CORPORATION

                         MARCH 31, 1997, 1996 AND 1995


                   (DOLLARS IN THOUSANDS, EXCEPT SHARE DATA)


10. INCOME TAXES (CONTINUED)
    The difference between the "expected" Federal tax rate and expense computed by applying the statutory tax rate to income before provision for income taxes and the effective tax rate and expense is as follows:

                                                                                                             MARCH 31,
                                                              MARCH 31, 1997            MARCH 31, 1996         1995
                                                         ------------------------  ------------------------  ---------
                                                                     PERCENT OF                PERCENT OF
                                                                       PRE-TAX                   PRE-TAX
                                                          AMOUNT      EARNINGS      AMOUNT      EARNINGS      AMOUNT
                                                         ---------  -------------  ---------  -------------  ---------
Computed "expected" tax provision......................  $  61,963         35.0%   $  44,288         35.0%   $  19,946
State and local taxes, net of related Federal
  benefit..............................................      8,055          4.6%       4,808          3.8%       2,222
Other..................................................      1,323          0.7%      --           --           --
                                                         ---------          ---    ---------          ---    ---------
  Total................................................  $  71,341         40.3%   $  49,096         38.8%   $  22,168
                                                         ---------          ---    ---------          ---    ---------
                                                         ---------          ---    ---------          ---    ---------


                                                          PERCENT OF
                                                            PRE-TAX
                                                           EARNINGS
                                                         -------------
Computed "expected" tax provision......................         35.0%
State and local taxes, net of related Federal
  benefit..............................................          3.9%
Other..................................................       --
                                                                 ---
  Total................................................         38.9%
                                                                 ---
                                                                 ---

    The effects of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities are as follows:

                                                                                              MARCH 31,
                                                                                  ---------------------------------
                                                                                     1997        1996       1995
                                                                                  ----------  ----------  ---------
Deferred Tax Assets:
  Provision for loan losses.....................................................  $    1,069  $      982  $     605
  Deferred compensation.........................................................       4,835      --         --
  Restricted stock awards.......................................................         301       1,927     --
  Other.........................................................................       2,776         377         42
Deferred Tax Liabilities:
  Net servicing income..........................................................     (11,081)     (4,535)    --
  Interest-only and residual certificates.......................................     (12,942)     (9,813)    (7,881)
  Other.........................................................................        (115)        (18)       (16)
                                                                                  ----------  ----------  ---------
Net deferred tax liability......................................................  $  (15,157) $  (11,080) $  (7,250)
                                                                                  ----------  ----------  ---------
                                                                                  ----------  ----------  ---------

11. COMMITMENTS AND CONTINGENCIES

    In addition to utilizing facilities leased by Continental Grain, the Company's operations are conducted from leased facilities located in various areas of the United States. These leases have clauses which provide for increases in rent in the event of increases in real estate taxes and maintenance costs. Rental expense for the years ended March 31, 1997, 1996 and 1995 was $3,470, $1,884, and $564, respectively. The Company

                           CONTIFINANCIAL CORPORATION

                         MARCH 31, 1997, 1996 AND 1995


                   (DOLLARS IN THOUSANDS, EXCEPT SHARE DATA)


11. COMMITMENTS AND CONTINGENCIES (CONTINUED) also has a capital lease on certain machinery and equipment included as part of "Premises and equipment". The future minimum lease payments under the operating and capital leases for the Company, are as follows:

                                                                            OPERATING     CAPITAL
FISCAL YEAR                                                                  LEASES       LEASES
-------------------------------------------------------------------------  -----------  -----------
1998.....................................................................   $   6,653    $     362
1999.....................................................................       7,580          174
2000.....................................................................       7,222          121
2001.....................................................................       5,960           64
2002.....................................................................       5,159           18
Thereafter...............................................................      29,614            0
                                                                           -----------       -----
                                                                            $  62,188    $     739
                                                                           -----------       -----
                                                                           -----------       -----
Less: amounts representing interest......................................                     (104)
                                                                                             -----
Present value of net minimum lease payments..............................                      635
Less: current maturties..................................................                     (300)
                                                                                             -----
Long-term obligation.....................................................                $     335
                                                                                             -----
                                                                                             -----

LITIGATION

    The Company is involved in certain litigation arising in the normal course of business. The Company believes that any liability with respect to such legal actions, individually or in the aggregate, is not likely to be material to the Company's consolidated financial position or results of operations.

12. FINANCIAL INSTRUMENTS AND OFF-BALANCE SHEET ACTIVITIES

SALES OF ASSETS WITH RECOURSE

    During 1997, 1996 and 1995, the Company utilized agreements with financial institutions (the "Purchasers") to sell, with limited recourse, interests in designated pools of securitized and whole loans receivables. Under the agreements, the Purchasers have given the Company a right of first refusal to repurchase such receivables prior to third-party sales. Pursuant to the recourse provisions of these agreements, the Company is responsible for losses incurred by the Purchasers on third-party sales of the receivables up to either 5% or 10% of the sale amounts. The agreements are guaranteed by the Company. The Company monitors its exposure associated with these agreements and records recourse provisions, as necessary, to address this potential exposure. During 1997, 1996 and 1995, the Company utilized these facilities to sell receivables totaling approximately $7,350,000, $5,671,000 and $2,510,000, respectively. At March 31,
1997 and 1996, approximately $591,000 and $565,000, respectively, were outstanding and offset against receivables held for sale.

    During 1997, 1996, and 1995, the Company sold, with limited recourse, an interest in certain interest-only and residual certificates for $96,545, $54,500 and $50,000, respectively. At March 31, 1997, 1996 and 1995, $144,926, $90,985
and $50,000, respectively, of these aforementioned sales were outstanding. Under

                           CONTIFINANCIAL CORPORATION

                         MARCH 31, 1997, 1996 AND 1995


                   (DOLLARS IN THOUSANDS, EXCEPT SHARE DATA)


12. FINANCIAL INSTRUMENTS AND OFF-BALANCE SHEET ACTIVITIES (CONTINUED) the recourse provisions of the agreements, the Company is responsible for losses incurred by the purchaser within an agreed upon range. The agreements are guaranteed by Continental Grain for an agreed upon fee.

FINANCIAL INSTRUMENTS

    SFAS No. 105, "Disclosure of Information about Financial Instruments with Off-Balance-Sheet Risk and Financial Instruments with Concentrations of Credit Risk" and SFAS No. 119, "Disclosure about Derivative Financial Instruments and Fair Value of Financial Instruments" require the disclosure of the notional amount or contractual amounts of financial instruments.

    The Company regularly securitizes and sells fixed and variable rate mortgage loan receivables. As part of its interest rate risk management strategy, the Company may choose to hedge its interest rate risk related to its mortgage portfolio and purchase commitments by utilizing financial futures. The Company classifies these futures as hedges of specific loan receivables and purchase commitments. The gains and losses derived from these financial futures are deferred and included in the carrying amounts of the related hedged items and ultimately recognized in income. Deferred gains on the futures used to hedge the anticipated transactions amounted to $2,821, $1,968 and $359 at March 31, 1997, 1996, and 1995, respectively.

    The following table identifies the contract and market values of financial instruments as of March 31, 1997, 1996 and 1995.

    Futures Contracts:

                                                                  CONTRACT VALUE  MARKET VALUE
                                                                      SHORT          SHORT
                                                                  --------------  ------------
March 31, 1997..................................................   $    364,900    $  377,440
March 31, 1996..................................................        219,800       231,739
March 31, 1995..................................................         58,500        60,068

MARKET RISK

    In the normal course of business the Company enters into various contractual commitments involving forward settlement. These include financial futures contracts and short sales. Commitments involving forward settlement give rise to market risk, which represents the potential loss that can be caused by a change in the market value of a particular financial instrument.

    The Company is also exposed to market interest rate risk. A decline in interest rates will typically increase the amount of loan prepayments and decrease the value of the interest-only and residual certificates and capitalized servicing fees receivable. An increase in interest rates may decrease the demand for consumer and commercial credit.

    Periods of economic slowdown or recession may be accompanied by decreased demand for the market for Receivables or declines in real estate values. These factors will influence the Company's ability to obtain and securitize Receivables. During these periods the Company's cost of servicing loans may increase as rates of delinquency and foreclosure increase.

                           CONTIFINANCIAL CORPORATION

                         MARCH 31, 1997, 1996 AND 1995


                   (DOLLARS IN THOUSANDS, EXCEPT SHARE DATA)


12. FINANCIAL INSTRUMENTS AND OFF-BALANCE SHEET ACTIVITIES (CONTINUED) FAIR VALUE OF FINANCIAL INSTRUMENTS

    The Company's financial instruments recorded at contractual amounts that approximate market or fair value primarily consist of securities purchased under agreements to resell, trade receivables, accounts payable and accrued expenses, securities sold but not yet purchased and trade receivables sold under agreements to repurchase. As these amounts are short term in nature and/or generally bear market rates of interest, the carrying amounts of these instruments are reasonable estimates of their fair values. The carrying amounts of the Company's long-term debt approximate fair value when valued using available quoted market prices.

CREDIT RISK

    The Company is exposed to on-balance sheet credit risk related to its Receivables and interest-only and residual certificates. The Company is exposed to off-balance sheet credit risk related to loans which the Company has committed to originate or buy and loans sold with limited recourse.

    The Company utilizes securities purchased under agreements to resell as part of its interest rate management strategy. These instruments expose the Company to credit risk which is measured as the loss the Company would record if counterparties failed to perform pursuant to terms of their contractual obligations and the value of the collateral held, if any, was not adequate to cover such losses. The Company's policy is to take possession of securities purchased under agreements to resell. The Company monitors the market value of the assets acquired to ensure their adequacy as compared to the amount at which the securities will be resold. The Company may require the counterparty to deposit additional collateral or reduce the loan balance when necessary. The interest rate on these instruments depends upon, among other things, the underlying collateral, the term of the agreement and the credit quality of the counterparty. At March 31, 1997 and 1996, these instruments had a weighted average interest rate of 5.1%, and 4.7%, respectively. The Company transacts these resale agreements primarily with three institutional broker/dealers.

    The Company is a party to financial instruments with off-balance sheet credit risk in the normal course of business. These financial instruments include commitments to extend credit to borrowers, commitments to purchase loans from correspondents, and recourse provided on loans sold to investors in prior years. The Company has a first or second lien position on all of its loans, and the combined loan-to-value ratio ("CLTV") permitted by the Company's mortgage underwriting guidelines generally may not exceed 85%. The CLTV represents the combined first and second mortgage balances as a percentage of the appraised value or the mortgaged property, with the appraised value determined by an appraiser with appropriate professional designations. A title insurance policy is required for all loans.

    As of March 31, 1997 and 1996, the Company had outstanding commitments to extend credit or purchase loans in the amount of $428,234 and $206,314, respectively. As these amounts are short term in nature and/or generally bear market rates of interest, the contractual amounts of these instruments are reasonable estimates of their fair values.

    Commitments to extend credit or to purchase a loan are granted for a period of thirty days and are contingent upon the borrower and the borrower's collateral satisfying the Company's underwriting

                           CONTIFINANCIAL CORPORATION

                         MARCH 31, 1997, 1996 AND 1995


                   (DOLLARS IN THOUSANDS, EXCEPT SHARE DATA)


12. FINANCIAL INSTRUMENTS AND OFF-BALANCE SHEET ACTIVITIES (CONTINUED) guidelines. Since many of the commitments are expected to expire without being exercised, the total commitment amount does not necessarily represent future cash requirements or future credit risk.

    The Company monitors concentrations of credit risk associated with business conducted with financial institutions and minimizes credit risk by avoiding a concentration with any single financial institution. As of March 31, 1997, and 1996 the majority of loans with on-balance sheet and off-balance sheet risks were collateralized by properties located in the Eastern United States.

WAREHOUSING EXPOSURE

    The Company makes warehouse financing available to its securitization clients to facilitate the accumulation of securitizable products prior to securitization. As of March 31, 1997 and 1996, the Company had $1,567,600 and $981,600 of committed warehousing available to its third party clients, of which $566,029 and $425,378, respectively, was drawn down. Warehouse commitments are typically for a term of one year or less and are designated to fund only securitizable assets. Assets from a particular client remain in the warehouse for a period of 90-120 days at which point they are securitized and sold to institutional investors. As these amounts are short term in nature and/or generally bear market rates of interest, the contractual amounts of these instruments are reasonable estimates of their fair values.

13. QUARTERLY FINANCIAL INFORMATION (UNAUDITED)

    The following table presents the quarterly results of operations for the year ended March 31, 1997:

                                                                               THREE MONTHS ENDED
                                                               --------------------------------------------------
                                                               JUNE 30,   SEPTEMBER 30,  DECEMBER 31,  MARCH 31,
                                                                 1996         1996           1996         1997
                                                               ---------  -------------  ------------  ----------
Total gross income...........................................  $  69,763    $  89,683     $  121,332   $  147,052
Net income...................................................     19,433       25,516         29,025       32,030
Primary and fully diluted earning per common share...........  $    0.44    $    0.58     $     0.66   $     0.72
                                                               ---------  -------------  ------------  ----------
                                                               ---------  -------------  ------------  ----------

14. SUBSEQUENT EVENT

    On June 4, 1997 the Company completed a primary offering of 2,800,000 shares of common stock and an additional 420,000 shares were purchased by the underwriters for over allotments. The proceeds of the offering to the Company, net of estimated expenses and underwriting discount, were $100,778. The proceeds will be used for general corporate purposes, including strategic acquisitions, funding loan originations and purchases, supporting securitization transactions, and other working capital needs. The completion of the offering reduces Continental Grain's ownership of the Company from approximately 81% to approximately 75%.

    The consummation of the public offering causes the vesting of certain options granted. The additional vesting would cause options exercisable as of March 31, 1997 to increase to 1,734,311.

ITEM 9. CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE.

None.

                                   PART III.

ITEM 10. DIRECTORS AND EXECUTIVE OFFICERS OF THE REGISTRANT.

    The Company incorporates by reference herein information in its proxy statement which complies with the information called for by Item 10 of the Form 10-K. The proxy will be filed at a later date, that is not more than 120 days after the end of the Company's 1997 fiscal year, with the Commission.

ITEM 11. EXECUTIVE COMPENSATION.

    The Company incorporates by reference herein information in its proxy statement which complies with the information called for by Item 11 of the Form 10-K. The proxy will be filed at a later date, that is not more than 120 days after the end of the Company's 1997 fiscal year, with the Commission.

ITEM 12. SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT.

    The Company incorporates by reference herein information in its proxy statement which complies with the information called for by Item 12 of the Form 10-K. The proxy will be filed at a later date, that is not more than 120 days after the end of the Company's 1997 fiscal year, with the Commission.

ITEM 13. CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS.

    The Company incorporates by reference herein information in its proxy statement which complies with the information called for by Item 13 of the Form 10-K. The proxy will be filed at a later date, that is not more than 120 days after the end of the Company's 1997 fiscal year, with the Commission.

                                    PART IV.

ITEM 14. EXHIBITS, FINANCIAL STATEMENT SCHEDULES AND REPORTS ON FORM 8-K.

(a) Financial Statements, Financial Statement Schedules and Exhibits.

    (1) Financial Statements

    See Item 8. "Financial Statements and Supplementary Data."

    (2) Financial Statement Schedules


    No financial statement schedules are included because of the absence of the conditions under which they are required or because the information is included in the financial statements or the notes thereto.


    (3) Exhibits

  EXHIBIT
    NO.                                                     DESCRIPTION
-----------  ---------------------------------------------------------------------------------------------------------
       3.1   Restated Certificate of Incorporation of the Company (1)
       3.2   By-laws of the Company (1)
       4.1   Indenture between the Company and the Trustee with form of Indenture Note (1)
       4.2   Form of Term Note issued by the Company to Continental Grain (1)
       4.3   Form of Four Year Note issued by The Company to Continental Grain (1)
      10.1   Indemnification Agreement between the Company and Continental Grain (1)
      10.2   Tax Sharing Agreement between the Company and Continental Grain (1)
      10.3   Employee Benefit Allocation Agreement between the Company and Continental Grain (2)
      10.4   Services Agreement between the Company and Continental Grain (1)
      10.5   Note Purchase Agreement between the Company and Continental Grain (1)

  EXHIBIT
    NO.                                                     DESCRIPTION
-----------  ---------------------------------------------------------------------------------------------------------
      10.6   Common Stock Registration Rights Agreement between the Company and Continental
             Grain (1)
      10.7   Indenture Note Registration Rights Agreement between the Company and Continental
             Grain (1)
      10.8   Sublease Agreement between the Company and Continental Grain (1)
      10.9   ContiFinancial Corporation 1995 Long-Term Stock Incentive Plan (1)
      10.10  ContiFinancial Services Long-Term Incentive Compensation Plan (1)
      10.11  1997 ContiFinancial Services Division Incentive Compensation Plan (1)
      10.12  1997 ContiMortgage Corporation Incentive Compensation Plan (1)
      10.13  Form of Stock Option Agreement (1)
      10.14  Form of Restricted Stock Award Agreement (1)
      10.15  Agreement of Lease between LC/N Keith Valley Limited Partnership I and ContiTrade Services Corporation
             and amendments thereto (1)
      10.16  ContiFinancial Corporation Directors Retainer Fee Plan (1)
      10.17  Assignment and Transfer of Excess Spread Receivables between Continental Grain and certain subsidiaries of the Company (1)
      10.18  Secured Promissory Note (2)
      11.1   Computation of the Company's pro forma earnings per common share
      21.1   List of Subsidiaries of the Company
      23.2   Consent of Arthur Andersen LLP (2)
      24.1   Attorneys-In-Fact and Agents for James J. Bigham (2)
      24.2   Attorneys-In-Fact and Agents for Paul J. Fribourg (2)
      24.3   Attorneys-In-Fact and Agents for John W. Spiegel (2)
      24.4   Attorneys-In-Fact and Agents for Donald L. Staheli (2)
      24.5   Attorneys-In-Fact and Agents for John P. Tierney (2)
      24.6   Attorneys-In-Fact and Agents for Lawrence G. Weppler (2)
      24.7   Attorneys-In-Fact and Agents for Daniel J. Willett (2)
      24.8   Attorneys-In-Fact and Agents for Michael J. Zimmerman
      27.1   Financial Data Schedule

------------------------

(1) Incorporated by reference to the exhibit of the same number from the Company's Registration Statement on Form S-1, File No. 33-98016.

(2) Incorporated by reference to the exhibit of the same number from the Company's Annual Report on Form 10-K for the fiscal year ended March 31, 1996, File No. 1-14074.

(b) Reports on Form 8-K.

    None

(c) Exhibits.

    See (a) (3) above.

(d) Financial Statement Schedules.

    See (a) (2) above.

                                   SIGNATURES

    Pursuant to the requirements of Section 13 or 15(d) of the Securities Act of 1934, ContiFinancial Corporation has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

                                CONTIFINANCIAL CORPORATION

                                By:              /s/ JAMES E. MOORE
                                     -----------------------------------------
                                                   James E. Moore
                                       PRESIDENT, CHIEF EXECUTIVE OFFICER AND
                                                      DIRECTOR
                                                Date: June 27, 1997

    Pursuant to the requirements of the Securities Act of 1934, this Report has been signed below by the following persons on behalf of the Registrant and in the capacities and on the dates indicated.


          SIGNATURE                        TITLE                    DATE
------------------------------  ---------------------------  -------------------
                                President, Chief Executive
      /s/ JAMES E. MOORE          Officer and Director
------------------------------    (Principal Executive          June 27, 1997
        James E. Moore            Officer)
                                Senior Vice President and
    /s/ DANIEL J. WILLETT         Chief Financial Officer
------------------------------    (Principal Financial          June 27, 1997
      Daniel J. Willett           Officer)
                                Vice President and
    /s/ SUSAN E. O'DONOVAN        Controller
------------------------------    (Principal Accounting         June 27, 1997
      Susan E. O'Donovan          Officer)
              *                 Director and Chairman of
------------------------------    the Board                     June 27, 1997
       James J. Bigham
              *                 Director
------------------------------                                  June 27, 1997
       Paul J. Fribourg
              *                 Director
------------------------------                                  June 27, 1997
       John W. Spiegel
              *                 Director
------------------------------                                  June 27, 1997
      Donald L. Staheli
              *                 Director
------------------------------                                  June 27, 1997
       John P. Tierney
              *                 Director
------------------------------                                  June 27, 1997
     Lawrence G. Weppler
              *                 Director
------------------------------                                  June 27, 1997
     Michael J. Zimmerman



                   /s/ JAMES E. MOORE
       ------------------------------------------
                     James E. Moore
  *                 ATTORNEY-IN-FACT
  By:

                                    ANNEX B

                          CONTIFINANCIAL CORPORATION'S
                              QUARTERLY REPORT ON
                        FORM 10-Q FOR THE QUARTER ENDED
                                 JUNE 30, 1997

                                 UNITED STATES

                       SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549
                             ---------------------

                                   FORM 10-Q

       (MARK ONE)

       [X] QUARTERLY REPORT PURSUANT TO SECTION 13 OR 15(D) OF THE SECURITIES
           EXCHANGE ACT OF 1934

       FOR THE QUARTERLY PERIOD ENDED JUNE 30, 1997

                               OR

       [ ] TRANSITION REPORT PURSUANT TO SECTION 13 OR 15(D) OF THE SECURITIES
           EXCHANGE ACT OF 1934

       FOR THE TRANSITION PERIOD FROM          TO

                                    1-14074

                            (Commission File Number)

                           CONTIFINANCIAL CORPORATION
             (Exact name of registrant as specified in its charter)

                           DELAWARE                                                       13-3852588
(State or other jurisdiction of incorporation or organization)               (I.R.S. Employer Identification No.)

                       277 PARK AVENUE                                                      10172
                      NEW YORK, NEW YORK                                                  (Zip Code)
           (Address of principal executive offices)

Registrant's telephone number, including area code:                                     (212) 207-2800

                                   NO CHANGE

   (Former name, former address and former fiscal year, if changed since last report)

    Indicate by check mark whether registrant (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days.

Yes X No _

    The Company had 47,623,984 shares of common stock outstanding as of August 7, 1997.

                           CONTIFINANCIAL CORPORATION

                          CONSOLIDATED BALANCE SHEETS

                     AS OF JUNE 30, 1997 AND MARCH 31, 1997

                   (DOLLARS IN THOUSANDS, EXCEPT SHARE DATA)

                                  (UNAUDITED)

                                                                                          JUNE 30,     MARCH 31,
                                                                                            1997          1997
                                                                                        ------------  ------------
                                        ASSETS
Cash and cash equivalents.............................................................  $    111,146  $     51,200
Restricted cash.......................................................................           464           464
Securities purchased under agreements to resell.......................................       504,572       223,962
Interest-only and residual certificates...............................................       516,707       445,005
Capitalized servicing fees receivable.................................................        35,079        29,353
Trade receivables:
  Receivables held for sale...........................................................       695,045       625,545
  Other receivables...................................................................       152,567        87,353
  Allowance for loan losses...........................................................        (2,768)       (3,747)
                                                                                        ------------  ------------
Total trade receivables, net..........................................................       844,844       709,151
                                                                                        ------------  ------------
Premises and equipment, net of accumulated depreciation of $5,112 and $4,298 as of
  June 30, 1997 and March 31, 1997, respectively......................................         8,920         7,789
Cost in excess of equity acquired.....................................................        47,909        48,200
Other assets..........................................................................        36,893        30,674
                                                                                        ------------  ------------
      Total assets....................................................................  $  2,106,534  $  1,545,798
                                                                                        ------------  ------------
                                                                                        ------------  ------------
                         LIABILITIES AND STOCKHOLDERS' EQUITY
LIABILITIES:
Accounts payable and accrued expenses.................................................  $     94,031  $     87,770
Securities sold but not yet purchased.................................................       496,897       225,131
Trade receivables sold under agreements to repurchase.................................       306,042       251,539
Due to affiliates.....................................................................        16,149        36,367
Short-term borrowed funds.............................................................       130,000        25,000
Long-term debt........................................................................       498,823       498,817
Other liabilities.....................................................................        24,538        12,102
                                                                                        ------------  ------------
      Total liabilities...............................................................     1,566,480     1,136,726
                                                                                        ------------  ------------
Commitments and contingencies
Minority interest of subsidiary.......................................................         1,319         1,288

STOCKHOLDERS' EQUITY:
  Preferred stock (par value $0.01 per share; 25,000,000 shares authorized; none
    issued at June 30, 1997 and March 31, 1997).......................................       --            --
  Common stock (par value $0.01 per share; 250,000,000 shares authorized; 47,623,984
    and 44,390,335 shares issued at June 30, 1997 and March 31, 1997, respectively)...           476           444
  Paid-in capital.....................................................................       397,984       295,029
  Retained earnings...................................................................       155,525       128,652
  Treasury Stock (17,509 and 27,931 shares of common stock, at cost, as of June 30,
    1997 and March 31, 1997, respectively)............................................          (368)         (586)
  Deferred Compensation...............................................................       (14,882)      (15,755)
                                                                                        ------------  ------------
      Total stockholders' equity......................................................       538,735       407,784
                                                                                        ------------  ------------
      Total liabilities and stockholders' equity......................................  $  2,106,534  $  1,545,798
                                                                                        ------------  ------------
                                                                                        ------------  ------------

    The accompanying notes to the unaudited condensed consolidated financial statements
                   are an integral part of these statements.

                           CONTIFINANCIAL CORPORATION

                       CONSOLIDATED STATEMENTS OF INCOME

               FOR THE THREE MONTHS ENDED JUNE 30, 1997 AND 1996

                   (DOLLARS IN THOUSANDS, EXCEPT SHARE DATA)

                                  (UNAUDITED)

                                                                                               THREE MONTHS
                                                                                              ENDED JUNE 30,
                                                                                        --------------------------
                                                                                            1997          1996
                                                                                        ------------  ------------
Gross income
  Gain on sale of receivables.........................................................  $     64,340  $     31,166
  Interest............................................................................        49,679        28,515
  Net servicing income................................................................        15,973         9,073
  Other income........................................................................         4,031         1,009
                                                                                        ------------  ------------
    Total gross income................................................................       134,023        69,763
                                                                                        ------------  ------------
Expenses
  Compensation and benefits...........................................................        30,234        12,408
  Interest (includes $6,226 to affiliates for the three months ended June 30, 1996)...        35,863        19,662
  Provision for loan losses...........................................................         1,311           219
  General and administrative..........................................................        21,070         4,779
                                                                                        ------------  ------------
    Total expenses....................................................................        88,478        37,068
                                                                                        ------------  ------------
Income before income taxes and minority interest......................................        45,545        32,695
Income taxes..........................................................................        18,641        13,262
                                                                                        ------------  ------------
Income before minority interest.......................................................        26,904        19,433
Minority interest of subsidiary.......................................................            31            --
                                                                                        ------------  ------------
    Net income........................................................................  $     26,873  $     19,433
                                                                                        ------------  ------------
                                                                                        ------------  ------------
Primary and fully diluted earnings per common share...................................  $       0.59  $       0.44
                                                                                        ------------  ------------
                                                                                        ------------  ------------
Fully diluted weighted average number of shares outstanding...........................    45,588,626    44,043,368
                                                                                        ------------  ------------
                                                                                        ------------  ------------
Primary weighted average number of shares outstanding.................................    45,425,103    43,898,281
                                                                                        ------------  ------------
                                                                                        ------------  ------------

    The accompanying notes to the unaudited condensed consolidated financial statements
                   are an integral part of these statements.

                           CONTIFINANCIAL CORPORATION

                CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

               FOR THE THREE MONTHS ENDED JUNE 30, 1997 AND 1996


                   (DOLLARS IN THOUSANDS, EXCEPT SHARE DATA)


                                  (UNAUDITED)

                                                                                                 THREE MONTHS
                                                                                                ENDED JUNE 30,
                                                                                            ----------------------
                                                                                               1997        1996
                                                                                            -----------  ---------
Net cash used in operating activities.....................................................  $  (109,202) $  (1,948)
                                                                                            -----------  ---------
Cash flows from investing activities:
  Acquisition of unconsolidated subsidiaries..............................................       (5,603)        --
  Purchase of property and equipment......................................................       (1,945)       (57)
                                                                                            -----------  ---------
    Cash used in investing activities.....................................................       (7,548)       (57)
                                                                                            -----------  ---------
Cash flows from financing activities:
  Net decrease in due to affiliates.......................................................      (29,376)    (5,555)
  Increase in short-term borrowed funds...................................................      105,000         --
  Proceeds from equity offering...........................................................      100,778         --
  Proceeds from exercise of options.......................................................          288         --
  Other, net..............................................................................            6         --
                                                                                            -----------  ---------
    Net cash provided by (used in) financing activities...................................      176,696     (5,555)
                                                                                            -----------  ---------
Net increase (decrease) in cash and cash equivalents......................................       59,946     (7,560)
Cash and cash equivalents at beginning of period..........................................       51,200     32,479
                                                                                            -----------  ---------
Cash and cash equivalents at end of period................................................  $   111,146  $  24,919
                                                                                            -----------  ---------
                                                                                            -----------  ---------

    The accompanying notes to the unaudited condensed consolidated financial statements
                   are an integral part of these statements.

                           CONTIFINANCIAL CORPORATION

         NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

                                 JUNE 30, 1997


                   (DOLLARS IN THOUSANDS, EXCEPT SHARE DATA)


1. BASIS OF PRESENTATION

    The accompanying unaudited condensed consolidated financial statements of ContiFinancial Corporation and its consolidated subsidiaries (collectively, "ContiFinancial" or the "Company") have been prepared pursuant to the rules and regulations of the Securities and Exchange Commission and, in the opinion of management, reflect all normal, recurring adjustments which are necessary for a fair presentation of the financial position, results of operations, and cash flows for each period shown. The results for interim periods are not necessarily indicative of financial results for the full year. These unaudited condensed consolidated financial statements should be read in conjunction with the audited Consolidated Financial Statements and notes thereto included in the Company's Annual Report on Form 10-K for the fiscal year ended March 31, 1997 (the "Annual Report"). All significant intercompany accounts and transactions have been eliminated in consolidation.

2. RECENT ACCOUNTING PRONOUNCEMENTS

    In February 1997, the Financial Accounting Standards Board (the "FASB") issued Statement of Financial Accounting Standards ("SFAS") No. 128 "Earnings Per Share ("EPS")" ("SFAS 128") which is effective for both interim and annual periods ending after December 15, 1997. SFAS 128 simplifies the standards for computing earnings per share. It replaces the presentation of primary EPS with a presentation of basic EPS. Basic EPS excludes dilution and is computed by dividing income available to common stockholders by the weighted-average number of common shares outstanding for the period. If SFAS 128 had been applied to the results of operations for the three months ended June 30, 1997 and June 30, 1996 the Company's basic EPS would have been $0.60 (pro forma) and $0.45 (pro forma), respectively, of earnings per common share based on net income of $26,873 and $19,433, respectively, and weighted-average number of common shares of 44,757,322 (pro forma) and 43,248,001 (pro forma), respectively. Fully diluted EPS remains the same under SFAS 128 but will be referred to as diluted EPS.

    In June 1997, the FASB issued SFAS No. 130 "Reporting Comprehensive Income" ("SFAS 130") which is effective for fiscal years beginning after December 15, 1997. SFAS 130 establishes standards for reporting and display of comprehensive income and its components in a full set of general-purpose financial statements. SFAS 130 requires that all items that are required to be recognized under accounting standards as components of comprehensive income be reported in a financial statement that is displayed with the same prominence as other financial statements. The adoption of this standard is not expected to have an impact on the Company's financial position or results of operations.

    In June 1997, the FASB issued SFAS No. 131 "Disclosures about Segments of an Enterprise and Related Information" ("SFAS 131") which is effective for financial statements for periods beginning after December 15, 1997. SFAS 131 establishes standards for the way that public business enterprises report information about operating segments in annual financial statements and requires that those enterprises report selected information about operating segments in interim financial reports issued to shareholders. It also established standards for related disclosures about products and services, geographic areas and major customers. The adoption of this standard is not expected to have an impact on the Company's financial position or results of operations.

                           CONTIFINANCIAL CORPORATION

                                 JUNE 30, 1997


                   (DOLLARS IN THOUSANDS, EXCEPT SHARE DATA)


3. EQUITY

    On June 4, 1997, the Company completed a primary offering of 2,800,000 shares of common stock and an additional 420,000 shares were purchased by the underwriters for over-allotments. The proceeds of the offering to the Company, net of estimated expenses and underwriting discount, were $100,778. The net proceeds will be used for general corporate purposes including funding loan originations and purchases, supporting securitization transactions (including the retention of Excess Spread Receivables--as defined on page 9 herein), other working capital needs and to make certain strategic acquisitions. The completion of the offering reduces Continental Grain Company's ("Continental Grain") ownership of the Company from approximately 81% to approximately 75%. The consummation of the public offering caused the vesting of certain options granted.

ITEM 2. MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS.

    This discussion should be read in conjunction with the accompanying unaudited condensed consolidated financial statements and notes thereto, and the Company's audited Consolidated Financial Statements and notes thereto included in the Company's Annual Report. Certain statements under this caption constitute "forward-looking statements" under federal securities laws. See "Forward-looking Statements."

GENERAL

    The Company is engaged in the consumer and commercial finance business by originating and servicing home equity loans and providing financing and asset securitization expertise to originators of a broad range of loans, leases and receivables. Through ContiMortgage Corporation ("ContiMortgage") and the retail origination subsidiaries, the Company is a leading originator, purchaser, seller and servicer of home equity loans made to borrowers whose borrowing needs may not be met by traditional financial institutions due to credit exceptions or other factors. The Company has strategic alliances with various originators of a broad range of consumer and commercial loans and other assets ("Strategic Alliances"). Through ContiTrade Services L.L.C. ("ContiTrade") the Company provides financing and asset securitization structuring expertise, and through ContiFinancial Services Corporation ("ContiFinancial Services"), an NASD registered broker/dealer, the Company provides placement services. In September 1996, the Company established ContiWest Corporation, a Nevada corporation, to administer and underwrite a portion of the Company's origination portfolio.

    The Company's Strategic Alliance clients are originators of consumer and commercial loans, leases and receivables. The Company provides financing and asset securitization execution and expertise to the Strategic Alliance client while the client provides a consistent flow of securitizable assets to the Company. In certain Strategic Alliances, the Company receives interests ("Strategic Alliance Equity Interests") in the Strategic Alliance client. The realization of value on such Strategic Alliance Equity Interests is subject to many factors, including the future growth and profitability of the Strategic Alliance clients and the completion of initial public offerings or sale of such Strategic Alliance clients.

    In the third quarter of fiscal 1997, the Company acquired three home equity companies and one auto finance company to implement growth strategies of expanding into the western United States, diversifying into retail origination and owning other asset origination platforms with which the Company has significant securitization experience. The four new loan origination subsidiaries, California Lending Group, Inc. d/b/a United Lending Group ("ULG"), Royal Mortgage Partners, L.P., d/b/a Royal MortgageBanc ("Royal"), Triad Financial Corporation ("Triad"), and Resource One Consumer Discount Company, Inc. ("Resource One"), are collectively called the "Acquisitions".

    The following table presents loan portfolio data relating to the three month periods ended June 30, 1997 and 1996:

                                                                                             THREE MONTHS
                                                                                            ENDED JUNE 30,
                                                                                     -----------------------------
LOAN PORTFOLIO DATA                                                                      1997            1996
-----------------------------------------------------------------------------------  -------------  --------------

                                                                                            (IN THOUSANDS)

ContiMortgage serviced loan portfolio..............................................   $ 7,269,361    $  4,256,948
Home equity loan originations:
  Wholesale........................................................................   $ 1,166,218    $    678,128
  Retail...........................................................................       226,013         --
                                                                                     -------------  --------------
Total home equity loan originations................................................   $ 1,392,231    $    678,128
                                                                                     -------------  --------------
                                                                                     -------------  --------------
Commercial loan originations.......................................................   $   191,806    $     65,425
Non-prime auto loan originations...................................................   $    38,056    $    --
Securitizations and sales:
  ContiMortgage and ContiWest......................................................   $ 1,265,000    $    692,954
  Commercial real estate...........................................................       158,816         193,916
  Triad............................................................................        45,881         --
  Strategic alliances..............................................................       174,200         106,559
                                                                                     -------------  --------------
Total securitizations and sales....................................................   $ 1,643,897    $    993,429
                                                                                     -------------  --------------
                                                                                     -------------  --------------

                                                                                     JUNE 30, 1997  MARCH 31, 1997
                                                                                     -------------  --------------
ContiMortgage delinquency and loan loss data (1):
  Delinquency rate.................................................................       3.68%           3.24%
  Default rate.....................................................................       5.05%           4.70%


                                                                                             THREE MONTHS
                                                                                            ENDED JUNE 30,
                                                                                     -----------------------------
                                                                                         1997            1996
                                                                                     -------------  --------------
 Net losses as a percentage of average amount outstanding..........................       0.074%          0.051%

------------------------

(1) Includes home equity loans originated by Royal MortgageBanc, Resource One and United Lending Group, and serviced by ContiMortgage.

    The delinquency rate on ContiMortgage's servicing portfolio at June 30, 1997 was 3.68%. ContiMortgage's delinquencies increased 44 basis points from the March 31, 1997 rate of 3.24%, of which 51 basis points were in the 30-59 day period. Delinquencies have fluctuated between 3.02% and 4.18% for the past twelve months. The default portfolio increased 35 basis points to 5.05% from the March 31, 1997 default percentage of 4.70%. Included in the default total were loans performing under bankruptcy plans and real estate owned, making up 0.75% and 0.48% of the servicing portfolio, respectively, compared with 0.62% and 0.52%, respectively, as of March 31, 1997. The modest increase in the default portfolio is due to the seasoning of ContiMortgage's portfolio.

    Net loss for the first quarter of fiscal 1998 was $5.0 million, or 0.074% of average serviced loans outstanding, as compared with 0.051% for the first quarter of fiscal 1997. Net losses as a percentage of average serviced home equity loans outstanding was 0.28% for the twelve months ended June 30, 1997, as compared with 0.26% for the twelve months ended March 31, 1997.

CERTAIN ACCOUNTING CONSIDERATIONS

    For a discussion of recent accounting pronouncements, see Note 2 to the unaudited condensed consolidated financial statements.

    As a fundamental part of its business and financing strategy, the Company sells substantially all of its loans or other assets through securitization in the form of Real Estate Mortgage Investment Conduits ("REMIC"), owner trusts or grantor trusts. In a securitization, the Company sells loans or other assets that it has originated or purchased to a trust for a cash purchase price and an interest in the loans or other assets securitized (in the form of the "excess spread"). The cash purchase price is raised through an offering of pass-through certificates by the trust. Following the securitization, the purchasers of the pass-through certificates receive the principal collected or allocated and the investor pass-through interest rate on the certificate balance, while the Company receives the excess spread . The excess spread represents, over the life of the loans or other assets, the excess of the weighted average coupon on each pool of loans or other assets sold over the sum of the pass-through interest rate plus a normal servicing fee, a trustee fee, an insurance fee, if applicable, and an estimate of annual future credit losses related to the loans or other assets securitized (the "Excess Spread"). These cash flows are projected over the life of the loans or other assets using prepayment, default, and interest rate assumptions that market participants would use for similar financial instruments subject to prepayment, credit and interest rate risk and are discounted using an interest rate that a purchaser unrelated to the seller of such a financial instrument would demand. The majority of the Company's gross income is recognized as gain on sale of loans or other assets, which represents the value of the Excess Spread less origination and underwriting costs. The present value of the Excess Spread is the Excess Spread receivable (the "Excess Spread Receivable"). The Excess Spread Receivable is either a contractual right or a certificated security generally in the form of an interest-only or residual certificate. The majority of the Company's Excess Spread Receivable at June 30, 1997 and March 31, 1997, is interest-only and residual certificates. Consequently, the Company's consolidated balance sheets designate Excess Spread Receivable as "interest-only and residual certificates."

    The Company recognizes the gain on sale of loans or other assets in the fiscal year in which such loans or other assets are sold, although the majority of the cash (representing the Excess Spread and servicing fees) is received by the Company over the life of the loans or other assets. Concurrent with recognizing such gain on sale, the Company records the Excess Spread Receivable as an asset on its consolidated balance sheets. The Excess Spread Receivable is reduced as cash distributions are received from the securitization.

    Due to the fact that the gain recognized in the year of sale is equal to the present value of the estimated future cash flows from the Excess Spread, the amount of cash actually received over the lives of the loans or other assets normally exceeds the gain previously recognized at the time the loans or other assets were sold and therefore interest income is recognized over the life of the loans or other assets securitized. In periods subsequent to the sale, the Company may recognize an increase in fair value of Excess Spread Receivable as gain on sale of receivables to the extent that estimates of the loan pools' future remaining lives exceed those originally projected. This estimate of extended life is performed by reviewing past prepayment experience and estimating future prepayment experience by considering numerous factors which include current market assumptions, the interest rate environment and economic factors. If actual prepayments with respect to sold loans occur faster or credit experience is worse than projected at the time such loans were sold, the carrying value of the Excess Spread Receivable may have to be written down through a charge to earnings in the period of adjustment.

    Additionally, upon sale or securitization of servicing retained mortgages, the Company capitalizes the cost associated with the right to service mortgage loans based on its relative fair value. The Company determines fair value based on the present value of estimated net future cash flows related to servicing income. The cost allocated to the servicing rights is amortized in proportion to and over the period of estimated net future servicing fee income. The Company periodically reviews capitalized servicing fees receivable for valuation impairment. This review is performed on a disaggregated basis for the predominant risk characteristics of the underlying loans which are loan type, loan-to-value ratio and credit quality. The Company generally makes loans to credit impaired borrowers whose borrowing needs may not be met by traditional financial institutions due to credit exceptions. The Company has found that credit impaired borrowers are payment sensitive rather than interest rate sensitive. As such the Company does not consider interest rates a predominant risk characteristic for purposes of valuation impairment. Impairment is recognized in a valuation allowance for each disaggregated stratum in the period of impairment.

FINANCIAL CONDITION

JUNE 30, 1997

    Securities purchased under agreements to resell increased $280.6 million from $224.0 million at March 31, 1997 to $504.6 million at June 30, 1997. The Company maintains asset purchase and sale facilities with certain financial institutions ("Purchase and Sale Facilities"). Receivables held for sale and loans and other assets sold with recourse under its Purchase and Sale Facilities are hedged, in part, through the use of United States treasury securities and futures contracts to reduce exposure to interest rate fluctuations. Securities purchased under agreements to resell are part of this hedging strategy. This increase was primarily due to the increase in the Company's securitization volume and the related receivables held for sale account.

    Interest-only and residual certificates increased $71.7 million from $445.0 million at March 31, 1997 to $516.7 million at June 30, 1997. This increase represents $81.2 million recorded during fiscal 1997 relating to new securitizations and recorded interest income of $11.2 million partially offset by $7.2 million of sales and $13.5 million of collections.

    Capitalized servicing fees receivable increased $5.7 million from $29.4 million at March 31, 1997 to $35.1 million at June 30, 1997. This balance reflects the capitalization of $7.8 million of servicing rights and $1.1 million of prepayment premiums paid partially offset by amortization of $3.2 million.

    Trade receivables, net increased $135.6 million from $709.2 million at March 31, 1997 to $844.8 million at June 30, 1997. This increase was due to an increase in receivables held for sale from $625.5 million as of March 31, 1997 to $695.0 million at June 30, 1997, and an increase in other receivables from $87.4 million at March 31, 1997 to $152.6 million at June 30, 1997. The increase in receivables held for sale of $69.5 million was due to the investment of the net cash proceeds available from the Company's June 4, 1997 primary offering of common stock and the timing of securitizations.

    The increase in other receivables of $65.2 million from March 31, 1997 to June 30, 1997, was primarily due to an increase in short-term receivables associated with the timing of securitization transactions of $48.7 million. Additional changes to other receivables were an increase in servicing advances of $6.0 million and an increase in financed interest-only and residual certificates of $3.9 million.

    Premises and equipment, net increased $1.1 million from $7.8 million at March 31, 1997 to $8.9 million at June 30, 1997. The increase is primarily due to increased purchases related to the expansion of ContiMortgage's offices.

    Cost in excess of equity acquired decreased $0.3 million from $48.2 million at March 31, 1997 to $47.9 million at June 30, 1997. The decrease was due to the amortization of the cost in excess of equity acquired which was recorded upon the purchase of the Acquisitions made by the Company during the third quarter of fiscal 1997.

    Other assets increased $6.2 million from $30.7 million at March 31, 1997 to $36.9 million at June 30, 1997. Other assets represents prepaid expenses, margin and other deposits, deferred bond issuance costs, equity investments in unconsolidated subsidiaries and other investments. This increase is primarily due to an increase of approximately $5.6 million for equity investments in unconsolidated subsidiaries.

    Accounts payable and accrued expenses increased $6.2 million from $87.8 million at March 31, 1997 to $94.0 million at June 30, 1997. The balance increased primarily due to an increase in accrued taxes payable of $27.0 million, and accrued interest payable of $10.0 million offset by a decrease in accrued incentive amounts of $27.1 million and accrued securitization expenses of $4.0 million. See due to affiliates discussion below for a discussion of accrued taxes payable. The increase in accrued interest payable and the decreases in accrued incentive amounts and accrued securitization expenses were due to timing differences relating to the payments of these liabilities.

    Securities sold but not yet purchased increased $271.8 million from $225.1 million at March 31, 1997 to $496.9 million at June 30, 1997. Receivables held for sale and loans and other assets sold, with recourse, under the Company's Purchase and Sale Facilities are hedged, in part, through the use of United States Treasury securities and futures contracts to reduce exposure to interest rate fluctuations. Securities sold but not yet purchased are part of this hedging strategy. This increase was primarily due to the increase in the Company's securitization volume and the related receivables held for sale account.

    Trade receivables sold under agreements to repurchase increased $54.5 million from $251.5 million at March 31, 1997 to $306.0 million at June 30, 1997. This increase is due to the increase in receivables held for sale during the three months ended June 30, 1997.

    Due to affiliates decreased $20.3 million from $36.4 million at March 31, 1997 to $16.1 million at June 30, 1997. The decrease is primarily due to the effect of the June 4, 1997 primary stock offering which reduced Continental Grain's ownership of the Company from approximately 81% to approximately 75%. When the Company was 81% owned by Continental Grain, the Company's Federal income taxes were prepared on a consolidated basis with Continental Grain and such liabilities were paid through the due to affiliates account. Since Continental Grain's ownership percentage has been reduced to approximately 75%, taxes are now accrued and paid directly by the Company.

    Short-term borrowed funds represents borrowings from a $200.0 million unsecured revolving credit facility the Company entered into on January 8, 1997. At June 30, 1997 and March 31, 1997, $130.0 million and $25.0 million of drawings under this line were outstanding, respectively. These borrowings were used for general corporate purposes. For further discussion see "Liquidity and Capital Resources".

    There were no material changes in long-term debt from March 31, 1997 to June 30, 1997.

    Other liabilities increased $12.4 million from $12.1 million at March 31, 1997 to $24.5 million at June 30, 1997. The increase is primarily due to a net increase in deferred compensation payable of $10.6 million under the terms of incentive plans and an increase in deferred income of $1.8 million.

    Stockholders' equity increased $130.9 million from $407.8 million at March 31, 1997 to $538.7 million at June 30, 1997. The increase was due to the June 4, 1997 completion of the primary offering of common stock with net proceeds of $100.8 million, net income of $26.9 million, the amortization of deferred compensation and a deferred compensation tax adjustment of $3.0 million and the exercise of stock options of $0.2 million.

RESULTS OF OPERATIONS

THREE MONTHS ENDED JUNE 30, 1997 COMPARED TO THREE MONTHS ENDED JUNE 30, 1996

    The Company's total gross income increased from $69.8 million for the three months ended June 30, 1996 to $134.0 million for the three months ended June 30, 1997, representing a 92% increase. During the first quarter of fiscal 1998, gross income increased by $37.0 million, or 53%, exclusive of the Acquisitions. Net income increased from $19.4 million for the three months ended June 30, 1996 to $26.9 million for the three months ended June 30, 1997, representing a 38% increase. Net income for the three months ended June 30, 1997 increased by $4.2 million, or 22%, exclusive of the Acquisitions.

    On a percentage basis, the following table sets forth the composition of the Company's results as a percentage of total gross income for the periods indicated:

                                                                                                     THREE MONTHS
                                                                                                    ENDED JUNE 30,
                                                                                                 --------------------
                                                                                                   1997       1996
                                                                                                 ---------  ---------
Gross income
  Gain on sale of receivables..................................................................      48.00%     44.67%
  Interest.....................................................................................      37.07%     40.87%
  Net servicing income.........................................................................      11.92%     13.01%
  Other income.................................................................................       3.01%      1.45%
                                                                                                 ---------  ---------
    Total gross income.........................................................................     100.00%    100.00%
                                                                                                 ---------  ---------
Expenses
  Compensation and benefits....................................................................      22.56%     17.79%
  Interest.....................................................................................      26.76%     28.18%
  Provision for loan losses....................................................................       0.98%      0.31%
  General and administrative...................................................................      15.72%      6.85%
                                                                                                 ---------  ---------
    Total expenses.............................................................................      66.02%     53.13%
                                                                                                 ---------  ---------

Income before income taxes and minority interest...............................................      33.98%     46.87%
Income taxes...................................................................................      13.91%     19.01%
                                                                                                 ---------  ---------
Income before minority interest................................................................      20.07%     27.86%
Minority interest of subsidiary................................................................       0.02%      0.00%
                                                                                                 ---------  ---------
    Net income.................................................................................      20.05%     27.86%
                                                                                                 ---------  ---------
                                                                                                 ---------  ---------

    The Company's move into retail origination has resulted in a change in the profile of the income statement. Retail origination expenses focus heavily on compensation and benefits and general and administrative expenses, whereas with wholesale originators, such as ContiMortgage, costs of origination in the form of origination points are netted against gain on sale of receivables. As retail origination grows, the Company anticipates a related increase in operating expenses, largely offset by higher income from origination points and other cash income included in gain on sale results.

    INCOME. The increase in total gross income was due to a greater volume of loans originated as a result of the expansion of the Company's wholesale and broker home equity loan origination sources and the move into retail originations.

    The following table sets forth information regarding the components of the Company's total gross income in each of the three month periods ended June 30:

                                                                                                 THREE MONTHS
                                                                                                ENDED JUNE 30,
                                                                                             ---------------------
                                                                                                1997       1996
                                                                                             ----------  ---------

                                                                                                (IN THOUSANDS)
Gain on sale of receivables................................................................  $   64,340  $  31,166
Interest...................................................................................      49,679     28,515
Net servicing income.......................................................................      15,973      9,073
Other income...............................................................................       4,031      1,009
                                                                                             ----------  ---------
Total gross income.........................................................................  $  134,023  $  69,763
                                                                                             ----------  ---------
                                                                                             ----------  ---------

    Gain on sale of receivables was the primary component of total gross income, comprising 48% and 45% of total gross income in the three months ended June 30, 1997 and 1996, respectively. Gain on sale of receivables increased $33.2 million, or 106%, in the three months ended June 30, 1997 as compared to the corresponding period in 1996. During the first quarter of fiscal 1998, gain on sale of receivables increased by $8.9 million or 29%, exclusive of the Acquisitions.

    Gain on sale of receivables represents income primarily from the structuring and sale of pools of home equity loans originated by ContiMortgage, the retail origination companies and Strategic Alliance clients of the Company in REMICs, owner trusts and grantor trusts. In addition, gains on sale of receivables are earned upon whole loan sales and upon securitization of commercial and multi-family loans, home improvement loans, franchisee loans, prime and non-prime auto loans and equipment leases which are sold into REMICs and whole loan and other trust structures.

    The increase in income earned from gain on sale of receivables was due to an increased volume of loans and leases structured partially offset by a decreased gain on sale percentage. The Company structured and sold $1.4 billion of mortgages, loans and leases, exclusive of the Acquisitions, in the three months ended June 30, 1997, an increase of $0.6 billion from the three months ended June 30, 1996, which contributed $16.3 million of the increase in gain on sale of receivables.

    The gain on sale percentage, computed as the ratio of gain on sale gross income divided by the dollar volume of loans securitized, decreased by 87 basis points from 3.69% for the three months ended June 30, 1996 to 2.82% for the three months ended June 30, 1997. The primary reasons for the decline were twofold: (1) origination costs or premiums paid for loans increased by 74 basis points, reducing the Excess Spread component of the gain on sale calculation; and (2) the average life on ContiMortgage securitizations declined by 0.3 years in the first quarter of fiscal 1998 compared to the corresponding period in fiscal 1997 due to an increase in prepayment speed assumptions used by the Company in valuing the Excess Spread Receivable. Securities sold were executed at more favorable investor yields and efficient securitization structures in the three months ended June 30, 1997, than in the comparable period in 1996, generating a 30 basis point increase in Excess Spread, partially offsetting the declines in Excess Spread and average life. These changes resulted in a $7.4 million decline in gain on sale of receivables.

    The combination of the $16.3 million increase due to increased volume and the $7.4 million decrease due to a decline in ContiMortgage Excess Spread resulted in a net increase in gain on sale of receivables from the three months ended June 30, 1996 to the corresponding period in 1997 of $8.9 million.

    Interest income increased $21.2 million, or 74%, for the three months ended June 30, 1997 from the corresponding period in 1996. Interest income increased by $19.1 million, or 67%, exclusive of the Acquisitions. Interest income represents interest earned on loans originated or purchased by the Company during the period from their origination or purchase until the actual sale of the loans, as well as the recognition of the increased value of the discounted Excess Spread Receivables over time. The interest earned on loans originated and purchased contributed $15.1 million to the increase between the three months ended June 30, 1996 and 1997. The increase in interest earned on loans originated and purchased was primarily due to a $646.4 million increase in the average balance of loans originated and purchased but not yet securitized during the periods. The recognition of the increased value of the discounted Excess Spread Receivables over time accounted for $4.0 million of the increase in interest income which was due to the increase in the average investment in Excess Spread Receivables in the three months ended June 30, 1997 as compared to the corresponding period in 1996.

    Net servicing income increased $6.9 million, or 76%, for the three months ended June 30, 1997 compared to the corresponding period in 1996 due to the increase in the size of the servicing portfolio and the volume of loan sales and securitizations. Net servicing income increased by $6.4 million, or 70%, exclusive of the Acquisitions. The Company's loan servicing portfolio increased $3.0 billion from $4.3 billion to $7.3 billion at June 30, 1996 as compared to June 30, 1997, contributing to a $2.6 million increase in net servicing income between the three months ending June 30, 1996 and 1997. Additionally, net servicing income increased by $3.8 million in the first quarter of fiscal 1998 as compared to the first quarter of fiscal 1997 due to capitalized servicing income associated with the 83% increase in the ContiMortgage and ContiWest home equity loan sales and securitizations for the three months ended June 30, 1997 as compared to the corresponding period in 1996.

    Other income increased $3.0 million, or 300%, for the three month period ended June 30, 1997 compared to the corresponding period in 1996. Other income increased by $2.6 million, or 254%, exclusive of the Acquisitions. Other income consists primarily of "purchase premium refunds" on warehouse advances and for the three months ended June 30, 1997, miscellaneous income. "Purchase premium refunds" are received from certain origination sources related to loans that prepay within a contractually set time period. Upon origination of a loan, the Company will pay a wholesale originator a purchase premium for the loan or pools of loans. The Company negotiates agreements with wholesale originators that stipulate that a portion of such purchase premium will be repaid if individual loans are repaid within a contractually set time period. The income from "purchase premium refunds" increased by approximately $0.9 million due to the increase in ContiMortgage origination volume. The miscellaneous income received during the three months ended June 30, 1997 consists of $1.1 million of income received in connection with the termination of a strategic alliance agreement.

    EXPENSES. Total expenses for the three months ended June 30, 1997 increased $51.4 million or 139% from the corresponding period in 1996. Total expenses increased by $28.0 million, or 75%, exclusive of the Acquisitions. This increase in total expenses was due to the increase in number of employees, and costs associated with increased loan volume.

    The following table sets forth the components of the Company's expenses for the three months ended June 30, 1997 and 1996:

                                                                              THREE MONTHS
                                                                             ENDED JUNE 30,
                                                                          --------------------
                                                                            1997       1996
                                                                          ---------  ---------

                                                                             (IN THOUSANDS)
Compensation and benefits...............................................  $  30,234  $  12,408
Interest................................................................     35,863     19,662
Provision for loan losses...............................................      1,311        219
General and administrative..............................................     21,070      4,779
                                                                          ---------  ---------
      Total expenses....................................................  $  88,478  $  37,068
                                                                          ---------  ---------
                                                                          ---------  ---------

    Compensation and benefits expense increased $17.8 million, or 144 %, for the three months ended June 30, 1997 compared to the corresponding period in 1996. Of this increase in compensation and benefits, $12.3 million was due to the addition of 974 employees from the Acquisitions. Compensation and benefits expense increased by $5.5 million, or 44%, exclusive of the Acquisitions. This increase was primarily due to the addition of new personnel. On June 30, 1997, the Company had 770 employees, exclusive of the Acquisitions, as compared to 515 employees on June 30, 1996, a 50% increase, which primarily contributed to a $5.9 million increase in salary and benefits partially offset by a $0.4 million decrease in total incentive compensation. Incentive compensation is calculated under provisions of certain formula based plans. Total incentive compensation decreased due to changes in certain components of these formula based plans.

    Interest expense increased $16.2 million, or 82%, to $35.9 million for the three months ended June 30, 1997 as compared to $19.7 million for the corresponding period in 1996. Interest expense increased by $15.9 million, or 81%, to $35.6 million exclusive of the Acquisitions. This increase was primarily a result of an increase in long-term and short-term borrowings, trade receivables sold under agreements to repurchase and sales under the Company's Purchase and Sale Facilities. Average borrowings increased by $0.9 billion for the three months ended June 30, 1997, as compared to the corresponding period in 1996.

    Provision for loan losses increased to $1.3 million for the three months ended June 30, 1997 as compared to $0.2 million for the three months ended June 30, 1996. Provision for loan losses remained comparable exclusive of the Acquisitions. Provision for loan losses is recorded in sufficient amounts to maintain an allowance at a level considered adequate to cover anticipated losses resulting from liquidation of receivables held for sale and receivables sold with limited recourse under the Purchase and Sale Facilities, prior to securitization.

    General and administrative expenses increased $16.3 million or 341% for the three months ended June 30, 1997 compared to the corresponding period in 1996. Of this increase in general and administrative expenses, $9.7 million was attributable to the retail origination operations of the Acquisitions. General and administrative expenses increased by $6.6 million, or 139%, exclusive of the Acquisitions. Part of the increase was due to a $1.7 million increase in costs associated with underwriting, originating and servicing higher loan volumes. In the three months ended June 30, 1997, origination volume increased 72% as compared to the three months ended June 30, 1996 exclusive of the Acquisitions. The remaining increase in general and administrative expenses of approximately $2.8 million was primarily due to the increase in the number of employees to 770 on June 30, 1997, exclusive of employees from the Acquisitions, from 515 on June 30, 1996.

    INCOME TAXES. The Company's provision for income taxes was $18.6 million and $13.3 million for the three months ended June 30, 1997 and 1996, respectively. The increase in taxes of 40% for the three months ended June 30, 1997 compared to the corresponding period in 1996 was related to the increase in income before taxes and minority interest over the same period. The effective tax rate for each of the three month periods remained consistent at 41%.

LIQUIDITY AND CAPITAL RESOURCES

    In a securitization, the Company recognizes a gain on the sale of loans or assets securitized upon the closing of the securitization, but does not receive the majority of the cash representing such gain until it receives the Excess Spread, which is payable over the actual life of the loan or other assets securitized. This negative cash flow has been partially offset by the Company's move into retail origination which resulted in an increase in the cash received from securitization through origination points and other cash income included in the gain on sale results. The Company incurs significant expenses in connection with a securitization and incurs both current and deferred tax liabilities as a result of the gain on sale. Therefore, the Company requires continued access to short and long term external sources of cash to fund its operations. The Company's primary cash requirements are expected to include the funding of: (i) mortgage, loan and lease originations and purchases pending their pooling and sale; (ii) the points and expenses paid in connection with the acquisition of wholesale loans; (iii) fees and expenses incurred in connection with its securitization program; (iv) over collateralization or reserve account requirements in connection with loans and leases pooled and sold; (v) ongoing administrative and other operating expenses; (vi) payments related to tax obligations; (vii) interest and principal payments under the Company's long-term debt and short-term borrowed funds; (viii) the costs of the Purchase and Sale Facilities and the funding agreement under an agreement to repurchase (the "Repurchase Agreement"); and (ix) the cost of any new acquisitions that the Company may pursue and deferred purchase price commitments on existing acquisitions.

    As a result of its growing securitization program, the Company has operated, and expects to continue to operate, on a negative cash flow basis. The Company securitized and sold in the secondary market $1.6 billion of loans in the three months ended June 30, 1997 compared to $1.0 billion in the three months ended June 30, 1996. The Company used $109.2 million of cash in operations during the three months ended June 30, 1997.

    During the life of the REMICs, owner trusts or grantor trusts, the Company subordinates to the rights of holders of senior interests a portion of the Excess Spread otherwise due to the Company as a credit enhancement to support the sale of senior interests. The terms of the REMICs, owner trusts and grantor trusts generally require that the Excess Spread otherwise payable to the Company during the early months of the trusts be used to increase the cash reserve account, or to repay the senior interests in order to increase over collateralization to specified maximums. The value of such "deposit" accounts is included in the value of Excess Spread Receivables and the related gain on sale of receivables, net of necessary reserves for credit losses, if applicable.

    In addition, increased use of securitization transactions as a funding source by the Company has resulted in a significant increase in the amount of gain on sale of receivables recognized by the Company. During the three months ended June 30, 1997, the Company recognized gain on sale of receivables in the amount of $64.3 million compared to $31.2 million for the corresponding period in 1996. The recognition of gain on sale of receivables will have a negative impact on the cash flows of the Company to the extent the Company is required to pay state and Federal income taxes on these amounts in the period recognized, notwithstanding that the Company does not receive the cash representing the gain until later periods as the related loans are repaid or otherwise collected.

    The Company's primary sources of liquidity are sales of loans, leases and other assets through securitization, the sale of loans, leases and other assets under the Purchase and Sale Facilities and Repurchase Agreement, the issuance of shares of common stock, the issuance of long-term debt and the unsecured revolving credit facility. While the Company sells Excess Spread Receivables from time to time, there is no liquid market for such Excess Spread Receivables.

    The Company had $2.6 billion of committed sale capacity under its Purchase and Sale Facilities and Repurchase Agreements with various financial institutions as of June 30, 1997. The Purchase and Sale Facilities allow the Company to sell, with limited recourse, interests in designated pools of loans and other assets. On March 31, 1997, the Company entered into the Repurchase Agreement. The Repurchase Agreement allows the Company to sell receivables held for sale to a financial institution under an agreement that the Company will repurchase the assets. These facilities generally have one year renewable terms (one Purchase and Sale Facility has a two-year term), all of which will expire between October 1997 and July 1998. On June 30, 1997, the Company utilized $995.5 million of the capacity under the Purchase and Sale Facilities and Repurchase Agreements. The Company currently anticipates that it will be able to renew these facilities when they expire and to obtain additional facilities.

    The Company has sold Excess Spread Receivables, with limited recourse, to provide cash to fund the Company's securitization program. At June 30, 1997, $132.2 million of these sales were outstanding. Under the recourse provisions of the agreements, the Company is responsible for losses incurred by the purchaser within an agreed-upon range. The Company's performance obligations in these transactions are guaranteed by Continental Grain for an agreed-upon fee. Although the Company intends to continue to pursue opportunities to sell Excess Spread Receivables, no assurance can be given that such opportunities will be available in the future.

    On June 4, 1997, the Company completed a primary offering of 2,800,000 shares of common stock and an additional 420,000 shares were purchased by the underwriters for over allotments. The net proceeds of the offering to the Company were $100.8 million which were used by the company for general corporate purposes including funding loan originations and purchases, supporting securitization transactions (including the retention of Excess Spread Receivables), other working capital needs and to make certain strategic acquisitions.

    In anticipation of growth in the Company's future operations, additional financing sources will be required. The Company currently has commitments for financing through the unsecured revolving credit facility, however, there can be no assurance that the Company will be successful in consummating additional financing transactions in the future on terms that the Company would consider to be favorable. Furthermore, no assurance can be given that Continental Grain will provide such financing if the Company is unable to obtain third party financing or that the terms of the Continental Grain debt agreements will permit the Company to obtain such financing.

FORWARD-LOOKING STATEMENTS

    Certain statements contained in this Quarterly Report on Form 10-Q which are not historical fact, may be deemed to be forward-looking statements under the federal securities laws. There are many important factors that could cause the Company's actual results to differ materially from those indicated in the forward-looking statements. Such factors include, but are not limited to, general economic conditions, interest rate risk, prepayment speeds, delinquency and default rates, changes (legislative and otherwise) in the asset securitization industry, demand for the Company's services, the impact of certain covenants in loan agreements of the Company and Continental Grain, the degree to which the Company is leveraged, its needs for financing, and other risks identified in the Company's Securities and Exchange Commission filings. In addition, it should be noted that past financial and operational performance of the Company is not necessarily indicative of future financial and operational performance.

                           PART II--OTHER INFORMATION

ITEM 6. EXHIBITS AND REPORTS ON FORM 8-K.

    (a) Exhibits

  EXHIBIT
    NO.                                                     DESCRIPTION
-----------  ---------------------------------------------------------------------------------------------------------

      11.1   Computation of the Company's earnings per common share

      27.1   Financial Data Schedule

    (b) Reports on Form 8-K.

None.

                                   SIGNATURES

    Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

                                 CONTIFINANCIAL CORPORATION

     DATE                        SIGNATURE                                TITLE
--------------  --------------------------------------------  ------------------------------

                                                              Senior Vice President and
  August 14,               /s/ DANIEL J. WILLETT                Chief
     1997       -------------------------------------------     Financial Officer (Principal
                             Daniel J. Willett                  Financial Officer)

                           /s/ SUSAN E. O'DONOVAN             Vice President and Controller
  August 14,    -------------------------------------------     (Principal Accounting
     1997                    Susan E. O'Donovan                 Officer)

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

NO DEALER, SALESPERSON OR ANY OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS IN CONNECTION WITH THE OFFERING DESCRIBED HEREIN, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR THE UNDERWRITER OF THE STRYPES. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO BUY, ANY SECURITIES OTHER THAN THOSE SPECIFICALLY OFFERED HEREBY OR OF ANY SECURITIES OFFERED HEREBY IN ANY JURISDICTION TO ANY PERSON TO WHOM, IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION IN SUCH JURISDICTION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE AN IMPLICATION THAT THERE HAS NOT BEEN ANY CHANGE IN THE FACTS SET FORTH IN THIS PROSPECTUS OR IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF.

                            ------------------------

                               TABLE OF CONTENTS


                                                    PAGE
                                                  ---------
Available Information...........................          2
Incorporation of Certain Documents by
  Reference.....................................          2
Prospectus Summary..............................          3
Risk Factors....................................          9
Price Range of Common Stock.....................         18
Dividend Policy.................................         18
Capitalization..................................         19
Selected Financial Data.........................         20
Management's Discussion and Analysis of
  Financial Condition and Results of
  Operations....................................         22
Business........................................         40
Regulation......................................         40
Management......................................         40
Description of Certain Indebtedness and
  Financing Arrangements........................         44
Shares Eligible for Future Sale.................         45
Description of Capital Stock....................         45
Plan of Distribution............................         48
Legal Matters...................................         49
Experts.........................................         49
Special Note Regarding Forward-Looking
  Statements....................................         49
Glossary........................................          i
Annex A--Form 10-K for the Fiscal Year Ended
  March 31, 1997................................        A-1
Annex B--Form 10-Q for the Quarter Ended June
  30, 1997......................................        B-1


                                2,800,000 SHARES

                                 CONTIFINANCIAL

                                  CORPORATION

                                  COMMON STOCK

                             ---------------------

                                   PROSPECTUS

                            ------------------------

                                           , 1997

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                    PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCES AND DISTRIBUTION

    The following table sets forth the fees and expenses payable by the Company in connection with the issuance and distribution of the securities other than underwriting discounts and commissions. All of such expenses except the Securities and Exchange Commission (the "Commission") registration fee and the NASD filing fee are estimated:

Securities and Exchange Commission registration fee.............  $36,073.76
NASD filing fee.................................................          *
Blue Sky fees and expenses......................................          *
Printing expense................................................          *
Accounting fees and expenses....................................          *
Legal fees and expenses.........................................          *
Miscellaneous...................................................          *
                                                                  ---------
Total...........................................................  $36,073.76
                                                                  ---------
                                                                  ---------

------------------------

* To be completed by amendment.

ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS

    Section 145(a) of the General Corporation Law of the State of Delaware (the "DGCL") provides that a Delaware corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or enterprise, against expenses, judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

    Section 145(b) of the DGCL provides that a Delaware corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that such person acted in any of the capacities set forth above, against expenses actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if he acted under similar standards, except that no indemnification may be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine that despite the adjudication of liability, such person is fairly and reasonably entitled to be indemnified for such expenses which the court shall deem proper.

    Section 145 of the DGCL further provides that to the extent a director or officer of a corporation has been successful in the defense of any action, suit or proceeding referred to in subsections (a) and (b) or in the defense of any claim, issue, or matter therein, he shall be indemnified against expenses actually and reasonably incurred by him in connection therewith; that indemnification provided for by Section 145 shall not be deemed exclusive of any other rights to which the indemnified party may be entitled; and that the corporation may purchase and maintain insurance on behalf of a director or officer of the corporation against any liability asserted against him or incurred by him in any such capacity or arising out of his status as such whether or not the corporation would have the power to indemnify him against such liabilities under such Section 145.

    Section 102(b)(7) of the DGCL provides that a corporation in its original certificate of incorporation or an amendment thereto validly approved by stockholders may eliminate or limit personal liability of members of its board of directors or governing body for breach of a director's fiduciary duty. However, no such provision may eliminate or limit the liability of a director for breaching his duty of loyalty, failing to act in good faith, engaging in intentional misconduct or knowingly violating a law, paying a dividend or approving a stock repurchase which was illegal, or obtaining an improper personal benefit. A provision of this type has no effect on the availability of equitable remedies, such as injunction or rescission, for breach of fiduciary duty. The Company's Restated Certificate of Incorporation contains such a provision.

    The Company's Restated Certificate of Incorporation provides that, to the extent not prohibited by law, the Company shall indemnify any person who is or was made, or threatened to be made, a party to any threatened, pending or completed action, suit or proceeding (a "Proceeding"), whether civil, criminal, administrative or investigative, including, without limitation, an action by or in the right of the Company to procure a judgment in its favor, by reason of the fact that such person, or a person of whom such person is the legal representative, is or was a director or officer of the Company, or is or was serving as a director, officer, employee or agent or in any other capacity at the request of the Company for any other company, partnership, joint venture, trust, employee benefit plan or other enterprise (an "Other Entity") while serving as a director or officer of the Company, against judgments, fines, penalties, excise taxes, amounts paid in settlement and costs, charges and expenses (including attorneys' fees and disbursements) actually and reasonably incurred by such person in connection with such Proceeding if such person acted in good faith and in a manner such person believed to be in or not opposed to the best interests of the Company and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. To the extent specified by the Board of Directors of the Company at any time and to the extent not prohibited by law, the Company may indemnify any person who is or was made, or threatened to be made, a party to any threatened, pending or completed Proceeding, whether civil, criminal, administrative or investigative, including, without limitation, an action by or in the right of the Company to procure a judgment in its favor, by reason of the fact that such person is or was an employee or agent of the Company, or is or was serving as a director, officer, employee or agent or in any other capacity at the request of the Company for any Other Entity, against judgment, fines, penalties, excise taxes, amounts paid in settlement and costs, charges and expenses (including attorneys' fees and disbursements) actually and reasonably incurred by such person in connection with such Proceeding if such person acted in good faith and in a manner such person believed to be in or not opposed to the best interests of the Company and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. In addition, the Restated Certificate of Incorporation also permits the Board of Directors to authorize the Company to purchase and maintain insurance against any liability asserted against any director, officer, employee or agent of the Company arising out of his capacity as such.

    Pursuant to the Registration Rights Agreement between Continental Grain and the Company, in connection with any future registration of the shares of Common Stock held by Continental Grain, Continental Grain has agreed to indemnify, under certain conditions, the Company, its officers, directors, employees, agents and each person, if any, who controls the Company within the meaning of the Securities Act, against certain liabilities.

    Pursuant to the Indemnification Agreement between Continental Grain and the Company, each of Continental Grain and the Company has agreed to indemnify the other in the event of certain liabilities, including liabilities under the Securities Act or the Exchange Act.

    The form of registration agreement, filed as Exhibit 1.1 hereto, contains provisions by which the Underwriter agrees to indemnify the Company, its officers and directors and each person who controls the Company within the meaning of the Securities Act against certain liabilities.

ITEM 16. EXHIBITS


   EXHIBIT
     NO.                                                     DESCRIPTION
-------------  -------------------------------------------------------------------------------------------------------
        1.1    Form of Registration Agreement*
        5.1    Opinion of Dewey Ballantine*
       23.1    Consent of Dewey Ballantine (included in Exhibit 5.1)
       23.2    Consent of Arthur Andersen LLP+
       24.1    Powers of Attorney, included on signature page+


------------------------


*   To be filed by amendment.



+   Filed herewith.



+  Previously filed.


ITEM 17. UNDERTAKINGS

    Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended (the "Securities Act"), may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

    The undersigned registrant hereby undertakes:

        (1) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of a registration statement in reliance upon Rule 430A and contained in the form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

        (2) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        (3) For purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES


    Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this amendment to this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in The City of New York, New York, on the 22nd day of August, 1997.


                                CONTIFINANCIAL CORPORATION

                                BY:              /S/ JAMES E. MOORE
                                     -----------------------------------------
                                                Name: James E. Moore
                                         Title: President, Chief Executive
                                                Officer and Director


    Pursuant to the requirements of the Securities Act of 1933, as amended, this amendment to this registration statement has been signed by the following persons in the capacities and on the dates indicated.



          SIGNATURE                        TITLE                    DATE
------------------------------  ---------------------------  -------------------

                                President, Chief Executive
              *                   Officer and Director
------------------------------    (Principal Executive         August 22, 1997
        James E. Moore            Officer)

                                Senior Vice President and
              *                   Chief Financial Officer
------------------------------    (Principal Financial         August 22, 1997
      Daniel J. Willett           Officer)

              *                 Vice President and
------------------------------    Controller (Principal        August 22, 1997
      Susan E. O'Donovan          Accounting Officer)

              *                 Director and Chairman of
------------------------------    the Board                    August 22, 1997
       James J. Bigham

              *                 Director
------------------------------                                 August 22, 1997
       Paul J. Fribourg

          SIGNATURE                        TITLE                    DATE
------------------------------  ---------------------------  -------------------

              *                 Director
------------------------------                                 August 22, 1997
       John W. Spiegel

              *                 Director
------------------------------                                 August 22 1997
      Donald L. Staheli

              *                 Director
------------------------------                                 August 22, 1997
       John P. Tierney

              *                 Director
------------------------------                                 August 22, 1997
     Lawrence G. Weppler

              *                 Director
------------------------------                                 August 22, 1997
     Michael J. Zimmerman




         /s/ JEROME M. PERELSON
     ------------------------------
           Jerome M. Perelson
  *By:      ATTORNEY-IN-FACT

                                 EXHIBIT INDEX


   EXHIBIT
     NO.                                                     DESCRIPTION
-------------  -------------------------------------------------------------------------------------------------------

        1.1    Form of Registration Agreement*

        5.1    Opinion of Dewey Ballantine*

       23.1    Consent of Dewey Ballantine (included in Exhibit 5.1)

       23.2    Consent of Arthur Andersen LLP+

       24.1    Powers of Attorney, included on signature page+


------------------------

*   To be filed by amendment.

+   Filed herewith.


+  Previously filed.